As filed with the Securities and Exchange Commission on July 10, 2013

Registration No. 333-189640

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPKO HEALTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	75-2402409
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4400 Biscayne Boulevard

Miami, Florida 33137

(305) 575-4100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kate Inman, Esq.

Deputy General Counsel and Secretary

OPKO Health, Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

(305) 575-4100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Teddy D. Klinghoffer, Esq. Esther L. Moreno, Esq. Akerman Senterfitt One S.E. Third Avenue 25th Floor Miami, Florida 33131 Telephone: (305) 374-5600 Fax: (305) 374-5095	Shai Novik President PROLOR Biotech, Inc. 7 Golda Meir Street Weizmann Science Park Nes-Ziona, Israel L3 74140 Telephone: (866) 644-7811 Fax: (305) 500-2104	Robert L. Grossman, Esq. Greenberg Traurig, P.A. 333 Avenue of the Americas Suite 4400 Miami, Florida 33131 Telephone: (305) 579-0500 Fax: (305) 579-0717	Jacqueline Hodes, Esq. Michael P. Reed, Esq. DLA Piper LLP (US) 200 S. Biscayne Boulevard Suite 2500 Miami, Florida 33131 Telephone: (305) 423-8500 Fax: (305) 437-8131

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effective date of this registration statement and the effective time of the merger of POM Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of OPKO Health, Inc., with and into PROLOR Biotech, Inc., a Nevada corporation, as described in the Agreement and Plan of Merger, dated as of April 23, 2013, attached as Annex A to the joint proxy statement/prospectus forming part of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an “X” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. OPKO Health, Inc. may not offer these securities until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement/prospectus is a part, is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 10, 2013

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

On April 23, 2013, OPKO Health, Inc., or OPKO, a Delaware corporation, POM Acquisition, Inc., or POM, a Nevada corporation and a wholly owned subsidiary of OPKO, and PROLOR Biotech, Inc., or PROLOR, a Nevada corporation, entered into an Agreement and Plan of Merger, or the Merger Agreement, pursuant to which, subject to the satisfaction of the terms and conditions contained in the Merger Agreement, POM will merge with and into PROLOR with PROLOR surviving as a wholly owned subsidiary of OPKO, which we refer to as the Merger. The Board of Directors of each of PROLOR and OPKO (with Phillip Frost, M.D., Jane H. Hsiao, Ph.D. and Steven D. Rubin, each of whom serves as a director of both PROLOR and OPKO, abstaining) have approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger.

If the Merger is completed, holders of PROLOR’s common stock, par value $0.00001 per share, or the PROLOR common stock, will be entitled to receive 0.9951 of a share of OPKO’s common stock, par value $0.01 per share, or the OPKO common stock, for each share of PROLOR common stock they own, which we refer to as the Exchange Ratio. This Exchange Ratio will not be adjusted for changes in the price per share of PROLOR’s or OPKO’s common stock before the Merger is completed. Based on the number of shares of PROLOR common stock outstanding and the number of shares of PROLOR common stock that may be issued pursuant to outstanding stock options and warrants as of                 , 2013, the latest practicable date before the printing of this joint proxy statement/prospectus, OPKO estimates that an aggregate of                 shares of OPKO common stock will be issued in connection with the Merger. The OPKO common stock is listed on the New York Stock Exchange, or the NYSE, and trades under the symbol “OPK.” The PROLOR common stock is listed on the NYSE MKT and the Tel Aviv Stock Exchange and trades under the symbol “PBTH.” Upon completion of the Merger, shares of PROLOR common stock will be delisted from the NYSE MKT and the Tel Aviv Stock Exchange and there will no longer be a public trading market for the PROLOR common stock. In addition, promptly following the closing of the Merger, the PROLOR common stock will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and PROLOR will no longer file periodic reports with the Securities and Exchange Commission, or the SEC. Following the completion of the Merger, the OPKO common stock will continue to be traded on the NYSE under the symbol “OPK.”

Based on the closing price of the OPKO common stock on April 23, 2013, the date prior to the announcement of the Merger Agreement, the Exchange Ratio represented an implied value of approximately $7.00 per share of PROLOR common stock, as compared to the closing price of the PROLOR common stock of $5.83 per share on that date. Based on the closing price of the OPKO common stock on                 , 2013, the latest practicable date before the printing of this joint proxy statement/prospectus, the Exchange Ratio represented an implied value of approximately $         per share of PROLOR common stock, as compared to the closing price of the PROLOR common stock of $         per share on that date. You are urged to obtain current market quotations for the OPKO common stock and the PROLOR common stock.

OPKO is soliciting proxies for use at its 2013 annual meeting of stockholders, or the OPKO annual meeting, at which OPKO’s stockholders will be asked to consider and vote upon: (1) a proposal to elect as directors the ten nominees named in this joint proxy statement/prospectus for a term of office expiring at the 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified; (2) a proposal to approve an amendment to the OPKO Health, Inc. 2007 Equity Incentive Plan, or the 2007 Plan, to increase the aggregate number of shares of OPKO common stock authorized for issuance pursuant to the 2007 Plan from 35 million shares to 55 million shares of OPKO common stock, which we refer to as the OPKO Plan Amendment Proposal; (3) a proposal to approve an amendment to OPKO’s amended and restated certificate of incorporation, or the OPKO Charter, to increase the authorized number of shares of the OPKO common stock that OPKO may issue from 500 million shares to 750 million shares, which we refer to as the OPKO Authorized Share Increase Proposal; (4) a proposal to approve the issuance of shares of OPKO common stock and other securities exercisable for shares of OPKO common stock to PROLOR’s stockholders in connection with the Merger, which we refer to as the OPKO Share Issuance Proposal; and (5) a proposal to adjourn the OPKO annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals, which we refer to the OPKO Adjournment Proposal. OPKO’s Board of Directors recommends that OPKO’s stockholders vote “FOR” the election of the ten director nominees named in this joint proxy statement/prospectus and “FOR” each of the other proposals described above. The approval of the OPKO Share Issuance Proposal is required for the completion of the Merger.

PROLOR is soliciting proxies for use at a special meeting of PROLOR’s stockholders, or the PROLOR special meeting, at which PROLOR’s stockholders will be asked to: (1) consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, which we refer to as the PROLOR Merger Proposal, (2) cast an advisory vote to approve the “golden parachute” compensation that PROLOR’s named executive officers may potentially receive in connection with the Merger, which we refer to as the PROLOR Compensation Advisory Vote Proposal, and (3) consider and vote upon a proposal to adjourn the PROLOR special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, which we refer to as the PROLOR Adjournment Proposal. PROLOR’s Board of Directors recommends that PROLOR’s stockholders vote “FOR” each of the foregoing proposals. The adoption and approval by PROLOR’s stockholders of the PROLOR Merger Proposal is required for the completion of the Merger.

YOUR VOTE IS VERY IMPORTANT. The Merger cannot be completed unless OPKO’s stockholders approve the issuance of OPKO common stock in connection with the Merger and PROLOR’s stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Whether or not you plan to attend the OPKO annual meeting or the PROLOR special meeting, as applicable, please submit your proxy as soon as possible to make sure that your shares are represented at the applicable meeting.

This joint proxy statement/prospectus provides you with detailed information about the OPKO annual meeting, the PROLOR special meeting, the Merger Agreement and the Merger and the other business to be considered by each company’s stockholders. In addition to being a proxy statement for the meetings to be held by OPKO and PROLOR, this document is also a prospectus to be used by OPKO when offering shares of OPKO common stock to PROLOR’s stockholders in connection with the Merger. OPKO and PROLOR encourage you to read this entire document carefully. Please pay particular attention to the section titled “Risk Factors,” beginning on page 36, for a discussion of the risks related to the Merger and to the ownership of OPKO common stock after the Merger is completed.

Phillip Frost, M.D.	Abraham Havron, Ph.D.
Chairman and Chief Executive Officer	Chief Executive Officer
OPKO Health, Inc.	PROLOR Biotech, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                 , 2013 and, together with the accompanying proxy card, is first being mailed to stockholders of OPKO and PROLOR on or about                 , 2013.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about OPKO and PROLOR from other documents that each company has filed with the SEC, but that have not been included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see the section titled “Where You Can Find Additional Information” beginning on page 174. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus through the SEC’s website at www.sec.gov or by requesting them in writing or by telephone at the appropriate address below.

OPKO will provide you with copies of such documents relating to OPKO, without charge, upon written or oral request to:

OPKO Health, Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

Attn: Secretary

(305) 575-4100

PROLOR will provide you with copies of such documents relating to PROLOR, without charge, upon written or oral request to:

PROLOR Biotech, Inc.

7 Golda Meir Street

Weizmann Science Park

Nes-Ziona, Israel L3 74140

Attn: Finance Director

(866) 644-7811

In order for you to receive timely delivery of the documents in advance of the OPKO annual meeting or the PROLOR special meeting, you must request the information no later than                     , 2013.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the SEC by OPKO (File No. 333-189640), constitutes a prospectus of OPKO under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of OPKO common stock to be issued to PROLOR’s stockholders in connection with the Merger.

This joint proxy statement/prospectus also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to (1) the OPKO annual meeting, at which OPKO stockholders will be asked to consider and vote upon certain proposals, including a proposal to approve the issuance of shares of OPKO common stock in connection with the Merger, and (2) the PROLOR special meeting, at which PROLOR stockholders will be asked to consider and vote upon certain proposals, including a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and a proposal to approve, on an advisory basis, the compensation that PROLOR’s named executive officers may potentially receive in connection with the Merger.

OPKO HEALTH, INC.

4400 Biscayne Boulevard

Miami, FL 33137

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD                 , 2013

To the Stockholders of OPKO Health, Inc.:

You are invited to attend the 2013 annual meeting of stockholders of OPKO Health, Inc., or OPKO, a Delaware corporation, or the OPKO annual meeting, which will be held on                 , 2013, at                 , local time, at                 , for the following purposes:

1.	To consider and vote on a proposal to elect as directors the ten nominees named in this joint proxy statement/prospectus for a term of office expiring at the 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.	To consider and vote on a proposal to approve an amendment to the OPKO Health, Inc. 2007 Equity Incentive Plan, or the 2007 Plan, to increase the aggregate number of shares of common stock, par value $0.01 per share, of OPKO, or the OPKO common stock, authorized for issuance pursuant to the 2007 Plan from 35 million shares to 55 million shares of OPKO common stock, which we refer to as the OPKO Plan Amendment Proposal.

3.	To consider and vote on a proposal to approve an amendment to OPKO’s amended and restated certificate of incorporation, to increase the authorized number of shares of the OPKO common stock that OPKO may issue from 500 million shares to 750 million shares, which we refer to as the OPKO Authorized Share Increase Proposal.

4.	To consider and vote on a proposal to approve the issuance of shares of OPKO common stock and other securities exercisable for shares of OPKO common stock to the stockholders of PROLOR Biotech, Inc., or PROLOR, a Nevada corporation, in connection with the transactions contemplated by the Agreement and Plan of Merger, or the Merger Agreement, dated as of April 23, 2013, among PROLOR, OPKO and POM Acquisition, Inc., or POM, a Nevada corporation and a wholly owned subsidiary of OPKO formed for the purpose of facilitating the merger of POM with and into PROLOR, or the Merger, which we refer to as the OPKO Share Issuance Proposal.

5.	To consider and vote on a proposal to approve the adjournment of the OPKO annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

6.	To conduct any other business as may properly come before the OPKO annual meeting or any adjournment or postponement thereof.

OPKO’s Board of Directors recommends that OPKO’s stockholders vote “FOR” the election of the ten director nominees named in this joint proxy statement /prospectus and “FOR” each of the other proposals described above. The approval of the OPKO Share Issuance Proposal is required for the completion of the Merger.

OPKO’s Board of Directors has fixed                 , 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the OPKO annual meeting and any adjournment or postponement thereof. Only holders of record of shares of OPKO common stock at the close of business on the record date are entitled to notice of, and to vote at, the OPKO annual meeting. At the close of business on the record date, there were issued and outstanding                  shares of OPKO common stock. A list of the holders of OPKO common stock entitled to vote at the OPKO annual meeting will be available for examination by any OPKO stockholder, for any purpose germane to the OPKO annual meeting, at OPKO’s principal executive offices at 4400 Biscayne Blvd., Miami, Florida 33137, for ten days before the OPKO annual meeting, during normal business hours, and at the time and place of the OPKO annual meeting as required by law.

Your vote is important. All OPKO stockholders are cordially invited to attend the OPKO annual meeting in person. However, even if you plan to attend the OPKO annual meeting in person, OPKO requests that you sign and return the enclosed proxy card or vote over the Internet or by telephone as instructed on the enclosed proxy card to ensure that your shares of OPKO common stock will be represented at the OPKO annual meeting if you are unable to attend. If you fail to return your proxy card or to vote by telephone or over the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the OPKO annual meeting. Such action will also have the same effect as a vote “AGAINST” the OPKO Authorized Share Increase Proposal but will have no effect on the outcome of any of the other proposals to be voted on at the OPKO annual meeting, except to the extent that there are insufficient shares voted at the meeting to meet the New York Stock Exchange requirements applicable to the approval of the OPKO Share Issuance Proposal and the OPKO Plan Amendment Proposal. None of the proposals to be considered at the OPKO annual meeting can be approved unless a quorum is present at the meeting.

OPKO is first mailing these proxy solicitation materials on or about                 , 2013 to all stockholders of record entitled to vote at the OPKO annual meeting.

This joint proxy statement/prospectus provides you with detailed information about the OPKO annual meeting, the Merger Agreement and the Merger and the other business to be considered by the OPKO stockholders at the OPKO annual meeting. OPKO encourages you to read this entire document carefully, including the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. Please pay particular attention to the section titled “Risk Factors,” beginning on page 36, for a discussion of the risks related to the Merger and to ownership of OPKO common stock after the Merger is completed.

By Order of the OPKO Board of Directors,

Kate Inman

Secretary

                    , 2013

PROLOR BIOTECH, INC.

7 Golda Meir Street

Weizmann Science Park

Nes-Ziona, Israel L3 74140

NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD                 , 2013

To the Stockholders of PROLOR Biotech, Inc.:

You are invited to attend the special meeting of stockholders of PROLOR Biotech, Inc., or PROLOR, a Nevada corporation, or the PROLOR special meeting, which will be held on                 , 2013, at                 , local time, at                  for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, or the Merger Agreement, dated as of April 23, 2013, among PROLOR, OPKO Health, Inc., or OPKO, a Delaware corporation, and POM Acquisition, Inc., a wholly owned subsidiary of OPKO formed for the purpose of facilitating the merger of POM Acquisition, Inc. with and into PROLOR, or the Merger, and the transactions contemplated by such agreement, including the Merger, which we refer to as the PROLOR Merger Proposal.

2.	To consider and vote on a proposal to approve, on an advisory basis, the “golden parachute” compensation that PROLOR’s named executive officers may potentially receive in connection with the Merger.

3.	To consider and vote on a proposal to approve the adjournment of the PROLOR special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the PROLOR Merger Proposal.

4.	To conduct any other business as may properly come before the PROLOR special meeting or any adjournment or postponement thereof.

PROLOR’s Board of Directors recommends that PROLOR stockholders vote “FOR” each of the foregoing proposals. The approval by PROLOR’s stockholders of the PROLOR Merger Proposal is required for the completion of the Merger.

PROLOR’s Board of Directors has fixed                 , 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the PROLOR special meeting and any adjournment or postponement thereof. Only holders of record of shares of PROLOR common stock at the close of business on the record date are entitled to notice of, and to vote at, the PROLOR special meeting. At the close of business on the record date, PROLOR had outstanding and entitled to vote                 shares of common stock.

Your vote is important. All PROLOR stockholders are cordially invited to attend the PROLOR special meeting in person. However, even if you plan to attend the PROLOR special meeting in person, PROLOR requests that you sign and return the enclosed proxy card or vote over the Internet or by telephone as instructed on the enclosed proxy card and thus ensure that your shares of PROLOR common stock will be represented at the PROLOR special meeting if you are unable to attend. If you fail to return your proxy card or to vote by telephone or over the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the PROLOR special meeting. Such action will also have the same effect as a vote “AGAINST” the approval of the PROLOR Merger Proposal but will have no effect on the outcome of any of the other proposals to be voted on at the PROLOR special meeting. None of the proposals to be considered at the PROLOR special meeting can be approved unless a quorum is present at the meeting.

PROLOR is first mailing these proxy solicitation materials on or about                 , 2013 to all stockholders of record entitled to vote at the PROLOR special meeting.

This joint proxy statement/prospectus provides you with detailed information about the PROLOR special meeting, the Merger Agreement and the Merger and the other business to be considered by PROLOR’s stockholders at the PROLOR special meeting. PROLOR encourages you to read this entire document carefully, including the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. Please pay particular attention to the section titled “Risk Factors,” beginning on page 36, for a discussion of the risks related to the Merger and to ownership of common stock, par value $0.01 per share, of OPKO, after the Merger is completed.

By Order of the PROLOR Board of Directors,

Abraham Havron

Chief Executive Officer

                , 2013

OPKO PROPOSALS	137
OPKO Proposal No. 1: Election of Directors	137
OPKO Proposal No. 2: Approval of Amendment to the OPKO 2007 Equity Incentive Plan	141
OPKO Proposal No. 3: Approval of an Amendment to the OPKO Charter, to Increase the Authorized Number of Shares of Common Stock that OPKO May Issue from 500 Million Shares to 750 Million Shares	146
OPKO Proposal No. 4: Approval of the Issuance of OPKO Common Stock in Connection with the Merger	147
OPKO Proposal No. 5: Approval of the Adjournment of the OPKO Annual Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Foregoing Proposals	148

THE SPECIAL MEETING OF PROLOR STOCKHOLDERS	149
General	149
PROLOR Record Date and Principal Share Ownership	149
Quorum	149
Required Vote	150
Counting of Votes; Treatment of Abstentations and Incomplete Proxies; Broker Non-Votes	150
Principal Share Ownership	151
Voting	151
Counting Votes	152
Revocability of Proxies	152
Delivery of Proxy Materials to Households Where Two or More PROLOR Stockholders Reside	153
Attending the PROLOR Special Meeting	153
Other Matters	153

PROLOR PROPOSALS	154
PROLOR Proposal No. 1: Approval and Adoption of the Merger Agreement and the Transactions Contemplated Thereby, Including the Merger	154
PROLOR Proposal No. 2: Approval, on an Advisory Basis, of the “Golden Parachute” Compensation that PROLOR Named Executive Officers May Potentially Receive in Connection With the Merger	154
PROLOR Proposal No. 3: Approval of the Adjournment of the PROLOR Special Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the PROLOR Merger Proposal	154

COMPARISON OF RIGHTS OF HOLDERS OF OPKO COMMON STOCK AND PROLOR COMMON STOCK	155

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS	164

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS	169

LEGAL MATTERS	171

EXPERTS	172

FUTURE STOCKHOLDER PROPOSALS	173
OPKO	173
PROLOR	173

WHERE YOU CAN FIND ADDITIONAL INFORMATION	174

Annex A – Agreement and Plan of Merger	A-1
Annex B – Opinion of Barrington Research Associates, Inc.	B-1
Annex C – Opinion of Oppenheimer & Co. Inc.	C-1
Annex D – Form of Amendment to the OPKO Health, Inc. 2007 Equity Incentive Plan	D-1

QUESTIONS AND ANSWERS ABOUT THE MERGER,

THE OPKO ANNUAL MEETING AND THE PROLOR SPECIAL MEETING

The following are some questions that you, as a stockholder of OPKO and/or PROLOR, may have regarding the Merger, the OPKO annual meeting and/or the PROLOR special meeting, together with brief answers to those questions. OPKO and PROLOR urge you to carefully read this joint proxy statement/prospectus in its entirety, including the annexes and other documents attached and/or referred to in this joint proxy statement/prospectus, because the information in this section does not provide all of the information that will be important to you with respect to the Merger, the OPKO annual meeting and/or the PROLOR special meeting.

Q:	Why am I receiving these materials?

A:	OPKO and PROLOR are sending these materials to their respective stockholders to help them decide how to vote their shares of OPKO common stock and/or PROLOR common stock, as the case may be, with respect to the proposed Merger and the other matters to be considered at their respective stockholder meetings.

This document constitutes both a joint proxy statement of OPKO and PROLOR and a prospectus of OPKO. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective stockholders. It is a prospectus of OPKO because OPKO will use it in connection with the offering of shares of OPKO common stock to PROLOR stockholders in exchange for their shares of PROLOR common stock in connection with the Merger. You should read this document carefully as it contains important information about the Merger Agreement and the Merger, the OPKO annual meeting and the PROLOR special meeting.

Q:	What will happen in the Merger?

A:	OPKO and PROLOR entered into the Merger Agreement on April 23, 2013. The Merger Agreement contains the terms and conditions of the proposed business combination of OPKO and PROLOR. Under the Merger Agreement, POM, a wholly owned subsidiary of OPKO, will merge with and into PROLOR, with PROLOR surviving as a wholly owned subsidiary of OPKO. As promptly as practicable after the completion of the Merger, PROLOR will merge with and into a Delaware limited liability company, wholly owned by OPKO, with the Delaware limited liability company surviving as a wholly owned subsidiary of OPKO, which we refer to as the PROLOR-LLC Merger. We refer to the Merger and the PROLOR-LLC Merger collectively as the Mergers. A complete copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

Q:	Why are OPKO and PROLOR proposing to effect the Merger?

A:	OPKO’s and PROLOR’s respective Boards of Directors each believe that the Merger will provide strategic and financial benefits to their respective stockholders. The transaction also will deliver value to PROLOR’s stockholders, who will receive merger consideration representing a 40% premium over the trading price of PROLOR common stock on April 8, 2013 and will have an opportunity to participate in the growth and opportunities of the combined company through their ownership of OPKO common stock received in connection with the Merger. To review the reasons for the Merger in greater detail, see “The Merger— Recommendation of OPKO’s Board of Directors and its Reasons for the Merger” and “The Merger— Recommendation of PROLOR’s Board of Directors and its Reasons for the Merger” beginning on pages 52 and 55, respectively.

Q:	What will PROLOR stockholders receive in the Merger?

A:

As a result of the Merger, holders of PROLOR common stock will have the right to receive 0.9951 of a share of OPKO common stock in exchange for each share of PROLOR common stock they own, rounded up to the nearest whole share number. For example, if you own 1,000 shares of PROLOR common stock, upon completion of the Merger, you will have the right to receive 996 shares of OPKO common stock (995.1 shares, rounded up to the nearest share). Based on the number of shares of OPKO common stock and

PROLOR common stock outstanding as of , 2013, the latest practicable date before the printing of this joint proxy statement/prospectus, if the Merger had been completed on such date, the holders of PROLOR common stock would have been entitled to receive shares of OPKO common stock representing approximately % of all shares of OPKO common stock outstanding immediately following the completion of the Merger. OPKO stockholders would have continued to own their existing shares, which would not have been affected by the Merger, and such shares would have represented approximately % of all shares of OPKO common stock outstanding immediately following the completion of the Merger. For a more complete discussion of what PROLOR’s stockholders will receive in connection with the Merger, see the sections titled “The Merger—What PROLOR Stockholders Will Receive in the Merger” and “The Merger—Ownership of OPKO After the Completion of the Merger” beginning on pages 45 and 46, respectively.

Q:	Is the Exchange Ratio subject to adjustment based on changes in the prices of OPKO and/or PROLOR common stock?

A:	No. The Exchange Ratio is fixed and no adjustments to the Exchange Ratio will be made based on changes in the price of either OPKO common stock or PROLOR common stock prior to the completion of the Merger. As a result of any such changes in stock price, the aggregate market value of the shares of OPKO common stock that a PROLOR stockholder is entitled to receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the OPKO annual meeting, the date of the PROLOR special meeting or the date on which such PROLOR stockholder actually receives its shares of OPKO common stock. For a more complete discussion of the Exchange Ratio, see the section titled “The Merger—What PROLOR Stockholders Will Receive in the Merger” beginning on page 45.

Q:	How does the Exchange Ratio impact the ownership of OPKO after the completion of the Merger?

A:	Because the Exchange Ratio is fixed, to the extent that the number of shares of outstanding OPKO common stock or PROLOR common stock changes prior to the completion of the Merger, whether due to any new issuance of shares of OPKO common stock or PROLOR common stock, any exercise of any outstanding options or warrants to purchase shares of OPKO common stock or PROLOR common stock, or otherwise, there will automatically occur a corresponding change in the relative ownership percentages of the combined company by the current OPKO stockholders and the current PROLOR stockholders.

For a more complete discussion of the ownership of OPKO after the completion of the Merger, see the section titled “The Merger—Ownership of OPKO After the Completion of the Merger” beginning on page 46.

Q:	What will holders of PROLOR stock options and warrants receive in the Merger?

A:

Upon completion of the Merger, each option to purchase one share of PROLOR common stock that is outstanding and unexercised immediately prior to the effective time of the Merger, or the Effective Time, will be converted into an option to purchase OPKO common stock and (1) the number of shares of OPKO common stock subject to such option will be adjusted to an amount equal to the product of (a) the number of shares of PROLOR common stock subject to such option immediately before the Effective Time and (b) the Exchange Ratio, rounded down to the nearest whole share, and (2) the per share exercise price of such option will be adjusted to a price equal to the quotient of (a) the per share exercise price of such option and (b) the Exchange Ratio, rounded up to the nearest whole cent. OPKO will assume each such stock option in accordance with the terms and conditions of the applicable PROLOR equity incentive plan and stock option agreement relating to such PROLOR stock option, subject to the adjustments described in the preceding sentence and the substitution of OPKO and its Compensation Committee for PROLOR and its Compensation Committee with respect to the administration of each PROLOR equity incentive plan. In addition, pursuant to the stock option agreements governing PROLOR’s outstanding stock option awards, each PROLOR stock option will become fully vested and exercisable upon the consummation of the Merger. Abraham Havron, Ph.D., PROLOR’s Chief Executive Officer and a Director, Shai Novik,

PROLOR’s President and a Director, and Eyal Fima, PROLOR’s Chief Operating Officer, have each executed waiver agreements with PROLOR whereby they have waived their right to the acceleration of the vesting of the stock options that were granted to each of them in February 2013 upon the closing of the Merger.

For example, if you hold an option to purchase up to 1,000 shares of PROLOR common stock at an exercise price of $2.00 per share, upon completion of the Merger, such option will be converted into an option to purchase up to 995 shares of OPKO common stock (995.1 shares rounded down to the nearest whole share) at an exercise price of $2.01 per share ($2.009 rounded up to the nearest whole cent).

Similarly, upon completion of the Merger and subject to the consent of the holder thereof, each warrant to purchase one share of PROLOR common stock that is outstanding and unexercised immediately prior to the Effective Time will be converted into a warrant to purchase OPKO common stock and (1) the number of shares of OPKO common stock subject to such warrant will be adjusted to an amount equal to the product of (a) the number of shares of PROLOR common stock subject to such warrant immediately before the Effective Time and (b) the Exchange Ratio, rounded up to the nearest whole share, and (2) the per share exercise price of such warrant will be adjusted to a price equal to the quotient of (a) the per share exercise price of such warrant and (b) the Exchange Ratio, rounded up to the nearest whole cent. OPKO will assume each such warrant in accordance with the terms and conditions thereof, subject to the conditions and adjustments described in the preceding sentence.

For example, if you hold a warrant to purchase up to 1,000 shares of PROLOR common stock at an exercise price of $2.00 per share, upon completion of the Merger, such warrant will be converted into a warrant to purchase up to 996 shares of OPKO common stock (995.1 shares rounded up to the nearest whole share) at an exercise price of $2.01 per share ($2.009 rounded up to the nearest whole cent).

For a more complete discussion of what holders of PROLOR stock options and warrants will receive in connection with the Merger, see the section titled “The Merger—Treatment of PROLOR Stock Options and Warrants” beginning on page 46.

Q:	What is required to complete the Merger?

A:	In order for the Merger to be completed:

•	OPKO’s stockholders must approve the OPKO Share Issuance Proposal;

•	PROLOR’s stockholders must approve the PROLOR Merger Proposal; and

•

each of the other conditions to the completion of the Merger contained in the Merger Agreement (including the receipt of required regulatory approvals) must be satisfied or waived on or prior to the completion of the Merger.

For a more complete discussion of the conditions to the completion of the Merger under the Merger Agreement, see the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 95.

Q:	How will OPKO’s stockholders be affected by the Merger and the issuance of shares of OPKO common stock to PROLOR’s stockholders in connection with the Merger?

A:	Immediately after the completion of the Merger, each OPKO stockholder will have the same number of shares of OPKO common stock that such stockholder held immediately prior to the completion of the Merger. However, upon issuance of the shares of OPKO common stock to PROLOR stockholders in connection with the Merger, each share of OPKO common stock outstanding immediately prior to the completion of the Merger will represent a smaller percentage of the aggregate number of shares of OPKO common stock (and therefore a smaller percentage of the outstanding voting power and equity value) outstanding after the completion of the Merger than it did immediately prior to completion of the Merger.

Q:	When do OPKO and PROLOR expect to complete the Merger?

A:	OPKO and PROLOR currently expect to complete the Merger in the second half of 2013. Completion of the Merger will only be possible, however, if all conditions to the completion of the Merger contained in the Merger Agreement are satisfied or waived, including approval of the OPKO Share Issuance Proposal and the PROLOR Merger Proposal and receipt of the required regulatory approvals. Therefore, factors outside of either company’s control could delay or prevent the completion of the Merger.

Q:	What risks should I consider in deciding whether to vote in favor of the proposals described herein, including if applicable the OPKO Share Issuance Proposal and/or the PROLOR Merger Proposal?

A:	You should carefully review the section of this joint proxy statement/prospectus titled “Risk Factors” beginning on page 36, which presents risks and uncertainties related to the Merger, the combined company and the business and operations of each of OPKO and PROLOR.

Q:	If I am a PROLOR stockholder, what are the material U.S. federal income tax consequences of the Merger to me?

A:	OPKO and PROLOR intend for the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Assuming the Mergers qualify as a “reorganization,” PROLOR’s stockholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of PROLOR common stock for shares of OPKO common stock in connection with the Merger or upon the closing of the PROLOR-LLC Merger.

Tax matters are very complicated, and the tax consequences of the Mergers to a particular stockholder will depend on such stockholder’s individual circumstances. Accordingly, OPKO and PROLOR urge you to consult your tax advisor for a full understanding of the tax consequences of the Mergers to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the Mergers, see the section titled “Material United States Federal Income Tax Consequences of the Mergers” beginning on page 76.

Q:	If I am a PROLOR stockholder, what are the material Israeli income tax consequences of the Merger to me?

A:	As a condition to the obligations of the parties to consummate the Merger (but subject to PROLOR’s right to waive such right and payment of the Israeli taxes resulting from the Merger), PROLOR is seeking a ruling from the Israeli Income Tax Authority, or the ITA, whereby the Merger will be treated as a tax-exempt transaction under Israeli law. For a more complete discussion of the anticipated effects of such tax ruling, if received, see “Israeli Income Tax Treatment of the Merger” beginning on page 79.

Q:	Do I have appraisal rights in connection with the Merger?

A:	No. Neither OPKO stockholders nor PROLOR stockholders will be entitled to exercise any appraisal rights in connection with the Merger under Delaware law, Nevada law or otherwise.

Q:	When and where will the OPKO annual meeting take place?

A:	The OPKO annual meeting will be held on , 2013, at , local time, at .

Q:	When and where will the PROLOR special meeting take place?

A:	The PROLOR special meeting will be held on , 2013, at , local time, at .

Q:	Who can attend and vote at the OPKO annual meeting?

A:	All holders of record of OPKO’s common stock as of the close of business on , 2013, the record date for the OPKO annual meeting, are entitled to receive notice of and to vote at the OPKO annual meeting.

Q:	Who can attend and vote at the PROLOR special meeting?

A:	All holders of record of PROLOR’s common stock as of the close of business on , 2013, the record date for the PROLOR special meeting, are entitled to receive notice of and to vote at the PROLOR special meeting.

Q:	If I am an OPKO stockholder, what am I being asked to vote on at the OPKO annual meeting?

A:	If you are a holder of record of OPKO common stock as of the close of business on , 2013, you will be asked to consider and vote upon the following proposals at the OPKO annual meeting:

•

a proposal to elect as directors the ten nominees named in this joint proxy statement/prospectus for a term of office expiring at the 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•	the OPKO Plan Amendment Proposal;

•	the OPKO Authorized Share Increase Proposal;

•	the OPKO Share Issuance Proposal;

•	the OPKO Adjournment Proposal; and

•	such other matters as may properly come before the OPKO annual meeting or any adjournment or postponement thereof.

OPKO’s Board of Directors recommends that OPKO’s stockholders vote “FOR” the election of the ten director nominees named in this joint proxy statement/prospectus and “FOR” each of the other proposals described above. The approval of the OPKO Share Issuance Proposal is required for the completion of the Merger.

Q:	What vote is required for the approval of each of the proposals to be voted on at the OPKO annual meeting?

A:	If a quorum is present, the following votes will be required for the approval of the proposals to be voted on at the OPKO annual meeting:

•

Election of directors. A nominee for director will be elected to OPKO’s Board of Directors if the votes cast in favor of such nominee by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such nominee.

•

OPKO Plan Amendment Proposal. The OPKO Plan Amendment Proposal will be approved if the votes cast in favor of such proposal by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such proposal; provided that, pursuant to the NYSE’s shareholder approval policy, the total votes cast on the proposal must represent over 50% of all securities entitled to vote on the proposal.

•

OPKO Authorized Share Increase Proposal. The OPKO Authorized Share Increase Proposal will be approved if the holders of a majority of the shares of OPKO common stock outstanding and entitled to vote at the OPKO annual meeting vote in favor of the proposal.

•

OPKO Share Issuance Proposal. The OPKO Share Issuance Proposal will be approved if the votes cast in favor of such proposal by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such proposal; provided that, pursuant to the NYSE’s shareholder approval policy, the total votes cast on the proposal must represent over 50% of all securities entitled to vote on the proposal.

•

OPKO Adjournment Proposal. The OPKO Adjournment Proposal will be approved if the votes cast in favor of such proposal by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such proposal.

Q:	Do OPKO’s or PROLOR’s officers and directors own shares of OPKO common stock that are entitled to be voted at the OPKO annual meeting?

A:	Yes. At the close of business on , 2013, OPKO’s directors and executive officers and their affiliates had the right to vote approximately million shares of the then-outstanding OPKO common stock (excluding any shares of OPKO common stock deliverable upon exercise of outstanding stock options or warrants or underlying unvested restricted stock awards) at the OPKO annual meeting, which shares represented approximately % of the OPKO common stock outstanding and entitled to vote at the OPKO annual meeting. Excluding shares of OPKO common stock held by PROLOR officers and directors who are also directors and executive officers of OPKO, at the close of business on , 2013, PROLOR’s directors and executive officers and their affiliates had the right to vote approximately million shares of the then-outstanding OPKO common stock, which shares represented approximately % of the OPKO common stock outstanding and entitled to vote at the OPKO annual meeting. OPKO expects that its and PROLOR’s directors and executive officers will vote their shares “FOR” approval of each of the proposals to be voted on at the OPKO annual meeting, including the OPKO Share Issuance Proposal. As a result, the OPKO Share Issuance Proposal and the other proposals to be voted on at the OPKO annual meeting may be approved even if a majority of OPKO’s unaffiliated stockholders vote against such proposal.

Q:	If I am a PROLOR stockholder, what am I being asked to vote on at the PROLOR special meeting?

A:	If you are a holder of record of PROLOR common stock as of the close of business on , 2013, you will be asked to consider and vote upon the following proposals at the PROLOR special meeting:

•	the PROLOR Merger Proposal;

•	the PROLOR Compensation Advisory Vote Proposal;

•	the PROLOR Adjournment Proposal; and

•	such other matters as may properly come before the PROLOR special meeting or any adjournment or postponement thereof.

PROLOR’s Board of Directors recommends that PROLOR stockholders vote “FOR” each of the foregoing proposals. The approval by PROLOR’s stockholders of the PROLOR Merger Proposal is required for the completion of the Merger.

Q:	What vote is required for the approval of each of the proposals to be voted on at the PROLOR special meeting?

A:	If a quorum is present, the following votes will be required for the approval of the proposals to be voted on at the PROLOR special meeting:

•

PROLOR Merger Proposal. The PROLOR Merger Proposal will be approved if the holders of a majority of the shares of PROLOR common stock outstanding and entitled to vote at the PROLOR special meeting vote in favor of the proposal.

•

PROLOR Compensation Advisory Vote Proposal. The PROLOR Compensation Advisory Vote Proposal will be approved if the holders of a majority of the shares of PROLOR common stock present in person or represented by proxy and entitled to vote at the PROLOR special meeting vote in favor of the proposal. The PROLOR Compensation Advisory Vote Proposal is advisory in nature and will not be binding on PROLOR or PROLOR’s Board of Directors and will not impact whether or not the compensation is paid.

•

PROLOR Adjournment Proposal. The PROLOR Adjournment Proposal will be approved if the holders of a majority of the shares of PROLOR common stock present in person or represented by proxy and entitled to vote at the PROLOR special meeting vote in favor of the proposal.

Q:	Do PROLOR’s or OPKO’s officers and directors own shares of PROLOR common stock that are entitled to be voted at the PROLOR special meeting?

A:	Yes. At the close of business on , 2013, PROLOR’s directors and executive officers and their affiliates had the right to vote approximately million shares of the then-outstanding PROLOR common stock (excluding any shares of PROLOR common stock deliverable upon exercise of outstanding stock options or warrants) at the PROLOR special meeting, which shares represented approximately % of the PROLOR common stock outstanding and entitled to vote at the PROLOR special meeting. Excluding shares of PROLOR common stock held by OPKO officers and directors who are also directors and executive officers of PROLOR, at the close of business on , 2013, OPKO’s directors and executive officers and their affiliates had the right to vote approximately million shares of the then-outstanding PROLOR common stock, which shares represented approximately % of the PROLOR common stock outstanding and entitled to vote at the PROLOR special meeting. PROLOR expects that its and OPKO’s directors and executive officers will vote their shares “FOR” approval of each of the PROLOR Merger Proposal and the PROLOR Compensation Advisory Vote Proposal. As a result, the PROLOR Merger Proposal and the PROLOR Compensation Advisory Vote Proposal may be approved even if a majority of PROLOR’s unaffiliated stockholders vote against such proposals.

Q:	Why is PROLOR asking its stockholders to vote on the PROLOR Compensation Advisory Vote Proposal?

A:	PROLOR is asking its stockholders to cast an advisory (non-binding) vote to approve the PROLOR Compensation Advisory Vote Proposal because SEC rules require a company that is being acquired to seek an advisory (non-binding) vote of its stockholders with respect to certain compensation that its named executive officers may potentially receive as a result of the acquisition.

Q:	What will happen if PROLOR’s stockholders do not approve the PROLOR Compensation Advisory Vote Proposal?

A:	The advisory approval by PROLOR’s stockholders of the PROLOR Compensation Advisory Vote Proposal is not a condition to the completion of the Merger. Because the vote is advisory in nature, it will not be binding on either PROLOR or OPKO and will have no effect on whether the Merger is completed or whether the compensation subject to such vote is paid.

Q:	What do I need to do now and how do I vote?

A:	OPKO and PROLOR urge you to carefully read this joint proxy statement/prospectus in its entirety, including the annexes and other documents attached and/or referred to in this joint proxy statement/prospectus, and to consider how the Merger may affect you.

If you are an OPKO stockholder, you may vote your shares in any of the following ways:

•	by completing, executing and mailing your signed OPKO proxy card in the enclosed postage paid return envelope;

•	by calling the toll-free number listed on the enclosed OPKO proxy card and following the instructions provided;

•	by accessing the website indicated on the enclosed OPKO proxy card and following the instructions provided; or

•	by attending the OPKO annual meeting and voting in person.

If you are a PROLOR stockholder, you may vote your shares in any of the following ways:

•	by completing, executing and mailing your signed PROLOR proxy card in the enclosed postage paid return envelope;

•	by calling the toll-free number listed on the enclosed PROLOR proxy card and following the instructions provided;

•	by accessing the website indicated on the enclosed PROLOR proxy card and following the instructions provided; or

•	by attending the PROLOR special meeting and voting in person.

If you elect to vote by telephone or on the Internet, please have your OPKO proxy card or PROLOR proxy card (as applicable) available when you submit your vote.

Q:	What procedures must I follow if I wish to vote in person?

A:	If your shares of OPKO common stock or PROLOR common stock are registered directly in your name with OPKO’s or PROLOR’s transfer agent, respectively, you are considered, with respect to those shares, the “stockholder of record,” and you will receive your proxy materials and proxy card directly from OPKO and/or PROLOR, as applicable. If you are an OPKO or PROLOR stockholder of record, you will be permitted to attend the meeting and vote in person upon presentation of a valid government-issued identification verifying your identity.

If your shares of OPKO common stock or PROLOR common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and you will receive your proxy materials and proxy card from the broker or nominee holding your shares. As the beneficial owner, you are also invited to attend the OPKO annual meeting and/or the PROLOR special meeting, as applicable. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the OPKO annual meeting or PROLOR special meeting, as applicable, unless you obtain a “legal proxy” from the broker or other nominee that holds your shares giving you the right to vote the shares in person at the applicable meeting.

Q:	May I revoke or change my vote after I have provided proxy instructions?

A:	Yes. You may revoke or change your vote at any time before your proxy is voted at the OPKO annual meeting or the PROLOR special meeting, as applicable. If you are a stockholder of record, you may revoke or change your vote by:

•	sending a written notice stating that you would like to revoke your proxy to the address specified below;

•	submitting new proxy instructions on a new proxy card with a later date;

•	granting a subsequent proxy by telephone or over the Internet; or

•	attending the meeting and voting in person.

Your attendance alone at the applicable stockholder meeting will not revoke your proxy. If you wish to revoke or change your vote by providing written notice to the applicable company, such notice should be addressed as follows:

•	with respect to votes relating to matters to be voted on at the OPKO annual meeting: 4400 Biscayne Boulevard, Miami, Florida 33137, Attn: Secretary.

•	with respect to votes relating to matters to be voted on at the PROLOR special meeting: 7 Golda Meir Street, Weizmann Science Park, Nes-Ziona, Israel 74140, Attn: Finance Director.

If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	If you are an OPKO stockholder and you do not submit a proxy card, provide proxy instructions by telephone or over the Internet or vote in person at the OPKO annual meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the OPKO annual meeting. If a quorum is present, your actions will have the same effect as a vote “AGAINST” the OPKO Authorized Share Increase Proposal but will have no effect on the outcome of any of the other proposals to be voted on at the OPKO annual meeting, except to the extent that there are insufficient shares voted at the meeting to meet the NYSE requirements applicable to the approval of the OPKO Share Issuance Proposal and the OPKO Plan Amendment Proposal.

If you are a PROLOR stockholder and you do not submit a proxy card, provide proxy instructions by telephone or over the Internet or vote in person at the PROLOR special meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the PROLOR special meeting. If a quorum is present, your actions will have no effect on the outcomes of the PROLOR Adjournment Proposal and the PROLOR Compensation Advisory Vote Proposal. However, because the approval of the PROLOR Merger Proposal requires the affirmative vote of a majority of the shares of PROLOR common stock outstanding and entitled to vote at the PROLOR special meeting, your failure to submit a proxy card or otherwise vote your shares at the meeting will have the same effect as a vote “AGAINST” the PROLOR Merger Proposal.

Q:	What happens if I submit a proxy without indicating how I wish to vote or abstain from voting with respect to any matter?

A:	If you are an OPKO stockholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the OPKO annual meeting and all of your shares will be voted “FOR” the election of each of the director nominees named in this joint proxy statement/prospectus and “FOR” the approval of each of the other proposals to be voted on at the OPKO annual meeting. However, if you submit a proxy card or provide proxy instructions by telephone or over the Internet and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the OPKO annual meeting, but will not be voted at the OPKO annual meeting. Your abstention will have the same effect as a vote “AGAINST” the OPKO Authorized Share Increase Proposal. In addition, under guidance issued by the NYSE, your abstention will have the same effect as a vote “AGAINST” the OPKO Plan Amendment Proposal and the OPKO Share Issuance Proposal. Your abstention will have no effect on the outcome of any of the other proposals to be voted on at the OPKO annual meeting.

If you are a PROLOR stockholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the PROLOR special meeting and all of your shares will be voted “FOR” each of the proposals to be voted on at the PROLOR special meeting. However, if you submit a proxy card or provide proxy instructions by telephone or over the Internet and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the PROLOR special meeting, but will not be voted at the PROLOR special meeting. As a result, your abstention will have the same effect as a vote “AGAINST” each of the PROLOR Merger Proposal, the PROLOR Adjournment Proposal and the PROLOR Compensation Advisory Vote Proposal.

Q:	If a broker or other nominee holds my shares in “street name,” will my broker or nominee vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to OPKO or PROLOR or by voting in person at your special meeting, as the case may be, unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Q:	What happens if I hold my shares in “street name” but do not provide voting instructions to my broker or other nominee?

A:	Brokers or other nominees who hold shares in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals, even when they have not received instructions from the beneficial owner. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. A broker non-vote occurs when a broker or other nominee does not receive such voting instructions from its customer on “non-routine” matters. Broker non-votes will not be counted for purposes of determining the presence of a quorum at the OPKO annual meeting, but will be counted for purposes of determining the presence of a quorum at the PROLOR special meeting.

OPKO and PROLOR believe that, other than the OPKO Authorized Share Increase Proposal, the OPKO Adjournment Proposal and the PROLOR Adjournment Proposal, each of the matters presented by it in this joint proxy statement/prospectus are “non-routine” matters. For this reason, OPKO and PROLOR urge you to give voting instructions to your broker or other nominee. If any “routine” matters are properly brought before the OPKO annual meeting or the PROLOR special meeting, then brokers and other nominees holding shares in street name will be permitted to vote those shares in their discretion for any such routine matters.

Broker non-votes will have the same effect as a vote “AGAINST” the PROLOR Merger Proposal. In addition, pursuant to the NYSE’s interpretations of its shareholder approval policies, broker non-votes will also have the effect of votes against each of the OPKO Plan Amendment Proposal and the OPKO Share Issuance Proposal unless holders of more than 50% of the shares of OPKO common stock entitled to vote on such proposal cast votes, in which case, broker non-votes will have no effect on the result of the vote. Broker non-votes will not have any effect on any of the OPKO director election proposal, the OPKO Authorized Share Increase Proposal, the OPKO Adjournment Proposal, the PROLOR Compensation Advisory Vote Proposal and the PROLOR Adjournment Proposal.

Q:	What constitutes a quorum for the OPKO annual meeting and the PROLOR special meeting?

A:	Stockholders who hold a majority of the voting power of all the outstanding shares of OPKO common stock entitled to vote, present in person or represented by proxy at the OPKO annual meeting, constitute a quorum to conduct business at the meeting.

Stockholders who hold a majority of the shares of PROLOR common stock entitled to vote, present in person or represented by proxy at the PROLOR special meeting, constitute a quorum to conduct business at the meeting.

Q:	Who is paying for this proxy solicitation?

A:	Each of OPKO and PROLOR will bear its own expenses under the Merger Agreement, except that OPKO and PROLOR have agreed to share equally the expenses associated with the printing, filing and mailing of this joint proxy statement/prospectus, and any amendments or supplements to this joint proxy statement/prospectus.

OPKO and PROLOR may reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of forwarding this joint proxy statement/prospectus and other solicitation materials to beneficial owners.

Each of OPKO and PROLOR may also retain the services of a professional proxy solicitor and, if so, will pay for the fees and expenses of its respective proxy solicitor’s services.

Q:	Whom should I contact if I have any questions about the Merger, the OPKO annual meeting or the PROLOR special meeting?

A:	If you have any questions about the Merger, the OPKO annual meeting or the PROLOR special meeting, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

OPKO Health, Inc. 4400 Biscayne Boulevard Miami, Florida 33137 Attn: Secretary (305) 575-4100	PROLOR Biotech, Inc. 7 Golda Meir Street Weizmann Science Park Nes-Ziona, Israel 74140 Attn: Finance Director (866) 644-7811

Q:	What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, or if you hold both shares of OPKO common stock and PROLOR common stock, you may receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the OPKO annual meeting or PROLOR special meeting, as applicable. These should each be voted and/or returned separately in order to ensure that all of your shares are voted. A vote as a PROLOR stockholder will not constitute a vote as an OPKO stockholder on any matter, nor will a vote as an OPKO stockholder constitute a vote as a PROLOR stockholder on any matter.

Q:	What happens if I sell my shares after the applicable record date, but before the OPKO annual meeting or the PROLOR special meeting, as applicable?

A:	If you transfer your OPKO common stock or PROLOR common stock after the applicable record date, but before the date of the applicable meeting, you will retain your right to vote at the OPKO annual meeting or the PROLOR special meeting, as applicable. However, if you are a PROLOR stockholder, you will not have the right to receive any shares of OPKO common stock in exchange for your former shares of PROLOR common stock if and when the Merger is completed. In order to receive shares of OPKO common stock in exchange for your shares of PROLOR common stock, you must hold your PROLOR common stock through the completion of the Merger.

Q:	Should I send in my stock certificates now?

A:	No. Please do not send any stock certificates with your proxy card.

If you are a holder of PROLOR common stock, after the Merger is completed you will receive written instructions from American Stock Transfer & Trust Company, LLC, the exchange agent for the Merger, regarding how to exchange your PROLOR stock certificates for certificates representing shares of OPKO common stock.

OPKO stockholders will not be required to exchange their stock certificates in connection with the Merger and should not send in their stock certificates for exchange either now or after the Merger is completed.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you with respect to the OPKO Share Issuance Proposal, the PROLOR Merger Proposal, the PROLOR Compensation Advisory Vote Proposal or any other matter described in this joint proxy statement/prospectus. OPKO and PROLOR urge you to carefully read this joint proxy statement/prospectus in its entirety, including the annexes and other documents attached and/or referred to in this joint proxy statement/prospectus, to fully understand the Merger. In particular, you should read the Merger Agreement, which is described elsewhere in this joint proxy statement/prospectus and attached as Annex A hereto. In addition, OPKO and PROLOR encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about OPKO and PROLOR that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section titled “Where You Can Find Additional Information” beginning on page 174.

When this joint proxy statement/prospectus refers to the “combined company,” it means OPKO and its subsidiaries and PROLOR and its subsidiaries, collectively.

The Companies

OPKO Health, Inc.

OPKO is a multi-national biopharmaceutical and diagnostics company that seeks to establish industry-leading positions in large and rapidly growing medical markets by leveraging its discovery, development and commercialization expertise and its novel and proprietary technologies. OPKO is developing a range of solutions to diagnose, treat and prevent various conditions, including molecular diagnostics tests, laboratory developed tests, or LDTs, point-of-care tests and proprietary pharmaceuticals and vaccines. OPKO plans to commercialize these solutions on a global basis in large and high growth markets, including emerging markets.

OPKO is headquartered in Miami, Florida. OPKO’s principal offices are located at 4400 Biscayne Boulevard, Miami, Florida 33137 and its phone number is (305) 575-4100. OPKO’s principal website is www.opko.com. The information contained on OPKO’s website is not deemed part of this joint proxy statement/prospectus. OPKO common stock is listed on the NYSE and trades under the symbol “OPK”.

For a more complete discussion of OPKO’s business, see the section titled “Information About the Companies—OPKO Health, Inc.” beginning on page 103. Additional information about OPKO and its subsidiaries is also included in documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find Additional Information” beginning on page 174.

PROLOR Biotech, Inc.

PROLOR is a development stage biopharmaceutical company utilizing patented technology to develop longer-acting, proprietary versions of already-approved therapeutic proteins that currently generate billions of dollars in annual global sales. PROLOR has obtained certain exclusive worldwide rights from Washington University in St. Louis, Missouri to use a short, naturally-occurring amino acid sequence (peptide) that has the effect of slowing the removal from the body of the therapeutic protein to which it is attached. This Carboxyl Terminal Peptide, or CTP, can be readily attached to a wide array of existing therapeutic proteins, stabilizing the therapeutic protein in the bloodstream and extending its life span without additional toxicity or loss of desired biological activity. PROLOR is using the CTP technology to develop new, proprietary versions of certain existing therapeutic proteins that have longer life spans than therapeutic proteins without CTP. PROLOR believes that its products will have greatly improved therapeutic profiles and distinct market advantages.

PROLOR is headquartered in Nes-Ziona, Israel. Its principal office address is 7 Golda Meir Street, Weizmann Science Park, Nes-Ziona, Israel 74140 and its phone number is (866) 644-7811. PROLOR’s principal website is www.prolor-biotech.com. The information contained on PROLOR’s website is not deemed part of this joint proxy statement/prospectus. PROLOR’s common stock is listed on the NYSE MKT and the Tel Aviv Stock Exchange and trades under the symbol “PBTH”.

For a more complete discussion of PROLOR’s business, see the section titled “Information About the Companies—PROLOR Biotech, Inc.” beginning on page 105. Additional information about PROLOR and its subsidiaries is also included in documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find Additional Information” beginning on page 174.

POM Acquisition, Inc.

POM is a wholly owned subsidiary of OPKO and was incorporated in Nevada in April 2013, solely for the purpose of facilitating the Merger. POM has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger

OPKO, POM and PROLOR entered into the Merger Agreement, which provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the Nevada Revised Statutes, or the NRS, upon completion of the Merger, POM will merge with and into PROLOR, with PROLOR continuing as the surviving entity and as a wholly owned subsidiary of OPKO. Each of the boards of directors of OPKO and PROLOR (with Dr. Frost, Dr. Hsiao and Mr. Rubin, each of whom serves as a director of both PROLOR and OPKO, abstaining) approved the combination of the businesses of OPKO and PROLOR. As promptly as practicable after the completion of the Merger, PROLOR will merge with and into a Delaware limited liability company, wholly owned by OPKO, with the Delaware limited liability company surviving as a wholly owned subsidiary of OPKO.

What PROLOR Stockholders Will Receive in the Merger

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of PROLOR common stock, each share of PROLOR common stock that is issued and outstanding as of the Effective Time (other than any shares of PROLOR common stock held by OPKO, POM, PROLOR or any subsidiary of OPKO or PROLOR, which will be cancelled and retired at the Effective Time) will be converted into the right to receive 0.9951of a share of OPKO common stock, rounded up to the nearest whole share number. The Exchange Ratio is fixed and will not be adjusted based upon changes in the price of PROLOR common stock or OPKO common stock prior to the completion of the Merger. As a result, the value of the shares of OPKO common stock that PROLOR stockholders will receive in connection with the Merger will not be known before the Merger is completed and will fluctuate as the price of OPKO common stock fluctuates.

For a more complete discussion of what PROLOR stockholders will receive in connection with the Merger, see the section titled “The Merger—What PROLOR Stockholders Will Receive in the Merger” beginning on page 45.

Ownership of OPKO After the Completion of the Merger

Based on the number of shares of OPKO common stock and PROLOR common stock outstanding as of                 , 2013, the latest practicable date before the printing of this joint proxy statement/prospectus, if the Merger had been completed on such date, the holders of PROLOR common stock would have been entitled to receive shares of OPKO common stock representing approximately     % of all shares of OPKO common stock outstanding immediately following the completion of the Merger. OPKO stockholders would have continued to own their existing shares, which would not have been affected by the Merger, and such shares would have

represented approximately     % of all shares of OPKO common stock outstanding immediately following the completion of the Merger. However, because the Exchange Ratio is fixed, to the extent that the number of shares of outstanding OPKO common stock or PROLOR common stock changes prior to the completion of the Merger, there will automatically occur a corresponding change in the relative ownership percentages of the combined company by the current OPKO stockholders and the current PROLOR stockholders. Such changes may occur due to, among other reasons, any new issuance of shares of OPKO common stock or PROLOR common stock, any exercise of any outstanding options or warrants to purchase shares of OPKO common stock or PROLOR common stock, or otherwise. Although the Merger Agreement imposes limits on the ability of each of OPKO and PROLOR to issue additional shares of Common Stock, OPKO may issue shares or equity rights representing up to 20% of the outstanding shares of OPKO common stock outstanding as of the date of the Merger Agreement.

For a more complete discussion of the ownership of OPKO after the completion of the Merger, see the section titled “The Merger—Ownership of OPKO After the Completion of the Merger” beginning on page 46.

Treatment of PROLOR Stock Options and Warrants

Upon completion of the Merger, each option to purchase one share of PROLOR common stock that is outstanding and unexercised immediately prior to the Effective Time will be converted into an option to purchase OPKO common stock and (1) the number of shares of OPKO common stock subject to such option will be adjusted to an amount equal to the product of (a) the number of shares of PROLOR common stock subject to such option immediately before the Effective Time and (b) the Exchange Ratio, rounded down to the nearest whole share, and (2) the per share exercise price of such option will be adjusted to a price equal to the quotient of (a) the per share exercise price of such option and (b) the Exchange Ratio, rounded up to the nearest whole cent. OPKO will assume each such stock option in accordance with the terms and conditions of the applicable PROLOR equity incentive plan and stock option agreement relating to such PROLOR stock option, subject to the adjustments described in the preceding sentence and the substitution of OPKO and its Compensation Committee for PROLOR and its Compensation Committee with respect to the administration of each PROLOR equity incentive plan. In addition, pursuant to the stock option agreements governing PROLOR’s outstanding stock option awards, each PROLOR stock option will become fully vested and exercisable upon the consummation of the Merger. Dr. Havron and Messrs. Novik and Fima have each executed waiver agreements with PROLOR whereby they have waived their right to acceleration of the vesting of the stock options that were granted to each of them in February 2013 upon the closing of the Merger.

For example, if you hold an option to purchase up to 1,000 shares of PROLOR common stock at an exercise price of $2.00 per share, upon completion of the Merger, such option will be converted into an option to purchase up to 995 shares of OPKO common stock (995.1 shares rounded down to the nearest whole share) at an exercise price of $2.01 per share ($2.009 rounded up to the nearest whole cent).

Similarly, upon completion of the Merger and subject to the consent of the holder thereof, each warrant to purchase one share of PROLOR common stock that is outstanding and unexercised immediately prior to the Effective Time will be converted into a warrant to purchase OPKO common stock and (1) the number of shares of OPKO common stock subject to such warrant will be adjusted to an amount equal to the product of (a) the number of shares of PROLOR common stock subject to such warrant immediately before the Effective Time and (b) the Exchange Ratio, rounded up to the nearest whole share, and (2) the per share exercise price of such warrant will be adjusted to a price equal to the quotient of (a) the per share exercise price of such warrant and (b) the Exchange Ratio, rounded up to the nearest whole cent. OPKO will assume each such warrant in accordance with the terms and conditions thereof, subject to the conditions and adjustments described in the preceding sentence.

For example, if you hold a warrant to purchase up to 1,000 shares of PROLOR common stock at an exercise price of $2.00 per share, upon completion of the Merger, such warrant will be converted into a warrant to purchase up to 996 shares of OPKO common stock (995.1 shares rounded up to the nearest whole share) at an exercise price of $2.01 per share ($2.009 rounded up to the nearest whole cent).

For a more complete discussion of what holders of PROLOR stock options and warrants will receive in connection with the Merger, see the section titled “The Merger—Treatment of PROLOR Stock Options and Warrants” beginning on page 46.

What OPKO Stockholders Will Receive in the Merger

OPKO stockholders will not receive any additional shares of OPKO common stock as a result of the Merger, and the rights associated with their shares of OPKO common stock will remain unchanged, except insofar as the relative voting power associated with such shares will be diluted as a result of the issuance of additional shares of OPKO common stock to PROLOR stockholders in connection with the Merger such that each share of OPKO common stock outstanding immediately prior to the completion of the Merger will represent a smaller percentage of the aggregate number of shares of OPKO common stock (and therefore a smaller percentage of the outstanding voting power and equity value) outstanding after the completion of the Merger than it did prior to completion of the Merger.

Treatment of OPKO Equity Awards

Equity awards previously issued by OPKO will remain outstanding and will not be affected by the Merger.

Board of Directors and Executive Officers of OPKO After the Completion of the Merger

The Merger will not have any effect on the composition of the Board of Directors and executive officers of OPKO, who shall remain the same following the completion of the Merger.

PROLOR Severance Arrangements

PROLOR has entered into an employment agreement with Mr. Novik, PROLOR’s President, that provides for severance benefits upon a qualifying termination of employment within twelve months of the Merger. Pursuant to the stock option agreements governing PROLOR’s outstanding stock option awards, each PROLOR stock option that is not currently vested (including stock options held by PROLOR’s named executive officers) will become fully vested and exercisable upon the consummation of the Merger; provided that Dr. Havron and Messrs. Novik and Fima have each executed waiver agreements with PROLOR whereby they have waived their right to acceleration of the vesting of the stock options that were granted to each of them in February 2013 upon the closing of the Merger. Except as provided in Mr. Novik’s employment agreement, and the acceleration of unvested stock options, PROLOR’s executive officers will not receive any additional compensation in connection with the closing of the Merger. Because the only compensation that any of PROLOR’s executive officers may potentially receive in connection with the Merger is pursuant to existing contractual obligations, such compensation will be payable regardless of the outcome of this advisory vote, subject only to the conditions thereto contained in Mr. Novik’s employment agreement.

In accordance with Section 14A of the Exchange Act, PROLOR is providing its stockholders with the opportunity to cast an advisory vote on the “golden parachute” compensation that PROLOR’s named executive officers may potentially receive in connection with the Merger, as reported on the table included under the caption “Severance Arrangements with Executive Officers of PROLOR—PROLOR’s Named Executive Officer Golden Parachute Compensation” on page 101. PROLOR’s Board of Directors unanimously recommends that you vote “FOR” the PROLOR Compensation Advisory Vote Proposal.

For a more complete discussion of the potential severance payments payable to PROLOR executive officers upon a qualifying termination in connection with the Merger, see the section titled “Severance Arrangements with Executive Officers of PROLOR” beginning on page 101.

Recommendation of OPKO’s Board of Directors and its Reasons for the Merger

OPKO’s Board of Directors (with Dr. Frost, Dr. Hsiao and Mr. Rubin, each of whom serves as a director of both PROLOR and OPKO, abstaining) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, and therefore recommends that OPKO’s stockholders vote “FOR” the OPKO Share Issuance Proposal. In reaching these decisions, the OPKO Board of Directors considered a number of factors. See the section titled “The Merger—Recommendation of OPKO’s Board of Directors and its Reasons for the Merger” beginning on page 52.

Recommendation of PROLOR’s Board of Directors and its Reasons for the Merger

PROLOR’s Board of Directors (with Dr. Frost, Dr. Hsiao and Mr. Rubin, each of whom serves as a director of both PROLOR and OPKO, abstaining) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger. PROLOR’s Board of Directors, based on the unanimous recommendation of a strategic alternatives committee thereof consisting solely of disinterested directors of PROLOR, or the Special Committee, determined that the Merger is fair to, and in the best interests of, PROLOR and its stockholders, and therefore recommends that PROLOR’s stockholders vote “FOR” the PROLOR Merger Proposal. In reaching these decisions, the PROLOR Board of Directors considered a number of factors. See the section titled “The Merger—Recommendation of PROLOR’s Board of Directors and its Reasons for the Merger” beginning on page 55.

Opinion of Financial Advisor to OPKO’s Board of Directors

Barrington Research Associates, Inc., or Barrington, delivered its written opinion to OPKO’s Board of Directors that, as of April 23, 2013, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the consideration to be paid by OPKO in the proposed transaction was fair, from a financial point of view, to OPKO.

The full text of Barrington’s written opinion, dated April 23, 2013, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Barrington’s opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion. Barrington provided its opinion for the benefit of OPKO’s Board of Directors (in its capacity as such) in connection with, and for the purposes of, its evaluation of the transactions contemplated by the Merger Agreement. Barrington’s opinion addresses only the fairness to OPKO of the consideration to be paid by OPKO in the proposed transaction and does not address any other matter. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

For a more complete discussion of Barrington’s opinion, see the section titled “The Merger—Opinion of Financial Advisor to OPKO’s Board of Directors” beginning on page 57. See also Annex B to this joint proxy statement/prospectus, which includes the full text of Barrington’s opinion.

Opinion of Financial Advisor to the Special Committee of PROLOR’s Board of Directors

In connection with the Merger, the Special Committee received a written opinion, dated April 23, 2013, from Oppenheimer & Co., or Oppenheimer, the independent financial adviser to the Special Committee, as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the holders of

PROLOR common stock (excluding OPKO, its subsidiaries and any of their respective affiliates). Holders of PROLOR common stock are encouraged to read Oppenheimer’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Oppenheimer. Oppenheimer’s opinion was provided for the benefit of the Special Committee in connection with, and for the purpose of, its evaluation of the Exchange Ratio from a financial point of view and does not address any other aspect of the Merger. The opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to PROLOR or PROLOR’s underlying business decision to effect the Merger. The opinion does not constitute a recommendation to any PROLOR stockholder as to how to vote or act with respect to the Merger.

For a more complete discussion of Oppenheimer’s opinion, see the section titled “The Merger—Opinion of Financial Advisor to the Special Committee of PROLOR’s Board of Directors” beginning on page 63. See also Annex C to this joint proxy statement/prospectus, which includes the full text of Oppenheimer’s opinion.

Interests of OPKO and PROLOR Directors and Executive Officers in the Merger

You should be aware that certain directors and executive officers of OPKO and PROLOR have interests in the Merger that are different from, or in addition to, the interests of the stockholders of OPKO and PROLOR generally.

Interests of the PROLOR directors and executive officers include (i) the existing employment agreement with Mr. Novik, PROLOR’s President, that provides for severance benefits upon a qualifying termination within 12 months following the completion of the Merger, (ii) the acceleration of the vesting of certain stock options held by PROLOR’s executive officers and directors and (iii) the right to continued indemnification and insurance coverage for directors and executive officers of PROLOR after the Merger is completed pursuant to the terms of the Merger Agreement.

In addition, certain of PROLOR’s directors, executive officers and stockholders are directors and stockholders of OPKO. Dr. Frost, the Chairman of the Board of Directors of PROLOR and the holder of approximately     % of the outstanding shares of PROLOR common stock as of the date of this joint proxy statement/prospectus, is OPKO’s Chairman and Chief Executive Officer and the holder of approximately     % of the outstanding shares of OPKO common stock as of the date of this joint proxy statement/prospectus. Dr. Hsiao, a stockholder of PROLOR and a member of the Board of Directors of PROLOR, is OPKO’s Vice Chairman of its Board of Directors and Chief Technical Officer and the holder of approximately     % of the outstanding shares of OPKO common stock as of the date of this joint proxy statement/prospectus, and Mr. Rubin, a stockholder of PROLOR and a member of the Board of Directors of PROLOR, is OPKO’s Executive Vice President—Administration, a member of the Board of Directors of OPKO, and a less than 5% stockholder of OPKO and PROLOR. The foregoing directors recused themselves from all deliberations of the Board of Directors of each of OPKO and PROLOR relating to the Merger and abstained from the vote of the Board of Directors of each such company with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

For a more complete discussion of the interests of the directors and executive officers of PROLOR and OPKO in the Merger, see the sections titled “The Merger—Interests of OPKO and PROLOR Directors and Executive Officers in the Merger” and “Severance Arrangements with Executive Officers of PROLOR” beginning on pages 72 and 101, respectively.

Anticipated Accounting Treatment of the Merger

The merger will be accounted for under the acquisition method of accounting in conformity with U.S. generally accepted accounting principles (which we refer to as GAAP), for accounting and financial reporting purposes.

Material United States Federal Income Tax Consequences of the Mergers

OPKO and PROLOR intend for the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the Merger that OPKO and PROLOR each receive written opinions from their respective outside legal counsel, dated as of the closing date of the Merger, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. We intend to take the position that the Merger and the PROLOR-LLC Merger are two parts of the same integrated transaction. Assuming the Mergers qualify as a “reorganization,” PROLOR stockholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of PROLOR common stock for shares of OPKO common stock in connection with the Merger or upon the closing of the PROLOR-LLC Merger.

Tax matters are very complicated, and the tax consequences of the Mergers to a particular stockholder will depend on such stockholder’s circumstances. Accordingly, OPKO and PROLOR urge you to consult your tax advisor for a full understanding of the tax consequences of the Mergers to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For more information, see the section titled “Material United States Federal Income Tax Consequences of the Mergers” beginning on page 76.

No Appraisal Rights

Neither OPKO stockholders nor PROLOR stockholders will be entitled to exercise any appraisal rights in connection with the Merger under Delaware law, Nevada law or otherwise.

Regulatory Approvals

Under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the rules and regulations promulgated thereunder, the Merger may not be completed until the required information and materials have been furnished to the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and the U.S. Federal Trade Commission, or the FTC, and until certain waiting period requirements have expired or been earlier terminated. OPKO and PROLOR each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on June 12, 2013, and the waiting period applicable to the Merger was terminated on June 26, 2013. There are no further U.S. antitrust conditions to consummation of the Merger.

The period of time for completion of the Merger is subject to the grant by the Israel Securities Authority, in accordance with its authority under the Israeli Securities Law 5728-1968, to OPKO of an exemption from publishing a prospectus in Israel in respect to the conversion of PROLOR securities traded on the Tel Aviv Stock Exchange Ltd. into OPKO securities or a clearance. In the event that such exemption or clearance is withheld, the Merger is expected to be delayed for the period of time required for the preparation, approval and publication of a prospectus.

As a condition to the obligations of the parties to consummate the Merger (but subject to PROLOR’s right to waive such right and payment of the Israeli taxes resulting from the Merger), PROLOR is seeking a ruling from the ITA whereby the Merger will be treated as a tax-exempt transaction under Israeli law. For a more complete discussion of the anticipated effects of such tax ruling, if received, see “Israeli Income Tax Treatment of the Merger” beginning on page 79.

For a more complete discussion of the regulatory approvals relating to the Merger, see the section titled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 73.

Conditions to the Completion of the Merger

OPKO and PROLOR currently expect to complete the Merger in the second half of 2013. However, completion of the Merger will be possible only if all of the conditions to the completion of the Merger contained in the Merger Agreement, including the approval of the OPKO Share Issuance Proposal and the PROLOR Merger Proposal and receipt of the required regulatory approvals, have been satisfied or waived. Therefore, factors outside of either company’s control could delay or prevent the completion of the Merger.

The obligations of OPKO and PROLOR to complete the Merger are each subject to the satisfaction of the following conditions. Pursuant to the Merger Agreement, other than the approval by the PROLOR stockholders of the PROLOR Merger Proposal, any of the following conditions may be waived by the parties if not satisfied on or prior to the closing date of the Merger:

•	approval by the PROLOR stockholders of the PROLOR Merger Proposal;

•

absence of any statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order issued by a court or other United States governmental authority of competent jurisdiction that has the effect of making the Merger or the other transactions contemplated by the Merger Agreement illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated thereby;

•

expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act and the expiration or termination of any waiting period under, and the receipt of all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable under, applicable foreign antitrust laws;

•

receipt of certain governmental or regulatory consents, waivers, authorizations and approvals required in connection with the execution, delivery and performance of the Merger Agreement and the other transactions contemplated thereby;

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approval of the OPKO common stock to be issued in the Merger for quotation or listing, as the case may be, on the NYSE (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance;

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effectiveness under the Securities Act of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, the absence of a stop order issued by the SEC suspending the effectiveness of such registration statement and the absence of a proceeding seeking a stop order or any similar proceeding with respect to this joint proxy statement/prospectus initiated or threatened by the SEC;

•	approval by the OPKO stockholders of the OPKO Share Issuance Proposal; and

•

clearance by the Israeli Securities Authority or an exemption with respect to the delivery of prospectuses in connection with the offering of OPKO common stock offered by OPKO in Israel in connection with the Merger.

The obligations of OPKO and POM to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

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accuracy in all respects as of the date of the Merger Agreement and as of the closing date of the Merger of a limited number of specified representations and warranties made by PROLOR in the Merger Agreement (except, with respect to certain representations and warranties, for inaccuracies that are de minimis in the aggregate);

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accuracy in all material respects as of the date of the Merger Agreement and as of the closing date of a limited number of specified representations and warranties made by PROLOR in the Merger Agreement;

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accuracy in all respects as of the date of the Merger Agreement and as of the closing date of the balance of the representations and warranties made by PROLOR in the Merger Agreement, except for such breaches as have not had, and would not reasonably be expected to have, a material adverse effect on PROLOR;

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compliance with and performance by PROLOR, in all material respects, of all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the closing date of the Merger;

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receipt of an opinion from Akerman Senterfitt, or Akerman, OPKO’s outside legal counsel, that is reasonably acceptable to OPKO and dated as of the closing date of the Merger, to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; provided that if Akerman does not render such opinion, this condition may be satisfied if DLA Piper LLP (US), or DLA Piper, renders such opinion;

•	the amendment of PROLOR’s outstanding warrants to permit the modifications thereto required in connection with the Merger; and

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the absence of any material restrictions pursuant to the ruling from the Israeli Income Tax Commissioner required as a condition to PROLOR’s obligation to complete the Merger on (1) any person that is a stockholder of OPKO as of immediately prior to or following the closing of the Merger or (2) the transfer of assets, business or operations of OPKO, any of its material subsidiaries or PROLOR, in each case pursuant to Section 103(k) to Israeli Income Tax Ordinance [New Version] 5721-1961, or the Ordinance.

The obligations of PROLOR to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

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accuracy in all respects as of the date of the Merger Agreement and as of the closing date of the Merger of a limited number of specified representations and warranties made by OPKO and POM in the Merger Agreement (except, with respect to certain representations and warranties, for inaccuracies that are de minimis in the aggregate);

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accuracy in all material respects as of the date of the Merger Agreement and as of the closing date of a limited number of specified representations and warranties made by OPKO and POM in the Merger Agreement;

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accuracy in all respects as of the date of the Merger Agreement and as of the closing date of the balance of the representations and warranties made by OPKO and POM in the Merger Agreement, except for such breaches as have not had, and would not reasonably be expected to have, a material adverse effect on OPKO and POM;

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compliance with and performance by OPKO, in all material respects, of all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the closing date of the Merger;

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receipt of an opinion from DLA Piper, outside counsel to the Special Committee, that is reasonably acceptable to PROLOR and dated as of the closing date of the Merger, to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; provided that if DLA Piper does not render such opinion, this condition may be satisfied if Akerman renders such opinion; and

•	receipt of a ruling from the Israeli Income Tax Commissioner with respect to certain Israeli tax matters relating to the Merger.

Restrictions on Solicitation

Pursuant to the Merger Agreement, during the period beginning on April 23, 2013 and continuing until 11:59 p.m. (New York City time) on June 2, 2013, PROLOR, its subsidiaries and their respective representatives (acting under the supervision of the Special Committee) were permitted to solicit, initiate, facilitate and encourage from any third party a competing proposal to acquire at least 15% of the assets of, equity interest in, or business of PROLOR and its subsidiaries taken as a whole, or a Company Acquisition Proposal, including by way of providing access to information pursuant to one or more confidentiality agreements meeting certain parameters specified in the Merger Agreement. In addition, during such “go-shop” period, PROLOR, its subsidiaries and their respective representatives (acting under the supervision of the Special Committee) were permitted to enter into or otherwise participate in discussions and negotiations with respect to a Company Acquisition Proposal. PROLOR solicited offers from 24 third parties during the go-shop period, but no such party requested access to information regarding PROLOR or made a Company Acquisition Proposal. Had any third party made a Company Acquisition Proposal on or prior to June 2, 2013 that PROLOR’s Board of Directors and the Special Committee determined in good faith would reasonably be expected to result in a Superior Proposal (as defined below), PROLOR would have been permitted to continue discussions with the proponent of such proposal through June 22, 2013.

Pursuant to the Merger Agreement, on June 2, 2013, PROLOR was required to and did, and instructed its subsidiaries and representatives to, immediately cease all discussions and negotiations that may be ongoing with respect to a Company Acquisition Proposal. In addition, PROLOR agreed that, from June 2, 2013 through the Effective Time or the date of the termination of the Merger Agreement, it will not solicit competing acquisition proposals or, subject to certain exceptions, enter into discussions or negotiations concerning, or furnish nonpublic information in connection with, any Company Acquisition Proposal.

PROLOR further agreed that, subject to certain exceptions, its Board of Directors will not: (1) withdraw or propose to publicly withdraw or modify in a manner that is adverse to OPKO and POM its recommendation to PROLOR’s stockholders that they vote in favor of the PROLOR Merger Proposal and (2) adopt, approve or recommend, or allow PROLOR to execute or enter into, any definitive agreement with respect to a Company Acquisition Proposal (other than a confidentiality agreement meeting certain parameters specified in the Merger Agreement), or (3) fail to recommend against acceptance of any tender offer or exchange offer with respect to a Company Acquisition Proposal. However, if after June 2, 2013 and prior to the time of any approval by PROLOR’s stockholders of the PROLOR Merger Proposal, PROLOR receives a written Company Acquisition Proposal, then:

•

if, after consultation with PROLOR’s outside legal advisors, including its outside counsel, the Special Committee determines in good faith that failure to do so would likely be inconsistent with the Special Committee’s exercise of its fiduciary duties under applicable law, PROLOR’s Board of Directors may withdraw or propose to publicly withdraw or modify in a manner that is adverse to OPKO and POM its recommendation to PROLOR’s stockholders that they vote in favor of the PROLOR Merger Proposal; and

•

if, after consultation with PROLOR’s outside financial and legal advisors, PROLOR’s Board of Directors determines that such a Company Acquisition Proposal constitutes a Superior Proposal, PROLOR may execute or enter into any definitive agreement with respect to such Company Acquisition Proposal and/or approve, endorse or recommend a tender offer or exchange offer for shares of PROLOR common stock in connection with such Company Acquisition Proposal.

For purposes of the Merger Agreement, a Superior Proposal is a Company Acquisition Proposal that:

•	if consummated would result in a person or group owning, directly or indirectly,

¡

50% or more of all classes of outstanding equity securities of PROLOR or of the surviving entity in a merger involving PROLOR or the resulting direct or indirect parent of PROLOR or such surviving entity, or

¡	50% or more (based on the fair market value thereof) of the assets of PROLOR and its subsidiaries (including capital stock of PROLOR’s subsidiaries) taken as a whole, and

•

PROLOR’s Board of Directors or the Special Committee determines in good faith (after consultation with its outside legal counsel and financial advisor) is superior, from a financial point of view, to the transactions contemplated by the Merger Agreement, taking into account all financial, legal, regulatory and other aspects of such proposal and of the Merger Agreement (including the relative risks of non-consummation and any changes to the terms of the Merger Agreement proposed by OPKO to PROLOR).

For further discussion of the prohibition on solicitation of acquisition proposals from third parties and on changes to the recommendation of PROLOR’s Board of Directors with respect to the approval of the Merger, see the section titled “The Merger Agreement—Restrictions on Solicitation” and “The Merger Agreement—Recommendation of PROLOR’s Board of Directors; Change of Recommendation” beginning on pages 91 and 92, respectively.

Termination of the Merger Agreement

Generally and except as specified below, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the completion of the Merger, including after the required OPKO stockholder approval and/or PROLOR stockholder approval is obtained:

•	by mutual written consent of OPKO and PROLOR;

•	by either party, if:

¡	the Merger has not been consummated on or before February 23, 2014, subject to extension for a period of 60 days under certain circumstances;

¡

a court of competent jurisdiction or other governmental entity issues a final and non-appealable order, or has taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Merger Agreement; or

¡	the required approval of the PROLOR Merger Proposal by the PROLOR stockholders has not been obtained at the PROLOR special meeting (or at any adjournment or postponement thereof);

•	by OPKO if:

¡

PROLOR has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) is not cured within thirty (30) days following receipt by PROLOR of written notice of such breach or failure to perform from OPKO (or, if earlier, February 23, 2014) and (2) would result in a failure of any condition to the obligations of OPKO and POM to consummate the Merger; provided, that such termination right shall not be available if OPKO or POM is in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement that would result in the failure of any conditions to the obligations of PROLOR to consummate the Merger; or

¡

PROLOR’s Board of Directors fails to recommend that PROLOR’s stockholders approve the PROLOR Merger Proposal, PROLOR’s Board of Directors fails to publicly reaffirm its recommendation that PROLOR’s stockholders approve the PROLOR Merger Proposal in the absence of a publicly announced Company Acquisition Proposal within five business days after OPKO so requests in writing (provided that OPKO may only make one such request in any 30 day period), PROLOR enters into a written agreement in respect of a Company Acquisition Proposal or PROLOR, its Board of Directors or the Special Committee publicly announces its intention to do any of the foregoing;

•	by PROLOR if:

¡

OPKO or POM has breached or failed to perform in any respect any of its respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) is not cured within thirty (30) days following receipt by OPKO of written notice of such breach or failure to perform from PROLOR (or, if earlier, February 23, 2014) and (2) would result in a failure of any condition to the obligations of PROLOR to consummate the Merger; provided that such termination right shall not be available if PROLOR is in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement that would result in the failure of any conditions to the obligations of OPKO or POM to consummate the Merger;

¡

PROLOR’s Board of Directors (1) withdraws (or modifies in a manner adverse to OPKO or POM) its recommendation that PROLOR’s stockholders approve the PROLOR Merger Proposal or (2) adopts, approves or recommends, or proposes publicly to adopt, approve or recommend, any Company Acquisition Proposal;

¡	PROLOR enters into a written agreement with respect to a Superior Proposal and concurrently with such termination pays to OPKO the applicable termination fee;

¡	all conditions to the obligations of OPKO and POM to complete the Merger have been satisfied or waived and OPKO and POM fail to complete the closing within six business days thereof;

¡	there is a termination of the employment of, or change in, the chief executive officer of OPKO as of the date of the Merger Agreement prior to the closing of the Merger;

¡	OPKO’s Board of Directors fails to recommend or changes its recommendation that OPKO’s stockholders approve the OPKO Share Issuance Proposal; or

¡	the required approval of the OPKO Share Issuance Proposal by the OPKO stockholders has not been obtained at the OPKO annual meeting (or at any adjournment or postponement thereof).

For further discussion of termination of the Merger Agreement, see the section titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 97.

Termination Fees and Expenses

Generally, all fees and expenses incurred in connection with the Merger will be paid by the party incurring such expenses. However, OPKO and PROLOR will share equally all out-of-pocket fees and expenses, other than accountants’ and attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of the registration statement on Form S-4 and this joint proxy statement/prospectus and any amendments or supplements thereto and (ii) the filing by the parties of any notice or other document under the HSR Act (so long as the acquisition valuation under the HSR Act is between $141,100,000 and $709,100,000) or applicable foreign antitrust laws.

A termination fee of $9,600,000 may be payable by PROLOR to OPKO or OPKO to PROLOR upon the termination of the Merger Agreement under certain circumstances and a termination fee of $14,400,000 may be payable by PROLOR to OPKO upon the termination of the Merger Agreement under certain circumstances.

For a more complete discussion of termination fees and expenses, see the section titled “The Merger Agreement—Termination Fees and Expenses” beginning on page 98.

Rights of PROLOR Stockholders Will Change as a Result of the Merger

Due to differences between the governing documents of OPKO and PROLOR, PROLOR stockholders receiving OPKO common stock in connection with the Merger will have different rights once they become OPKO stockholders. The material differences are described in detail under the section titled “Comparison of Rights of Holders of OPKO Common Stock and PROLOR Common Stock” beginning on page 155.

Risk Factors

In evaluating the Merger Agreement and the Merger, you should consider certain risks discussed in the section titled “Risk Factors” beginning on page 36.

Matters to Be Considered at the OPKO Annual Meeting and PROLOR Special Meeting

OPKO annual meeting

Date, Time and Place. The OPKO annual meeting will be held on                 , 2013, at                 , local time, at                 .

Matters to be Considered at the OPKO annual meeting. At the OPKO annual meeting, and any adjournments or postponements thereof, OPKO stockholders will be asked to:

•

elect as directors the ten nominees named in this joint proxy statement/prospectus for a term of office expiring at the 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•	approve the OPKO Plan Amendment Proposal;

•	approve the OPKO Authorized Share Increase Proposal;

•	approve the OPKO Share Issuance Proposal;

•	approve the OPKO Adjournment Proposal; and

•	conduct any other business as may properly come before the OPKO annual meeting or any adjournment or postponement thereof.

Record Date. The OPKO Board of Directors has fixed the close of business on                 , 2013 as the record date for determination of OPKO stockholders entitled to notice of and to vote at the OPKO annual meeting and any adjournment thereof.

Required Vote.

If a quorum is present, the following votes will be required for the approval of the proposals to be voted on at the OPKO annual meeting:

•

Election of Directors. A nominee for director will be elected to OPKO’s Board of Directors if the votes cast in favor of such nominee by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such nominee.

•

OPKO Plan Amendment Proposal. The OPKO Plan Amendment Proposal will be approved if the votes cast in favor of such proposal by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such proposal; provided that, pursuant to the NYSE’s shareholder approval policy, the total votes cast on the proposal must represent over 50% of all securities entitled to vote on the proposal.

•

OPKO Authorized Share Increase Proposal. The OPKO Authorized Share Increase Proposal will be approved if the holders of a majority of the shares of OPKO common stock outstanding and entitled to vote at the OPKO annual meeting vote in favor of the proposal.

•

OPKO Share Issuance Proposal. The OPKO Share Issuance Proposal will be approved if the votes cast in favor of such proposal by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such proposal; provided that, pursuant to the NYSE’s shareholder approval policy, the total votes cast on the proposal must represent over 50% of all securities entitled to vote on the proposal.

•

OPKO Adjournment Proposal. The OPKO Adjournment Proposal will be approved if the votes cast in favor of such proposal by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such proposal.

Shares Outstanding and Entitled to Vote. As of the close of business on the record date for the OPKO annual meeting, there were issued and outstanding                 shares of OPKO common stock.

For additional information about the OPKO annual meeting, see the section titled “The 2013 Annual Meeting of OPKO Stockholders” beginning on page 132.

PROLOR Special Meeting

Date, Time and Place. The PROLOR special meeting will be held on                 , 2013, at                 , local time, at                 .

Matters to be Considered at the PROLOR Special Meeting. At the PROLOR special meeting, and any adjournments or postponements thereof, PROLOR stockholders will be asked to:

•	approve the PROLOR Merger Proposal;

•	approve, on an advisory basis, the PROLOR Compensation Advisory Vote Proposal;

•	approve the PROLOR Adjournment Proposal; and

•	conduct any other business as may properly come before the PROLOR special meeting or any adjournment or postponement thereof.

Record Date. The PROLOR Board of Directors has fixed the close of business on             , 2013 as the record date for determination of PROLOR stockholders entitled to notice of and to vote at the PROLOR special meeting and any adjournment thereof.

Required Vote. If a quorum is present, the following votes will be required for the approval of the proposals to be voted on at the PROLOR special meeting:

•

PROLOR Merger Proposal. The PROLOR Merger Proposal will be approved if the holders of a majority of the shares of PROLOR common stock outstanding and entitled to vote at the PROLOR special meeting vote in favor of the proposal.

•

PROLOR Compensation Advisory Vote Proposal. The PROLOR Compensation Advisory Vote Proposal will be approved if the holders of a majority of the shares of PROLOR common stock present in person or represented by proxy and entitled to vote at the PROLOR special meeting vote in favor of the proposal. The PROLOR Compensation Advisory Vote Proposal is advisory in nature and will not be binding on PROLOR or PROLOR’s Board of Directors and will not impact whether or not the Merger is completed or the compensation is paid.

•

PROLOR Adjournment Proposal. The PROLOR Adjournment Proposal will be approved if the holders of a majority of the shares of PROLOR common stock present in person or represented by proxy and entitled to vote at the PROLOR special meeting vote in favor of the proposal.

Shares Outstanding and Entitled to Vote. As of the close of business on the record date, there were issued and outstanding                  shares of PROLOR common stock.

For additional information about the PROLOR special meeting, see the section titled “The Special Meeting of PROLOR Stockholders” beginning on page 149.

Legal Proceedings Related to the Merger

Six putative class action lawsuits have been filed in connection with the Merger: (1) Peter Turkell v. PROLOR Biotech, Inc., et al. (Case No. A-13-680860-B), filed April 29, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; (2) Floyd A. Fried v. PROLOR Biotech, Inc., et al., (Case No. A-13-681060), filed May 1, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; (3) Marc Henzel v. PROLOR Biotech, Inc., et al. (Case No. A-13-681020-C), filed May 1, 2013, in the Eighth Judicial District Court in and for Clark County, Nevada; (4) Bradford W. Baer, et al., v. PROLOR Biotech, Inc. et al. (Case No. A-13-681218-B, filed May 3, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; (5) James Hegarty v. PROLOR Biotech, Inc., et al (Case No. A-13-681250-C), filed May 6, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; and (6) Jorge L. Salas, et al. v. PROLOR Biotech, Inc., et al. (Case No. A-13-681279-C), filed May 6, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada.

All six suits name PROLOR, the members of PROLOR’s Board of Directors and OPKO as defendants and the Fried and Salas suits also name POM as a defendant. All six lawsuits are brought by purported holders of PROLOR’s common stock, both individually and on behalf of a putative class of PROLOR’s stockholders, alleging that PROLOR’s Board of Directors breached its fiduciary duties in connection with the proposed Merger by purportedly failing to maximize stockholder value, and that PROLOR and OPKO aided and abetted the alleged breaches and the Fried and Salas suits also allege that POM aided and abetted the alleged breaches. All six lawsuits seek equitable relief, including, among other things, to enjoin consummation of the Merger, rescission of the Merger Agreement and (in all of the suits other than the Turkell suit) an award of all costs, including reasonable attorneys’ fees. Certain of the complaints additionally seek compensatory and/or rescissionary damages, and/or imposition of a constructive trust for any benefits improperly received by the defendants.

Each of PROLOR, OPKO and POM believes that the claims made in these lawsuits are without merit and intends to defend such claims vigorously; however, there can be no assurance that any of the companies will prevail in its defense of any of these lawsuits to which it is a party. Due to the preliminary nature of all six suits, none of PROLOR, OPKO or POM is able at this time to estimate their outcome.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OPKO

The following table shows selected historical consolidated financial data for OPKO for the periods indicated. The selected financial data as of December 31, 2012, 2011, 2010, 2009, and 2008 and for each of the five years then ended were derived from the audited historical consolidated financial statements and related footnotes of OPKO. The selected historical financial data for the three month periods ended March 31, 2013 and 2012 were derived from the unaudited condensed consolidated financial statements of OPKO. Detailed historical financial information included in the audited consolidated balance sheets as of December 31, 2012 and 2011, and the consolidated statements of operations, comprehensive loss, shareholders’ equity, cash flows and related notes for each of the years in the three-year period ended December 31, 2012, are included in OPKO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated by reference in this joint proxy statement/prospectus.

You should read the following selected historical consolidated financial data together with OPKO’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find Additional Information.” The selected consolidated balance sheet data as of December 31, 2010, 2009 and 2008 and the selected consolidated financial and operating data for the years ended December 31, 2009 and 2008 have been derived from OPKO’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

	For the three months ended March 31,		For the years ended December 31,
(In thousands, except share and per share data)	2013	2012	2012	2011	2010	2009	2008
Statement of operations data:
Revenues	$31,376	$8,777	$47,044	$27,979	$28,494	$4,418	$—
Costs and expenses:
Cost of revenues	11,757	4,987	27,878	17,243	13,495	2,876	—

Selling, general and administrative	12,424	4,671	27,795	19,169	18,133	10,372	9,644
Research and development	9,910	4,831	19,520	11,352	5,949	10,836	19,960
Other operating expenses	4,058	3,135	9,120	3,404	2,053	2,481	1,398

Total costs and expenses	38,149	17,624	84,313	51,168	39,630	26,565	31,002

Operating loss from continuing operations	(6,773)	(8,847)	(37,269)	(23,189)	(11,136)	(22,147)	(31,002)
Fair value changes of derivative instruments, net	(23,549)	1,117	1,340	—	—	—	—
Other income and (expense), net	(507)	(143)	(1,284)	(1,044)	(844)	(1,916)	(1,311)

Loss from continuing operations before income taxes and investment losses	(30,829)	(7,873)	(37,213)	(24,233)	(11,980)	(24,063)	(32,313)
Income tax (provision) benefit	(43)	(215)	9,626	19,358	18	25	—

Loss from continuing operations before investment losses and net loss attributable to non-controlling interests	(30,872)	(8,088)	(27,587)	(4,875)	(11,962)	(24,038)	(32,313)
Loss from investments in investees	(3,890)	(523)	(2,062)	(1,589)	(714)	(353)	—

Loss from continuing operations and net loss attributable to non-controlling interests	(34,762)	(8,611)	(29,649)	(6,464)	(12,676)	(24,391)	(32,313)
Income (loss) from discontinued operations, net of tax	—	—	109	5,181	(6,250)	(5,722)	(7,521)

Net loss and net loss attributable to non-controlling interests	(34,762)	(8,611)	(29,540)	(1,283)	(18,926)	(30,113)	(39,834)
Less: Net loss attributable to non-controlling interests	(547)	—	(492)	—	—	—	—

Net loss attributable to common shareholders	(34,215)	(8,611)	(29,048)	(1,283)	(18,926)	(30,113)	(39,834)
Preferred stock dividend	(420)	(560)	(2,240)	(2,379)	(2,624)	(4,718)	(217)

Net loss attributable to common shareholders after preferred stock dividend	$(34,635)	$(9,171)	$(31,288)	$(3,662)	$(21,550)	$(34,831)	$(40,051)

(Loss) income per share, basic and diluted:
Loss from continuing operations	$(0.11)	$(0.03)	$(0.11)	$(0.03)	$(0.06)	$(0.12)	$(0.17)

Income (loss) from discontinued operations	$—	$—	$0.00	$0.02	$(0.02)	$(0.03)	$(0.04)

Net loss per share	$(0.11)	$(0.03)	$(0.11)	$(0.01)	$(0.08)	$(0.15)	$(0.21)

Weighted average number of common shares outstanding basic and diluted	312,932,561	297,543,066	295,750,077	280,673,122	255,095,586	233,191,617	187,713,041
Balance sheet data:
Total assets	$653,935	$231,570	$289,830	$229,489	$77,846	$87,430	$21,764
Working capital	$179,459	$69,706	$26,275	$80,804	$29,793	$50,795	$5,754
Long-term liabilities	$275,933	$22,499	$34,168	$25,443	$7,908	$11,932	$11,867
Series D Preferred Stock	$—	$24,386	$24,386	$24,386	$26,128	$26,128	$—
Shareholders’ equity	$320,817	$154,980	$179,386	$160,882	$23,052	$31,599	$359
Total equity	$319,778	$154,980	$178,894	$160,882	$23,052	$31,599	$359

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PROLOR

The following table shows selected historical financial data for PROLOR for the periods indicated. The selected financial data as of December 31, 2012, 2011, 2010, 2009, and 2008 and for each of the five years then ended were derived from the audited historical consolidated financial statements and related footnotes of PROLOR. The selected historical financial data for the three month periods ended March 31, 2013 and 2012 were derived from the unaudited condensed consolidated financial statements of PROLOR. Detailed historical financial information included in the audited consolidated balance sheets as of December 31, 2012 and 2011, and the consolidated statements of operations, comprehensive loss, shareholders’ equity, cash flows and related notes for each of the years in the three-year period ended December 31, 2012 are included in PROLOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated by reference in this joint proxy statement/prospectus.

You should read the following selected financial data together with PROLOR’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find Additional Information.” The selected consolidated balance sheet data as December 31, 2010, 2009 and 2008 and the selected consolidated financial and operating data for the years ended December 31, 2009 and 2008 have been derived from PROLOR’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

	For the three months ended March 31,		For the years ended December 31,
(In thousands, except share and per share data)	2013	2012	2012	2011	2010	2009	2008
Statement of operations data:
Revenues	$—	$—	$—	$—	$—	$—	$—
Cost and expenses:
Cost of revenues	—	—	—	—	—	—	—

Selling, general and administrative	1,531	790	3,356	3,226	2,362	1,902	2,410
Research and development	3,198	4,304	15,033	11,621	5,315	5,555	4,781

Total costs and expenses	4,729	5,094	18,389	14,847	7,677	7,457	7,191

Operating loss	(4,729)	(5,094)	(18,389)	(14,847)	(7,677)	(7,457)	(7,191)
Other income and (expense), net	(16)	95	118	(216)	118	(28)	157

Loss from operations before income taxes	(4,745)	(4,999)	(18,271)	(15,063)	(7,559)	(7,485)	(7,034)
Income tax (provision) benefit	—	—	—	—	—	—	—

Net loss	$(4,745)	$(4,999)	$(18,271)	$(15,063)	$(7,559)	$(7,485)	$(7,034)

Loss per share, basic and diluted	$(0.07)	$(0.09)	$(0.30)	$(0.29)	$(0.19)	$(0.21)	$(0.20)

Weighted average number of common shares outstanding basic and diluted	63,420,545	54,730,050	60,244,754	51,960,929	40,030,008	35,549,083	35,530,378
Balance sheet data:
Total assets	$31,723	$10,805	$35,917	$15,025	$27,205	$4,109	$8,355
Working capital	$28,471	$7,446	$32,110	$11,610	$24,669	$2,859	$7,573
Long-term liabilities	$459	$334	$381	$285	$221	$140	$91
Shareholders’ equity	$29,454	$8,400	$33,200	$12,521	$24,995	$3,129	$7,868

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following Selected Unaudited Pro Forma Condensed Combined Financial Data is based on the historical financial data of OPKO and PROLOR, and has been prepared to illustrate the effects of the Merger. In addition, the Selected Unaudited Pro Forma Condensed Combined Statements of Operations from Continuing Operations Data include pro forma adjustments to reflect OPKO’s acquisition of certain net assets of Cytochroma Canada Inc., or Cytochroma. The Selected Unaudited Pro Forma Condensed Combined Financial Data does not give effect to any anticipated synergies, operating efficiencies or costs savings that may be associated with the Merger. The Selected Unaudited Pro Forma Condensed Combined Financial Data also does not include any integration costs the companies may incur related to the Merger as part of combining the operations of the companies. The Selected Unaudited Pro Forma Condensed Combined Statements of Income Operations from Continuing Operations Data below is presented as if the Merger were completed on January 1, 2012, and the Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data below is presented as if the Merger were completed on March 31, 2013. The unaudited pro forma financial data included in this joint proxy statement/prospectus is based on the historical financial statements of OPKO and PROLOR, and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements included in this joint proxy statement/prospectus. This data should be read in conjunction with OPKO’s and PROLOR’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. OPKO has not performed a detailed valuation analysis necessary to determine the fair market values of PROLOR’s assets to be acquired and liabilities to be assumed. Accordingly, the pro forma financial statements include only a preliminary allocation of the purchase price, which will be finalized after closing. The preliminary purchase price allocation is primarily based on the carrying value of PROLOR’s assets and liabilities. See also the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and notes thereto beginning on page 164.

	For the three months ended March 31, 2013	For the Year Ended December 31, 2012
	(In thousands, except share and per share data)
RESULTS OF CONTINUING OPERATIONS:
Total revenue	$31,376	$53,595
Operating loss	(13,352)	(62,479)
Loss from continuing operations before estimated nonrecurring charges related to the transaction attributable to the combined company	(41,252)	(56,521)
Loss from continuing operations before estimated nonrecurring charges related to the transaction per common share attributable to the combined company	$(0.11)	$(0.15)
Loss per common share, basic and diluted	$(0.11)	$(0.15)
Weighted average shares outstanding, basic and diluted:	398,888,845	388,089,437

As of March 31, 2013
(In thousands)
BALANCE SHEET DATA:
Current assets	$267,964
Current liabilities	60,035
Total assets	1,163,989
Total long-term liabilities	276,392
Total liabilities	336,427
Total shareholders’ equity	$828,601

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth certain selected per share data for each of OPKO and PROLOR separately on a historical basis as of and for the three months ended March 31, 2013 and as of and for the year ended December 31, 2012. It also includes unaudited pro forma combined per share data for OPKO, which combines the data of OPKO and PROLOR on a pro forma basis giving effect to the Merger. This data does not give effect to any anticipated synergies, operating efficiencies or costs savings that may be associated with the Merger. This data also does not include any integration costs the companies may incur related to the Merger as part of combining the operations of the companies. This data should be read in conjunction with OPKO’s and PROLOR’s historical consolidated financial statements and accompanying notes in their respective Annual Reports for the year ended December 31, 2012 and Quarterly Reports for the quarter ended March 31, 2013, which are incorporated by reference into this joint proxy statement/prospectus.

	As of and for the three months ended March 31, 2013	As of and for the year ended December 31, 2012
OPKO Historical Per Share Data:
Loss from continuing operations per share, basic and diluted	$(0.11)	$(0.11)
Cash dividends per share	—	—
Book value per diluted share	1.02	0.61

OPKO Unaudited Pro Forma Combined Per Share Data:
Loss from continuing operations per share, basic and diluted	$(0.11)	$(0.15)
Cash dividends per share	—	—
Book value per diluted share	2.14	1.77

Prolor Historical Per Share Data:
Loss from continuing operations per share, basic and diluted	$(0.07)	$(0.30)
Cash dividends per share	—	—
Book value per diluted share	0.46	0.55

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

Stock Prices

The table below sets forth, for the periods indicated, the high and low sales prices per share of OPKO common stock, which trades on the NYSE under the symbol “OPK,” and PROLOR common stock, which trades on the NYSE MKT under the symbol “PBTH.”

	OPKO		PROLOR
	Price Range of Common Stock		Price Range of Common Stock
Fiscal Year Ended	High	Low	High	Low
December 31, 2011:
First Quarter	$5.03	$3.43	$6.75	$4.55
Second Quarter	4.12	3.15	6.40	4.06
Third Quarter	4.74	3.49	6.50	3.95
Fourth Quarter	5.85	4.00	5.14	3.11
December 31, 2012:
First Quarter	$5.53	$4.63	$6.69	$4.36
Second Quarter	5.05	4.22	6.07	4.64
Third Quarter	4.80	4.00	5.32	4.66
Fourth Quarter	4.84	4.10	5.36	4.25
December 31, 2013:
First Quarter	$7.83	$4.83	$5.32	$4.54
Second Quarter (through )

Dividends

OPKO has never paid cash dividends on its common stock and does not anticipate paying cash dividends in fiscal year 2013. OPKO currently intends to retain earnings, if any, for use in its business. Prior to March 8, 2013, OPKO had shares of Series D Preferred Stock outstanding that had preferential dividend rights over any dividend payments to holders of OPKO common stock. On March 1, 2013, OPKO’s Board of Directors declared a cash dividend to all holders of its Series D Preferred Stock as of March 8, 2013. The total cash dividend was approximately $3.0 million. In addition, on March 1, 2013, OPKO’s Board of Directors also exercised its option to convert all 1,129,032 shares of OPKO’s outstanding Series D Preferred Stock into 11,290,320 shares of OPKO common stock, effective on March 8, 2013. Following the conversion, there are no outstanding shares of OPKO Series D Preferred Stock.

PROLOR has never paid cash dividends on its common stock. PROLOR currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

Comparative Per Share Market Value Data

The following table presents the closing per share price of OPKO common stock and PROLOR common stock as reported on the NYSE and the NYSE MKT, respectively, on each of April 23, 2013, the last trading day before OPKO and PROLOR announced that they had entered into the Merger Agreement, and                     , 2013, the latest practicable date before the printing of this joint proxy statement/prospectus. The table also includes the equivalent closing per share price of PROLOR common stock on those dates. These equivalent closing per share prices reflect the fluctuating value of the OPKO common stock that PROLOR stockholders would receive in exchange for each share of PROLOR common stock if the Merger had been completed on either of these dates, applying the Exchange Ratio of 0.9951 shares of OPKO common stock for each share of PROLOR common stock.

	OPKO Common Stock		PROLOR Common Stock		Equivalent PROLOR Price Per Share
April 23, 2013		$7.06		$5.83		$7.03
, 2013	$		$		$

The above table shows only historical comparisons. These comparisons may not provide meaningful information to PROLOR stockholders in determining whether to approve the PROLOR Merger Proposal. PROLOR stockholders are urged to obtain current market quotations for OPKO common stock and PROLOR common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Historical stock prices are not indicative of future stock prices.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus contain or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the other documents incorporated by reference and relate to a variety of matters, including: (1) the timing and anticipated completion of the proposed Merger, (2) the benefits and synergies expected to result from the proposed Merger and (3) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of OPKO and PROLOR, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus and those that are incorporated by reference into this joint proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include:

•	the effect of changes in the price of either OPKO’s or PROLOR’s common stock prior to the completion of the Merger on the consideration to be received by PROLOR’s stockholders;

•	the effect of changes in the number of shares of outstanding common stock of either OPKO or PROLOR prior to the completion of the Merger;

•	the potential adverse effects of the announcement and pendency of the Merger on OPKO’s or PROLOR’s stock price, business, financial condition, results of operations, reputation and business prospects;

•	restrictions on the business activities of OPKO and PROLOR while the Merger Agreement is in effect;

•	the potential adverse effects of the failure to complete the Merger on OPKO’s and PROLOR’s respective businesses, financial condition, results of operations or stock prices;

•	the effect of provisions in the Merger Agreement that could discourage or make it difficult for a third party to acquire PROLOR prior to the completion of the Merger;

•	litigation or adverse judgments relating to the proposed Merger;

•	the ability and timing of the parties to obtain required governmental approvals necessary to satisfy the conditions to the completion of the Merger;

•

tax matters relating to the proposed treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, and the recognition by the Internal Revenue Service, or the IRS, of such treatment;

•	risks relating to the successful integration of OPKO’s and PROLOR’s respective businesses and to realize the intended benefits of the Merger;

•	risks relating to the ability of the combined company to effectively manage its expanded operations following the Merger;

•	the expectation that the combined company will incur losses for the foreseeable future and will not become profitable in the near future;

•	the dilutive effect on OPKO’s current stockholders of the issuance of shares of OPKO common stock to PROLOR’s stockholders in connection with the Merger;

•	the risks related to loss of personnel in connection with or as a result of the Merger or the announcement of the Merger;

•	risks relating to the ability of the combined company to maintain OPKO’s and PROLOR’s preexisting business relationships and to establish new business relationships after the Merger is completed;

•	expenses relating to the Merger;

•

risks relating to the ability of the combined company to achieve the results described in the unaudited pro forma financial statements presented in this joint proxy statement/prospectus and the financial forecasts prepared by OPKO and PROLOR in connection with discussions concerning the Merger;

•	the effect of the completion of the Merger on the combined company’s stock price;

•	the risk of a decline in the market price of OPKO common stock if PROLOR stockholders sell the shares of OPKO common stock received in the Merger;

•	risks relating to the ability of the combined company to utilize OPKO’s and PROLOR’s net operating loss carryforwards after the Merger is completed;

•

differences in the rights associated with the OPKO common stock to be received by PROLOR stockholders in exchange for their shares of PROLOR common stock and the rights associated with the PROLOR common stock;

•	the effects of charges to earnings that may result from the accounting treatment of the Merger; and

•	risks relating to the substantial indebtedness of the combined company following the completion of the Merger.

Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in “Part I—Item 1A—Risk Factors” of OPKO’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 18, 2013, “Part I—Item 1A—Risk Factors” of PROLOR’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 15, 2013, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by each of OPKO and PROLOR.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither OPKO nor PROLOR undertakes any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34, you should carefully consider the following risk factors before deciding how to vote your shares of OPKO common stock at the OPKO annual meeting and/or your shares of PROLOR common stock at the PROLOR special meeting. These factors should be considered in conjunction with the other information included by OPKO and PROLOR in this joint proxy statement/prospectus. If any of the risks described below or in the documents incorporated by reference into this joint proxy statement/prospectus actually materializes, the businesses, financial condition, results of operations, prospects or stock prices of OPKO, PROLOR and/or the combined company could be materially and adversely affected. See the section titled “Where You Can Find Additional Information” beginning on page 174.

Risks Related to the Merger

Because the Exchange Ratio is fixed and will not be adjusted in the event of changes in the price of either OPKO’s or PROLOR’s common stock, the market value of the shares of OPKO common stock to be received by the PROLOR stockholders in connection with the Merger is subject to change prior to the completion of the Merger.

The Exchange Ratio is fixed such that each share of PROLOR common stock will be converted into the right to receive 0.9951 of a share of OPKO common stock in connection with the Merger. No adjustments to this Exchange Ratio will be made pursuant to the Merger Agreement based on changes in the price of either the OPKO common stock or the PROLOR common stock prior to the completion of the Merger. Changes in stock prices may result from a variety of factors, including, among others, general market and economic conditions, changes in OPKO’s or PROLOR’s respective businesses, operations and prospects, market assessment of the likelihood that the Merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond OPKO’s or PROLOR’s control.

As a result of any such changes in stock prices, the market value of the shares of OPKO common stock that a PROLOR stockholder will receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the OPKO annual meeting, the date of the PROLOR special meeting or the date on which such PROLOR stockholder actually receives its shares of OPKO common stock. For example, based on the range of closing prices of OPKO common stock during the period from April 23, 2013, the last trading day before OPKO and PROLOR announced that they had entered into the Merger Agreement, through             , 2013, the latest practicable date before the printing of this joint proxy statement/prospectus, the Exchange Ratio represented a market value ranging from a low of $         to a high of $         for each share of PROLOR common stock. Accordingly, at the time of the OPKO annual meeting or the PROLOR special meeting, as the case may be, neither the OPKO stockholders nor the PROLOR stockholders, as the case may be, will know or be able to calculate the exact market value of the consideration the PROLOR stockholders will receive upon completion of the Merger.

Changes in the number of shares of outstanding common stock of either OPKO or PROLOR prior to the completion of the Merger would result in a corresponding change to the relative ownership percentages of the current OPKO stockholders and the current PROLOR stockholders in the combined company.

Based on the number of shares of OPKO common stock and PROLOR common stock outstanding as of             , 2013, the latest practicable date before the printing of this joint proxy statement/prospectus, if the Merger had been completed on such date, the holders of PROLOR common stock would have been entitled to receive shares of OPKO common stock representing approximately     % of all shares of OPKO common stock outstanding immediately following the completion of the Merger. OPKO stockholders would have continued to own their existing shares, which would not have been affected by the Merger, and such shares would have represented approximately     % of all shares of OPKO common stock outstanding immediately following the completion of the Merger. However, because the Exchange Ratio is fixed, to the extent that the number of shares of outstanding

OPKO common stock or PROLOR common stock changes prior to the completion of the Merger, whether due to any new issuance of shares of OPKO common stock or PROLOR common stock, any exercise of any outstanding options or warrants to purchase shares of OPKO common stock or PROLOR common stock, or otherwise, there will automatically occur a corresponding change in the relative ownership percentages of the combined company by the current OPKO stockholders and the current PROLOR stockholders.

The announcement and pendency of the Merger could have an adverse effect on OPKO’s and/or PROLOR’s stock price, business, financial condition, results of operations, reputation and business prospects.

The parties’ efforts to complete the Merger could cause substantial disruptions in OPKO’s and/or PROLOR’s respective businesses, which could have an adverse effect on their respective financial results. Among other things, uncertainty as to whether the Merger will be completed may affect the ability of OPKO and/or PROLOR to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the Merger is pending because employees may experience uncertainty about their future roles with the combined company.

Uncertainty as to the future could adversely affect OPKO’s or PROLOR’s respective businesses, reputation and relationships with potential customers. For example, vendors and others that deal with OPKO or PROLOR could defer decisions concerning working with such company, or seek to change existing business relationships with such company. Further, a substantial amount of the attention of management and employees of OPKO and PROLOR is being directed toward the completion of the Merger and thus is being diverted from such company’s day-to-day operations because matters related to the Merger (including integration planning) require substantial commitments of time and resources.

While the Merger Agreement is in effect, OPKO and PROLOR are subject to restrictions on their business activities.

While the Merger Agreement is in effect, each of OPKO and PROLOR is subject to restrictions on its business activities and must generally operate its business in the ordinary course consistent with past practice (subject to certain exceptions). These restrictions could prevent each of OPKO and PROLOR from pursuing attractive business opportunities (if any) that arise prior to the completion of the Merger and are generally outside the ordinary course of its business, and otherwise have a material adverse effect on its future results of operations or financial condition.

Failure to complete the Merger could negatively impact OPKO’s and PROLOR’s respective businesses, financial condition, results of operations or stock prices.

Completion of the Merger is conditioned upon PROLOR and OPKO satisfying certain closing conditions as set forth in the Merger Agreement, including: (i) the approval of the OPKO Share Issuance Proposal by the OPKO stockholders; (ii) the approval of the PROLOR Merger Proposal by the PROLOR stockholders; (iii) the termination or expiration of the waiting period and any extension applicable to the Merger under the HSR Act; (iv) receipt of the required approvals/clearances from the Israeli Securities Authority and the Israeli Income Tax Commission; (v) the absence of any temporary restraining order, preliminary or permanent injunction or other order by a court or other governmental entity having the effect of making illegal or otherwise prohibiting the consummation of the Merger; and (vi) the approval for listing on the NYSE of the shares of OPKO common stock issuable in connection with the Merger. The required conditions to closing may not be satisfied in a timely manner, if at all, or, if permissible, waived. If the Merger is not consummated for these or any other reasons, the ongoing business of PROLOR and OPKO may be adversely affected and will be subject to a number of risks including:

•	The risk that the pursuit of the Merger could lead to PROLOR’s and OPKO’s failure to pursue other beneficial opportunities as a result of the focus of PROLOR’s and OPKO’s management on the Merger;

•

Under the Merger Agreement, each of OPKO and PROLOR is subject to certain restrictions on the conduct of its business prior to completing the Merger, which restrictions could adversely affect its ability to realize certain of its respective business strategies;

•	The market price of PROLOR’s and OPKO’s common stock may decline to the extent that the current market price reflects a market assumption that the Merger will be completed;

•	PROLOR and OPKO may experience negative reactions to the termination of the Merger from suppliers, strategic partners, vendors, investors or analysts;

•	Neither OPKO nor PROLOR would realize any of the anticipated benefits of having completed the Merger;

•	PROLOR may be required to pay a termination fee of $14,400,000 or $9,600,000 to OPKO if the Merger Agreement is terminated under certain circumstances;

•	OPKO may be required to pay a termination fee of $9,600,000 to PROLOR if the Merger Agreement is terminated under certain circumstances; and

•

The expenses of each of PROLOR and OPKO incurred related to the Merger, such as legal and accounting fees, must be paid even if the Merger is not completed and may not, except in certain circumstances, be recovered from the other party.

In addition, any delay in the consummation of the Merger, or any uncertainty about the consummation of the Merger, may adversely affect either or both companies’ respective future businesses, growth, revenue and results of operations.

The Merger Agreement contains provisions that could discourage or make it difficult for a third party to acquire PROLOR prior to the completion of the Merger.

The Merger Agreement contains provisions that make it difficult for PROLOR to entertain a third-party proposal for an acquisition of PROLOR. These provisions include the general prohibition on PROLOR’s soliciting or engaging in discussions or negotiations regarding any alternative acquisition proposal after the completion of the go-shop period, and the requirement that PROLOR pay a termination fee of $14,400,000 or $9,600,000 (as applicable) to OPKO if the Merger Agreement is terminated in specified circumstances. See the sections titled “The Merger Agreement—Restrictions on Solicitation,” “The Merger Agreement— Recommendation of PROLOR’s Board of Directors; Change of Recommendation” and “The Merger Agreement—Termination Fees and Expenses” beginning on pages 91, 92 and 98, respectively. These provisions might discourage an otherwise-interested third party from considering or proposing an acquisition of PROLOR, even one that may be deemed of greater value to PROLOR’s stockholders than the Merger. Furthermore, even if a third party elects to propose an acquisition, the termination fee may result in that third party’s offering of a lower value to PROLOR’s stockholders than such third party might otherwise have offered.

Several lawsuits have been filed against PROLOR, the members of PROLOR’s Board of Directors, OPKO and POM challenging the Merger, and an adverse judgment in any such lawsuit may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

Six putative class action lawsuits have been filed in connection with the Merger: (1) Peter Turkell v. PROLOR Biotech, Inc., et al. (Case No. A-13-680860-B), filed April 29, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; (2) Floyd A. Fried v. PROLOR Biotech, Inc., et al., (Case No. A-13-681060), filed May 1, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; (3) Marc Henzel v. PROLOR Biotech, Inc., et al. (Case No. A-13-681020-C), filed May 1, 2013, in the Eighth Judicial District Court in and for Clark County, Nevada; (4) Bradford W. Baer, et al., v. PROLOR Biotech, Inc. et al. (Case No. A-13-681218-B, filed May 3, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; (5) James Hegarty v. PROLOR Biotech, Inc., et al (Case No. A-13-681250-C), filed May 6, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; and (6) Jorge L. Salas, et al. v. PROLOR Biotech, Inc., et al. (Case No. A-13-681279-C), filed May 6, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada.

All six suits name PROLOR, the members of PROLOR’s Board of Directors and OPKO as defendants and the Fried and Salas suits also name POM as a defendant. All six lawsuits are brought by purported holders of PROLOR’s common stock, both individually and on behalf of a putative class of PROLOR’s stockholders, alleging that PROLOR’s Board of Directors breached its fiduciary duties in connection with the proposed Merger by purportedly failing to maximize stockholder value, and that PROLOR and OPKO aided and abetted the alleged breaches and the Fried and Salas suits also allege that POM aided and abetted the alleged breaches. All six lawsuits seek equitable relief, including, among other things, to enjoin consummation of the Merger, rescission of the Merger Agreement and (in all of the suits other than the Turkell suit) an award of all costs, including reasonable attorneys’ fees. Certain of the complaints additionally seek compensatory and/or rescissionary damages, and/or imposition of a constructive trust for any benefits improperly received by the defendants.

Each of PROLOR, OPKO and POM believes that the claims made in these lawsuits are without merit and intends to defend such claims vigorously; however, there can be no assurance that any of the companies will prevail in its defense of any of these lawsuits to which it is a party. Further, additional claims beyond those that have already been filed may be brought by the current plaintiffs or by others in an effort to enjoin the proposed Merger or seek monetary relief from PROLOR, OPKO or POM. An unfavorable resolution of any such litigation surrounding the proposed Merger could delay or prevent the consummation of the Merger. In addition, the cost of defending the litigation, even if resolved favorably, could be substantial. Such litigation could also substantially divert the attention of OPKO’s and PROLOR’s management and their resources in general. Due to the preliminary nature of all six suits, none of PROLOR, OPKO or POM is able at this time to estimate their outcome.

Certain directors and executive officers of OPKO and PROLOR may have interests that may be different from, or in addition to, interests of OPKO and PROLOR stockholders generally.

Certain of OPKO’s and PROLOR’s directors, executive officers and stockholders have conflicts of interest that may influence them to support or approve the Merger without regard to the interests of other stockholders. Specifically, PROLOR is subject to an employment agreement with Mr. Novik, PROLOR’s President, that provides for severance benefits upon a qualifying termination within 12 months following the completion of the Merger. In addition, certain of PROLOR’s officers and directors hold unvested options to purchase shares of PROLOR common stock, which will become fully vested and exercisable upon the consummation of the Merger pursuant to the stock option agreements between PROLOR and such officers and directors governing their stock options. As described in greater detail in the section titled “The Merger Agreement—Indemnification and Insurance for Directors and Officers,” PROLOR’s current and past officers and directors are also entitled to continued indemnification and insurance coverage after the Merger is completed. Furthermore, certain directors of PROLOR are also executive officers, directors and stockholders of OPKO. Dr. Frost, the Chairman of the Board of Directors of PROLOR and the holder of approximately     % of the outstanding shares of PROLOR common stock as of the date of this joint proxy statement/prospectus, is OPKO’s Chairman and Chief Executive Officer and the holder of approximately     % of the outstanding shares of OPKO common stock, as of the date of this joint proxy statement/prospectus. Dr. Hsiao, a stockholder of PROLOR and a member of the Board of Directors of PROLOR, is OPKO’s Vice Chairman of its Board of Directors and Chief Technical Officer and the holder of approximately     % of the outstanding shares of OPKO common stock as of the date of this joint proxy statement/prospectus, and Mr. Rubin, a stockholder of PROLOR and a member of the Board of Directors of PROLOR, is OPKO’s Executive Vice President—Administration, a member of the Board of Directors of OPKO, and a less than 5% stockholder of OPKO and PROLOR. These interests, among others, may influence such directors, executive officers and stockholders to support or approve the Merger. Stockholders of both companies should be aware of these interests when considering the PROLOR and OPKO board of directors’ recommendations that they vote in favor of the PROLOR Merger Agreement Proposal, or the OPKO Share Issuance Proposal, as the case may be. See “The Merger—Interests of OPKO and PROLOR Directors and Executive Officers in the Merger” beginning on page 72.

Obtaining required governmental approvals necessary to satisfy the conditions to the completion of the Merger may delay or prevent completion of the Merger.

The completion of the Merger is conditioned upon the receipt of certain governmental authorizations, consents, orders or other approvals, including the expiration or termination of the waiting period under the HSR Act and receipt of the required approvals/clearances from the Israeli Securities Authority and the Israeli Income Tax Commission. OPKO and PROLOR intend to pursue all required approvals in accordance with the Merger Agreement. These approvals may impose conditions on or require divestitures relating to the operations or assets of OPKO or PROLOR and such conditions or divestitures may jeopardize or delay the completion of the Merger or may reduce the anticipated benefits of the Merger. Further, no assurance can be given that the required approvals will be obtained and, even if all such approvals are obtained, no assurance can be given as to the terms, conditions and timing of the approvals or whether they will satisfy the terms of the Merger Agreement. See the sections titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 95 for a discussion of the conditions to the completion of the Merger, and “The Merger—Regulatory Approvals Required for the Merger” beginning on page 73.

If the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the stockholders of PROLOR may be required to pay substantial U.S. federal income taxes.

OPKO and PROLOR intend, and each will receive an opinion from its respective tax counsel to the effect, that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions of such respective tax counsel will be based on certain assumptions, representations and covenants made by OPKO, POM and PROLOR. If any of those representations, covenants and assumptions is inaccurate, the conclusions reached by counsel in such opinions may not apply. Moreover, the opinions of such tax counsel do not bind the IRS, nor do they prevent the IRS from adopting a contrary position. Neither OPKO nor PROLOR has requested, or intends to request, a ruling from the IRS with respect to the tax consequences of the Mergers, and there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. If the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, PROLOR stockholders who will realize a gain will generally be subject to income tax on such gain on their receipt of OPKO common stock in connection with the Mergers. For a more complete discussion of the tax consequences of the Mergers, see the section titled “Material United States Federal Income Tax Consequences of the Mergers” beginning on page 76.

Risks Related to the Combined Company if the Merger Is Completed

The failure to integrate successfully the businesses of OPKO and PROLOR in the expected timeframe would adversely affect the combined company’s future results and the market price of the combined company’s common stock following the completion of the Merger.

The success of the Merger will depend, in large part, on the ability of the combined company to realize the anticipated benefits of the Merger. To realize such benefits, the combined company must successfully integrate OPKO’s and PROLOR’s respective businesses. This integration will be complex and time-consuming. The failure to successfully integrate and manage the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Merger. Potential difficulties that may be encountered in the integration process include the following:

•	Complexities associated with managing the larger, more complex, combined business;

•	Integrating personnel from the two companies;

•	The loss of key employees;

•

Potential issues with respect to the Phase 3 clinical trials for PROLOR’s long-acting version of human growth hormone, hGH-CTP, including the risk that such trials will not be completed on a timely basis or at all, that earlier clinical results may not be reproducible or indicative of future results;

•

Potential issues with respect to hGH-CTP and/or any of PROLOR’s compounds under development, including the risk that any such compound may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the indications being studied or for other indications and that currently available products, as well as products under development by others, may prove to be as or more effective than PROLOR’s products for the indications being studied;

•	Potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Merger; and

•	Performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

If any of these events were to occur, the ability of the combined company to maintain relationships with customers, suppliers and employees or the combined company’s ability to achieve the anticipated benefits of the Merger could be adversely affected, the combined company’s earnings could be reduced or the combined company’s business and financial results could be adversely affected, any of which could adversely affect the market price of the combined company’s common stock.

The combined company’s future results will suffer if the combined company does not effectively manage its expanded operations following the Merger.

Following the Merger, the size of the combined company’s business will be larger than the current businesses of OPKO and PROLOR. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for the combined company’s management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Neither OPKO nor PROLOR can assure you that the combined company will be successful or that the combined company will realize the expected operating efficiencies, annual net operating synergies, revenue enhancements and other benefits currently anticipated to result from the Merger.

OPKO and PROLOR expect the combined company to incur losses for the foreseeable future and do not expect the combined company to become profitable in the near future.

Each of OPKO and PROLOR has a limited operating history, neither is profitable and each has incurred losses since its inception. Consequently, OPKO and PROLOR expect that the combined company will incur losses for the foreseeable future, and these losses will likely increase as the combined company continues OPKO’s and PROLOR’s combined research activities and conducts development of, and seeks regulatory approvals and clearances for, its product candidates, and prepares for and begins to commercialize any approved or cleared products. If the combined company’s product candidates fail in clinical trials or do not gain regulatory approval or clearance, or if such product candidates do not achieve market acceptance, the combined company may never become profitable. In addition, if the U.S. Food and Drug Administration, or the FDA, requires the combined company to perform studies in addition to those currently anticipated, its expenses will increase beyond current expectations and the timing of any potential product approval may be delayed. Even if the combined company achieves profitability in the future, it may not be able to sustain profitability in subsequent periods.

The issuance of shares of OPKO common stock to PROLOR stockholders in connection with the Merger will substantially dilute the voting power of current OPKO stockholders.

Pursuant to the terms of the Merger Agreement, and based on the number of shares of PROLOR common stock outstanding as of the date of the Merger Agreement, OPKO and PROLOR anticipate that, in connection with the Merger, OPKO will issue shares of OPKO common stock to PROLOR stockholders representing approximately     % of the shares of OPKO common stock outstanding immediately following the completion of the Merger. Accordingly, the issuance of shares of OPKO common stock to PROLOR stockholders in connection with the Merger will significantly reduce the relative voting power of each share of OPKO common stock currently held by OPKO stockholders.

The loss of key personnel could have a material adverse effect on the combined company’s business, financial condition or results of operations.

The success of the Merger will depend in part on the combined company’s ability to retain key OPKO and PROLOR employees who continue employment with the combined company after the Merger is completed.

These employees might decide not to remain with the combined company after the Merger is completed. If these key employees terminate their employment, the combined company’s activities might be adversely affected, management’s attention might be diverted from successfully integrating PROLOR’s operations to recruiting suitable replacements and the combined company’s business, financial condition or results of operations could be adversely affected. In addition, the combined company might not be able to locate suitable replacements for any such key employees who leave the combined company or offer employment to potential replacements on reasonable terms.

The success of the combined company will also depend on relationships with third parties and pre-existing customers of OPKO and PROLOR, which relationships may be affected by customer preferences or public attitudes about the Merger. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s success will be dependent on the ability to maintain and renew pre-existing business relationships of both OPKO and PROLOR and to establish new business relationships. There can be no assurance that the business of the combined company will be able to maintain pre-existing customer contracts of OPKO and other business relationships of OPKO or PROLOR, or enter into or maintain new customer contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important customer and other business relationships could have a material adverse effect on the business, financial condition or results of operations of the combined company.

In the event the Merger is completed, the combined company may incur significant expenses in connection with the integration of the two companies.

In the event the Merger is completed, the combined company may incur significant expenses in connection with the integration of the two companies, including integrating personnel, information technology systems, accounting systems, vendors and strategic partners of each company and implementing consistent standards, policies, and procedures.

Future results of the combined company may differ materially from the unaudited pro forma condensed combined consolidated financial statements presented in this joint proxy statement/prospectus and the financial forecasts prepared by PROLOR in connection with discussions concerning the Merger.

The future results of the combined company may be materially different from those shown in the unaudited pro forma condensed combined consolidated financial statements presented in this joint proxy statement/prospectus, which show only a combination of the historical results of OPKO and PROLOR, and the financial forecasts prepared by PROLOR in connection with discussions concerning the Merger. OPKO expects to incur significant costs associated with the completion of the Merger and combining the operations of the two companies, the exact magnitude of which is not yet known. Furthermore, these costs may decrease capital that could be used by OPKO to fund research and development, to fund clinical trials and to fund the commercialization and marketing of products in the future, as well as its ability to pursue acquisitions of products, technologies or companies.

The market price of the combined company’s common stock may decline as a result of the Merger.

The market price of the combined company’s common stock may decline as a result of the Merger for a number of reasons, including if:

•	the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated;

•	the effect of the Merger on the combined company’s business and prospects is not consistent with the expectations of financial or biotechnology industry analysts; or

•	investors react negatively to the effect of the Merger on the combined company’s business and prospects.

If PROLOR stockholders sell the shares of OPKO common stock received in the Merger, they could cause a decline in the market price of the combined company’s common stock.

OPKO’s issuance of common stock in the Merger will be registered with the SEC. As a result, those shares will be immediately available for resale in the public market, except that shares of OPKO common stock received by PROLOR stockholders who are or become affiliates of OPKO for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. If PROLOR stockholders sell significant amounts of the OPKO common stock received by them in the Merger or holders of the combined company’s common stock sell significant amounts of common stock immediately after the Merger is completed, the market price of the combined company’s common stock may decline.

The price of OPKO common stock after the Merger is completed may be affected by factors different from those currently affecting the shares of OPKO or PROLOR, individually, prior to the completion of the Merger.

Upon completion of the Merger, holders of PROLOR common stock will become holders of OPKO common stock. The business of OPKO differs from the business of PROLOR in important respects and, accordingly, the results of operations of the combined company and the price of its common stock following the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of OPKO and PROLOR. For a discussion of the businesses of OPKO and PROLOR and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus referred to under the section titled “Where You Can Find Additional Information” beginning on page 174.

The combined company’s ability to utilize its net operating loss carryforwards in the future may be substantially limited by Section 382 of the Code.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” within the meaning of Section 382 of the Code is subject to limitations on its ability to utilize net operating loss carryforwards generated prior to such ownership change to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (which is generally three years). If an ownership change occurs, Section 382 imposes an annual limitation on the amount of income against which pre-ownership change net operating loss carryforwards may be offset generally equal to the value of the stock of the corporation immediately prior to the ownership change, multiplied by the adjusted federal tax-exempt rate set by the IRS.

As a result of the Merger, each of OPKO and PROLOR may undergo an “ownership change” for purposes of Section 382 of the Code. Accordingly, the combined company’s ability to utilize OPKO’s and PROLOR’s net operating loss carryforwards may be limited as described in the preceding paragraph. These limitations could in turn result in increased future tax payments for the combined company, which could have a material adverse effect on the business, financial condition or results of operations of the combined company.

The rights associated with the OPKO common stock to be received by PROLOR stockholders as a result of the Merger will be different than the rights associated with the PROLOR common stock.

The rights associated with PROLOR common stock are different from the rights associated with OPKO common stock. See the section of this joint proxy statement/prospectus titled “Comparison of Rights of Holders of OPKO Common Stock and PROLOR Common Stock” for a discussion of the different rights associated with PROLOR common stock.

Charges to earnings resulting from the application of the acquisition method of accounting may adversely affect the market value of OPKO common stock following the Merger.

In accordance with GAAP, OPKO will be considered the acquiror of PROLOR for accounting purposes. OPKO will account for the Merger using the acquisition method of accounting. As a result, there may be charges related to the acquisition that are required to be recorded to OPKO’s earnings that could adversely affect the market value of OPKO common stock following the completion of the Merger. Under the acquisition method of accounting, OPKO will allocate the total purchase price to the assets acquired, including identifiable intangible assets, and liabilities assumed from PROLOR based on their fair values as of the date of the completion of the Merger, and record any excess of the purchase price over those fair values as goodwill. For certain tangible and intangible assets, revaluing them to their fair values as of the completion date of the Merger may result in OPKO’s incurring additional depreciation and amortization expense that may exceed the combined amounts recorded by OPKO and PROLOR prior to the Merger. This increased expense will be recorded by OPKO over the useful lives of the underlying assets. In addition, to the extent the value of goodwill or intangible assets become impaired after the Merger, OPKO may be required to incur charges relating to the impairment of those assets.

The combined company will have substantial indebtedness following the Merger, which may limit its financial flexibility.

Following the completion of the Merger, the combined company is expected to have approximately $219.1 million in pro-forma total debt outstanding, all of which is associated with OPKO. This amount of indebtedness may limit the combined company’s flexibility as a result of its debt service requirements, and may limit the combined company’s ability to access additional capital and make capital expenditures and other investments in its business, to withstand economic downturns and interest rate increases and to plan for or react to changes in its business and its industry.

There can be no assurance that additional capital will be available to the combined company on acceptable terms, or at all, and any such failure to secure additional capital on acceptable terms or at all could adversely impact its business, results of operations, liquidity, capital resources and financial condition. If the combined company is not able to secure additional funding when needed, it may have to delay, reduce the scope of, or eliminate one or more of its clinical trials or research and development programs. To the extent that the combined company raises additional funds by issuing equity securities, its stockholders may experience additional significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent that the combined company raises additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to its technologies or product candidates or grant licenses on terms that may not be favorable to the combined company. The combined company may seek to access the public or private capital markets whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time.

Other Risks Related to OPKO and PROLOR

In addition to the foregoing risks, OPKO and PROLOR are, and will continue to be, subject to the risks described under “Part I—Item 1A—Risk Factors” in OPKO’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 18, 2013; under “Part I—Item 1A—Risk Factors” of PROLOR’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 15, 2013; and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by each of OPKO and PROLOR.

THE MERGER

Structure of the Merger

In accordance with the Merger Agreement and the NRS, at the Effective Time, POM, a wholly owned subsidiary of OPKO formed solely for the purpose of facilitating the Merger, will merge with and into PROLOR, with PROLOR continuing as the surviving corporation, or the Surviving Corporation, and a wholly owned subsidiary of OPKO. The Merger will become effective when articles of merger are filed with the Secretary of State of the State of Nevada or at such later time as agreed to by the parties and specified in the articles of merger (not to be later than 90 days after the filing of the articles of merger). At the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of POM in effect immediately prior to the Effective Time, and the bylaws of the Surviving Corporation shall be the bylaws of POM in effect immediately prior to the Effective Time, except that each will be amended to change the name of the company therein to “PROLOR Biotech, Inc.” As promptly as practicable after the completion of the Merger, PROLOR will merge with and into a Delaware limited liability company, wholly owned by OPKO, with the Delaware limited liability company surviving as a wholly owned subsidiary of OPKO.

If the OPKO stockholders approve the OPKO Share Issuance Proposal and the PROLOR stockholders approve the PROLOR Merger Proposal, then OPKO and PROLOR expect the Merger to be completed as soon as practicable following the OPKO annual meeting and PROLOR special meeting. Upon completion of the Merger, shares of PROLOR common stock will be delisted from the NYSE MKT and the Tel Aviv Stock Exchange and there will no longer be a public trading market for the PROLOR common stock. In addition, the PROLOR common stock will be deregistered under the Exchange Act and PROLOR will cease to file periodic reports with the SEC. Following the completion of the Merger, the OPKO common stock will continue to be traded on the NYSE under the symbol “OPK.”

What PROLOR Stockholders Will Receive in the Merger

Upon completion of the Merger, by virtue of the Merger and without any action on the part of the holders of PROLOR common stock, each share of PROLOR common stock outstanding as of the Effective Time (other than any shares of PROLOR common stock held by OPKO, PROLOR, POM or any other subsidiaries of OPKO or PROLOR, which will be cancelled upon completion of the Merger) will be converted into the right to receive 0.9951 of a share of OPKO common stock.

If PROLOR’s common stock is changed into, or exchanged for, a different number of shares or a different class prior to the Effective Time, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, then the Exchange Ratio will be adjusted to provide the holders of PROLOR’s common stock, warrants, and, to the extent required under PROLOR’s 2005 Stock Incentive Plan, 2007 Equity Incentive Plan and 2007 Israeli Sub Plan for the 2007 Equity Incentive Plan, stock options and other equity awards issued under such plans, the same economic effect as contemplated by the Merger Agreement. However, the Exchange Ratio is otherwise fixed and no adjustments to the Exchange Ratio will be made based on changes in the price of either the OPKO common stock or PROLOR common stock prior to the completion of the Merger. Changes in stock price may result from a variety of factors, including, among others, general market and economic conditions, changes in OPKO’s or PROLOR’s respective businesses, operations and prospects, the market assessment of the likelihood that the Merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond OPKO’s or PROLOR’s control.

As a result of any changes in the price of either the OPKO common stock or PROLOR common stock, the market value of the shares of OPKO common stock that PROLOR’s stockholders will receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the OPKO annual meeting, the date of the PROLOR special meeting or the date on which the PROLOR stockholders actually receive their shares of OPKO common stock. For example, based on the range of closing prices of OPKO common stock during the period from April 23, 2013, the last trading day before the public announcement of the Merger, through                 , 2013, the latest practicable date before the printing of this joint proxy statement/prospectus, the Exchange Ratio represented a market value ranging

from a low of $          to a high of $         for each share of PROLOR common stock. Accordingly, at the time of the OPKO annual meeting or the PROLOR special meeting, as the case may be, neither the OPKO stockholders nor the PROLOR stockholders, as the case may be, will know or be able to calculate the exact market value of the consideration the PROLOR stockholders will receive upon completion of the Merger.

No fractional shares of OPKO common stock will be issued to PROLOR stockholders in connection with the Merger. Instead, a PROLOR stockholder who would otherwise be entitled to a fractional share (after taking into account all certificates delivered by such stockholder) will receive one full share of OPKO common stock in lieu of such fractional share.

For an additional description of what PROLOR stockholders will receive in connection with the Merger, see the section titled “The Merger Agreement—Merger Consideration” beginning on page 81.

Ownership of OPKO After the Completion of the Merger

Based on the number of shares of OPKO common stock and PROLOR common stock outstanding as of , 2013, the latest practicable date before the printing of this joint proxy statement/prospectus, if the Merger had been completed on such date, the holders of PROLOR common stock would have been entitled to receive shares of OPKO common stock representing approximately         % of all shares of OPKO common stock outstanding immediately following the completion of the Merger. OPKO stockholders would have continued to own their existing shares, which would not have been affected by the Merger, and such shares would have represented approximately         % of all shares of OPKO common stock outstanding immediately following the completion of the Merger. However, because the Exchange Ratio is fixed, to the extent that the number of shares of outstanding OPKO common stock or PROLOR common stock changes prior to the completion of the Merger, there will automatically occur a corresponding change in the relative ownership percentages of the combined company by the current OPKO stockholders and the current PROLOR stockholders. Such changes may occur due to, among other reasons, any new issuance of shares of OPKO common stock or PROLOR common stock, any exercise of outstanding options or warrants to purchase shares of OPKO common stock or PROLOR common stock, or otherwise. Although the Merger Agreement imposes limits on the ability of each of OPKO and PROLOR to issue additional shares of Common Stock, OPKO may issue shares or equity rights representing up to 20% of the outstanding shares of OPKO common stock outstanding as of the date of the Merger Agreement.

Treatment of PROLOR Stock Options and Warrants

Stock Options

Upon completion of the Merger, each option to purchase one share of PROLOR common stock that is outstanding and unexercised immediately prior to the Effective Time will be converted into an option to purchase OPKO common stock and (1) the number of shares of OPKO common stock subject to such option will be adjusted to an amount equal to the product of (a) the number of shares of PROLOR common stock subject to such option immediately before the Effective Time and (b) the Exchange Ratio, rounded down to the nearest whole share, and (2) the per share exercise price of such option will be adjusted to a price equal to the quotient of (a) the per share exercise price of such option and (b) the Exchange Ratio, rounded up to the nearest whole cent. OPKO will assume each such stock option in accordance with the terms and conditions of the applicable PROLOR equity incentive plan and stock option agreement relating to such PROLOR stock option, subject to the adjustments described in the preceding sentence and the substitution of OPKO and its Compensation Committee for PROLOR and its Compensation Committee with respect to the administration of each PROLOR equity incentive plan. In addition, pursuant to the stock option agreements governing PROLOR’s outstanding stock option awards, each PROLOR stock option will become fully vested and exercisable upon the consummation of the Merger. Dr. Havron and Messrs. Novik and Fima have each executed waiver agreements with PROLOR whereby they have waived their right to acceleration of the vesting of the stock options that were granted to each of them in February 2013 upon the closing of the Merger.

For example, if you hold an option to purchase up to 1,000 shares of PROLOR common stock at an exercise price of $2.00 per share, upon completion of the Merger, such option will be converted into an option to purchase up to 995 shares of OPKO common stock (995.1 shares rounded down to the nearest whole share) at an exercise price of $2.01 per share ($2.009 rounded up to the nearest whole cent).

As of                 , 2013, the latest practicable date before the printing of this joint proxy statement/prospectus, there were outstanding options to purchase                 shares of PROLOR common stock.

Warrants

Upon completion of the Merger and subject to the consent of the holder thereof, each warrant to purchase one share of PROLOR common stock that is outstanding and unexercised immediately prior to the Effective Time will be converted into a warrant to purchase OPKO common stock and (1) the number of shares of OPKO common stock subject to such warrant will be adjusted to an amount equal to the product of (a) the number of shares of PROLOR common stock subject to such warrant immediately before the Effective Time and (b) the Exchange Ratio, rounded up to the nearest whole share, and (2) the per share exercise price of such warrant will be adjusted to a price equal to the quotient of (a) the per share exercise price of such warrant and (b) the Exchange Ratio, rounded up to the nearest whole cent. OPKO will assume each such warrant in accordance with the terms and conditions thereof, subject to the conditions and adjustments described in the preceding sentence.

For example, if you hold a warrant to purchase up to 1,000 shares of PROLOR common stock at an exercise price of $2.00 per share, upon completion of the Merger, such warrant will be converted into a warrant to purchase up to 996 shares of OPKO common stock (995.1 shares rounded up to the nearest whole share) at an exercise price of $2.01 per share ($2.009 rounded up to the nearest whole cent).

As of                 , 2013, the latest practicable date before the printing of this joint proxy statement/prospectus, there were outstanding warrants to purchase                 shares of PROLOR common stock.

What OPKO Stockholders Will Receive in the Merger

OPKO stockholders will not receive any additional shares of OPKO common stock as a result of the Merger, and the rights associated with their shares of OPKO common stock will remain unchanged, except insofar as the relative voting power associated with such shares will be diluted as a result of the issuance of additional shares of OPKO common stock to PROLOR stockholders in connection with the Merger such that each share of OPKO common stock outstanding immediately prior to the completion of the Merger will represent a smaller percentage of the aggregate number of shares of OPKO common stock outstanding after the completion of the Merger than it did prior to completion of the Merger.

Treatment of OPKO Stock Options and Restricted Stock

Equity awards previously issued by OPKO will remain outstanding and will not be affected by the Merger.

Background of the Merger

As part of their ongoing management of the business and affairs of their respective companies, the PROLOR Board of Directors and the OPKO Board of Directors periodically evaluate available strategic alternatives and consider ways to enhance their respective company’s performance and prospects. For each company, as part of these reviews, and to enhance and maximize stockholder value, the reviews have included consideration of potential strategic transactions with other companies in the biopharmaceuticals industry and the potential benefits and risks of such transactions. In particular, PROLOR and OPKO each considered the potential benefits of a combination of the two companies and, on a few occasions during the past four years, OPKO and PROLOR engaged in informal, exploratory discussions regarding possible licensing arrangements, strategic alliances and joint ventures, including a potential strategic business combination. These discussions, however, remained exploratory and informal and did not result in any negotiations, agreement, arrangement, or understanding between the parties with respect to a business combination.

The PROLOR Board of Directors, together with PROLOR’s senior management and advisors, has periodically reviewed and considered various strategic opportunities available to PROLOR, including whether the continued execution of PROLOR’s strategy as a stand-alone company, equity offerings or the possible sale of PROLOR to, or a combination of PROLOR with, a third party offered the best avenue to enhance stockholder value. In the last four years, representatives of PROLOR held conversations from time to time with representatives of potential merger partners or purchasers in connection with potential business combination transactions. None of these conversations, negotiations or activities, other than those with OPKO, ultimately resulted in an agreement.

During the period from October 2012 through December 2012, PROLOR engaged in extensive discussions and negotiations with a pharmaceutical company, which we refer to as “Bidder A”, regarding a potential acquisition of PROLOR by Bidder A. Dr. Frost is a director of and deemed an affiliate of Bidder A. In the course of the discussions with Bidder A, and in consideration of certain potential conflicts of interest relating to Dr. Frost’s positions with PROLOR and Bidder A and his ownership interest in PROLOR, the PROLOR Board of Directors established the Special Committee, consisting of Mr. Stern and Dr. Gorecki. The Special Committee was charged by the PROLOR Board of Directors with the responsibility to, among other things, evaluate and negotiate a potential strategic transaction with Bidder A. The PROLOR Board of Directors authorized the Special Committee to engage its own outside advisors, including legal counsel and a financial advisor, to assist the Special Committee with its evaluation and negotiation of a potential strategic transaction between PROLOR and Bidder A.

In connection with its authority, and to assist with the exercise of its duties and responsibilities to evaluate and negotiate a potential strategic transaction between PROLOR and Bidder A, the Special Committee engaged DLA Piper as its outside legal counsel. In addition, the Special Committee considered several potential financial advisors to assist the Special Committee with its evaluation of a potential strategic transaction. After discussing and deliberating its various options, the Special Committee determined to engage Jefferies LLC, or Jefferies, which has provided financial advisory and other investment banking services to PROLOR and certain of its affiliates as well as other companies with which Dr. Frost is affiliated (but not including Bidder A), to act as financial advisor to the Special Committee in connection with a potential transaction involving all or a material portion of the equity or assets of PROLOR and its subsidiaries given, among other things, Jefferies’ familiarity with the business of PROLOR and its subsidiaries.

In December 2012, PROLOR entered into a confidentiality agreement with Bidder A to facilitate the exchange of confidential information relating to the parties’ respective businesses so that PROLOR and Bidder A could evaluate a potential strategic transaction between the two companies. During the course of December 2012, PROLOR and Bidder A discussed the potential terms of a transaction between the two companies, exchanged preliminary drafts of a merger agreement involving a merger of PROLOR with and into a subsidiary of Bidder A, and worked to negotiate the terms of a possible merger. Among other things, PROLOR and Bidder A engaged in negotiations regarding the specific value and amount of the per share consideration that Bidder A was prepared to offer to PROLOR stockholders, which was expected to consist of (i) a cash amount payable by Bidder A upon the closing of a potential transaction with Bidder A and (ii) one contingent value right representing the right to receive additional future cash payments from Bidder A upon PROLOR’s achievement of certain milestones. Following extensive due diligence by Bidder A, including site visits at the facilities of PROLOR and its suppliers, Bidder A determined not to proceed with an acquisition of PROLOR and suggested to PROLOR that the parties focus their future discussions on the licensing by PROLOR to Bidder A of specific applications of PROLOR’s technology. Over the following months, Bidder A’s and PROLOR’s respective management teams engaged in continued discussions regarding potential licensing arrangements; however, PROLOR and Bidder A did not reach a definitive agreement regarding any such arrangement.

In mid-March, Mr. Novik and Dr. Frost discussed, among other strategic transactions, the possibility of a business combination between PROLOR and OPKO. Mr. Novik and Dr. Frost discussed in general the potential structure of a transaction during the course of their discussion but did not engage in specific price discussions. Following their discussion, Mr. Novik contacted Dr. Gorecki and Mr. Stern, both members of the Special Committee, to inform them of the discussions with Dr. Frost, including with respect to a potential business combination between PROLOR and OPKO.

On April 2, 2013, Mr. Novik and Dr. Havron met with Dr. Frost and Mr. Rubin to discuss the terms of a potential business combination between PROLOR and OPKO. At that meeting, Mr. Novik, Dr. Havron, Dr. Frost and Mr. Rubin discussed the possible terms and structure upon which a transaction between OPKO and PROLOR could proceed. After extensive negotiations, Dr. Frost proposed to Mr. Novik and Dr. Havron that OPKO acquire PROLOR through a stock-for-stock merger transaction involving a fixed exchange ratio that would value PROLOR common stock at $7.00 per share.

Following the meeting between Mr. Novik, Dr. Havron and Dr. Frost, and in light of the potential conflicts of interest in Dr. Frost’s, Dr. Hsaio’s, and Mr. Rubin’s positions with OPKO and shareholdings in PROLOR and their membership on the PROLOR Board of Directors, the PROLOR Board of Directors charged the previously established Special Committee with evaluating and negotiating the terms under which a potential transaction between OPKO and PROLOR could occur and the PROLOR Board of Directors authorized PROLOR’s management to continue its discussions with OPKO regarding a potential business combination and to assist the Special Committee with its evaluation of a potential business combination between PROLOR and OPKO and negotiations with OPKO in connection with any such potential transaction.

On April 6, 2013, Mr. Novik met with Mr. Stern to discuss the terms of a potential business combination with OPKO, as proposed by Dr. Frost at the April 2nd meeting, including the structure of the transaction and the form and amount of consideration payable to PROLOR stockholders. Mr. Novik discussed the same matters with Dr. Gorecki on April 8, 2013.

During the following week, the Special Committee and members of PROLOR’s management, including Mr. Novik, held various discussions with DLA Piper, outside counsel to the Special Committee, and Greenberg Traurig, P.A., or Greenberg, outside counsel to PROLOR, regarding the potential terms under which OPKO would acquire PROLOR.

On April 9, 2013, the Special Committee verbally engaged Oppenheimer to deliver an opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the holders of PROLOR common stock (excluding OPKO, its subsidiaries and any of their respective affiliates) pursuant to the Merger Agreement. In addition, given Jefferies’ prior involvement in December 2012 in connection with a potential transaction involving PROLOR and Bidder A, it was determined that Jefferies would serve as financial advisor to PROLOR in connection with a potential transaction involving PROLOR and OPKO.

On April 10, 2013, the Special Committee met with representatives of DLA Piper and Oppenheimer to review in detail the potential transaction with PROLOR, including the premium of the Exchange Ratio over the then-current price of PROLOR common stock and structural aspects of the potential transaction. During the meeting, the Special Committee and representatives of DLA Piper reviewed the Special Committee’s fiduciary duties and discussed at length the impact of the proposed transaction on PROLOR stockholders, the nature of any potential conflicts of interest resulting from certain of PROLOR’s executives and members of the PROLOR Board of Directors having interests in both PROLOR and OPKO, and the existence of certain parties with large share positions in both PROLOR and OPKO, including Dr. Frost.

Following further discussions among PROLOR, OPKO and their respective counsel, on April 11, 2013, PROLOR and OPKO executed a confidentiality agreement and, OPKO and PROLOR, together with their respective management and counsel, commenced a due diligence review of the companies’ respective businesses and operations.

On April 16, 2013, the Special Committee, through its counsel, DLA Piper, submitted a draft of the Merger Agreement to OPKO and Akerman, outside counsel to OPKO, for review by the OPKO Board of Directors. Through discussions with its outside counsel, DLA Piper, between April 11, 2013 and April 16, 2013, the members of the Special Committee reviewed and discussed the terms of the Merger Agreement that was submitted to OPKO.

On April 16, 2013, after extensive discussions between the Special Committee and Oppenheimer during the period between April 10, 2013 and April 16, 2013, the Special Committee entered into an engagement letter with Oppenheimer which confirmed the terms of the Special Committee’s verbal engagement of Oppenheimer to deliver an opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the holders of PROLOR common stock (excluding OPKO, its subsidiaries and any of their respective affiliates) pursuant to the Merger Agreement.

On April 16, 2013, OPKO engaged Barrington to deliver an opinion as to the fairness, from a financial point of view, to OPKO of the consideration to be paid by OPKO in connection with the potential acquisition by OPKO of all or substantially all of the business, assets or capital stock of PROLOR.

On April 17, 2013, OPKO, through Akerman, submitted a revised draft of the Merger Agreement to the Special Committee through DLA Piper.

On April 18, 2013, the Special Committee met with Mr. Novik and representatives of DLA Piper, Oppenheimer and Jefferies to review the terms of the proposed transaction with OPKO, including the terms of the Merger Agreement and the proposed structure of the transaction. Representatives of DLA Piper discussed with the Special Committee the terms of the revised draft of the Merger Agreement from OPKO, the progress made with respect to due diligence and strategy for the negotiations of the terms of a definitive Merger Agreement. During the course of this meeting, Oppenheimer updated the Special Committee on the status of the work performed by it in connection with its fairness opinion analyses.

On April 19, 2013, the OPKO Board of Directors met with representatives of OPKO management and representatives of Akerman to review the terms of the proposed transaction with PROLOR, including the terms of the Merger Agreement and the proposed structure of the transaction. Representatives of OPKO management reviewed with the OPKO Board of Directors the engagement of Barrington, a corporate overview of PROLOR and a presentation of PROLOR’s hGH-CTP program, and the material relationships between OPKO and PROLOR, specifically relating to Dr. Frost, Dr. Hsiao and Mr. Rubin. Representatives of Akerman discussed with the OPKO Board of Directors the progress made with respect to due diligence and negotiation of the terms of a definitive Merger Agreement. Representatives of Akerman reviewed for the OPKO Board of Directors their fiduciary duties. Dr. Frost and Dr. Hsiao did not attend the meeting of the OPKO Board of Directors. Mr. Rubin attended the meeting of the OPKO Board of Directors and was present for the presentation of PROLOR’s business and the terms of the Merger Agreement and the proposed structure of the transaction, but recused himself from the Board’s discussion of the transaction.

Also on April 19, 2013, following the meeting of the OPKO Board of Directors, the Audit Committee of the OPKO Board of Directors met with representatives of OPKO management and representatives of Akerman to discuss the material relationships between OPKO and PROLOR, specifically relating to Dr. Frost, Dr. Hsiao and Mr. Rubin, and the standard of review for related party transactions under OPKO’s related party transaction policy.

Over the course of the following five days, PROLOR management and DLA Piper discussed with OPKO management and Akerman the terms of a potential transaction, exchanged drafts of the Merger Agreement and negotiated the terms and conditions of the Merger Agreement. During this period, PROLOR management and DLA Piper communicated with the Special Committee, Oppenheimer and Jefferies regarding the potential transaction.

Also on April 22, 2013, the Special Committee met with Mr. Novik and representatives of DLA Piper, Oppenheimer and Jefferies to continue the Special Committee’s consideration of a potential Merger with OPKO. Jefferies updated the Special Committee on the parties’ discussions with respect to the proposed price protection and go-shop provisions being negotiated with respect to the Merger. DLA Piper reported to the Special Committee that, through extensive negotiations, the parties had made significant progress on a definitive merger agreement. The Special Committee then discussed certain remaining open points to be resolved before a definitive agreement could be reached, including the negotiation of the proposed break-up fee, the circumstances in which higher and lower break-up fees would be payable, the possibility of a collar on the fixed Exchange Ratio and the length of the go-shop period.

During the course of April 22, 2013, and into the early morning hours of April 23, 2013, PROLOR management, with the assistance of DLA Piper and Jefferies, continued to negotiate the terms of the proposed Merger with OPKO management and Akerman.

On the morning of April 23, 2013, the Special Committee met to consider further the proposed transaction with OPKO. Also present at the meeting were Mr. Novik and representatives of DLA Piper, Oppenheimer and Jefferies. The Special Committee discussed in detail with representatives of DLA Piper the progress of the negotiations with OPKO over the past several weeks and reviewed in detail the terms of the proposed definitive merger agreement. Representatives of Oppenheimer orally delivered its opinion to the Special Committee that, as of April 23, 2013, and subject to certain assumptions, limitations and qualifications to be set forth in Oppenheimer’s written opinion to be subsequently delivered to the Special Committee, the Exchange Ratio was fair, from a financial point of view, to the holders of PROLOR common stock (excluding OPKO, its subsidiaries and any of their respective affiliates). Representatives of DLA Piper reviewed for the Special Committee their fiduciary duties and responsibilities and duties as members of the Special Committee. The Special Committee approved, and recommended that the PROLOR Board of Directors approve and adopt, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and unanimously recommended that PROLOR stockholders approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

After the Special Committee’s meeting on April 23, 2013, the PROLOR Board of Directors, including the Special Committee, met to consider the Merger Agreement and the proposed Merger. Also present for some or all of the meeting were representatives of DLA Piper, Greenberg, Oppenheimer and Jefferies. Dr. Frost, Mr. Rubin and Dr. Hsiao did not attend the meeting. The Special Committee discussed with the PROLOR Board of Directors the process and procedures followed in connection with the negotiation of the Merger Agreement and the proposed Merger and delivered its recommendation to the PROLOR Board of Directors regarding the Merger Agreement and the Merger. Representatives of DLA Piper described the terms and conditions of the Merger Agreement to the PROLOR Board of Directors. Representatives of Oppenheimer orally delivered its opinion to the PROLOR Board of Directors that, subject to certain assumptions, limitations and qualifications to be set forth in Oppenheimer’s written opinion to be subsequently delivered to the Special Committee, as of April 23, 2013, the Exchange Ratio was fair, from a financial point of view, to the holders of PROLOR common stock (excluding OPKO, its subsidiaries and any of their respective affiliates) pursuant to the Merger Agreement. Greenberg reviewed and discussed with the PROLOR Board of Directors its fiduciary duties. Jefferies discussed with the PROLOR Board of Directors the proposed process and procedures for the go-shop period. The PROLOR Board of Directors then discussed the terms and conditions of the Merger Agreement. The PROLOR Board of Directors approved and adopted the Merger Agreement, and approved the Merger and the other transactions contemplated by the Merger Agreement and unanimously recommended that PROLOR stockholders approve and adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.

On April 23, 2013, the OPKO Board of Directors met with representatives of OPKO management, Akerman and Barrington to consider further the proposed transaction with PROLOR. Representatives of OPKO’s management and representatives of Akerman reviewed with the Board the terms and conditions of the Merger Agreement and the proposed Merger. Representatives of Barrington reviewed with the OPKO Board of Directors its financial analysis of the proposed merger consideration and orally delivered its opinion to the OPKO Board of Directors that, as of April 23, 2013, the merger consideration was fair, from a financial point of view, to OPKO. Representatives of Akerman discussed with the OPKO Board of Directors, its fiduciary duties and the process and procedures for PROLOR’s go-shop period. The OPKO Board of Directors then discussed the terms and conditions of the Merger Agreement. Dr. Frost did not attend the meeting of the OPKO Board of Directors. Mr. Rubin and Dr. Hsiao attended the meeting of the OPKO Board of Directors and were present for the presentation of the terms of the Merger Agreement and the fairness opinion, but recused themselves from the Board’s discussion and deliberations relating to the transaction. The OPKO Board of Directors approved and adopted the Merger Agreement, and approved the Merger and the other transactions contemplated by the Merger Agreement and unanimously recommended (excluding Dr. Frost, Dr. Hsiao and Mr. Rubin) that OPKO stockholders approve the OPKO Share Issuance Proposal. Following the approval and recommendation of the OPKO Board of Directors, Barrington delivered its individual written opinion, dated April 23, 2013, a copy of which is attached hereto as Annex B.

During the course of April 23, 2013, PROLOR and OPKO, with the assistance of their respective legal and financial advisors, continued to negotiate and finalize the terms and conditions of the Merger Agreement and proposed Merger.

Late in the evening of April 23, 2013, OPKO and PROLOR executed the Merger Agreement. Early in the morning of April 24, 2013, OPKO and PROLOR issued a press release announcing the execution of the Merger Agreement.

On June 27, 2013, OPKO filed the registration statement with the SEC to register the OPKO common stock to be issued as consideration in the Merger, which registration statement included a preliminary version of this joint proxy statement/prospectus. On July 10, 2013, OPKO filed pre-effective amendment no. 1 to the registration statement with the SEC, which pre-effective amendment included this revised joint proxy statement/prospectus.

Recommendation of OPKO’s Board of Directors and its Reasons for the Merger

In evaluating the Merger and the Merger Agreement, the OPKO Board of Directors consulted with OPKO’s management and legal, financial and other advisors; and in reaching its decision to approve the Merger and enter into the Merger Agreement, the OPKO Board of Directors considered a number of factors, including the following factors which the OPKO Board of Directors viewed as generally supporting its decision to approve the Merger and the Merger Agreement.

•

The belief that the combination of OPKO’s and PROLOR’s businesses should result in significant strategic benefits to the combined company, which would benefit OPKO and its stockholders, including a late stage clinical product candidate and a more diversified pre-clinical product pipeline than OPKO currently has alone.

•

The OPKO Board of Directors and management’s analyses and understanding of the business, operations, financial performance and condition, strategy and future prospects of PROLOR, as well as economic and market conditions and trends in the markets in which PROLOR competes.

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The belief that PROLOR’s core CTP technology could lead to development of new, proprietary versions of existing therapeutic proteins with longer life spans, offering greatly improved therapeutic profiles and distinct market advantages, including significant reduction in the number of injections required to achieve the same therapeutic effect from the same dosage and faster commercialization and lower costs than those associated with new therapeutic proteins.

•

The belief that the Merger will enable OPKO to advance its objective of broadening its portfolio of market-transforming therapies in selected specialty markets. With the inclusion of PROLOR’s pipeline,

OPKO will have four significant products in Phase III clinical development and a robust pipeline of important therapeutic and unique diagnostic products in various stages of development.

•

By combining PROLOR’s late stage and early stage product candidates with OPKO’s own late stage and early stage product candidates, along with OPKO’s existing operational and financial capabilities, OPKO believes the Merger will further advance OPKO’s strategy of creating a multinational pharmaceutical company that seeks to establish industry leading positions in large, rapidly growing markets by leveraging its discovery, development and commercialization expertise and novel and proprietary technologies.

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Expectations regarding the broad applicability of PROLOR’s technology platforms and the commercial potential of its drug-product candidates for growth hormone deficiency, hemophilia, obesity and diabetes.

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OPKO’s easier access and lower costs of capital, as well as OPKO management’s significant drug development and commercialization expertise, should improve the speed and cost of bringing PROLOR’s clinical products to market.

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The fact that PROLOR’s CTP technology has been previously validated in the clinic. Specifically, Merck & Co. markets a drug called ELONVA®, a fertility drug follicle stimulating hormone (FSH) which uses CTP technology to extend the drug’s half-life from daily to weekly administration.

•	The expectation that the transaction allows OPKO to better leverage its sales channel to endocrinologists and other physicians with additional potential therapeutic products.

•

The oral opinion, subsequently confirmed in writing, of OPKO’s financial advisor Barrington, that, as of April 23, 2013, the Merger Consideration to be paid by OPKO to PROLOR is fair from a financial point of view to OPKO. The full text of the written opinion of Barrington, which sets forth the assumptions made, matters considered and limits on the review undertaken by Barrington, in rendering its opinion, are attached as Annex B to this joint proxy statement/prospectus. A summary of the presentation and opinion of Barrington appears in the section below titled “Opinion of Financial Advisor to OPKO’s Board of Directors.”

•

The Exchange Ratio is fixed and will not be adjusted for fluctuations in the market price of OPKO common stock or PROLOR common stock, and the fact that because the Exchange Ratio is fixed, the per share value of the Merger Consideration to be paid to PROLOR stockholders upon completion of the Merger could be significantly more or less than its implied value immediately prior to the announcement of the Merger Agreement.

•

Historical and current information concerning PROLOR’s business, financial condition, management, and product pipeline, and the results of a due diligence investigation of PROLOR conducted by OPKO’s management and advisors.

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The fact that senior executive officers of PROLOR, particularly Dr. Havron and Mr. Novik, who have an in-depth knowledge of PROLOR, its business and who were responsible for overseeing PROLOR’s product development efforts, will continue in senior executive roles after the Merger.

•	The fact that each of Mr. Novik and Dr. Havron agreed to waive accelerated vesting of a significant portion of the equity awards each would otherwise be entitled to in connection with the Merger.

•	The structure of the Merger and the terms and conditions of the Merger Agreement, including without limitation, the following:

¡	The probability that the conditions to the Merger will be satisfied.

¡	The provisions of the Merger Agreement that limit the ability of PROLOR to solicit and respond to offers for alternative transactions.

¡	That PROLOR may be required to pay a termination fee of $14,400,000 or $9,600,000 to OPKO if the Merger Agreement is terminated under certain circumstances.

The OPKO Board of Directors weighed the factors described above which the OPKO Board of Directors viewed generally as supporting the decision to approve the Merger and Merger Agreement against a number of other factors identified in its deliberations weighing negatively against the Merger, including without limitation, the following:

•

The fact that the shares of OPKO common stock to be issued in the Merger will represent         % of the outstanding common stock of the combined company immediately after completion of the Merger; thus causing OPKO’s stockholders as of immediately prior to completion of the Merger to experience immediate and significant dilution in their equity interests and voting power of OPKO upon completion of the Merger.

•

The amount of time required to complete the Merger, the possibility that the Merger may not be completed, and the potential adverse consequences to OPKO if the Merger is not completed, including the potential adverse effect on the reputation of OPKO, among other factors.

•	The possible negative effect of the public announcement of the Merger on OPKO’s stock price and the possible volatility in OPKO common stock that may occur during the pendency of the Merger.

•	The possibility that the anticipated benefits of the Merger may not be realized within the expected time period or at all or that they may be less significant than expected.

•	The risk that sales of substantial amounts of OPKO common stock immediately after the closing of the Merger could adversely affect the market price for OPKO’s common stock.

•	The risk of stockholder lawsuits that may be filed against OPKO or the OPKO Board of Directors in connection with the Merger Agreement.

•	The provisions of the Merger Agreement that require OPKO to pay PROLOR $9,600,000 if the Merger Agreement is terminated by PROLOR under certain circumstances.

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The risk of diverting the attention of OPKO’s senior management from other strategic priorities to implement the Merger and make arrangements for integration of each company’s operations and infrastructure following the Merger.

•

The potential impact of the restrictions under the Merger Agreement on OPKO’s ability to take certain actions during the period prior to the completion of the Merger (which may delay or prevent OPKO from undertaking business opportunities that may arise pending completion of the Merger.

•	The fees and expenses associated with completing the Merger.

•	The risks described in the section titled “Risk Factors” beginning on page 36.

The factors set forth above do not represent an exhaustive list of the factors given consideration by the OPKO Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the OPKO Board of Directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. In addition, individual members of the OPKO Board of Directors may have given differing weights to differing factors. The OPKO Board of Directors conducted an overall analysis of the factors described above as well as other factors, including through discussions with, and inquiry of, OPKO management and outside legal and financial advisors regarding certain of the matters above.

For the reasons set forth above, the OPKO Board of Directors determined that the issuance of shares of OPKO common stock to PROLOR’s stockholders in connection with the Merger is advisable and in the best interests of OPKO and its stockholders. The OPKO Board of Directors recommends that OPKO stockholders vote “FOR” the OPKO Share Issuance Proposal.

This explanation of OPKO’s reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements” on page 34.

Recommendation of PROLOR’s Board of Directors and its Reasons for the Merger

The PROLOR Board of Directors believes that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable and in the best interests of PROLOR and its stockholders. Accordingly, the PROLOR Board of Directors has approved the Merger Agreement, the Merger and the other transactions contemplated thereby and unanimously recommended that PROLOR stockholders approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

As described above under “—Background of the Merger,” the PROLOR Board of Directors, prior to and in reaching its decision at its meeting on April 23, 2013, to approve the Merger Agreement, the Merger and the other transactions contemplated thereby, consulted with PROLOR management and PROLOR’s and the Special Committee’s financial and legal advisors, considered the recommendation of the Special Committee and considered a variety of factors weighing positively in favor of the Merger, including, but not limited to, the following:

•	PROLOR Board of Directors’ understanding of the business, operations, financial performance and condition and future prospects of PROLOR as an independent entity;

•	PROLOR’s business, future prospects and financial performance and condition and current industry, economic and market conditions and trends in the markets in which PROLOR competes;

•	PROLOR Board of Directors’ understanding of OPKO’s business, operations, financial performance and condition and prospects;

•	the effects of the Merger on PROLOR’s employees, customers and community;

•

the value to be received by holders of PROLOR common stock in the Merger, including the fact that the consideration to be paid to holders of PROLOR common stock represented a 40% premium over the trading price of PROLOR common stock on April 8, 2013;

•

PROLOR Board of Directors’ belief that the Merger is likely to increase value to PROLOR stockholders, in part due to the opportunity that PROLOR stockholders will have to participate in the growth and opportunities of the combined company by virtue of the OPKO common stock to be received by PROLOR’s stockholders in connection with the Merger;

•

the opportunity, because the Exchange Ratio is fixed, for PROLOR stockholders to benefit from any increase in the trading price of OPKO common stock between the announcement of the Merger Agreement and the completion of the Merger;

•

the current and historical prices of PROLOR’s common stock and the fact that the Merger consideration represented a premium over the closing share price of PROLOR common stock on April 23, 2013, the day prior to the announcement of the Merger;

•

the PROLOR Board of Directors’ analysis of alternative means of creating stockholder value and pursuing PROLOR’s strategic goals (including pursuing PROLOR’s long-term business plan as an independent public company) and the risks and uncertainties of these alternatives to achieve PROLOR’s strategic goals;

•	the advantages that the combined entity will have over PROLOR as a standalone company, especially in the current economic environment;

•

the belief that the terms of the Merger Agreement and the other transaction documents, taken as a whole, provide a significant degree of certainty that the Merger will be completed, including the facts that (i) the conditions required to be satisfied prior to completion of the Merger, such as the receipt of PROLOR stockholder consent are expected to be satisfied, (ii) the Merger Agreement does not include a financing condition to OPKO’s obligation to consummate the Merger, and (iii) there are limited circumstances in which OPKO may terminate the Merger Agreement;

•

the fact the Merger Agreement contains a go-shop provision pursuant to which PROLOR had the right to solicit, encourage, facilitate and engage in discussions and negotiations with third parties with respect to competing proposals through June 2, 2013, and would have been permitted to continue discussions until June 22, 2013, with any party that had submitted, by June 2, 2013, a competing proposal that the PROLOR Board of Directors and the Special Committee determined in good faith would reasonably be expected to result in a Superior Proposal;

•

the ability of the PROLOR Board of Directors, subject to certain conditions, including the payment of a termination fee under certain circumstances, to exercise its fiduciary duties to consider and enter into potential superior alternative transactions, terminate the Merger Agreement or to change its recommendation to PROLOR’s stockholders to approve the Merger Agreement;

•

the review by the Special Committee, the PROLOR Board of Directors and the Special Committee’s legal advisor, DLA Piper, of the provisions of the Merger Agreement, including the go-shop provisions and the provisions of the Merger Agreement designed to enhance the probability that the Merger will be completed;

•

the Special Committee’s review and discussions with PROLOR’s management and outside advisors concerning the due diligence examination of the operations, financial condition, legal and regulatory compliance and prospects of OPKO;

•	the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable; and

•

the analysis and the oral opinion of Oppenheimer, subsequently confirmed in writing, as to the fairness of the Exchange Ratio (subject, in each case, to certain assumptions, limitations and qualifications to be set forth in Oppenheimer’s written opinion). The full text of the written opinion of Oppenheimer, which set forth the assumptions made, matters considered and limits on the review undertaken by Oppenheimer, in rendering its opinion, are attached as Annex C to this joint proxy statement/prospectus. A summary of the opinion of Oppenheimer appears in the section below titled “—Opinion of Financial Advisor to the Special Committee of PROLOR’s Board of Directors” beginning on page 63.

In addition to these factors, the PROLOR Board of Directors also considered the potential adverse impacts of other factors weighing negatively against the Merger, including, without limitation, the following:

•

the risk that, because the Exchange Ratio is fixed, PROLOR stockholders could be adversely affected by a decrease in the trading price of OPKO common stock after the date of execution of the Merger Agreement, and the fact that the Merger Agreement does not provide PROLOR with a price-based termination right or other similar protection, such as a “collar” with respect to OPKO’s stock price, for PROLOR or its stockholders;

•	the fact that, while the PROLOR Board of Directors expects that the Merger will be consummated, the Merger might not be completed in a timely manner or at all, due to a failure of certain conditions;

•

the risks and costs to PROLOR if the Merger does not close, including the diversion of management and employee attention, potential impediments to PROLOR executing an alternative business plan, and the lack of management employees to execute such a plan;

•

the fact that some of PROLOR’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of PROLOR stockholders generally, including those interests that are a result of employment and compensation arrangements with PROLOR executive officers and the manner in which they would be affected by the Merger, as described more fully in the section titled “The Merger— Interests of OPKO and PROLOR Directors and Executive Officers in the Merger” beginning on page 72;

•

the restrictions on the conduct of PROLOR’s business prior to the completion of the Merger, which may delay or prevent PROLOR from undertaking business opportunities that may arise during the term of the Merger Agreement, whether or not the Merger is completed;

•	that PROLOR will no longer exist as an independent company and that PROLOR stockholders may have less influence with OPKO after consummation of the Merger than they may have with PROLOR currently;

•

the risk that potential benefits and synergies sought in the Merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of PROLOR and OPKO;

•

that PROLOR would be prohibited from affirmatively soliciting acquisition proposals after execution of the Merger Agreement, and the possibility that the $14.4 million termination fee payable by PROLOR following the termination of the Merger Agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire PROLOR;

•

the risks that the financial results and the stock price of the combined company might decline, including the possible adverse effects on the stock price and financial results of the combined company if the benefits expected are not obtained on a timely basis or at all; and

•	the risks described in the section titled “Risk Factors” beginning on page 36.

The foregoing discussion of the factors considered by the PROLOR Board of Directors is not intended to be exhaustive, but, rather, includes the material factors considered by the PROLOR Board of Directors. In reaching its decision to approve and adopt the Merger Agreement and determine that the Merger is in the best interests of PROLOR and PROLOR stockholders, and, in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the PROLOR Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PROLOR Board considered all these factors as a whole, including discussions with, and questioning of, PROLOR management, PROLOR financial and legal advisors and the Special Committee’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its decision.

For the reasons set forth above, the PROLOR Board of Directors approved and adopted the Merger Agreement advisable and determined that the Merger is in the best interests of PROLOR and its stockholders, approved the Merger and the other transactions contemplated by the Merger Agreement and recommended that PROLOR stockholders approve and adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.

This explanation of PROLOR’s reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements” on page 34.

Opinion of Financial Advisor to OPKO’s Board of Directors

In connection with its review and analysis of the Merger, OPKO’s Board of Directors retained Barrington to furnish an opinion as to the fairness, from a financial point of view, of the consideration to be paid by OPKO in connection with the proposed transaction. At a meeting of OPKO’s Board of Directors on April 23, 2013 held to evaluate the proposed Merger, Barrington rendered its oral opinion to the independent members of OPKO’s Board of Directors (which opinion was subsequently confirmed in writing by delivery of Barrington’s written opinion dated the same date) that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications, and limitations set forth in its opinion, the merger consideration to be paid by OPKO to the holders of PROLOR common stock in the proposed transaction was fair, from a financial point of view, to OPKO.

The full text of the written opinion of Barrington, dated April 23, 2013 (as amended), which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. OPKO’s stockholders are urged to read the opinion in its entirety. Barrington’s opinion was provided to the OPKO Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the transactions contemplated by the Merger Agreement, is directed only to the fairness of the consideration to be paid in the proposed transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. The summary of the opinion of Barrington set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, among other things, Barrington:

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Discussed with certain members of the senior management of OPKO and PROLOR the past and current operations and financial condition and the prospects of OPKO and PROLOR, respectively, including information relating to certain strategic, financial and operational benefits anticipated from the transaction and projected operations and performance of OPKO and PROLOR, respectively;

•

Reviewed certain financial projections relating to PROLOR that Barrington prepared based on a composite of financial forecasts included in certain publicly available equity analyst reports regarding PROLOR, as adjusted for assumptions, input and guidance provided to Barrington by management for PROLOR and OPKO, all as reviewed and approved as reasonable by management for PROLOR and OPKO;

•	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the transaction, prepared by the managements of OPKO and PROLOR, respectively;

•	Reviewed certain publicly available financial statements and other business and financial information of OPKO and PROLOR, respectively;

•	Reviewed certain internal financial statements and other financial and operating data concerning OPKO and PROLOR, respectively;

•	Reviewed a draft, dated April 22, 2013, of the Merger Agreement;

•	Reviewed the reported prices and trading activity of shares of PROLOR common stock and OPKO common stock;

•	Compared the prices and trading activity of PROLOR common stock with that of certain other publicly-traded companies comparable with PROLOR;

•	Reviewed the pro forma impact of the transaction on OPKO’s earnings, cash flow, consolidated capitalization and financial ratios; and

•	Conducted such other studies, analyses and inquiries, reviewed such other information, and considered such other factors as Barrington deemed appropriate.

Barrington relied upon and assumed, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by OPKO and PROLOR and formed a substantial basis for its opinion. In addition, Barrington did not conduct any physical inspection of the properties or facilities of OPKO or PROLOR and Barrington did not make any determination as to the solvency of any party to the Merger. Barrington assumed that the market value of OPKO common stock of $7.10 per share as of April 22, 2013 reflected the fair value of OPKO common stock, and Barrington expressed no view with respect to the reasonableness of that assumption or value. Barrington also expressed no opinion as to what the value of OPKO common stock would be when issued pursuant to the Merger or the prices at which OPKO common stock or PROLOR common stock would trade at any future time. With respect to the financial projections relating to PROLOR, including information relating to certain strategic, financial and operational benefits anticipated from the transaction, Barrington relied upon the forecasts included in certain publicly available equity analyst reports regarding PROLOR and the assumptions, input and guidance provided to Barrington by senior management for PROLOR and for OPKO with respect to a compilation of such forecasts prepared by Barrington, and Barrington assumed that such forecasts, assumptions, input and guidance were reasonable and reflected the best currently available estimates and judgments of the management of OPKO and of PROLOR, and that such management were not aware of any information or facts that would make the information provided to Barrington incomplete or misleading. Barrington expressed no view as to any such analyses, projections or forecasts, or the assumptions on which they were based, and Barrington expressly disclaims any responsibility for the accuracy or reasonableness of such analyses, projections, forecasts and assumptions and of any reliance placed thereon. Barrington also assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Barrington. No limitations were imposed by OPKO’s Board of Directors upon Barrington with respect to the investigations made or procedures followed by it in rendering its opinion.

Barrington relied upon and assumed, without independent verification, the assessment by the managements of OPKO and PROLOR of: (i) the strategic, financial, and other benefits expected to result from the transaction; (ii) the timing and risks associated with the integration of OPKO and PROLOR; (iii) their ability to retain key employees of OPKO and PROLOR, respectively and (iv) the validity of, and risks associated with, OPKO’s and PROLOR’s existing and future technologies, intellectual property, products, services and business models. In addition, Barrington assumed that the transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the transaction will have the tax consequences described in discussions with, and materials furnished to Barrington by, representatives of OPKO and PROLOR. Barrington assumed that, in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed transaction. Barrington did not provide any legal, tax or regulatory advice and relied upon, without independent verification, the assessment of OPKO and PROLOR and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Barrington expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of PROLOR’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of PROLOR common stock in the transaction. Barrington did not make any independent valuation or appraisal of the assets or liabilities of OPKO or PROLOR, nor was Barrington furnished with any such valuations or appraisals.

With respect to financial statements and other business and financial information, Barrington relied upon and assumed, without independent verification, that there was no material change in the assets, financial condition, business or prospects of OPKO or PROLOR since the date of the most recent financial statements or information made available to Barrington. Barrington’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Barrington as of, the date thereof. Events occurring after the date of the opinion may affect Barrington’s opinion and the assumptions used in preparing it, and Barrington does not have any obligation to update, revise or reaffirm the opinion.

In accordance with customary investment banking practice, Barrington employed generally accepted valuation methods in reaching its opinion, and Barrington’s opinion was approved by an authorized committee of Barrington. The following is a summary of the material financial analyses utilized by Barrington in connection with providing its opinion. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand Barrington’s financial analyses, the table must be read together with the text of the related summary. The table alone does not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Barrington’s financial analyses. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Companies Analysis

Using publicly available information, Barrington compared selected financial data of PROLOR with similar data for selected publicly traded companies that Barrington deemed relevant. These companies were selected because Barrington deemed them to be analogous to PROLOR’s business or circumstances, or aspects thereof, including the nature and developmental stage of the business, research and development expenditures and size. The companies selected by Barrington were:

Sarepta Therapeutics, Inc.	Rigel Pharmaceuticals, Inc.
ACADIA Pharmaceuticals, Inc.	AVANIR Pharmaceuticals, Inc.
Keryx Biopharmaceuticals, Inc.	Novavax, Inc.
Achillion Pharmaceuticals, Inc.	Raptor Pharmaceutical Corp.
Orexigen Therapeutics, Inc.	Coronado Biosciences, Inc.
Dynavax Technologies Corp.

None of the companies selected is identical or directly comparable to PROLOR and certain of the companies may have characteristics that are materially different from those of PROLOR. Accordingly, Barrington made judgments and assumptions concerning differences between PROLOR and the selected companies concerning financial and operating characteristics and other factors that could affect the public trading value of the selected companies.

The data reviewed by Barrington with respect to the selected companies included the market value based on the closing stock prices on April 22, 2013, the technology value (equity market value plus debt less cash), debt, cash, last twelve months’ EBITDA, total invested capital, average daily trading value of common stock, number and stage of products in FDA clinical trials, cumulative revenue for 2010 through 2012, number of employees, number of equity analysts covering the company’s common stock, percentage of institutional ownership, last twelve months’ research and development expenditures, estimated revenue for 2016 and 2017 and the ratios of estimated enterprise value to sales for 2016 and 2017. The following table sets forth that information for PROLOR and the mean and median for the selected companies as a group.

Company Name	Mkt Val ($M)	Entrprs (Tech) Value ($M)	Debt ($M)	Cash	LTM EBITDA ($M)	Total Invested Capital ($M)	ADTV ($000)	# of Products by Phase			Reve nues (2010- 2012 Cumu lative)	# of Emplo yees	# of Analysts Covering	Institu tional Ownership (%)	LTM R&D Exp. ($M)	Estimated Revenue ($M)		FY 2016E EV/S	FY 2017E EV/S
								Ph I	Ph II	Ph III						2016	2017
PROLOR Biotech, Inc.	353	329	—	24	(19)	33	59	—	2	—	—	19	4	12	16	28	62	11.8x	5.3x
Comprehensive Mean	549	447	4	101	(48)	88	899	2	2	1	42	56	8	63	39	125	197	23.5x	4.0x
Comprehensive Median	427	354	0	65	(42)	74	1,058	1	2	1	37	42	8	67	26	136	180	3.7x	2.4x

Barrington derived an implied valuation for PROLOR based on this analysis as ranging from PROLOR’s then-current market value to that of the median value of the comparable companies selected. Barrington found that the average of the market capitalization and enterprise value approaches produced an implied market value range (before application of a control premium) for PROLOR of $353 million to $402 million, or $5.13 to $5.84 on a per share basis. After giving effect to a 40% control premium, Barrington found that the average of the market capitalization and enterprise value approaches produced an implied market value for PROLOR of $494 million to $563 million, or $7.18 to $8.18 on a per share basis.

Selected Transactions Analysis/M&A Premiums Paid Analysis

Using publicly available information, Barrington also considered the financial terms of certain business combinations and other transactions Barrington deemed relevant. These transactions were selected because the target companies were deemed by Barrington to be analogous to PROLOR’s business or circumstances, or aspects thereof, including the nature and developmental stage of the business, nature of the transaction, and size.

The transactions considered, or the Selected Transactions, and the month and year each transaction was completed are as follows:

Target	Acquiror	Completed
MAP Pharmaceuticals, Inc.	Allergan, Inc.	March 2013
BioMimetic Therapeutics, Inc.	Wright Medical Group, Inc.	March 2013
YM BioSciences, Inc.	Gilead Sciences, Inc.	February 2013
Medicis Pharmaceutical Corporation	Valeant Pharmaceuticals International, Inc.	December 2012
Proximagen Group Ord	Upsher-Smoth Laboratories	August 2012
Ardea Biosciences Inc.	AstraZeneca Plc	June 2012
Ista Pharmaceuticals, Inc.	Warburg Pincus & Co.	June 2012
Micromet, Inc.	Amgen, Inc.	March 2012
Inhibitex, Inc.	Bristol-Myers Squibb Co.	February 2012
Adolor Corp.	Cubist Pharmaceuticals, Inc.	December 2011
Facet Biotech Corp.	Abbott Laboratories	April 2010
Cougar Biotechnology, Inc.	Johnson & Johnson	July 2009
Indevus Pharmaceuticals, Inc.	Endo Pharmaceuticals Holdings, Inc.	March 2009
OMRIX Biopharmaceuticals, Inc.	Johnson & Johnson	December 2008
Lev Pharmaceuticals, Inc.	ViroPharma, Inc.	October 2008
Third Wave Technologies, Inc.	Hologic, Inc.	July 2008
Encysive Pharmaceuticals, Inc.	Pfizer Inc.	June 2008

Using publicly available estimates, Barrington reviewed the base equity value and the enterprise value implied by the Selected Transactions as a multiple of the target company’s sales, EBITDA and book value, in each case for the twelve-month period immediately preceding announcement of the Selected Transactions. Barrington found that those transaction multiples are inconclusive as to valuation because the early stage of development of the subject companies results in insufficient data from which to determine those multiples. Barrington also found that the high levels and wide variance indicate that the Selected Transactions were based on the future prospects of the respective target’s business that will derive from the level of success of clinical products. For the Selected Transactions, Barrington noted that these analyses showed that the market is willing to pay significant consideration for potential sales with little history of commercialization.

Barrington also considered the transaction price paid in precedent transactions as compared to the historic closing price of the target company stock one day, one week, one month, 60 days, 90 days and 180 days prior to the announcement of the transaction to determine the premium paid in those transactions for those periods. Using publicly available information, Barrington examined the premiums paid in transactions announced between April 15, 2008 and April 15, 2013 where both the acquirer and target were publicly traded and where 100% of the target was acquired for three separate categories of transactions: (1) 23 industry agnostic transactions with all stock consideration where transaction equity value was between $200 million and $650 million, or the General Market Premiums, (2) 217 industry agnostic transactions involving a small-capitalization target where the transaction equity value was between $200 million and $1.5 billion, or the Small Cap Target Premiums, and (3) the Selected Transactions, or the Sector Specific Premiums. Barrington excluded from all three categories transactions with negative premiums because those transactions tended to reflect anomalies that are inconsistent with PROLOR’s profile, including, but not limited to, extreme price volatility, poor fundamentals, dire capital positions, and going concern risk.

The following table sets forth the mean and median premiums paid for the General Market Premiums category, the Small Cap Target Premiums category and the Sector Specific Premiums category for each of the periods indicated, in addition to the consolidated average of those three categories.

Period Prior to Announcement	General Market Premiums Paid		Small Cap Target Premiums Paid		Sector Specific Premiums Paid		Consolidated Average
	Mean	Median	Mean	Median	Mean	Median	Mean	Median
One Day	43.3%	26.5%	43.5%	33.6%	57.0%	48.6%	47.9%	33.6%
One Week	46.5%	29.9%	45.8%	35.8%	63.3%	56.7%	51.9%	35.8%
One Month	49.6%	29.9%	49.3%	41.5%	76.5%	61.6%	58.5%	41.5%
60 Days	59.6%	33.9%	57.4%	46.7%	114.4%	65.7%	77.1%	46.7%
90 Days	66.6%	31.4%	63.2%	48.2%	131.3%	76.9%	87.0%	48.2%
180 Days	108.6%	53.4%	131.3%	60.2%	117.9%	71.9%	119.3%	60.2%

The following table sets forth the implied value per share of PROLOR common stock based on the mean and median premiums paid for the General Market Premiums category, the Small Cap Target Premiums category and the Sector Specific Premiums category for each of the periods indicated, in addition to the consolidated average of those three categories.

Period Prior to Announcement	General Market Premiums Paid		Small Cap Target Premiums Paid		Sector Specific Premiums Paid		Consolidated Average
	Mean	Median	Mean	Median	Mean	Median	Mean	Median
One Day	$8.06	$7.11	$8.06	$7.51	$8.82	$8.35	$8.31	$7.51
One Week	$8.13	$7.21	$8.09	$7.54	$9.06	$8.70	$8.43	$7.54
One Month	$7.63	$6.62	$7.61	$7.22	$9.00	$8.24	$8.08	$7.22
60 Days	$7.97	$6.68	$7.85	$7.32	$10.70	$8.27	$8.84	$7.32
90 Days	$7.88	$6.21	$7.72	$7.01	$10.94	$8.37	$8.85	$7.01
180 Days	$10.43	$7.67	$11.57	$8.01	$10.90	$8.59	$10.96	$8.01

Barrington determined that this premiums paid analysis implied a range of value in an acquisition of PROLOR of between $7.01 and $8.01 per share of PROLOR common stock.

Discounted Cash Flow Analysis

Barrington performed a discounted cash flow analysis of PROLOR. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. Management of PROLOR did not provide forecasts for PROLOR to OPKO or Barrington. Barrington performed the discounted cash flow analysis using a financial forecast for PROLOR prepared by Barrington based on a compilation of forecasts included in publicly available equity analyst reports relating to PROLOR, which compilation was adjusted based on conversations with PROLOR’s management, and based on input and guidance provided by management for each of PROLOR and OPKO, or (as adjusted) the Forecast. The Forecast was reviewed and deemed reasonable by management of each PROLOR and OPKO, and was used by Barrington to determine the revenues and free cash flows of PROLOR for 2013 to 2026.

In this analysis, Barrington used the Capital Asset Pricing Model to derive a discount rate range of 16% to 18% and Barrington estimated PROLOR’s terminal value by assuming that PROLOR’s free cash flows decreased at an annual rate ranging from 30% to 100% beginning in 2026 (given the patent expiration on PROLOR’s primary product). This discounted cash flow analysis resulted in an implied present value ranging from $7.19 to $8.34 per share of PROLOR common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Barrington. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Barrington believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Barrington are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Barrington’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to PROLOR and none of the Selected Transactions reviewed was identical to the proposed transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to PROLOR and the transactions compared to the proposed transaction.

Barrington has acted as financial advisor to the OPKO Board of Directors in connection with the transaction and received an aggregate cash fee of $400,000, $50,000 of which became payable upon OPKO’s request for a fairness opinion, and the remainder of which became payable upon the completion of Barrington’s evaluation of the fairness, from a financial point of view, of the consideration to be paid by OPKO in the Merger to the holders of PROLOR’s common stock. Barrington’s compensation is not contingent upon the successful consummation of the Merger, and it will not receive any other significant payment or compensation. In addition, OPKO has agreed to reimburse Barrington for its reasonable expenses and to indemnify Barrington for certain liabilities arising out of its engagement. In the two years prior to the date hereof, neither Barrington nor any of Barrington’s affiliates had any material financial advisory or other material commercial or investment banking relationships with either OPKO or PROLOR. Barrington is a financial services firm engaged in securities brokerage, investment research, asset management and investment banking. As such, in the ordinary course of its business, Barrington may, and its affiliates, directors and officers may, at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of OPKO, PROLOR, any of their affiliates or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. Barrington also may provide investment banking, advisory, brokerage or other services to clients that may be competitors or suppliers to, or customers or security holders of, OPKO, PROLOR, or any of their affiliates or that may otherwise participate or be involved in the same or similar business or industry as OPKO or PROLOR.

Opinion of Financial Advisor to the Special Committee of PROLOR’s Board of Directors

On April 9, 2013, the Special Committee verbally engaged Oppenheimer to deliver an opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the holders of PROLOR common stock (excluding OPKO, its subsidiaries and any of their respective affiliates) pursuant to the Merger Agreement. On April 16, 2013, after extensive discussions between the Special Committee and Oppenheimer during the period between April 10, 2013 and April 16, 2013, the Special Committee entered into an engagement letter with Oppenheimer which confirmed the terms of the Special Committee’s verbal engagement of Oppenheimer to deliver an opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the holders of PROLOR common stock (excluding OPKO, its subsidiaries and any of their respective affiliates) pursuant to the Merger Agreement. On April 23, 2013, at a meeting held by the Special Committee to evaluate the Merger, Oppenheimer rendered to the Special Committee an oral opinion, confirmed by delivery of a written opinion dated April 23, 2013, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of PROLOR common stock (excluding OPKO, its subsidiaries and any of their respective affiliates).

The full text of Oppenheimer’s written opinion, dated April 23, 2013, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference in its entirety. Oppenheimer’s opinion was provided for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any term, aspect or implication of any agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Oppenheimer expressed no view as to, and its opinion did not address, the underlying business decision of PROLOR to proceed with or effect the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for PROLOR or the effect of any other transaction in which PROLOR might engage. Oppenheimer’s opinion does not constitute a recommendation to any PROLOR or OPKO stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger or otherwise. This summary of Oppenheimer’s opinion is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, Oppenheimer:

•	reviewed the draft, dated April 22, 2013, of the Merger Agreement;

•

reviewed (i) publicly available audited financial statements of PROLOR for the fiscal years ended December 31, 2011 and 2012 and (ii) unaudited draft interim financial statements of PROLOR for the three months ended March 31, 2013;

•	reviewed publicly available audited financial statements of OPKO for the fiscal years ended December 31, 2011 and 2012;

•	reviewed financial forecasts and estimates relating to PROLOR prepared by the management of PROLOR;

•	reviewed financial forecasts and estimates relating to OPKO prepared by the management of PROLOR with review and input from OPKO;

•	held discussions with the senior managements of PROLOR and OPKO with respect to the businesses and prospects of PROLOR and OPKO, respectively;

•	reviewed the historical market prices and trading volumes of PROLOR common stock and OPKO common stock;

•

analyzed the estimated present value of the future cash flows of certain product candidates in development by PROLOR identified by the management of PROLOR based on financial forecasts and estimates prepared by the management of PROLOR;

•	analyzed the estimated present value of the future cash flows of OPKO based on financial forecasts and estimates prepared by the management of PROLOR with review and input from OPKO;

•	reviewed other public information concerning PROLOR and OPKO; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided by or discussed with PROLOR, OPKO and their respective employees, representatives and affiliates or publicly available to or otherwise reviewed by Oppenheimer. With respect to the respective financial forecasts and estimates relating to

PROLOR and OPKO referred to above, Oppenheimer assumed, at the direction of the respective managements of each of PROLOR and OPKO and with the consent of the Special Committee, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the respective managements of PROLOR and OPKO as to the future financial condition and operating results of PROLOR and OPKO and the other matters covered thereby and that the financial results reflected in such forecasts and estimates would be achieved at the times and in the amounts projected. Oppenheimer expressed no opinion or views as to any such forecasts or estimates or the assumptions on which they were based. At the direction of representatives of PROLOR, Oppenheimer also assumed that the final terms of the Merger Agreement would not vary materially from those set forth in the draft it reviewed. Oppenheimer further assumed, with the consent of the Special Committee, that the Merger would qualify for federal income tax purposes as a “reorganization” under Section 368(a) of the Code. Oppenheimer also assumed, with the consent of the Special Committee, that the Merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on PROLOR, OPKO or the contemplated benefits of the Merger. Oppenheimer has neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of PROLOR or OPKO. Oppenheimer expressed no view as to, and its opinion did not address, PROLOR’s underlying business decision to proceed with or effect the Merger nor did its opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for PROLOR or the effect of any other transaction in which PROLOR might engage. In connection with its engagement, Oppenheimer was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or any part of PROLOR.

Oppenheimer is not a legal, tax, regulatory or accounting advisor and relied on the assessments made by PROLOR and its advisors with respect to such issues. The opinion of Oppenheimer did not constitute a solvency opinion or a fair value opinion, and Oppenheimer did not evaluate the solvency or fair value of PROLOR under any federal or state laws relating to bankruptcy, insolvency or similar matters. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of PROLOR or OPKO. Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of PROLOR, or class of such persons, relative to the Exchange Ratio.

The opinion of Oppenheimer was based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of delivery of such opinion. Although subsequent developments may affect its opinion, Oppenheimer does not have any obligation to update, revise or reaffirm the opinion.

This summary is not a complete description of Oppenheimer’s opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its opinion, but is a description of their material terms. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. In addition, Oppenheimer may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described below should not be taken to be Oppenheimer’s view of the actual value of PROLOR or OPKO. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond PROLOR and OPKO’s control. No company or business used in the analyses is identical to PROLOR or OPKO, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments or transactions analyzed.

The assumptions and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

Oppenheimer was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiation between PROLOR and OPKO and was approved by the PROLOR Board of Directors. Oppenheimer provided advice to the Special Committee during these negotiations. Oppenheimer did not, however, recommend any specific consideration to PROLOR or the Special Committee or that any specific consideration constituted the only appropriate consideration for the Merger. The decision to enter into the Merger Agreement was solely that of the Special Committee and the Board of Directors of PROLOR. Oppenheimer’s opinion and financial analysis were only one of many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of Special Committee, PROLOR’s Board of Directors or PROLOR’s management with respect to the Merger or the Exchange Ratio or of whether the Special Committee and the Board of Directors would have been willing to agree to different consideration.

The following is a summary of the material financial analyses reviewed with the Special Committee in connection with Oppenheimer’s opinion dated April 23, 2013. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.

Historical Stock Trading Analysis

Oppenheimer analyzed the 10-day volume weighted average closing price of OPKO common stock as of April 22, 2013. The table below represents the analysis.

	Weighted Average Price	Exchange Ratio	Implied per share Consideration to holders of PROLOR Common Shares
Past 10 Days	$7.03	0.9951	$7.00

Oppenheimer also analyzed the trading performance of PROLOR common stock and OPKO common stock as of April 10, 2013 and April 22, 2013. The tables below represent the analysis.

PROLOR

(Average Daily Trading Volume (ADTV) in thousands of shares)

	Prior to 4/11		Prior to 4/23
	Price	ADTV	Price	ADTV
Share Price	$5.02	85.2	$5.62	177.4
3 Month Intraday Low	$4.54	79.9	$4.60	121.3
3 Month Intraday High	$5.32	79.9	$6.38	121.3
52 Week Intraday Low	$4.25	84.7	$4.25	96.4
52 Week Intraday High	$5.96	84.7	$6.38	96.4
10 Day Volume Weighted Average Price	$4.98	64.4	$5.43	375.5
Low Price Since 04/11/13			$5.15	442.6
High Price Since 04/11/13			$6.38	442.6

OPKO

(ADTV in thousands of shares)

	Prior to 4/11		Prior to 4/23
	Price	ADTV	Price	ADTV
Share Price	$7.10	1,880.5	$7.10	854.3
3 Month Intraday Low	$5.18	2,600.5	$5.87	2,458.8
3 Month Intraday High	$7.83	2,600.5	$7.83	2,458.8
52 Week Intraday Low	$4.00	1,560.8	$4.00	1,529.6
52 Week Intraday High	$7.83	1,560.8	$7.83	1,529.6
10 Day Volume Weighted Average Price	$7.23	2,231.6	$7.03	1,668.4
Low Price Since 04/11/13			$6.91	1,257.3
High Price Since 04/11/13			$7.33	1,257.3

PROLOR Net Present Value Analysis

Oppenheimer performed a net present value analysis on PROLOR’s assets using the financial projections for PROLOR prepared by the management of PROLOR and by applying the following methodologies: (i) net present value analysis of hGH-CTP, Factor VIIa, and GLP1/6030; (ii) net present value analysis of net operating loss carry forwards; (iii) cash and equivalents as of March 31, 2013 and (iv) debt as of March 31, 2013. The value of items (i) through (iii) was summed and the value of item (iv) was subtracted to calculate the implied equity value range. The low and high values of the equity value range were then divided by the fully diluted shares outstanding adjusted for in-the-money options, warrants and restricted shares to calculate a low and high equity value range per share.

The net present value analysis with respect to hGH-CTP, Factor VIIa, GLP1/6030 was performed by estimating the present value of the unlevered after-tax free cash flows that the products were forecasted to generate during the fiscal years ending December 31, 2013 through 2034. The valuation of the net operating loss carry forwards was calculated by estimating the present value of the tax obligations foregone based on PROLOR’s forecasted pre-tax income and the benefit of utilizing the deferred tax asset. The after-tax cash flows were then discounted to present value as of March 31, 2013 using discount rates ranging from 12.5% to 14.5%, reflecting estimates of PROLOR’s weighted average cost of capital calculated using the capital asset pricing model.

The table below shows the analysis as to the illustrative value range based on the net present value analysis.

(In millions of U.S. dollars, except per share data)

Source of Value	Value
hGH-CTP	$130.5—$173.9
Factor VIIa	$18.6—$23.9
GLP 1/6030	$29.6—$41.0
Net Operating Loss Carry Forwards	$13.0—$15.0
Cash & Equivalents	$29.9—$29.9
Total Debt	$0.0—$0.0
Equity Value	$221.6—$283.7
Fully Diluted Shares Outstanding	66.7—67.1

Implied Equity Value per Share	$3.32—$4.23

OPKO Discounted Cash Flow Analysis

Oppenheimer performed a discounted cash flow analysis of OPKO by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that OPKO was forecasted to generate for the fiscal years ending December 31, 2013 through 2024. OPKO’s projections were prepared by the management of PROLOR with review and input from OPKO’s management. Oppenheimer calculated terminal values for OPKO by applying a range of perpetuity growth rates to OPKO’s fiscal year 2024 estimated free cash flow of 0%to 2% and a range of discount rates of 9.6% to 11.6%. The cash flows and terminal values were then discounted to present value as of March 31, 2013 using discount rates ranging from 9.6% to 11.6%, reflecting estimates of OPKO’s weighted average cost of capital calculated using the capital asset pricing model and assuming that the selected companies’ average capital structure represents the optimal capital structure. The table below shows the implied per share equity value reference range for OPKO.

Per Share Value
Illustrative Equity Value	$8.61—$13.37

OPKO Discounted Equity Value Analysis

Oppenheimer performed an illustrative discounted equity value analysis using certain financial projections for OPKO prepared by the management of PROLOR with review and input from the management of OPKO. Oppenheimer calculated implied 2021 through 2024 equity values for OPKO common stock by applying price to earnings per share multiples ranging from 15.0x to 20.0x to earnings estimates of OPKO for the fiscal years ending 2021 through 2024. Oppenheimer then calculated the present value of the implied equity values for OPKO common stock using a discount rate of 10.6% reflecting an estimate of OPKO’s cost of equity capital. The equity values were then divided by the fully diluted shares outstanding to calculate the per share equity value. The per share equity values based on the earnings per share multiple of 15.0x and for the fiscal years ended December 31, 2021 through 2024 were then averaged to calculate the low end of the discounted equity value analysis range. The per share equity values based on the earnings per share multiple of 20.0x and for the fiscal years ended December 31, 2021 through 2024 were then averaged to calculate the high end of the discounted equity value analysis range. Using this analysis, Oppenheimer calculated the following range of equity values per share of OPKO common stock:

Per Share Value
Illustrative Equity Value	$9.57—$12.68

Miscellaneous

In connection with the review by the Special Committee of the Merger, Oppenheimer performed a variety of financial and comparative analyses for purposes of rendering its opinion. Oppenheimer conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Exchange Ratio pursuant to the Merger to the holders of PROLOR common stock (excluding OPKO, its subsidiaries and any of their respective affiliates) and in connection with the delivery of its opinion dated April 23, 2013 to the Special Committee. These analyses do not purport to be appraisals or to reflect the prices at which shares of PROLOR common stock might trade. The foregoing summary describes the material analyses performed by Oppenheimer but does not purport to be a complete description of the analyses performed by Oppenheimer.

The Special Committee selected Oppenheimer to act as its financial advisor in connection with the Merger based on Oppenheimer’s reputation and experience. Oppenheimer is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In the ordinary course of business, Oppenheimer and its affiliates may actively trade securities of PROLOR or OPKO for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, at any time may hold a long or short position in such securities.

PROLOR has agreed to pay Oppenheimer a fee of $575,000 for its financial advisory services in connection with the Merger, $75,000 of which was payable upon its engagement and $500,000 of which was payable upon delivery of Oppenheimer’s opinion regardless of the conclusions reached therein and irrespective of whether PROLOR entered into the Merger Agreement or consummated the Merger. PROLOR also has agreed to reimburse Oppenheimer for its expenses, including fees and expenses of its legal counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. Oppenheimer in the past has performed investment banking services for PROLOR unrelated to the Merger, for which services Oppenheimer has received compensation, including acting as co-manager of a public offering of shares of PROLOR common stock in 2012. Oppenheimer may also seek to provide financial advisory services to PROLOR or OPKO in the future and would expect to receive compensation for the rendering of these services.

The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer. Oppenheimer has consented to the use of its written opinion in this joint proxy statement/prospectus and such consent is an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

Certain Financial Forecasts Utilized by PROLOR in Connection with the Merger

PROLOR does not, as a matter of course, make publicly available forecasts or projections due to their inherent unpredictability, which is predominantly due to the necessary use of numerous underlying assumptions and estimates. However, in connection with its due diligence process and evaluation of the Merger, PROLOR’s management prepared certain non-public projections regarding PROLOR and OPKO, referred to as the Projections, which were provided to the Special Committee and Oppenheimer. The Projections were based on PROLOR’s management’s estimates of PROLOR’s and OPKO’s future financial performance as of the date the Projections were prepared. The Projections were not prepared by OPKO. OPKO reviewed and provided input on the assumptions relating to the Projections. OPKO also does not, as a matter of course, make publicly available forecasts or projections due to their inherent unpredictability, which is predominantly due to the necessary use of numerous underlying assumptions and estimates.

In order to provide PROLOR’s stockholders access to this previously non-public information, which PROLOR prepared solely for purposes of considering and evaluating the Merger, we have set forth below the material portions of the Projections. The inclusion of this information should not be regarded as an indication that PROLOR’s management, the Special Committee, the PROLOR Board of Directors or Oppenheimer considered, or now considers, this information a reliable prediction of actual future results, and such data should not be relied upon as such. The inclusion of this information should not be regarded as an indication that OPKO’s management or OPKO’s Board of Directors considered, or now considers, this information a reliable prediction of actual future results, and such data should not be relied upon as such. Neither PROLOR nor any of its affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of PROLOR and/or OPKO as compared to the Projections, and none of them intends to update or revise the Projections due to any changes in facts or circumstances, or if all or any of the assumptions underlying the Projections are shown to be in error.

PROLOR projections with respect to PROLOR

PROLOR Adjusted Projections

	Fiscal Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
	(in millions)
Total Revenue(1)	$—	$—	$—	$6	$24	$56	$112	$213	$320	$425	$519	$612	$704	$768	$805	$840	$868	$889	$563	$407	$119	$60	$—
Total Operating Expenses	$20	$27	$26	$19	$6	$9	$10	$13	$3	$2	$2	$2	$2	$2	$1	$1	$1	$1	$1	$1	$0	$0	$—
Operating Income	($20)	($27)	($26)	($18)	$1	$8	$24	$47	$87	$114	$137	$160	$187	$204	$205	$210	$213	$221	$140	$101	$30	$15	$—
Unlevered FCF(2)	($20)	($27)	($26)	($18)	$0	$5	$17	$35	$64	$84	$102	$119	$138	$151	$153	$156	$158	$163	$104	$75	$22	$11	$—

(1)	Assumes the following probabilities of success for PROLOR’s product candidates: hCG-CTP (adult): 70% (U.S.) and 60% (E.U.); hCG-CTP (pediatric): 40% (U.S.) and 30% (E.U.); hGH-CTP (other pediatric GH related diseases): 40% (U.S. only); Factor VIIa-CTP: 7.5%; MOD-6030: 7.5%.
(2)	Unlevered Free Cash Flow, which is a non-GAAP financial measure, was provided to Oppenheimer by PROLOR management and was calculated as projected operating income plus depreciation and amortization minus the sum of (i) estimated tax (at an assumed effective rate of 26%), (ii) estimated capital expenditures and (iii) projected changes in net working capital. Set forth below is a reconciliation of projected Unlevered Free Cash Flow to projected net income for the periods indicated.

	Fiscal Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
	(in millions)
Unlevered Free Cash Flow	($20)	($27)	($26)	($18)	$0	$5	$17	$35	$64	$84	$102	$119	$138	$151	$153	$156	$158	$163	$104	$75	$22	$11	$—
Change in Net Working Capital	$—	$—	$—	$—	$0	$0	$1	$0	$0	$0	$0	$0	$0	$0	($1)	($1)	($1)	$—	$—	$—	$—	$—	$—
Capital Expenditures	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Depreciation	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Net Income	($20)	($27)	($26)	($18)	$1	$6	$18	$35	$64	$84	$102	$119	$138	$151	$152	$155	$158	$163	$104	$75	$22	$11	$—

Provision for Taxes	$—	$—	$—	$—	$0	$2	$6	$12	$23	$30	$36	$42	$49	$53	$53	$55	$55	$57	$36	$26	$8	$4	$—

Operating Income	($20)	($27)	($26)	($18)	$1	$8	$24	$47	$87	$114	$137	$160	$187	$204	$205	$210	$213	$221	$140	$101	$30	$15	$—

PROLOR projections with respect to OPKO

	Fiscal Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	(in millions)
Total Revenue(1)	$91.0	$146.0	$213.1	$272.1	$526.9	$876.1	$1,172.8	$1,448.3	$1,654.3	$1,845.9	$1,980.0	$2,099.5
Total Operating Expenses	$96.9	$112.1	$128.0	$156.9	$186.9	$260.8	$349.7	$429.3	$488.8	$544.1	$582.8	$617.4
Operating Income	($46.9)	($30.1)	($5.7)	$10.0	$186.4	$359.8	$482.6	$599.7	$687.1	$768.4	$826.0	$875.4
Unlevered FCF(2)	($45.3)	($29.3)	($0.5)	$8.3	$141.5	$273.5	$390.4	$495.6	$581.1	$654.6	$712.7	$758.2

(1)	Assumes that OPKO’s Rolapitant product candidate has a 75% probability of success and will realize royalty rates in the low teens and that OPKO’s CTAP101 product candidate has a 70% probability of success.
(2)	Unlevered Free Cash Flow, which is a non-GAAP financial measure, was derived by Oppenheimer from the projections that were provided by PROLOR management and which OPKO reviewed and provided input on, and was calculated as projected operating income plus depreciation and amortization minus the sum of (i) estimated taxes, (ii) estimated capital expenditures and (iii) projected changes in net working capital. Set forth below is a reconciliation of projected Unlevered Free Cash Flow to projected net income for the periods indicated.

	Fiscal Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
						(in millions)
Unlevered Free Cash Flow	($45.3)	($29.3)	($0.5)	$8.3	$141.5	$273.5	$390.4	$495.6	$581.1	$654.6	$712.7	$758.2
Change in Net Working Capital	(1.6)	(0.9)	(5.2)	0.4	21.6	41.4	31.9	29.1	20.1	17.8	10.1	7.8
Capital Expenditures	0.9	1.4	2.0	2.6	5.1	8.5	11.3	14.0	15.9	17.8	19.0	20.2
Depreciation	(0.9)	(1.4)	(2.0)	(2.6)	(5.1)	(8.5)	(11.3)	(14.0)	(15.9)	(17.8)	(19.0)	(20.2)
Interest Income (tax-affected)	1.3	1.1	1.1	1.1	2.4	4.8	8.2	12.5	17.6	23.3	29.6	36.2

Net Income	($45.5)	($29.0)	($4.6)	$9.9	$165.5	$319.6	$430.5	$537.2	$618.8	$695.7	$752.4	$802.2

Provision for Taxes	$—	$—	$—	$1.3	$23.3	$45.0	$60.3	$75.0	$85.9	$96.0	$103.3	$109.4
Interest Income (tax-affected)	(1.3)	(1.1)	(1.1)	(1.1)	(2.4)	(4.8)	(8.2)	(12.5)	(17.6)	(23.3)	(29.6)	(36.2)

Operating Income	($46.9)	($30.1)	($5.7)	$10.0	$186.4	$359.8	$482.6	$599.7	$687.1	$768.4	$826.0	$875.4

The Projections provided above were prepared by, and are the responsibility of, PROLOR’s management and were not prepared with a view towards public disclosure or compliance with GAAP or with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projected financial information. The Projections were not prepared by OPKO. OPKO reviewed and provided input on the assumptions relating to the Projections. OPKO makes no representation as to the accuracy of the Projections. Neither PROLOR’s independent registered public accounting firm, Yarel + Partners, nor OPKO’s independent registered public accounting firm, Ernst & Young LLP, has examined, compiled or performed any procedures with respect to the Projections, and, accordingly, neither such accounting firm expresses any opinion with respect thereto. The Yarel + Partners report included in PROLOR’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this joint proxy statement/prospectus, does not extend to the Projections and should not be read to do so. The Ernst & Young LLP report included in OPKO’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this joint proxy statement/prospectus, does not extend to the Projections and should not be read to do so. The Projections reflect numerous assumptions and estimates made by PROLOR’s management with respect to industry performance, general business, economic, market and financial conditions, and other matters, all of which are difficult to predict and many of which are beyond the control of PROLOR’s management. Accordingly, there is no assurance that the projected results will be realized or that actual results will not differ significantly from those contained in the Projections.

Readers are cautioned not to rely on the Projections. The Projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared. The Projections are not guarantees of future performance and involve risks and uncertainties that may cause future financial results and the stockholder value of PROLOR or OPKO to materially differ from those expressed in the Projections. Accordingly, PROLOR cannot assure you that the Projections will be realized or that its or OPKO’s future financial results will not materially vary from those contained in the Projections. Furthermore, the Projections were developed on a standalone basis without giving effect to the Merger and, therefore, do not give effect to the Merger or any changes to PROLOR’s or OPKO’s operations or strategy that may be implemented after the consummation of the Merger, including, but not limited to, cost synergies realized as a result of the Merger or costs incurred in connection with the Merger. Neither PROLOR, OPKO nor, after completion of the Merger, the combined company undertakes any obligation to update or otherwise revise the Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

Board of Directors and Executive Officers of OPKO After the Completion of the Merger

The Merger will not have any effect on the composition of the Board of Directors and Executive Officers of OPKO, who shall remain the same following the completion of the Merger.

Interests of OPKO and PROLOR Directors and Executive Officers in the Merger

You should be aware that certain directors and executive officers of OPKO and PROLOR have interests in the Merger that are different from, or in addition to, the interests of the stockholders of OPKO and PROLOR generally.

Interests of the PROLOR directors and executive officers include (i) the existing employment agreement with Mr. Novik, PROLOR’s President, which provides for severance benefits upon a qualifying termination within 12 months following the completion of the Merger, (ii) the acceleration of the vesting of certain stock options held by PROLOR’s executive officers and directors and (iii) the right to continued indemnification and insurance coverage for directors and executive officers of PROLOR after the Merger is completed pursuant to the terms of the Merger Agreement.

In addition, certain of PROLOR’s directors, executive officers and stockholders are directors and stockholders of OPKO. Dr. Frost, the Chairman of the Board of Directors of PROLOR and the holder of approximately         % of the outstanding shares of PROLOR common stock as of the date of this joint proxy statement/prospectus, is OPKO’s Chairman and Chief Executive Officer, and the holder of approximately         % of the outstanding shares of OPKO common stock as of the date of this joint proxy statement/prospectus. Dr. Hsiao, a stockholder of PROLOR and a member of the Board of Directors of PROLOR, is OPKO’s Vice Chairman of its Board of Directors and Chief Technical Officer and the holder of approximately         % of the outstanding shares of OPKO common stock as of the date of this joint proxy statement/prospectus, and Mr. Rubin, a stockholder of PROLOR and a member of the Board of Directors of PROLOR, is OPKO’s Executive Vice President—Administration, a member of the Board of Directors of OPKO, and a less than 5% stockholder of OPKO and PROLOR. The foregoing directors recused themselves from all deliberations of the Board of Directors of each of OPKO and PROLOR relating to the Merger and abstained from the vote of the Board of Directors of each such company with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Indemnification and Insurance

The Merger Agreement provides that, for a period of six years from the Effective Time, OPKO and the Surviving Corporation will be required to indemnify PROLOR’s current and former officers and directors to the fullest extent permitted under applicable law and PROLOR’s organizational documents and to advance the defense costs of any such person. In addition, under the Merger Agreement, OPKO and the Surviving Corporation will be required to honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in PROLOR’s organizational documents immediately prior to the Effective Time and ensure that the articles of incorporation and bylaws of the Surviving Corporation are no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of PROLOR and its subsidiaries than PROLOR’s organizational documents as of the date of the Merger Agreement.

Pursuant to the Merger Agreement, OPKO is further required to maintain in effect PROLOR’s directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement; provided that (1) OPKO may substitute a policy of comparable coverage, and (2) OPKO will not be required to pay annual premiums for the policy in excess of 200% of the annual premiums paid by PROLOR. Alternatively, OPKO may purchase, at the Effective Time and for annual premiums not to exceed 200% of the annual premiums paid by PROLOR, tail policies to PROLOR’s directors’ and officers’ liability insurance policies maintained at such time by PROLOR, which will be effective for a period from the Effective Time through and including the date six (6) years after the

Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies.

For a more complete discussion of indemnification and insurance of PROLOR directors and officers, see the section titled “The Merger Agreement—Indemnification and Insurance for Directors and Officers” beginning on page 94.

PROLOR Executive Employment Agreements

PROLOR has entered into an employment agreement with Mr. Novik, PROLOR’s President, that provides for severance benefits upon a qualifying termination of employment that could occur in connection with the Merger. Except as provided in Mr. Novik’s employment agreement, PROLOR’s executive officers will not receive any additional compensation in connection with the closing of the Merger. Because the only compensation that any of PROLOR’s executive officers may potentially receive in connection with the Merger is pursuant to an existing contractual obligation, such compensation will be payable regardless of the outcome of this advisory vote, subject only to the conditions thereto contained in Mr. Novik’s employment agreement.

For a more complete discussion of the potential severance payments payable to PROLOR executive officers upon a qualifying termination in connection with the Merger, see the section titled “Severance Arrangements with Executive Officers of PROLOR” beginning on page 101.

Anticipated Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in conformity with GAAP for accounting and financial reporting purposes. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities of PROLOR as of the Effective Time will be recorded at their respective fair values and added to those of OPKO. Any excess of purchase price over the fair value of the net assets is recorded as goodwill. Financial statements of OPKO issued after the Merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of PROLOR.

U.S. Federal Income Tax Treatment of the Mergers

OPKO and PROLOR intend the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and have agreed not to take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code. For a description of the material U.S. federal income tax consequences of the Mergers to PROLOR stockholders, see the section titled “Material United States Federal Income Tax Consequences of the Mergers” beginning on page 76. It is a condition to the completion of the Merger that OPKO and PROLOR each obtain from its respective outside legal counsel an opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section  368(a) of the Code.

Israeli Income Tax Treatment of the Merger

OPKO and PROLOR intend the Merger to be treated as a tax-exempt transaction for purposes of Israeli tax laws. As a condition to the obligations of the parties to consummate the Merger (but subject to PROLOR’s right to waive such right and payment of the Israeli taxes resulting from the Merger), PROLOR is seeking a ruling from the ITA whereby the Merger will be treated as a tax-exempt transaction under Israeli law. For a more complete discussion of the tax ruling, see “Israeli Income Tax Treatment of the Merger” beginning on page 79.

Regulatory Approvals Required for the Merger

Under the HSR Act and the rules and regulations promulgated thereunder, the Merger may not be completed until the required information and materials have been furnished to the Antitrust Division and the FTC and until certain waiting period requirements have expired or been earlier terminated. OPKO and PROLOR each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on June 12, 2013, and the waiting period applicable to the Merger was terminated on June 26, 2013. There are no further U.S. antitrust conditions to consummation of the Merger.

At any time before or after the completion of the Merger, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of OPKO or PROLOR. The Merger also is subject to review under state and foreign antitrust laws and could be the subject of challenges by states or private parties under applicable antitrust laws.

As a condition to the obligations of the parties to consummate the Merger (but subject to PROLOR’s right to waive such right and payment of the Israeli taxes resulting from the Merger), PROLOR is seeking a ruling from the ITA whereby the Merger will be treated as a tax-exempt transaction under Israeli law. For a more complete discussion of the tax ruling, see “Israeli Income Tax Treatment of the Merger” beginning on page 79.

The period of time for completion of the Merger is subject to the grant by the Israel Securities Authority, in accordance with its authority under the Israeli Securities Law 5728-1968, to OPKO of an exemption from publishing a prospectus in Israel in respect to the conversion of PROLOR securities traded on the Tel Aviv Stock Exchange Ltd. into OPKO securities or a clearance. In the event that such exemption or clearance is withheld, the Merger is expected to be delayed for the period of time required for the preparation, approval and publication of a prospectus.

Restrictions on Sales of Shares of OPKO Common Stock Received in the Merger

All shares of OPKO common stock received by PROLOR stockholders in connection with the Merger will be freely tradable, except that shares of OPKO common stock received by PROLOR stockholders who are or become affiliates of OPKO for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of OPKO generally include individuals or entities that control, are controlled by or are under common control with OPKO, and may include officers and directors, as well as principal stockholders of OPKO.

Appraisal Rights

Neither OPKO stockholders nor PROLOR stockholders will be entitled to exercise any appraisal rights in connection with the Merger under Delaware law, Nevada law or otherwise.

NYSE Listing of OPKO Common Stock; Delisting and Deregistration of PROLOR Common Stock

OPKO will apply to list for trading on the NYSE the shares of OPKO common stock issued in connection with the Merger. The OPKO common stock is currently traded on the NYSE under the symbol “OPK.” If the Merger is completed, the PROLOR common stock will be delisted from the NYSE MKT and the Tel Aviv Stock Exchange and there will no longer be a trading market for such stock. In addition, promptly following the closing of the Merger, the PROLOR common stock will be deregistered under the Exchange Act and PROLOR will no longer file periodic reports with the SEC. Following the completion of the Merger, the OPKO common stock will continue to be traded on the NYSE under the symbol “OPK.”

Legal Proceedings Related to the Merger

Six putative class action lawsuits have been filed in connection with the Merger: (1) Peter Turkell v. PROLOR Biotech, Inc., et al. (Case No. A-13-680860-B), filed April 29, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; (2) Floyd A. Fried v. PROLOR Biotech, Inc., et al., (Case No. A-13-681060), filed

May 1, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; (3) Marc Henzel v. PROLOR Biotech, Inc., et al. (Case No. A-13-681020-C), filed May 1, 2013, in the Eighth Judicial District Court in and for Clark County, Nevada; (4) Bradford W. Baer, et al., v. PROLOR Biotech, Inc. et al. (Case No. A-13-681218-B, filed May 3, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; (5) James Hegarty v. PROLOR Biotech, Inc., et al (Case No. A-13-681250-C), filed May 6, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada; and (6) Jorge L. Salas, et al. v. PROLOR Biotech, Inc., et al. (Case No. A-13-681279-C), filed May 6, 2013 in the Eighth Judicial District Court in and for Clark County, Nevada.

All six suits name PROLOR, the members of PROLOR’s Board of Directors and OPKO as defendants and the Fried and Salas suits also name POM as a defendant. All six lawsuits are brought by purported holders of PROLOR’s common stock, both individually and on behalf of a putative class of PROLOR’s stockholders, alleging that PROLOR’s Board of Directors breached its fiduciary duties in connection with the proposed Merger by purportedly failing to maximize stockholder value, and that PROLOR and OPKO aided and abetted the alleged breaches and the Fried and Salas suits also allege that POM aided and abetted the alleged breaches. All six lawsuits seek equitable relief, including, among other things, to enjoin consummation of the Merger, rescission of the Merger Agreement and (in all of the suits other than the Turkell suit) an award of all costs, including reasonable attorneys’ fees. Certain of the complaints additionally seek compensatory and/or rescissionary damages, and/or imposition of a constructive trust for any benefits improperly received by the defendants.

Each of PROLOR, OPKO and POM believes that the claims made in these lawsuits are without merit and intends to defend such claims vigorously; however, there can be no assurance that any of the companies will prevail in its defense of any of these lawsuits to which it is a party. Due to the preliminary nature of all six suits, none of PROLOR, OPKO or POM is able at this time to estimate their outcome.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion summarizes the material U.S. federal income tax consequences of the Mergers to U.S. Holders (as defined below) of PROLOR common stock who exchange their PROLOR common stock for OPKO common stock in connection with the Merger. This summary is based upon current provisions of the Code, existing Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. This discussion addresses only PROLOR stockholders who are U.S. Holders and hold PROLOR common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences of the Mergers that may be relevant to particular PROLOR stockholders that are subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	dealers, brokers and traders in securities or currencies;

•	non-U.S. Holders (as defined below);

•	tax-exempt entities;

•	financial institutions, mutual funds, regulated investment companies, real estate investment trusts or insurance companies;

•

entities or arrangements treated as partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes and investors or equity owners in such partnerships, S corporations or other pass-through entities;

•	holders who are subject to the alternative minimum tax provisions of the Code;

•	holders who acquired their shares of PROLOR common stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	holders who hold their shares of PROLOR common stock as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy;

•	U.S. expatriates; or

•	holders who have a functional currency other than the U.S. dollar.

This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

For purposes of this discussion, “U.S. Holder” refers to a beneficial owner of PROLOR common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or in the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “non-U.S. Holder” means a beneficial owner of PROLOR common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds PROLOR common stock, the tax treatment of a partner in such entity will generally depend upon the status of the partner and the activities of that partnership. A partner in a partnership holding PROLOR common stock should consult its tax advisor regarding the tax consequences of the Mergers.

In addition, this discussion does not address:

•

the tax consequences of transactions effectuated before, after or at the same time as the Merger, other than the PROLOR-LLC Merger, whether or not they are in connection with the Merger, including, without limitation, transactions in which shares of PROLOR common stock are acquired or expenses are reimbursed;

•	the tax consequences to holders of options or warrants issued by PROLOR that are assumed in connection with the Merger; or

•	the tax consequences of the receipt of shares of OPKO common stock other than in exchange for shares of PROLOR common stock.

The parties intend for the Mergers to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. It is a condition to PROLOR’s obligation to complete the Merger that PROLOR receive an opinion from DLA Piper, dated as of the closing date, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to OPKO’s obligation to complete the Merger that OPKO receive an opinion from Akerman, dated as of the closing date, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These conditions are waivable, and PROLOR and OPKO will undertake to circulate a revised joint proxy statement/prospectus, or a supplement thereto, if either condition is waived and the resulting change in tax consequences is deemed to be material to OPKO or PROLOR stockholders. OPKO and PROLOR intend to take the position that the Merger and the PROLOR-LLC Merger are two parts of the same integrated transaction.

The tax opinions described above will be based on customary assumptions and the truth and accuracy, as of the completion of the Merger, of certain representations and covenants made in representation letters provided by OPKO, POM and PROLOR. The accuracy of those assumptions, representations and covenants may affect the conclusions set forth in these opinions, in which case the U.S. federal income tax consequences of the transaction could differ from those discussed herein. These tax opinions are not binding on the IRS or any court. In addition, no ruling from the IRS has been or will be requested regarding the U.S. federal income tax consequences of the Mergers. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in such tax opinions or described below.

Subject to the qualifications and limitations set forth above and assuming the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences to U.S. Holders of PROLOR common stock are as follows:

•	U.S. Holders of PROLOR common stock will recognize no gain or loss upon the receipt of OPKO common stock for their PROLOR common stock;

•

the aggregate tax basis of the shares of OPKO common stock that are received by U.S. Holders of PROLOR common stock in the Merger will be equal to the aggregate tax basis of the shares of PROLOR common stock surrendered in exchange therefor; and

•

the holding period of the shares of OPKO common stock received by a U.S. Holder of PROLOR common stock in connection with the Merger will include the holding period of the shares of PROLOR common stock surrendered in exchange therefor.

PROLOR stockholders that owned at least 5% (by vote or value) of the total outstanding stock of PROLOR or PROLOR stock with a tax basis of $1 million or more are required to attach a statement to their tax returns for the year in which the Mergers are completed setting forth certain information pertaining to the Mergers. In addition, all PROLOR stockholders must retain permanent records of certain information relating to the Mergers.

For the purposes of the above discussion of basis and holding periods for shares of PROLOR common stock and OPKO common stock, stockholders who acquired different blocks of PROLOR common stock at different times for different prices must calculate their basis and holding periods separately for each identifiable block of such stock exchanged or received in the Merger.

If the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder of PROLOR common stock that receives OPKO common stock in the Merger would generally recognize taxable capital gain or loss equal to the difference between the fair market value of the OPKO common stock and such holder’s tax basis in the PROLOR common stock surrendered. U.S. Holders that realize a loss should consult their tax advisors regarding allowance of this loss as a reduction of taxable income.

PROLOR STOCKHOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGERS UNDER U.S. FEDERAL NON-INCOME TAX LAWS AND STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ISRAELI INCOME TAX TREATMENT OF THE MERGER

The following is a discussion of material Israeli tax consequences of the Merger. The following discussion is based upon Israeli tax law as in effect as of the date of this joint proxy statement/prospectus. Neither OPKO nor PROLOR has sought or obtained an opinion of tax counsel with respect to this summary, and no assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. This discussion does not discuss all material aspects of Israeli tax consequences which may apply to particular holders of PROLOR common stock in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below. Individual circumstances may differ and, therefore, OPKO and PROLOR advise holders of PROLOR common stock to consult their own tax advisors as to the Israeli tax consequences applicable to them as a result of the Merger.

Under the Ordinance, the transfer of shares of an Israeli company is deemed to be a sale of capital assets. Israeli law imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a tax treaty for the avoidance of double taxation between Israel and the country of the non-resident provides otherwise.

Capital gain less inflationary amounts recognized by any PROLOR shareholder that is not a shareholder that owns, or has owned at any time, directly or indirectly, 10% or more of PROLOR’s common stock, or a Controlling Shareholder, is generally subject to tax at the rate of 25%. Individual and corporate shareholders whose gains from selling or otherwise disposing of shares are deemed to be business income are taxed at the current tax rates applicable to business income, namely, 25% (which, if the proposed 2013 – 2014 Economic Plan is enacted, would increase to 26.5% in 2014) for corporations and a marginal tax rate of up to 48% (which, if the proposed 2013 – 2014 Economic Plan is enacted, would increase to up to 49.5% in 2014) (or higher in some instances) for individuals. This discussion does not address the tax consequences applicable to Controlling Shareholders, and such Controlling Shareholders should consult their tax advisers as to the tax consequences of owning or disposing of shares of OPKO common stock.

Notwithstanding the foregoing, capital gains generated from the sale of shares of OPKO common stock by a non-Israeli shareholder may be exempt from Israeli taxes provided that, in general, both the following conditions are met: (i) the seller of the shares does not have a permanent establishment in Israel to which the generated capital gain is attributed and (ii) if the seller is a corporation, less than 25% of its means of control are held, directly and indirectly, by Israeli residents or Israeli residents that are the beneficiaries or are eligible to less than 25% of the seller’s income or profits from the sale. In addition, the sale of the shares may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, or the Tax Treaty, generally exempts U.S. residents from Israeli capital gains tax in connection with such sale, provided that (i) the U.S. resident owned, directly or indirectly, less than 10% of the Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, if an individual, has been present in Israel for less than 183 days (in the aggregate) during the taxable year; and (iii) the capital gain from the sale was not generated through a permanent establishment of the U.S. resident in Israel.

OPKO and PROLOR intend the Merger to be treated as a tax-exempt transaction for purposes of Israeli tax laws. As a condition to the obligations of the parties to consummate the Merger (but subject to PROLOR’s right to waive such right and payment of the Israeli taxes resulting from the Merger), PROLOR is seeking to obtain a tax ruling from the ITA whereby:

•

the exchange of securities held by Israeli tax payors (who became stockholders of PROLOR after the date PROLOR became a public company) will be exempt from Israeli tax at the time of the Merger and such tax will be deferred to the time that such Israeli stockholder sells the shares of OPKO common stock received in the Merger, pursuant to Section 104(H) of the Ordinance. The exemption is subject to the condition that all shares of OPKO common stock paid to such Israeli stockholders of PROLOR be held by a trustee or through a broker that is a recognized member of the Tel Aviv Stock Exchange until the time of sale of such shares of OPKO common stock;

•

shares of OPKO common stock that are issued in respect of options, shares issued upon the exercise of such options or restricted stock of PROLOR that were granted or issued pursuant to Section 102 of the Ordinance shall be deposited with the trustee appointed in accordance with Section 102 of the Ordinance, shall maintain the same tax treatment as prior to the Merger and the Merger shall not be deemed a tax event with respect to such shares;

•

shares of OPKO common stock that are issued in respect of options to purchase PROLOR stock granted under Section 3(I) of the Ordinance shall maintain the same tax treatment as prior to the Merger and the Merger shall not be deemed a tax event with respect to such shares;

•

shares of OPKO common stock that are issued in respect of options and warrants and shares issued upon the exercise of such options and/or warrants of PROLOR to non-Israeli tax payors will not be subject to Israeli tax pursuant, among other things, to the Tax Treaty; and

•

the exchange of securities in the Merger by non-Israeli tax payors, including the controlling shareholder of PROLOR, will be exempt from Israeli tax pursuant to Section 97B(2) of the Ordinance and the Tax Treaty.

•

In addition, the ruling will stipulate that any cashless exercise of PROLOR stock options granted to Israeli tax payors will be subject to the terms of a previous tax ruling issued to PROLOR, pursuant to which, the failure by a holder of a PROLOR stock option to sell the shares issued pursuant to a cashless exercise thereof within ten days from the date of exercise will result in a higher effective tax rate.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary does not purport to describe all of the terms of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. This summary does not contain all of the information about the Merger Agreement that is important to you. You should refer to the full text of the Merger Agreement for details of the transaction and the terms and conditions of the Merger Agreement.

Additionally, the representations, warranties and covenants described in this section and contained in the Merger Agreement have been made only for the purpose of the Merger Agreement and, as such, are intended solely for the benefit of OPKO, POM and PROLOR. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Merger Agreement. Furthermore, many of the representations and warranties in the Merger Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about OPKO or PROLOR, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement or may change in the future and these changes may not be fully reflected in the public disclosures made by OPKO and/or PROLOR.

Terms of the Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the Effective Time, POM, a wholly owned subsidiary of OPKO, will merge with and into PROLOR. Upon completion of the Merger, PROLOR will survive the Merger and will continue as a wholly owned subsidiary of OPKO, or the Surviving Corporation. As promptly as practicable after the completion of the Merger, PROLOR will merge with and into a Delaware limited liability company, wholly owned by OPKO, with the Delaware limited liability company surviving as a wholly owned subsidiary of OPKO.

Completion of the Merger

The completion of the Merger will take place no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions contained in the Merger Agreement, other than the conditions which by nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions. The conditions to the completion of the Merger are described below under “—Conditions to the Completion of the Merger” beginning on page 95.

The Merger will become effective at the time of the filing of articles of merger with the Secretary of State of the State of Nevada or at such later time as may be designated jointly by OPKO and PROLOR and specified in such articles of merger (but in no event more than ninety (90) days after the date of filing the articles of merger with the Secretary of State of the State of Nevada).

OPKO and PROLOR currently expect to complete the Merger in the second half of 2013. Completion of the Merger will only be possible, however, if all conditions to the completion of the Merger contained in the Merger Agreement (described below under “—Conditions to the Completion of the Merger”) are satisfied or waived. Therefore, factors outside of either company’s control could delay or prevent the completion of the Merger.

Merger Consideration

At the Effective Time, each share of PROLOR common stock outstanding as of the Effective Time (other than shares of PROLOR common stock held by OPKO, POM, PROLOR or any wholly owned subsidiaries of OPKO or PROLOR, which will be cancelled and retired immediately prior to the Effective Time) will be automatically converted into the right to receive 0.9951 of a share of OPKO common stock. The Merger Agreement provides that the Exchange Ratio will be adjusted to the extent appropriate to provide the same economic effect contemplated by the Merger Agreement if, prior to the Effective Time, PROLOR’s common stock is changed into, or exchanged for, a different number of shares or a different class prior to the Effective Time, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares. However, the Exchange Ratio is not subject to any other adjustments, including any adjustments based on fluctuations in the stock prices of OPKO or PROLOR prior to the Effective Time.

No fractional shares of OPKO common stock will be issued to PROLOR stockholders in connection with the Merger. Instead, a PROLOR stockholder who would otherwise be entitled to a fractional share (after taking into account all certificates delivered by such stockholder) will receive one full share of OPKO common stock in lieu of such fractional share.

Treatment of PROLOR Stock Options and Warrants

The Merger Agreement provides that, at the Effective Time, each PROLOR stock option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be converted into an option to purchase OPKO common stock and OPKO will assume such stock option in accordance with the terms of the applicable PROLOR equity incentive plan and the terms of the contract evidencing such PROLOR stock option. The number of shares of OPKO common stock subject to each assumed PROLOR stock option will be adjusted to an amount equal to the product of (a) the number of shares of PROLOR common stock subject to such option immediately before the Effective Time and (b) the Exchange Ratio, rounded down to the nearest whole share. The per share exercise price for shares of OPKO common stock under each assumed PROLOR stock option will be adjusted to a price equal to the quotient of (a) the per share exercise price of such option and (b) the Exchange Ratio, rounded up to the nearest whole cent. Any restriction on the exercise of any assumed stock option will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such option will remain unchanged, except that OPKO’s Board of Directors or a committee thereof will succeed to the authority and responsibility of the PROLOR Board of Directors or any applicable committee thereof with respect to such stock options. In addition (and notwithstanding the adjustment provisions described above), any PROLOR stock option that is an “incentive stock option” or a nonqualified stock option held by a US taxpayer shall be adjusted as required by Section 424 of the Code and Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code and the Treasury Regulations under Section 409A of the Code, or otherwise result in negative tax treatment or penalties under Section 424 of the Code or Section 409A of the Code.

At the Effective Time, each PROLOR warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable at such time, will be converted into a warrant to purchase OPKO common stock and OPKO will assume such warrant in accordance with the terms thereof. The number of shares of OPKO common stock subject to each assumed PROLOR warrant will be adjusted to an amount equal to the product of (a) the number of shares of PROLOR common stock subject to such warrant immediately before the Effective Time and (b) the Exchange Ratio, rounded up to the nearest whole share. The per share exercise price for shares of OPKO common stock under each assumed PROLOR warrant will be adjusted to a price equal to the quotient of (a) the per share exercise price of such warrant and (b) the Exchange Ratio, rounded up to the nearest whole cent. Any restriction on the exercise of any assumed warrant will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such warrant will remain unchanged. OPKO has the right, in its sole discretion, not to deliver the consideration described in this paragraph to a holder of a PROLOR warrant who does not consent or agree to the modifications to such warrant contemplated by the Merger Agreement.

The Merger Agreement provides that OPKO will file a registration statement on Form S-3 or Form S-8 (as applicable) as soon as practicable after the Effective Time with respect to the shares of OPKO common stock issuable with respect to the assumed PROLOR stock options and will use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

Exchange of PROLOR Stock Certificates

The Merger Agreement provides that, on the closing date of the Merger, OPKO shall make available to its transfer agent or another exchange agent selected by OPKO and reasonably acceptable to PROLOR the shares of OPKO common stock issuable pursuant to the Merger Agreement. Promptly after the Effective Time, OPKO shall instruct its exchange agent to deliver to each record holder of PROLOR common stock immediately prior to the Effective Time appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to shares of PROLOR common stock shall pass, only upon proper delivery of such shares to the exchange agent).

Upon surrender to the exchange agent of a PROLOR common stock certificate for exchange, together with a duly signed letter of transmittal or, in the case of book entry (i.e., uncertificated) shares, receipt by the exchange agent of an “agent’s message” or such other evidence, if any, of the transfer as the exchange agent may reasonably request, the holder of the PROLOR stock certificate or book entry share will be entitled to receive:

•

0.9951 of a share of OPKO common stock for each share so surrendered (subject to rounding for fractional shares as described above), which shares shall be delivered in uncertificated form unless a physical certificate is requested; and

•	all undelivered dividends or distributions in respect of such shares (without interest thereon).

If there was a transfer of ownership of shares of PROLOR common stock that was not registered in the transfer records of PROLOR, the merger consideration for such shares may be issued to a transferee if the certificates representing such shares or the book entry shares, as applicable, are delivered to the exchange agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the exchange agent that any applicable stock transfer taxes have been paid.

If any PROLOR stock certificate has been lost, stolen, mislaid or destroyed, the exchange agent will issue the merger consideration into which such lost, stolen, mislaid or destroyed certificate shall have been converted upon receipt of:

•	an affidavit of that fact from the holder claiming such certificate to be lost, mislaid, stolen or destroyed;

•	such bond, security or indemnity as OPKO and the exchange agent may reasonably require; and

•	any other documents necessary to evidence and effect the bona fide exchange thereof.

From and after the Effective Time, until it is surrendered and exchanged, each certificate that previously evidenced PROLOR common stock will be deemed to represent only the right to receive shares of OPKO common stock in accordance with the terms of the Merger Agreement. OPKO will not pay dividends or other distributions on any shares of OPKO common stock to be issued in exchange for any unsurrendered PROLOR common stock until the PROLOR common stock certificate or book entry share is surrendered as provided in the Merger Agreement.

If you are a PROLOR stockholder, you should not surrender stock certificates and book entry shares for exchange prior to the completion of the Merger. Rather, you should wait to surrender such stock certificates and book entry shares following the completion of the Merger, and then only pursuant to instructions set forth in the letters of transmittal which the exchange agent will be required to mail to PROLOR stockholders promptly following the completion of the Merger. The exchange agent will deliver shares of OPKO common stock to PROLOR’s former stockholders only in accordance with the procedures set forth in the letter of transmittal.

The Merger Agreement contemplates that, following the first anniversary of the Effective Time, the exchange agent will deliver to OPKO any shares of OPKO common stock and any deposited funds that have not been disbursed to holders of PROLOR stock. Any holders of PROLOR stock certificates or book entry shares who have not surrendered such certificates or book entry shares in compliance with the above-described procedures as of such date may thereafter look only to OPKO for satisfaction of their claims for shares of OPKO common stock and any dividends or distributions with respect to such OPKO common stock to which they are entitled.

Under the Merger Agreement, OPKO, the Surviving Corporation and the exchange agent are entitled to deduct and withhold from any amounts payable to a holder of PROLOR common stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state or local tax law (unless the holder presents documentation that eliminates the requirement to withhold and excluding Israeli withholding taxes) and to request any necessary tax forms, as applicable, or any other proof of exemption from withholding or similar information, from the holders of PROLOR common stock or other recipient of payments in respect of which such deduction and withholding was made. Any amount so withheld shall be treated for all purposes as having been paid to the holder of the shares of PROLOR common stock in respect of which such deduction and withholding was made.

To the extent required in connection with the tax ruling to be sought by PROLOR from the Israeli Income Tax Commissioner, as required under the Merger Agreement, or if the requirement to obtain such ruling is waived, OPKO will be permitted to deduct and withhold shares from the merger consideration payable to PROLOR stockholders who are (or would have been) subject to such ruling.

Representations and Warranties

The Merger Agreement contains various representations and warranties made by PROLOR to OPKO and POM, many of which are qualified by concepts of knowledge and materiality and are further modified and limited by confidential disclosure schedules exchanged by OPKO and PROLOR. Such representations and warranties of PROLOR relate to, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	constituent documents of PROLOR;

•	capitalization of PROLOR;

•	PROLOR’s authority to enter into and to perform its obligations under the Merger Agreement and the enforceability of the Merger Agreement;

•	the absence of the violation of constituent documents, contracts or any applicable laws as a result of the Merger and other transactions contemplated by the Merger Agreement;

•	the determination, approval and recommendation of PROLOR’s Board of Directors (excluding Dr. Frost, Dr. Hsiao, and Mr. Rubin, each of whom serves as a director of both PROLOR and OPKO);

•	the required stockholder votes necessary to approve the adoption of the Merger Agreement;

•

the absence of the necessity for consents or approvals of, permits from or filings, declarations or registrations with any governmental entity or regulatory authority in connection with the Merger Agreement or the Merger, other than:

¡	the filing of this joint proxy statement/prospectus;

¡	filings and consents required under Israeli securities laws and the rules of the Tel Aviv Stock Exchange;

¡	the filing of the articles of merger with the Secretary of State of the State of Nevada;

¡	applications, consents, approvals, authorizations and notices required by the FDA or any other similar federal, state, local or foreign governmental authority or regulatory agency;
¡	filings under the HSR Act and applicable foreign antitrust laws and compliance with the HSR Act and applicable foreign antitrust laws; and

¡	notice to the Office of Chief Scientist of the Israeli Ministry of Industry, Trade and Labor;

•	certain SEC filings, including certain financial statements contained in such filings;

•	disclosure controls and procedures and internal controls over financial reporting;

•	compliance with applicable stock exchange rules and regulations and certain requirements of the Sarbanes-Oxley Act of 2002, as amended;

•	the absence of certain liabilities;

•	the absence of certain changes and events since December 31, 2012;

•	the absence of off-balance sheet arrangements;

•	the absence of certain legal proceedings;

•	compliance with applicable legal and regulatory requirements;

•	possession of and compliance with material permits and other governmental authorizations required for the operation of PROLOR’s business;

•

the absence of misstatements or omissions of material facts in information provided by PROLOR for inclusion in this joint proxy statement/prospectus or the associated registration statement on Form S-4;

•	taxes;

•	labor and other employment matters;

•	employee benefit plans;

•	environmental matters;

•	intellectual property;

•	compliance with applicable healthcare regulations and other healthcare regulatory matters;

•	real property;

•	certain material contracts, including no existing violation or breach of such material contracts;

•	insurance;

•	transactions with affiliates;

•	compliance with applicable United States export control and import laws, and with United States laws governing embargoes, sanctions and boycotts;

•	certain business practices and anti-bribery laws;

•

the absence of any stockholder rights plan, “poison pill” anti-takeover plan or other similar anti-takeover device and the inapplicability of certain anti-takeover statutes to the transactions contemplated by the Merger Agreement, including the Merger;

•	the opinion of the Special Committee’s financial advisor;

•	the absence of undisclosed brokers’ fees;

•	the inapplicability the Israeli Restrictive Trade Practices Law;

•

absence of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) materially impede or delay receipt of any of the governmental approvals necessary for the completion of the Merger; and

•	government grants.

Pursuant to the Merger Agreement, certain of the representations and warranties referred to above will not be deemed to have been breached unless the breach of the representation or warranty has had or would reasonably be expected to have a material adverse effect on PROLOR. For purposes of the Merger Agreement, material adverse effect on PROLOR refers to any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has a material adverse impact on either (1) the ability of PROLOR to perform its obligations under the Merger Agreement or (2) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of PROLOR and its subsidiaries, taken as a whole, except that none of the following will constitute or will be taken into account for determining whether there has been or is a material adverse effect:

•

changes in laws (or interpretations thereof) of general applicability or interpretations thereof by courts or governmental or regulatory authorities (except to the extent such change in law or interpretation has had or would reasonably be expected to have a disproportionate adverse effect on PROLOR and its subsidiaries, as compared to other companies operating in the industry or territory in which PROLOR and its subsidiaries operate);

•

changes or modifications in GAAP or regulatory accounting requirements (except to the extent such change or modification has had or would reasonably be expected to have a disproportionate adverse effect on PROLOR and its subsidiaries, as compared to other companies operating in the industry or territory in which PROLOR and its subsidiaries operate);

•	actions and omissions of PROLOR or any of its subsidiaries taken with the prior written consent of OPKO;

•	the public announcement of the Merger Agreement, including, without limitation, any stockholder litigation related to the Merger Agreement;

•

changes in the market price or trading volume of PROLOR’s common stock (except that the cause of any such change may be taken into consideration when determining whether a Material Adverse Effect has occurred or is reasonably expected to occur, unless such cause is otherwise excluded);

•

general national or international economic, financial, political or business conditions, including the engagement by Israel or the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Israel or the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent such conditions have had or would reasonably be expected to have a disproportionate adverse effect on PROLOR and its subsidiaries, as compared to other companies operating in the industry or territory in which PROLOR and its subsidiaries operate); or

•

any failure by PROLOR to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (except that the cause of any such failure may be taken into consideration when determining whether a material adverse effect on PROLOR has occurred or is reasonably expected to occur, unless such cause is otherwise excluded).

The Merger Agreement also contains various representations and warranties made by OPKO and POM to PROLOR, many of which are qualified by concepts of knowledge and materiality and are further modified and limited by confidential disclosure schedules exchanged by OPKO and PROLOR. Such representations and warranties of OPKO and POM relate to, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	each such party’s authority to enter into and to perform its obligations under the Merger Agreement and the enforceability of the Merger Agreement;

•

the absence of the violation of each such party’s constituent documents, material contracts or any applicable laws as a result of the Merger and other transactions contemplated by the Merger Agreement;

•

the absence of the necessity for consents or approvals of, permits from or filings, declarations or registrations with any governmental entity or regulatory authority in connection with the Merger Agreement or the Merger, other than:

¡	the filing of this joint proxy statement/prospectus;

¡	filings and consents required under Israeli securities laws and the rules of the Tel Aviv Stock Exchange;

¡	the filing of the articles of merger with the Secretary of State of the State of Nevada;

¡	applications, consents, approvals, authorizations and notices required by the FDA or any other similar federal, state, local or foreign governmental authority or regulatory agency;

¡	filings under the HSR Act and applicable foreign antitrust laws and compliance with the HSR Act and applicable foreign antitrust laws; and

¡	notice to the Office of Chief Scientist of the Israeli Ministry of Industry, Trade and Labor;

•	the capitalization of OPKO;

•	the due and valid issuance of the shares of OPKO common stock to be issued in connection with the Merger;

•	OPKO’s subsidiaries;

•	certain SEC filings, including certain financial statements contained in such filings;

•	disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain liabilities;

•	the absence of certain changes and events since December 31, 2012;

•	taxes;

•	environmental matters;

•	compliance with laws;

•	certain material contracts, including no existing material violation or material breach of such material contracts;

•

absence of any agreement, plan or other circumstance that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) materially impede or delay receipt of any of the governmental approvals necessary for the completion of the Merger;

•	the absence of certain legal proceedings;

•

the absence of misstatements or omissions of material facts in information provided by OPKO and POM for inclusion in this joint proxy statement/prospectus or the associated registration statement on Form S-4;

•	OPKO’s ownership and operation of POM;

•	the shares of OPKO common stock held by OPKO, POM and their respective affiliates; and

•	the inapplicability of the Israeli Restrictive Trade Practices Law.

Pursuant to the Merger Agreement, certain of the representations and warranties referred to above will not be deemed to have been breached unless the breach of the representation or warranty has had or would reasonably be expected to have a material adverse effect on OPKO. For purposes of the Merger Agreement, material adverse effect on OPKO shall have substantially the same definition as a material adverse effect on PROLOR, as described above.

Certain Covenants of the Parties

Affirmative Covenants

Each of OPKO and PROLOR has undertaken customary covenants in the Merger Agreement relating to the conduct of its business prior to the completion of the Merger or the earlier termination of the Merger Agreement (subject in some cases to exceptions specified in the Merger Agreement or set forth in the confidential disclosure schedules exchanged by OPKO and PROLOR).

In general, PROLOR has agreed, among other things, to, and to cause its subsidiaries to:

•	operate its business in the ordinary course consistent with past practice;

•

use its reasonable efforts to preserve intact its business organization and material assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers;

•

notify OPKO promptly after receipt of any material communication (written or oral) between PROLOR or any of its subsidiaries and the FDA or any similar foreign regulatory authority, or inspections of any manufacturing facility or clinical trial site and before giving any material submission to the FDA (or any similar foreign regulatory authority);

•

notify OPKO promptly prior to making any material change to a study protocol, adding any new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs; and

•

take no action that would reasonably be likely to materially adversely affect the ability of any party to the Merger Agreement to obtain any consents required for the transactions contemplated thereby or materially adversely affect the ability of any party to the Merger Agreement to perform its covenants and agreements under the Merger Agreement.

In general, OPKO has agreed, among other things, to, and to cause its subsidiaries to:

•	operate its business only in the ordinary course; and

•

use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises (except that OPKO and its subsidiaries will be permitted to discontinue or dispose of any of its assets or business if OPKO judges such discontinuation or disposal to be desirable in the conduct of the business of OPKO and its subsidiaries).

Negative Covenants

Prior to the Effective Time or the earlier termination of the Merger Agreement, each of PROLOR and OPKO have agreed, with respect to itself and its subsidiaries not to (except as otherwise contemplated by the Merger Agreement, as required by legal requirements or with the prior written consent of the other company, which consent shall not be unreasonably withheld or delayed), take certain actions specified in the Merger Agreement (subject in some cases to exceptions specified in the Merger Agreement or set forth in the confidential disclosure schedules exchanged by OPKO and PROLOR).

In general, PROLOR has agreed that it will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

•	amend its or any of its subsidiaries’ organizational documents;

•

incur any debt obligation or other obligation for borrowed money (other than intercompany indebtedness and trade payables incurred in the ordinary course of business), or impose, suffer the imposition of, or permit to exist any new liens on any of its or any of its subsidiaries’ material assets;

•

repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of its or any of its subsidiaries’ capital stock, other than exchanges in the ordinary course under PROLOR’s existing equity compensation plans or warrants;

•

issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PROLOR common stock or any other capital stock of PROLOR or any of its subsidiaries, except for the issuance of PROLOR common stock upon the exercise of outstanding options or warrants or in connection with the replacement of lost or destroyed stock certificates;

•	accelerate the exercisability of any option, warrant or other right to purchase shares of PROLOR common stock or any other capital stock of PROLOR or any of its subsidiaries;

•

declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of PROLOR or any of its subsidiaries, except for intercompany dividends and distributions;

•

adjust, split, combine or reclassify any capital stock of PROLOR or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of PROLOR common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of PROLOR or any of its subsidiaries (excluding intercompany transfers) or any asset having a book value in excess of $150,000 other than in the ordinary course of business consistent with past practice;

•

except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, asset transfers, loans or advances, or purchase of any assets, in any person or entity other than a wholly owned subsidiary of PROLOR, or otherwise acquire direct or indirect control over any person or entity;

•	merge, consolidate or adopt a plan of liquidation;

•

enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $150,000;

•

dispose of, grant, obtain or permit to lapse any material rights in any intellectual property or dispose of or disclose to any person or entity, except pursuant to confidentiality obligations or requirements of law, other than to representatives of OPKO, any material trade secret;

•

(1) increase the benefits available to any current or former executive officer or director; (2) increase the base salary, wages or bonus opportunity of any current or former executive officer or director (except for increases of up to 10% of the target bonus set forth in any employment agreement or established by PROLOR’s Board of Directors or any committee thereof for any current employee, executive officer or director in the ordinary course of business consistent with past practice); or (3) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director, in each case except as required by the terms of any existing plan or contract or pursuant to applicable law;

•	establish, adopt, amend or terminate certain employee benefit plans, agreements, programs, policies, trusts, funds or other arrangements, except as required to comply with applicable law;

•	terminate without “cause” any executive officer;

•

except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $50,000, hire or engage any employee or individual independent contractor;

•	forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor;

•

make or change any material tax election, file any materially amended tax return, settle any material tax claim or assessment relating to PROLOR or any of its subsidiaries, or surrender any right to claim a refund of material taxes;

•

make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•

except as permitted with respect to the solicitation of competing offers as permitted under the Merger Agreement, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger not being satisfied;

•

enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims with respect to any material contract, other in the ordinary course of business;

•	commence, settle or compromise any pending or threatened litigation in excess of $50,000 individually or $100,000 in the aggregate;

•

pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations, in the ordinary course of business consistent with past practice;

•	terminate or allow to lapse, or modify in any material respect, any material insurance policy;

•

enter into any agreement, take any action or fail to any action that would affect the validity or enforceability of the hGH-CTP intellectual property or impair or constitute an encumbrance on PROLOR’s ability to transfer such intellectual property; or

•

take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

In general, OPKO has agreed that it will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

•

amend its organizational documents or the organizational documents of any of its Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect PROLOR or the holders of PROLOR common stock relative to other holders of OPKO common stock;

•

repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, more than 20% of the current outstanding shares, or any securities convertible into any shares, of the capital stock of OPKO or any of its subsidiaries, or declare or pay any dividend or make any other distribution in respect of OPKO’s capital stock (other than cash dividends of up to $0.10 per share on the shares of OPKO common stock);

•

take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

except for and excluding issuances anticipated by the Merger Agreement, agreements disclosed in OPKO’s filings with the SEC or pursuant to the exercise of stock options or other equity rights outstanding as of the date of the Merger Agreement issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding shares or equity rights representing more than 20% of the current outstanding shares of OPKO common stock or any other capital stock of OPKO or any of its subsidiaries (on an as-converted basis) whether by sale, transfer, merger, tender offer, share exchange, business combination, reorganization, recapitalization or otherwise; or

•	take any action that would reasonably be expected to result in any of the conditions to the Merger not being satisfied.

Certain Notifications

PROLOR and OPKO have agreed to notify one another promptly upon becoming aware of:

•	any notice or other communication from any person or entity alleging that its consent may be required in connection with the transactions contemplated by the Merger Agreement;

•	any notice or other communication from any governmental entity or regulatory authority in connection with the transactions contemplated by the Merger Agreement; and

•	certain pending, threatened or likely litigation against such party or any of its officers, directors or affiliates.

In addition, PROLOR will be required to promptly notify OPKO if it becomes aware of:

•	any facts or circumstances which could result in a decision from a court, patent office, or other regulatory agency rendering any of PROLOR’s hGH intellectual property invalid or unenforceable; or

•

any facts or circumstances, that would, or would reasonably be expected to, affect the validity or enforceability of PROLOR’s hGH intellectual property or impair or constitute an encumbrance on PROLOR’s ability to transfer such intellectual property.

Restrictions on Solicitation

Pursuant to the Merger Agreement, during the period beginning on April 23, 2013 and continuing until 11:59 p.m. (New York City time) on June 2, 2013, PROLOR, its subsidiaries and their respective representatives (acting under the supervision of the Special Committee) were permitted to solicit, initiate, facilitate and encourage from any third party a Company Acquisition Proposal, including by way of providing access to information pursuant to one or more confidentiality agreements meeting certain parameters specified in the Merger Agreement. In addition, during such go-shop period, PROLOR, its subsidiaries and their respective representatives (acting under the supervision of the Special Committee) were permitted to enter into or otherwise participate in discussions and negotiations with respect to a Company Acquisition Proposal. PROLOR solicited offers from 24 third parties during the go-shop period, but no such party requested access to information regarding PROLOR or made a Company Acquisition Proposal. Had any third party made a Company Acquisition Proposal on or prior to June 2, 2013 that PROLOR’s Board of Directors and the Special Committee determined in good faith would reasonably be expected to result in a Superior Proposal, PROLOR would have been permitted to continue discussions with the proponent of such proposal through June 22, 2013.

Pursuant to the Merger Agreement, on June 2, 2013, PROLOR was required to and did, and instructed its subsidiaries and representatives to, immediately cease all discussions and negotiations that may be ongoing with respect to a Company Acquisition Proposal. In addition, PROLOR agreed that, from June 2, 2013 through the Effective Time or the date of the termination of the Merger Agreement, it will not, and it will instruct its subsidiaries and representatives not to:

•

solicit, initiate, knowingly encourage or knowingly induce or take any other action reasonably expected to lead to, any inquiry, proposal or offer from any person or entity other than OPKO that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal;

•	provide any material non-public information concerning PROLOR and its subsidiaries to any person or entity in connection with a Company Acquisition Proposal; or

•	engage in any discussions or negotiations with any third party concerning a Company Acquisition Proposal.

However, if after June 2, 2013 and prior to the time of any approval by PROLOR’s stockholders of the PROLOR Merger Proposal, PROLOR receives a written Company Acquisition Proposal, PROLOR will be permitted to:

•

contact the person or entity who made such proposal to clarify and understand the terms and conditions of the proposal, but only to the extent that the Special Committee determined in good faith that such contact is necessary to determine whether the proposal is reasonably likely to result in a Superior Proposal;

•

furnish information concerning PROLOR and PROLOR subsidiaries to the Person making such Company Acquisition Proposal (and its respective representatives) pursuant to a confidentiality agreement meeting certain parameters specified in the Merger Agreement; and

•

if the Special Committee determined in good faith (after consultation with its outside financial advisors) that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (after consultation with its outside legal advisors) that failing to take any such actions would likely be inconsistent with the Special Committee’s exercise of its fiduciary duties under applicable law, engage in discussions or negotiations (including, as a part thereof, making counterproposals) with the person or entity making such proposal, and its representatives, with respect to the proposal.

PROLOR will be required to notify OPKO within 24 hours of:

•	the receipt of a Company Acquisition Proposal;

•

any initial request for non-public information concerning PROLOR or any of its subsidiaries related to, or from any person, entity or group who would reasonably be expected to make a Company Acquisition Proposal; and

•	any initial request for discussions or negotiations related to any Company Acquisition Proposal.

Such notice will be required to include the identity of the proponent and the material terms and conditions of any proposals or offers. Following such initial notification, PROLOR will be required to promptly keep OPKO informed of the status and all material developments of any such proposals, offers, inquiries or requests.

Recommendation of PROLOR’s Board of Directors; Change of Recommendation

Pursuant to the Merger Agreement, PROLOR agreed that, subject to certain exceptions, PROLOR’s Board of Directors will not:

•

withdraw (or modify in a manner adverse to OPKO or POM), or propose publicly to withdraw (or modify in a manner adverse to OPKO or POM), its recommendation that PROLOR’s stockholders approve the Merger Agreement;

•	adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Acquisition Proposal;

•

adopt, approve or recommend, or allow PROLOR or any of its subsidiaries to execute or enter into, any merger agreement, letter of intent, agreement in principle, share purchase agreement, option purchase agreement, asset purchase agreement, share exchange agreement or other similar agreement relating to a Company Acquisition Proposal (other than an acceptable confidentiality agreement); or

•

if a tender offer or exchange offer for shares of PROLOR common stock that constitutes a Company Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer (other than a communication that is in compliance with Rule 14d-9 and Rule 14e-2 under the Exchange Act and the applicable provisions of the Merger Agreement).

However, PROLOR’s Board of Directors will be permitted (upon three business days’ notice to OPKO) to change its recommendation to PROLOR’s stockholders with respect to the approval of the Merger if, prior to the approval of the PROLOR Merger Proposal, the Special Committee determines in good faith (after consultation with its outside legal advisors) that the failure to do so would likely be inconsistent with its fiduciary duties under applicable law and recommends to PROLOR’s Board of Directors that it change its recommendation.

In addition, if PROLOR’s Board of Directors determines in good faith (after consultation with PROLOR’s outside financial and legal advisors) that a Company Acquisition Proposal constitutes a Superior Proposal, then PROLOR will be permitted to enter into a definitive written agreement with respect to such Superior Proposal and/or adopt, approve, endorse or recommend a tender offer or exchange offer for shares of PROLOR’s common stock. Prior to entering into any such agreement, PROLOR will be required to provide three business days’ prior written notice to OPKO and POM and, if OPKO and/or POM wishes to do so, negotiate and cause its representatives to negotiate with OPKO and POM during the notice period to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. PROLOR will only be permitted to enter into a definitive agreement in respect of a Superior Proposal if, following the end of such three business day notice period, PROLOR’s Board of Directors and the Special Committee determine in good faith, taking into account any changes to the Merger Agreement proposed in writing by OPKO and POM, that the Superior Proposal for which PROLOR was required to provide notice to OPKO and POM continues to constitute a Superior Proposal.

Preparation of Joint Proxy Statement/Prospectus and Registration Statement on Form S-4

Pursuant to the Merger Agreement, OPKO and PROLOR have agreed to cooperate in the preparation and filing of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, to cause such registration statement on Form S-4 to be declared effective under the Securities Act as soon after filing as possible and to cause such registration statement to remain effective for as long as is necessary to consummate the Merger and the transactions contemplated by the Merger Agreement. OPKO and PROLOR have also agreed to make all required filings with respect to the Merger and the transactions contemplated by the Merger Agreement under the Securities Act and the Exchange Act, the rules of any stock exchange on which their securities are listed, applicable state securities and “blue sky” laws and the rules and regulations thereunder and any applicable foreign securities laws or with any foreign securities authorities.

Stockholder Meetings

PROLOR has agreed to cause the PROLOR stockholders’ meeting to be duly called and held for the purpose of obtaining the approval of the PROLOR Merger Proposal as soon as reasonably practicable after the SEC declares effective the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part. In connection with such meeting, PROLOR has agreed to use its reasonable best efforts to obtain approval of the PROLOR Merger Proposal (unless PROLOR’s Board of Directors was permitted to and did change its recommendation pursuant to the Merger Agreement) and to otherwise comply with all legal requirements applicable to such meeting.

OPKO has agreed to cause the OPKO stockholders’ meeting to be duly called and held as soon as reasonably practicable after the SEC declares this registration statement on Form S-4 effective for the purpose of obtaining the approval of the OPKO Share Issuance Proposal. In connection with such meeting, OPKO has agreed to use its reasonable best efforts to obtain approval of the OPKO Share Issuance Proposal and to otherwise comply with all legal requirements applicable to such meeting.

Regulatory Approvals

Under the HSR Act and the rules and regulations promulgated thereunder, the Merger may not be completed until the required information and materials have been furnished to the Antitrust Division and the FTC, and until certain waiting period requirements have expired or been earlier terminated. OPKO and PROLOR each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on June 12, 2013, and the waiting period applicable to the Merger was terminated on June 26, 2013. There are no further U.S. antitrust conditions to consummation of the Merger.

The period of time for completion of the Merger is subject to the grant by the Israel Securities Authority, in accordance with its authority under the Israeli Securities Law 5728-1968, to OPKO of an exemption from publishing a prospectus in Israel in respect to the conversion of PROLOR securities traded on the Tel Aviv Stock Exchange Ltd. into OPKO securities or a clearance. In the event that such exemption or clearance is withheld, the Merger is expected to be delayed for the period of time required for the preparation, approval and publication of a prospectus.

Employee Benefits

The Merger Agreement provides that, for at least six months following the Effective Time, OPKO will be required to provide, and cause the Surviving Corporation to provide to the employees of PROLOR and its subsidiaries, pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) which when taken as a whole are substantially similar to the pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are provided to such employees pursuant to PROLOR’s employee compensations plans on the date of the Merger Agreement.

Nothing contained in the Merger Agreement requires OPKO to continue any particular plan or benefit of PROLOR or prevents OPKO from terminating (or causing the termination of) the employment of any employee of PROLOR or any of its subsidiaries at any time after the consummation of the Merger for any reason (or no reason).

Indemnification and Insurance for Directors and Officers

The Merger Agreement provides that, for a period of six years from the Effective Time, OPKO and the Surviving Corporation will be required to:

•

indemnify and hold harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action, and provide advancement of expenses to any person who is now, or has been at any time prior to the Effective Time, an officer or director of PROLOR or who was serving at the request of PROLOR as an officer or director of another corporation, joint venture or other enterprise, or an indemnified person, to the fullest extent permitted under applicable law and PROLOR’s organizational documents; and

•

honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in PROLOR’s organizational documents immediately prior to the Effective Time and ensure that the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of PROLOR and its subsidiaries that were contained in PROLOR’s organizational documents as of the date of the Merger Agreement.

In addition, pursuant to the Merger Agreement, OPKO will be required to either:

•

maintain in effect, for a period of six years from the Effective Time, PROLOR’s then current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each indemnified person on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the Merger Agreement (or substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any indemnified person), except to the extent that aggregate premiums for coverage for any 12-month period is in excess of 200% of the amount payable by PROLOR for 12 months of coverage under its existing directors’ and officers’ liability insurance policies, or the 12 month coverage amount; or

•

in lieu of maintaining in effect PROLOR’s then current directors’ and officers’ liability insurance policies, purchase, at the Effective Time and for annual premiums not to exceed 200% of the 12 month coverage amount, tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by PROLOR, which tail policies (i) will be effective for a period from the Effective Time through and including the date six years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies. In the event that coverage cannot be obtained under either this or the preceding bullet in amounts not exceeding the 12 month coverage amount, OPKO will nevertheless be required to obtain such coverage as can be obtained by it for the 12 month coverage amount.

Israeli Income Tax Ruling

The Merger Agreement provides that, as soon as reasonably practicable after the execution of the Merger Agreement, PROLOR was required to cause its Israeli counsel and accountants to prepare and file with the Israeli Income Tax Commissioner an application for rulings in respect of certain Israeli tax matters relating to the Merger.

Conditions to the Completion of the Merger

The obligations of OPKO and PROLOR to complete the Merger are each subject to the satisfaction of the following conditions. Pursuant to the Merger Agreement, other than the approval by the PROLOR stockholders of the PROLOR Merger Proposal, any of the following conditions may be waived by the parties if not satisfied on or prior to the closing date of the Merger.

•	approval by the PROLOR stockholders of the PROLOR Merger Proposal;

•

absence of any statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order issued by a court or other United States governmental authority of competent jurisdiction that has the effect of making the Merger or the other transactions contemplated by the Merger Agreement illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated thereby;

•

expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act and the expiration or termination of any waiting period under, and the receipt of all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable under, applicable foreign antitrust laws;

•

receipt of certain governmental or regulatory consents, waivers, authorizations and approvals required in connection with the execution, delivery and performance of the Merger Agreement and the other transactions contemplated thereby;

•

approval of the OPKO common stock to be issued in the Merger for quotation or listing, as the case may be, on the NYSE (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance;

•

effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, the absence of a stop order issued by the SEC suspending the effectiveness of such registration statement and the absence of a proceeding seeking a stop order or any similar proceeding with respect to this joint proxy statement/prospectus initiated or threatened by the SEC;

•	approval by the OPKO stockholders of the OPKO Share Issuance Proposal; and

•

clearance by the Israeli Securities Authority or an exemption with respect to the delivery of prospectuses in connection with the offering of OPKO common stock offered by OPKO in Israel in connection with the Merger.

The obligations of OPKO and POM to complete the Merger are subject to the satisfaction or waiver of the following additional conditions.

•

accuracy in all respects as of the date of the Merger Agreement and as of the closing date of the Merger of a limited number of specified representations and warranties made by PROLOR in the Merger Agreement (except, with respect to certain representations and warranties, for inaccuracies that are de minimis in the aggregate);

•

accuracy in all material respects as of the date of the Merger Agreement and as of the closing date of a limited number of specified representations and warranties made by PROLOR in the Merger Agreement;

•

accuracy in all respects as of the date of the Merger Agreement and as of the closing date of the balance of the representations and warranties made by PROLOR in the Merger Agreement, except for such breaches as have not had, and would not reasonably be expected to have, a material adverse effect on PROLOR;

•

compliance with and performance by PROLOR, in all material respects, of all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the closing date of the Merger;

•

receipt of an opinion from Akerman, OPKO’s outside legal counsel, that is reasonably acceptable and dated as of the closing date of the Merger, to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; provided that if Akerman does not render such opinion, this condition may be satisfied if DLA Piper renders such opinion;

•	amendment of PROLOR’s outstanding warrants to permit the modifications thereto required in connection with the Merger; and

•

the absence of any material restrictions pursuant to the ruling from the Israeli Income Tax Commissioner required as a condition to PROLOR’s obligation to complete the Merger on (1) any person that is a stockholder of OPKO as of immediately prior to or following the closing of the Merger or (2) the transfer of assets, business or operations of OPKO, any of its material subsidiaries or PROLOR, in each case pursuant to the Tax Ordinance.

The obligations of PROLOR to complete the Merger are subject to the satisfaction or waiver of the following additional conditions.

•

accuracy in all respects as of the date of the Merger Agreement and as of the closing date of the Merger of a limited number of specified representations and warranties made by OPKO and POM in the Merger Agreement (except, with respect to certain representations and warranties, for inaccuracies that are de minimis in the aggregate);

•

accuracy in all material respects as of the date of the Merger Agreement and as of the closing date of a limited number of specified representations and warranties made by OPKO and POM in the Merger Agreement;

•

accuracy in all respects as of the date of the Merger Agreement and as of the closing date of the balance of the representations and warranties made by OPKO and POM in the Merger Agreement, except for such breaches as have not had, and would not reasonably be expected to have, a material adverse effect on OPKO and POM;

•

compliance with and performance by OPKO, in all material respects, of all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the closing date of the Merger;

•

receipt of an opinion from DLA Piper, outside legal counsel to the Special Committee, that is reasonably acceptable and dated as of the closing date of the Merger, to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; provided that if DLA Piper does not render such opinion, this condition may be satisfied if Akerman renders such opinion; and

•	receipt of a ruling from the Israeli Income Tax Commissioner with respect to certain Israeli tax matters relating to the Merger.

Termination of the Merger Agreement

Generally and except as specified below, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the completion of the Merger, including after the approval of the PROLOR Merger Proposal by the PROLOR stockholders:

•	by mutual written consent of OPKO and PROLOR, by action of their respective boards of directors (in the case of PROLOR, acting upon the recommendation of the Special Committee);

•	by either PROLOR (acting upon the recommendation of the Special Committee) or OPKO if:

¡

the Merger has not been consummated on or before February 23, 2014; provided that such date will be extended by an additional 60 days under certain circumstances, and provided further that such failure is not caused by any breach of the Merger Agreement by the party proposing to terminate;

¡

a court of competent jurisdiction or other governmental entity issues a final and non-appealable order, or has taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Merger Agreement; provided that the party seeking to terminate the Merger Agreement for such reason must have first used its reasonable best efforts to remove such restraint or prohibition as required by the Merger Agreement and provided further that such termination right shall not be available to a party whose material breach of any provision of the Merger Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

¡

the required approval of the PROLOR Merger Proposal by the PROLOR stockholders has not been obtained at the PROLOR special meeting (or at any adjournment or postponement thereof); provided that such termination right shall not be available to any party who has not taken certain actions required to be taken by it pursuant to the Merger Agreement;

•	by OPKO if:

¡

PROLOR has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) is not cured within thirty (30) days following receipt by PROLOR of written notice of such breach or failure to perform from OPKO (or, if earlier, February 23, 2014) and (2) would result in a failure of any condition to the obligations of OPKO and POM to consummate the Merger; provided that such termination right shall not be available if OPKO or POM is in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement that would result in the failure of any conditions to the obligations of PROLOR to consummate the Merger; or

¡

PROLOR’s Board of Directors fails to recommend that PROLOR’s stockholders approve the PROLOR Merger Proposal, PROLOR’s Board of Directors fails to publicly reaffirm its recommendation that PROLOR’s stockholders approve the PROLOR Merger Proposal in the absence of a publicly announced Company Acquisition Proposal within five business days after OPKO so requests in writing (provided that OPKO may only make one such request in any 30 day period), PROLOR enters into a written agreement in respect of a Company Acquisition Proposal, or PROLOR, its Board of Directors or the Special Committee publicly announces its intention to do any of the foregoing;

•	by PROLOR (acting upon the recommendation of the Special Committee) if:

¡

OPKO or POM has breached or failed to perform in any respect any of its respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (1) is not cured within thirty (30) days following receipt by OPKO of written notice of such breach or failure to perform from PROLOR (or, if earlier February 23, 2014), and (2) would result in a failure of any condition to the obligations of PROLOR to consummate the Merger; provided that such termination right shall not be available if PROLOR is in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement that would result in the failure of any conditions to the obligations of OPKO or POM to consummate the Merger;

¡

PROLOR’s Board of Directors (1) withdraws (or modifies in a manner adverse to OPKO or POM) its recommendation that that PROLOR’s stockholders approve the PROLOR Merger Proposal or (2) adopts, approves or recommends, or proposes publicly to adopt, approve or recommend, any Company Acquisition Proposal;

¡

PROLOR enters into a written agreement with respect to a Superior Proposal, after complying with the notice and other requirements under the Merger Agreement, and concurrently with such termination pays to OPKO the termination fee required under the Merger Agreement (described below);

¡	all conditions to the obligations of OPKO and POM to complete the Merger have been satisfied or waived and OPKO and POM fail to complete the closing within six business days thereof;

¡	there is a termination of the employment of, or change in, the chief executive officer of OPKO as of the date of the Merger Agreement prior to the closing of the Merger;

¡

OPKO’s Board of Directors fails to recommend or changes its recommendation that OPKO’s stockholders approve the OPKO Share Issuance Proposal; provided that such termination right shall not be available if PROLOR has not taken certain actions required to be taken by it pursuant to the Merger Agreement; or

¡

the required approval of the OPKO Share Issuance Proposal by the OPKO stockholders has not been obtained at the OPKO annual meeting (or at any adjournment or postponement thereof); provided that such termination right shall not be available if PROLOR has not taken certain actions required to be taken by it pursuant to the Merger Agreement.

Termination Fees and Expenses

Pursuant to the Merger Agreement, OPKO and PROLOR have agreed that they will each generally bear their own expenses under the Merger Agreement, except that OPKO and PROLOR have agreed to share equally:

•	the expenses associated with the printing, filing and mailing of this joint proxy statement/prospectus, and any amendments or supplements to this joint proxy statement/prospectus;

•	the filing fees due under the HSR Act; and

•	any administrative filing fees required to be paid in connection with any filing made under any foreign antitrust laws.

The Merger Agreement provides that PROLOR must pay OPKO a termination fee of $14,400,000 if any of the following events occurs:

•	the Merger Agreement is terminated:

¡

by OPKO as a result of a failure by PROLOR’s Board of Directors to publicly reaffirm its recommendation of the Merger Agreement in the absence of a publicly announced Company Acquisition Proposal within five business days after OPKO so requests in writing; or

¡

by OPKO or PROLOR because either (a) the Merger has not been consummated on or before February 23, 2014 or (b) after a vote duly taken, the required approval of the PROLOR Merger Proposal by the stockholders of PROLOR has not been obtained at the PROLOR stockholders meeting (or at any adjournment or postponement thereof);

and, in either case:

¡	prior to such termination a Company Acquisition Proposal was been publicly disclosed and not publicly withdrawn; and

¡	within nine months after such termination, PROLOR enters into an agreement in respect of any Company Acquisition Proposal or a transaction in respect of a Company Acquisition Proposal is consummated.

•

the Merger Agreement is terminated by OPKO as a result of (1) PROLOR’s Board of Directors changing its recommendation of the Merger Agreement or failing to include its recommendation in this joint proxy statement/prospectus, (2) PROLOR entering into a written agreement with respect to a Company Acquisition Proposal, or (3) PROLOR, its Board of Directors or the Special Committee publicly announcing their intention to do any of the foregoing; provided however that had OPKO terminated the Merger Agreement pursuant to clause (2) above and had PROLOR entered into an agreement with respect to a Company Acquisition Proposal with a party solicited during the go-shop period prior to June 2, 2013, then such termination fee would have been reduced to $9,600,000.

•	the Merger Agreement is terminated by PROLOR as a result of PROLOR’s Board of Directors changing its recommendation of the Merger Agreement.

•

the Merger Agreement is terminated by PROLOR to enter into a written agreement in respect of a Superior Proposal; provided however that had PROLOR so terminated the Merger Agreement and entered into such written agreement with a party solicited during the go-shop period prior to June 2, 2013, then such termination fee would have been reduced to $9,600,000.

In addition, pursuant to the Merger Agreement, OPKO must pay PROLOR a termination fee of $9,600,000 if the Merger Agreement is terminated by PROLOR because:

•	OPKO’s Board of Directors failed to recommend or changed its recommendation that OPKO’s stockholders approve the issuance of OPKO common stock to be issued as consideration in the Merger; or

•	OPKO’s stockholders did not approve the issuance of OPKO common stock in connection with the Merger.

For purposes of determining the applicability of the termination fees described above, references to 15% contained in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50%.”

Amendments

The parties may amend the Merger Agreement, by action taken or authorized by their respective boards of directors, at any time before or after the approval of the PROLOR Merger Proposal. However, after the approval of the PROLOR Merger Proposal, OPKO and PROLOR will not be permitted to make any amendments to the Merger Agreement that would require further approval by PROLOR’s stockholders unless such stockholder approval is obtained.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware.

SEVERANCE ARRANGEMENTS WITH EXECUTIVE OFFICERS OF PROLOR

PROLOR Executive Employment Agreement with Shai Novik

PROLOR has entered into an employment agreement with Mr. Novik, PROLOR’s President, that provides that if PROLOR (or any surviving or acquiring corporation) terminates Mr. Novik’s employment without cause or if Mr. Novik resigns for good reason within 12 months following the Effective Time, he will be entitled to receive a lump sum payment equal to the sum of (x) the lesser of (A) Mr. Novik’s base salary for 12 months and (B) Mr. Novik’s base salary for the remainder of the term of Mr. Novik’s employment agreement, and (y) the value of accrued vacation/sick leave, unpaid expenses and any other benefits accrued at the effective date of the termination of Mr. Novik’s employment (including a pro rata portion of the current fiscal year’s performance bonus, if any). Mr. Novik’s employment agreement also provides that all non-vested stock options held by Mr. Novik will immediately vest and will be exercisable. Under the terms of Mr. Novik’s employment agreement, to the extent that the severance payments payable to Mr. Novik would exceed the maximum amount that PROLOR can pay without loss of deduction under Section 280G(a) of the Code, the amount of such payments will be reduced to the extent necessary so that such payment could be made without exceeding the maximum amount that PROLOR can pay without loss of deduction under Section 280G(a) of the Code.

Mr. Novik will be entitled to terminate his employment for “good reason” if, following the consummation of the Merger, without his consent, (1) Mr. Novik is assigned duties materially inconsistent with his positions, duties, responsibilities and status with PROLOR (or such position, duties, responsibilities and/or status are changed); (2) Mr. Novik’s base salary or bonus opportunity are reduced; or (3) the location of Mr. Novik’s principal place of employment with PROLOR is moved more than 50 miles from the location as of the date of the Merger Agreement (unless such move is closer to Mr. Novik’s principal residence).

Except as provided in Mr. Novik’s employment agreement, PROLOR’s executive officers will not receive any additional compensation in connection with the closing of the Merger.

Stock Options

Certain of PROLOR’s executive officers and directors hold unvested options issued pursuant to the PROLOR Biotech, Inc. 2007 Equity Incentive Plan. Pursuant to the stock option agreements governing these options, each unvested stock option outstanding under such plans will become fully vested and exercisable upon the consummation of the Merger.

PROLOR’s Named Executive Officer Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is or may become payable to PROLOR’s named executing officers that is based on or otherwise relates to the Merger, assuming the following:

•	the Merger closed on , 2013, which is the last practicable date prior to the filing of this joint proxy statement/prospectus; and

•

Mr. Novik is terminated without cause or resigned for good reason immediately following a change in control on                 , 2013, which is the last practicable date prior to the filing of this joint proxy statement/prospectus.

	Cash	Equity (1)	Perquisites / Benefits	Other	Total
Eyal Fima Chief Operating Officer (PROLOR Biotech Ltd.)	$	$	$	$	$
Abraham (Avri) Havron Chief Executive Officer	$	$	$	$	$
Shai Novik President	$	$	$	$	$
Steve Schaeffer Chief Financial Officer	$	$	$	$	$

(1)	The amounts set forth in this column represent the aggregate dollar value of stock awards held by the named executive officers for which vesting will be accelerated as a result of the completion of the Merger, calculated on the basis of the difference between (a) the product of 0.9951 and the closing market price per share of the OPKO common stock on , 2013, the latest practicable date prior to the filing of this proxy statement, and (b) the exercise price per share subject to the underlying option.

The above compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation that PROLOR’s named executive officers may potentially receive from PROLOR and/or OPKO in connection with the Merger is subject to an advisory (non-binding) vote of the PROLOR stockholders. None of OPKO’s executive officers will receive any type of “golden parachute” compensation in connection with the closing of the Merger.

INFORMATION ABOUT THE COMPANIES

OPKO Health, Inc.

OPKO is a multi-national biopharmaceutical and diagnostics company that seeks to establish industry-leading positions in large and rapidly growing medical markets by leveraging its discovery, development and commercialization expertise and its novel and proprietary technologies. OPKO is developing a range of solutions to diagnose, treat and prevent various conditions, including point-of-care tests, laboratory developed tests, or LDTs, molecular diagnostics tests, and proprietary pharmaceuticals and vaccines. OPKO plans to commercialize these solutions on a global basis in large and high growth markets, including emerging markets. OPKO has already established commercial operations in Chile, Mexico, and Spain, which are generating revenue and which OPKO expects to generate positive cash flow and facilitate future market entry for its products currently in development. OPKO also recently established pharmaceutical operations in Brazil. OPKO operates a U.S.-based laboratory certified under the Clinical Laboratory Improvement Amendments of 1988, as amended, or the CLIA, with a urologic focus that OPKO expects will serve as a commercial platform for the U.S. launch of OPKO’s next generation test for the early detection of prostate cancer. In addition, OPKO operates a specialty active pharmaceutical ingredients manufacturer in Israel, which OPKO expects will play a valuable role in the development of OPKO’s pipeline of molecules and compounds for its proprietary molecular diagnostic and therapeutic products. OPKO continues to actively explore opportunities to acquire complementary pharmaceuticals, compounds, technologies, and businesses.

In late 2011, OPKO acquired a novel diagnostic instrument system that provides rapid, high performance blood test results and enables complex tests to be run in point-of-care settings. The instrument, a novel microfluidics-based system consisting of a disposable test cassette that resembles a credit card and a small desktop analyzer, can provide high performance, central laboratory-grade blood test results within minutes and permit the transition of complex immunoassays and other tests from the centralized reference laboratory to the physician’s office or hospital nurses’ station. OPKO expects this point-of-care instrument system to provide near-term commercialization opportunities through the transition of existing laboratory-based tests, including prostate specific antigen, or PSA, vitamin D and testosterone, to OPKO’s point-of-care system. Longer term, OPKO believes that this instrument system will serve as a platform for the commercialization of OPKO’s proprietary molecular diagnostics tests.

OPKO has already obtained a CE Mark for its point-of-care diagnostic test for PSA using OPKO’s system in Europe and OPKO intends to launch the PSA test in Europe in the second half of 2013. OPKO intends to submit its application to the FDA for clearance of the PSA test and expects to begin marketing the test in the U.S. in 2014. OPKO is also presently working to add additional panels for its point-of-care system, including testosterone and vitamin D, and OPKO believes that there are many more applications for the technology, including infectious disease, cardiology, women’s health, and companion diagnostics.

OPKO is also developing its next generation prostate cancer tests for both OPKO’s point-of-care diagnostic system, as well as the laboratory setting in the U.S. utilizing OPKO’s novel panel of kallikrein biomarkers and associated algorithm, or 4Kscore™. The panel of markers included in the OPKO 4Kscore™ is the result of a decade of research by scientists in Europe and the U.S. and the biomarkers markers have been demonstrated in more than 8,000 patients to predict the probability of positive biopsies in men suspected of having prostate cancer. Extensive studies have shown that the use of this novel panel of kallikrein biomarkers and algorithm may reduce the number of unnecessary prostate biopsies by 50% or more, avoiding the frequent complications of pain, bleeding, and infection, which sometimes require hospitalization. In October 2012, OPKO’s strategic partner, International Health Technology, Ltd., or IHT, launched sales of lab services using this novel panel of biomarkers in the United Kingdom as part of IHT’s ProstateCheck™ program. In December, 2012, OPKO completed the acquisition of Prost-Data, Inc., a CLIA-certified laboratory doing business as OURLab, or OURLab. In addition to continuing to operate as a full-service medical laboratory specializing in urologic pathology, OURLab provides OPKO with the commercial platform to support the U.S. development and commercial launch of the 4Kscore™ for the detection of prostate cancer as a LDT.

OPKO’s innovative molecular diagnostics platform for the development and commercialization of accurate, easy-to-use, blood-based tests utilizes an innovative method for the rapid identification in small blood samples of disease-specific antibodies that can serve as diagnostic biomarkers for a wide range of diseases. OPKO has demonstrated in initial studies that OPKO’s platform has the ability to identify diagnostic biomarkers for a wide range of diseases to which the immune system reacts, including cancers, autoimmune diseases, neurodegenerative diseases and infectious diseases. This technology platform may also allow for the development of vaccines and highly targeted therapeutic agents. OPKO’s most advanced molecular diagnostic test utilizing this technology is a simple blood test for Alzheimer’s disease, a debilitating neurodegenerative disease for which there are limited diagnostic options available today. Based on initial clinical work, as described in the journal Cell in January 2011, OPKO’s Alzheimer’s test demonstrated an ability to identify and differentiate Alzheimer’s patients by detecting elevated levels of antibodies that appear to be unique to Alzheimer’s disease. OPKO is continuing work on biomarker and platform optimization to support development of a successful commercial test for Alzheimer’s disease. In addition to Alzheimer’s disease, OPKO is developing a pipeline of diagnostic tests for other conditions such as non-small cell lung cancer, pancreatic cancer and tuberculosis.

OPKO’s product pipeline also includes several pharmaceutical compounds and technologies in research and development for a broad range of indications and conditions. OPKO recently completed the acquisition of Cytochroma, whose lead products, both in Phase 3 development, include CTAP101 Capsules, a vitamin D prohormone to treat secondary hyperparathyroidism, or SHPT (known as “RayaldyTM”), in patients with stage 3 or 4 chronic kidney disease, or CKD, and vitamin D insufficiency, and Fermagate Tablets, a new and potent non-absorbed phosphate binder to treat hyperphosphatemia in end-stage renal disease patients on chronic hemodialysis.

CTAP101 Capsules have been shown in a phase 2b clinical trial to effectively and safely treat SHPT and the underlying vitamin D insufficiency in pre-dialysis patients. Vitamin D insufficiency arises in CKD due to the abnormal upregulation of CYP24, an enzyme which destroys vitamin D and its metabolites. Studies in CKD patients have demonstrated that currently available over-the-counter and prescription vitamin D products cannot reliably raise blood vitamin D prohormone levels and effectively treat SHPT. CTAP101 Capsules are currently in phase 3 clinical trials in the U.S. If approved, OPKO intends to market its CTAP101 Capsules together with its proprietary point-of-care vitamin D diagnostic test currently in development.

The new phosphate binder, Fermagate Tablets, has been shown to be safe and effective in treating hyperphosphatemia in phase 2 and 3 trials in CKD patients undergoing chronic hemodialysis. Hyperphosphatemia contributes to soft tissue mineralization and affects approximately 90% of dialysis patients. Dialysis patients require ongoing phosphate binder treatment to maintain normal serum phosphorus levels. OPKO is working with U.S. and European regulatory authorities to finalize the remaining Phase 3 clinical program for Fermagate Tablets.

The CKD patient population is large and growing as a result of obesity, hypertension and diabetes, representing a potentially significant market opportunity. OPKO intends to develop CTAP101 Capsules and Fermagate Tablets to constitute part of the foundation for a new and markedly improved standard of care for CKD patients having SHPT and/or hyperphosphatemia.

OPKO believes that its up-regulating oligonucleotide therapeutics technology has the potential to create new drugs for the treatment of a wide variety of illnesses, including cancer, heart disease, metabolic disorders and a range of genetic disorders. OPKO has a variety of therapeutic agents for respiratory disorders in clinical development, including products for asthma, chronic obstructive pulmonary disease and chronic cough. OPKO is also developing a protein-based influenza vaccine designed to offer multi-season and multi-strain protection, that OPKO believes will offer more effective and longer lasting protection against influenza, in addition to more rapid and efficient production than existing influenza vaccine technologies. In addition to these development programs, OPKO has pharmaceutical businesses in Chile, Mexico, Israel, and Spain and recently entered the Brazilian market.

OPKO is headquartered in Miami, Florida. OPKO’s principal offices are located at 4400 Biscayne Boulevard, Miami, Florida 33137 and its phone number is (305) 575-4100. OPKO’s principal website is www.opko.com. The information contained on OPKO’s website is not deemed part of this joint proxy statement/prospectus. OPKO common stock is listed on the NYSE and trades under the symbol “OPK”.

Additional information about OPKO and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find Additional Information” beginning on page 174.

PROLOR Biotech, Inc.

PROLOR is a development stage biopharmaceutical company utilizing patented technology to develop longer-acting, proprietary versions of already-approved therapeutic proteins that currently generate billions of dollars in annual global sales. PROLOR has obtained certain exclusive worldwide rights from Washington University in St. Louis, Missouri to use a short, naturally-occurring amino acid sequence (peptide) that has the effect of slowing the removal from the body of the therapeutic protein to which it is attached. This CTP can be readily attached to a wide array of existing therapeutic proteins, stabilizing the therapeutic protein in the bloodstream and extending its life span without additional toxicity or loss of desired biological activity. PROLOR is using the CTP technology to develop new, proprietary versions of certain existing therapeutic proteins that have longer life spans than therapeutic proteins without CTP. PROLOR believes that its products will have greatly improved therapeutic profiles and distinct market advantages.

PROLOR also obtained certain exclusive worldwide rights from Yeda Research and Development Company Ltd., or Yeda, for a technology that allows elongation of circulation time in the body of therapeutic drugs. This technology is named “Reversible PEGylation”. PROLOR plans on using the Reversible PEGylation technology to develop new, proprietary versions of certain existing therapeutic drugs that have longer life spans than therapeutic proteins without Reversible PEGylation. The license to the Reversible PEGylation technology is exclusive, worldwide, and excludes development or commercialization of drug compounds in the following fields: (a) hemophilia A or B; (b) inhibitor hemophilia; (c) hemorrhage; and/or (d) von Willebrand Disease. The license also excludes drugs containing any of the coagulation proteins known as Factors V, VII, VIIa, VIII or IX, including, in each case, any respective functional human protein molecule of any of the foregoing, including any fragment, subunit, derivative or modified form of any of the foregoing (whether recombinant or human plasma derived). Under the Reversible PEGylation license agreement, PROLOR is subject to development and commercialization milestones and timelines, and is obligated to pay Yeda certain annual fees, as well as up to 3.5% on net sales of products developed using the Reversible PEGylation technology.

PROLOR believes its products in development will provide several key advantages over its competitors’ existing products, including:

•	significant reduction in the number of injections required to achieve the same or superior therapeutic effect from the same dosage;

•	faster commercialization with greater chance of success and lower costs than those typically associated with a new therapeutic protein; and

•	manufacturing using industry-standard biotechnology-based protein production processes.

Merck & Co. has developed the first novel protein containing CTP, named ELONVA®, a long-acting CTP-modified version of the fertility drug Follicle Stimulating Hormone (FSH). On January 28, 2010, Merck received marketing authorization from the European Commission for ELONVA® with unified labeling valid in all European Union Member States. PROLOR’s license for CTP technology extends to all human therapeutic applications other than Follicle Stimulating Hormone (FSH), human Chorionic Gonadotropin (hCG), Luteinizing Hormone (LH) and Thyroid-Stimulating Hormone (TSH).

PROLOR’s internal product development program is currently focused on extending the life span of the following biopharmaceuticals, in an effort to provide patients with improved therapies that may enhance their quality of life:

•	Human Growth Hormone (hGH);

•	Factor IX;

•	Diabetes Type II & Obesity Peptide Oxyntomodulin;

•	Factor VIIa;

•	Interferon ß and Erythropoietin (EPO); and

•	Atherosclerosis and rheumatoid arthritis long-acting therapies.

PROLOR believes that the CTP technology will be broadly applicable to these, as well as other, best-selling therapeutic proteins in the market.

PROLOR was originally incorporated under the laws of the State of Nevada in August 2003 as LDG, Inc., which was engaged in the graphics design, marketing and advertising business. On February 26, 2007, LDG, Inc. changed its name to Modigene Inc., and on May 9, 2007, its wholly owned subsidiary, Modigene Acquisition Corp., merged with and into Modigene Inc., a Delaware corporation, or Modigene Delaware. Modigene Delaware survived the merger, following which the original business of LDG was abandoned in its entirety, and PROLOR has operated the business of Modigene Delaware and its wholly owned subsidiary, PROLOR Ltd. (formerly ModigeneTech Ltd.). On June 10, 2009, PROLOR changed its name from Modigene Inc. to PROLOR Biotech, Inc.

PROLOR is headquartered in Nes-Ziona, Israel. Its principal office address is 7 Golda Meir Street, Weizmann Science Park, Nes-Ziona, Israel 74140. PROLOR’s principal website is www.prolor-biotech.com. The information contained on PROLOR’s website is not deemed part of this joint proxy statement/prospectus. PROLOR’s common stock is listed on the NYSE MKT and the Tel Aviv Stock Exchange and trades under the symbol “PBTH”.

Additional information about PROLOR and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find Additional Information” beginning on page 174.

POM Acquisition, Inc.

POM is a wholly owned subsidiary of OPKO and was incorporated in Nevada in April 2013, solely for the purpose of facilitating the Merger. POM has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

OPKO EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers and Directors

Set forth below is the name and age, as of June 14, 2013, of each of OPKO’s current executive officers and directors, together with certain biographical information for each of them (other than the directors, for whom biographical information is included below under “OPKO Proposal No. 1: Election of Directors”):

Name	Age	Positions and Offices with the Company
Phillip Frost, M.D.	76	Chairman of the Board and Chief Executive Officer
Jane H. Hsiao, Ph.D.	66	Vice Chairman of the Board and Chief Technical Officer
Steven D. Rubin	53	Director and Executive Vice President-Administration
Robert A. Baron	73	Director
Thomas E. Beier	67	Director
Dmitry Kolosov	33	Director
Richard A. Lerner, M.D.	74	Director
John A. Paganelli	78	Director
Richard C. Pfenniger, Jr.	57	Director
Juan F. Rodriguez	45	Senior Vice President and Chief Financial Officer
Alice Lin-Tsing Yu, M.D., Ph.D.	70	Director

Juan F. Rodriguez. Mr. Rodriguez has served as OPKO’s Senior Vice President and Chief Financial Officer since July 2012. Mr. Rodriguez served as a consultant to Cognitec Systems, GmbH, or Cognitec, a German software developer, from 2007 to 2012. Mr. Rodriguez currently serves as the Chairman of the Advisory Board of Cognitec. From 1995 to 2007, Mr. Rodriguez served as an executive officer of Kos Pharmaceuticals, Inc., or Kos, a publicly traded, specialty pharmaceutical company engaged in the development and commercialization of proprietary products, which was sold to Abbott Laboratories in late 2006. During his more than twelve years at Kos, Mr. Rodriguez held various positions of increasing responsibility, last serving as Senior Vice President, Controller and Corporate Administration. Prior to joining Kos, Mr. Rodriguez was employed by Arthur Andersen LLP. Mr. Rodriguez is a Certified Public Accountant and obtained his Bachelor of Science in Accounting from Florida International University.

OPKO CORPORATE GOVERNANCE

OPKO’s common stock is listed on the NYSE. Prior to the transfer to the NYSE in September 2011, OPKO’s stock was listed for trading on the NYSE Amex. As a result of this transfer, OPKO is now subject to the NYSE’s listing standards. Pursuant to OPKO’s Amended and Restated Bylaws, or the OPKO bylaws, and the Delaware General Corporation Law, or the DGCL, OPKO’s business and affairs are managed under the direction of its Board of Directors. Directors are kept informed of OPKO’s business through discussions with management, including its Chief Executive Officer, Chief Financial Officer, and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

OPKO has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors of OPKO. The Code of Business Conduct and Ethics is available on OPKO’s website, www.opko.com, under Investor Relations. If OPKO makes any substantive amendments to, or grants a waiver (including an implicit waiver) from, a provision of its Code of Business Conduct and Ethics that applies to OPKO’s principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, promulgated under the Exchange Act, OPKO will disclose such amendment or waiver on its website.

OPKO has also adopted Corporate Governance Guidelines which include certain director qualifications and responsibilities, responsibilities of key board committees and director compensation. A copy of OPKO’s Corporate Governance Guidelines is available on its website, www.opko.com, under Investor Relations.

Director Independence

In evaluating the independence of each of OPKO’s directors and director nominees, OPKO’s Board of Directors considers transactions and relationships between each director or nominee, or any member of his or her immediate family and OPKO and its subsidiaries and affiliates. The Board of Directors also examined transactions and relationships between directors and director nominees or their known affiliates and members of OPKO’s senior management and their known affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent under applicable laws and regulations and NYSE listing standards. The Board of Directors affirmatively determined that a majority of OPKO’s current directors, including Messrs. Robert A. Baron, Dmitry Kolosov, John A. Paganelli, Richard C. Pfenniger, Jr., and Drs. Richard A. Lerner and Alice Lin-Tsing Yu, are “independent” directors within the meaning of the listing standards of the NYSE and applicable law. In making the independence determinations, OPKO’s Board of Directors considered a number of factors and relationships, including without limitation (i) Dr. Frost’s service on the Board of Directors for Continucare Corporation until October 2011, an entity for which Mr. Pfenniger served as Chairman, Chief Executive Officer and President until October 2011; (ii) Dr. Frost’s membership on the Board of Trustees for the Scripps Research Institute, a 501(c)(3) entity for which Dr. Lerner served as President until December 2011; (iii) Dr. Lerner’s restricted stock grant for exceptional board service on September 8, 2009, valued at $76,500; (iv) Dr. Lerner’s stock option award for service as Chairman of OPKO’s Scientific Advisory Board on June 9, 2011 valued at $57,250; (v) Dr. Lerner’s service as a consultant and scientific advisor to Sorrento Therapeutics, Inc. at the time of the OPKO transaction with Sorrento Therapeutics, Inc.; and (vi) Dr. Yu’s service as a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, a Taiwanese entity from which OPKO licenses technology. As required by the NYSE, OPKO’s independent directors meet at least annually in executive session without the presence of its non-independent directors or management.

Board of Directors Voting

OPKO currently has ten directors comprising the entirety of its board. The Frost Group, LLC, or the Frost Group, an entity controlled by OPKO’s Chairman and CEO and several of its members of senior management, previously agreed to vote for two of the directors, Messrs. Paganelli and Baron, under the board of director composition provisions of a voting agreement between the Frost Group and OPKO. The terms of the voting agreement expired on February 9, 2010. In addition, three of OPKO’s current directors, Drs. Frost and Hsiao and Mr. Rubin, were elected to OPKO’s Board of Directors in 2007 and 2008 pursuant to the merger agreement entered into in connection with the three-way merger with Acuity Pharmaceuticals, Inc. and Froptix Corporation.

Board Leadership Structure

OPKO is led by Dr. Frost, who has served as Chief Executive Officer and Chairman of the Board of Directors since March 2007. Six of OPKO’s directors satisfy the NYSE’s independence requirements. OPKO’s Board of Directors also includes two management directors other than Dr. Frost. OPKO does not have a member of its board who is formally identified as the lead independent director. However, independent directors head each of the three standing committees of the Board of Directors — the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, and each of the committees is comprised solely of independent directors.

Although OPKO’s Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separated, OPKO believes that its current board leadership structure is suitable for OPKO. The Chief Executive Officer is the individual selected by OPKO’s Board of Directors to manage OPKO on a day to day basis, and his direct involvement in OPKO’s business operations makes him best-positioned to lead productive board strategic planning sessions and determine the time allocated to each agenda item in discussions of OPKO’s short- and long-term objectives.

Board Role in Risk Oversight

The role of OPKO’s Board of Directors in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to OPKO, including operational, financial, legal and regulatory, and strategic and reputational risks. In connection with its reviews of the operations of OPKO’s business units and corporate functions, OPKO’s Board of Directors considers and addresses the primary risks associated with those units and functions. OPKO’s full board regularly engages in discussions of the most significant risks that OPKO is facing and how these risks are being managed.

In addition, each of the committees of OPKO’s Board of Directors, and particularly the Audit Committee, plays a role in overseeing risk management issues that fall within each committee’s areas of responsibility as described below under the heading “—Standing Committees of the Board of Directors.” Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing OPKO from a financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets regularly in executive sessions with OPKO’s independent registered public accounting firm and reports any findings or issues to the full board. In performing its functions, the Audit Committee and each standing committee of the board has full access to management, as well as the ability to engage advisors. The board receives reports from each of its standing committees regarding each committee’s particularized areas of focus.

Meetings and Committees of the Board of Directors

OPKO’s Board of Directors met nine times during fiscal year 2012. In fiscal year 2012, all incumbent directors attended 75% or more of the board meetings and meetings of the committees on which they served, with the exception of Drs. Hsiao and Yu.

Although OPKO encourages each member of its Board of Directors to attend its annual meetings of stockholders, it does not have a formal policy requiring the members of its Board of Directors to attend. Seven members of OPKO’s Board of Directors attended OPKO’s 2012 annual meeting of stockholders.

Executive Sessions; Presiding Director

OPKO’s non-management directors meet separately from the Board of Directors from time to time as needed. OPKO’s independent directors meet in executive session from time to time as needed, but not less than annually. OPKO’s non-management or independent directors, as applicable, may choose a presiding director by majority vote for each session. A chosen presiding director would be responsible for, among other things, presiding at the executive session for which he or she is chosen to serve and apprising the Chairman of the issues considered at such meetings.

Standing Committees of the Board of Directors

OPKO’s Board of Directors maintains several standing committees, including a Compensation Committee, a Nominating and Governance Committee, and a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations promulgated thereunder. These committees and their functions are described below. OPKO’s Board of Directors may also establish various other committees to assist it in its responsibilities. OPKO’s Board of Directors has adopted a written charter for each of its standing committees. The full text of each charter is available on OPKO’s website at http://www.opko.com under Investor Relations.

The following table shows the current members (indicated by an “X” or “Chair”) of each of OPKO’s standing board committees:

	Audit	Compensation	Corporate Governance and Nominating
Phillip Frost, M.D.	—	—	—
Jane H. Hsiao, Ph.D., MBA	—	—	—
Robert A. Baron	X	X	Chair
Thomas E. Beier	—	—	—
Dmitry Kolosov	—	—	—
Richard A. Lerner, M.D.	—	Chair	X
John A. Paganelli	X	X	—
Richard C. Pfenniger, Jr.	Chair	—	—
Steven D. Rubin	—	—	—
Alice Lin-Tsing Yu, M.D., Ph.D.	—	—	—

Audit Committee

OPKO’s Board of Directors maintains a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations promulgated thereunder. The Audit Committee oversees OPKO’s corporate accounting and financial reporting process. The Audit Committee met nine times during fiscal year 2012. The responsibilities of the Audit Committee are set forth in a written charter adopted by OPKO’s Board of Directors and reviewed and reassessed annually by the Audit Committee. The Audit Committee:

•	evaluates the qualifications, independence and performance of OPKO’s independent registered public accounting firm;

•	determines the engagement of OPKO’s independent registered public accounting firm;

•	approves the retention of OPKO’s independent registered public accounting firm to perform any proposed permissible non-audit services;

•	reviews OPKO’s systems of internal control established for finance, accounting, legal compliance, and ethics;

•	reviews OPKO’s accounting and financial reporting processes;

•	provides for effective communication between OPKO’s Board of Directors, senior and financial management, and independent auditors;

•	discusses with management and OPKO’s independent auditors the results of its annual audit and the review of its quarterly financial statements;

•	reviews the audits of OPKO’s financial statements;

•	implements a pre-approval policy for certain audit and non-audit services performed by OPKO’s registered independent public accounting firm; and

•	reviews and approves any related party transactions that OPKO is involved in.

The Audit Committee is composed of Messrs. Pfenniger (Chairman), Baron and Paganelli. OPKO’s Board of Directors has determined that Mr. Pfenniger, who is independent (as independence for audit committee members is defined in the NYSE listing standards and applicable SEC rules), is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

The Compensation Committee reviews and either approves, on behalf of OPKO’s Board of Directors, or recommends to OPKO’s Board of Directors for approval, (i) annual salaries, bonuses and other compensation for OPKO’s executive officers, (ii) compensation for OPKO’s directors, and (iii) individual equity awards for OPKO’s employees and executive officers. The Compensation Committee also oversees its compensation policies and practices. OPKO’s Compensation Committee met six times during fiscal year 2012. OPKO’s Compensation Committee may from time to time establish a subcommittee to perform any action required to be performed by a committee of “non-employee directors” pursuant to Rule 16b-3 under the Exchange Act and “outside directors” pursuant to Rule 162(m) under the Code.

The Compensation Committee also performs the following functions related to executive compensation:

•	reviews and approves the annual salary, bonus, stock options and other benefits, direct and indirect, of OPKO’s executive officers, including its Chief Executive Officer;

•	reviews and recommends new executive compensation programs;

•	reviews the operation and efficacy of OPKO’s executive compensation programs;

•	establishes and periodically reviews policies in the area of senior management perquisites;

•	reviews and approves material changes in OPKO’s employee benefit plans; and

•	administers OPKO’s incentive compensation plans, equity compensation plans and deferred compensation plans.

The Compensation Committee relies heavily on the recommendations of OPKO’s Chief Executive Officer concerning compensation actions for its other executive officers and may engage compensation consultants if the Committee deems it appropriate. In deciding upon the appropriate level of compensation for OPKO’s executive officers, the Compensation Committee also reviews OPKO’s compensation programs relative to its strategic objectives and market practice and other changing business and market conditions. To date, neither the Compensation Committee nor OPKO’s management has engaged a compensation consultant in determining or recommending the amount or form of director or officer compensation.

OPKO’s Compensation Committee is composed of Dr. Lerner (Chairman) and Messrs. Baron, and Paganelli. OPKO believes that the composition and functioning of its Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE, and the SEC’s rules and regulations, including those regarding the independence of OPKO’s Compensation Committee members.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s responsibilities include the identification and selection of potential candidates for OPKO’s Board of Directors, making recommendations to OPKO’s Board of Directors concerning the structure and membership of the other board committees, and considering director candidates recommended by others, including OPKO’s Chief Executive Officer, other board members, third parties, and stockholders. OPKO’s Corporate Governance and Nominating Committee is composed of Mr. Baron (Chairman) and Dr. Lerner. OPKO’s Corporate Governance and Nominating Committee met two times during fiscal year 2012 and took action by written consent on one occasion. OPKO believes that the composition of its Corporate Governance and Nominating Committee complies with applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE, and the SEC’s rules and regulations, including those regarding the independence of its Corporate Governance and Nominating Committee members.

The Corporate Governance and Nominating Committee identifies director nominees through a combination of referrals, including by existing members of OPKO’s Board of Directors, management, third parties, stockholders, and direct solicitations, where warranted. Once a candidate has been identified, the Corporate Governance and Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The Corporate Governance and Nominating Committee usually believes it to be appropriate for committee members to interview the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the Board of Directors. The Committee does not plan to evaluate candidates identified by the Corporate Governance and Nominating Committee differently from those recommended by a stockholder or otherwise.

The Corporate Governance and Nominating Committee recommended to OPKO’s Board of Directors that it nominate each of the incumbent directors for election at the OPKO annual meeting.

Director Selection Criteria

The Corporate Governance and Nominating Committee reviews and makes recommendations to OPKO’s Board of Directors regarding the appropriate qualifications, skills and experience expected of individual members and of the Board of Directors as a whole with the objective of having a Board of Directors with sound judgment and diverse backgrounds and experience to represent stockholder interests.

The Corporate Governance and Nominating Committee believes that nominees for election to OPKO’s Board of Directors should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which OPKO conducts its business, audit and financial expertise, clinical experience, operational experience or a scientific or medical background. The Corporate Governance and Nominating Committee does not believe that nominees for election to OPKO’s Board of Directors should be selected through mechanical application of specified criteria. Rather, the Corporate Governance and Nominating Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to OPKO’s Board of Directors whose backgrounds, integrity and personal characteristics indicate that they will make a positive contribution to the Board of Directors.

While OPKO does not have a formal diversity policy with respect to board composition, OPKO’s Board of Directors believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Corporate Governance and Nominating Committee takes these qualities into account when considering director nominees for recommendation to OPKO’s Board of Directors.

Stockholder Nominations

The Corporate Governance and Nominating Committee does not have a written policy with regard to consideration of director candidates recommended by stockholders. Nevertheless, it is the Corporate Governance and Nominating Committee’s policy to consider director candidates recommended by stockholders. Stockholders who wish to recommend candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the Secretary of OPKO at OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, who will forward the recommendation to the Corporate Governance and Nominating Committee. The recommendation must set forth (i) the name and address as they appear on OPKO’s books of the stockholder making the recommendation, the telephone number of such stockholder, and the name, address and telephone number of any beneficial owner, and the class and number of shares of capital stock of OPKO owned of record by such stockholder and beneficially owned by such beneficial owner, (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the SEC’s proxy rules, (iii) a description of all relationships between the candidate and the recommending stockholder and any agreements or understandings between the recommending stockholder and the candidate regarding the nomination, and (iv) a description of all relationships between the candidate and any of OPKO’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding OPKO. The recommendation must be accompanied by the candidate’s written consent to being named in OPKO’s proxy statement as a nominee for election to the Board of Directors and to serving as a director, if elected, and by a representation from the stockholder and beneficial owner, if any, that such stockholder and beneficial owner intend to appear in person or by proxy at the annual meeting and intend to continue to hold the reported shares through the date of OPKO’s next annual meeting of stockholders. Stockholders must also comply with all requirements of the OPKO bylaws with respect to the nomination of persons for election to OPKO’s Board of Directors.

Stockholder Communications with OPKO’s Board of Directors

Stockholders may initiate in writing any communication with OPKO’s Board of Directors, the presiding member of the non-management directors, or any individual director by sending the correspondence to OPKO Health, Inc., 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Secretary. This centralized process assists OPKO’s Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. If a stockholder would like the letter to be forwarded directly to one of the Chairmen of the three standing committees of the Board of Directors, he or she should so indicate. If no specific direction is indicated, the Secretary’s office will review the letter and forward it to the appropriate board member(s).

Employee Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in the OPKO Health, Inc. Policy for Reporting Questionable Accounting and Auditing Practices and Policy Prohibiting Retaliation Against Reporting Employees.

Certain Relationships and Related Party Transactions of OPKO

Frost Gamma Investments Trust, or the Gamma Trust, a trust controlled by Dr. Frost, OPKO’s Chairman of the Board and Chief Executive Officer, Dr. Hsiao, OPKO’s Vice Chairman and Chief Technical Officer, Mr. Rubin, OPKO’s Executive Vice President—Administration and a member of OPKO’s Board of Directors, and Rao Uppaluri, OPKO’s former Senior Vice President and Chief Financial Officer and current consultant, are each members of the Frost Group, an entity which beneficially owns approximately 5.9% of OPKO’s common stock as of June 14, 2013. Furthermore, the Gamma Trust beneficially owns approximately 44.7% of OPKO’s common stock as of June 14, 2013. Dr. Hsiao beneficially owns approximately 8.3% of OPKO’s common stock as of June 14, 2013, and Mr. Rubin and Dr. Uppaluri each own less than 5% of OPKO’s common stock as of June 14, 2013.

OPKO had an unutilized $12.0 million line of credit with the Frost Group that expired on March 31, 2012. OPKO did not have any borrowings under the line of credit at any time during 2011 or 2012.

In November 2007, OPKO entered into an office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Frost. The lease is for approximately 8,300 square feet of space in an office building in Miami, Florida, where OPKO’s principal executive offices are located. The lease provides for payments of approximately $18,000 per month in the first year increasing annually to $24,000 per month in the fifth year, plus applicable sales tax. The rent is inclusive of operating expenses, property taxes and parking. The rent for the first year was reduced to reflect a $30,000 credit for the cost of tenant improvements. In August 2012, OPKO entered into a six month extension on the same terms as the 2007 expiring lease, and in February 2013, OPKO agreed to extend the lease on a month-to-month basis for up to an additional six months.

OPKO reimburses Dr. Frost for company-related use by Dr. Frost and OPKO’s other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. OPKO reimburses Dr. Frost in an amount equal to the cost of a first class airline ticket between the travel cities for each executive, including Dr. Frost, traveling on the airplane for company-related business. OPKO does not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive; nor does OPKO pay for any other fixed or variable operating costs of the airplane. For the fiscal years ending December 31, 2012, 2011, and 2010, OPKO reimbursed Dr. Frost approximately $203,000, $170,000, and $46,000, respectively, for company-related travel by Dr. Frost and other OPKO executives.

In July 2009, OPKO entered into a worldwide exclusive license agreement with Academia Sinica for a new technology to develop protein vaccines against influenza and other viral infections. In addition, effective March 5, 2010, the Frost Group assigned two license agreements with Academia Sinica to OPKO pertaining to alpha-galactosyl ceramide analogs and their use as immunotherapies and peptide ligands in the diagnosis and treatment of cancer. Dr. Yu, a member of OPKO’s Board of Directors, is a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, or the Genomics Research Center.

In June 2010, OPKO entered into a cooperative research and development agreement with Academia Sinica, for pre-clinical work for a compound against various forms of cancer. Dr. Yu, a member of OPKO’s Board of Directors, is a Distinguished Research Fellow and Associate Director at the Genomics Research Center. In connection with the agreement, OPKO is required to pay Academia Sinica approximately $200,000 over the term of the agreement.

In January 2011, OPKO entered into a definitive agreement with CURNA, Inc., or CURNA, and each of CURNA’s stockholders and optionholders, pursuant to which OPKO agreed to acquire all of the outstanding stock of CURNA in exchange for $10.0 million in cash, plus $600,000 in liabilities, of which $500,000 was paid at closing. At the time of the transaction, The Scripps Research Institute, or TSRI, owned approximately 4% of CURNA. Dr. Frost served as Trustee for TSRI until November 2012, and Dr. Lerner served as its President until December 2011.

In August 2011, OPKO made an investment in Neovasc, Inc., or Neovasc, a medical technology company based in Vancouver, Canada, a Canadian publicly traded company. Neovasc is developing devices to treat cardiovascular diseases and is also a leading supplier of tissue components for the manufacturers of replacement heart valves. OPKO invested $2.0 million and received two-million Neovasc common shares, and two-year warrants to purchase an additional one million shares for $1.25 a share. OPKO recorded the warrants on the date of the grant at their estimated fair value of $0.7 million using the Black-Scholes-Merton Model. OPKO also entered into an agreement with Neovasc to provide strategic advisory services to Neovasc as it continues to develop and commercialize its novel cardiac devices. In connection with the consulting agreement, Neovasc granted OPKO 913,750 common stock options. In August 2012, Neovasc granted OPKO an additional 86,250 common stock options. Prior to the investment, Dr. Frost beneficially owned approximately 36% of Neovasc, Dr. Hsiao owned approximately 6%, and Mr. Rubin owned less than 1%. Dr. Hsiao and Mr. Rubin also serve on the Board of Directors of Neovasc.

In February 2012, OPKO entered into a cooperative research funding and option agreement with TSRI to support research for the development of novel oligomeric compounds relating to OPKO’s molecular diagnostics technology. Pursuant to the research agreement, OPKO agreed to provide funding of approximately $0.9 million annually over a five year period. In conjunction with entering into the research agreement, OPKO also entered into a license agreement with TSRI for technology relating to libraries of peptide tertiary amides. In addition, OPKO entered into a second license with TSRI for technology relating to highly selective inhibitors of c-Jun-N-Terminal Kinases that may be useful for the treatment of various diseases, including Parkinson’s disease. OPKO also entered into a research funding and option agreement to provide funding of approximately $0.2 million annually over three years to support further development of the technology. Dr. Frost served as a Trustee for TSRI until November 2012 and Dr. Lerner served as its President until December 2011.

In February 2012, OPKO made a $1.0 million investment in ChromaDex Corporation, or ChromaDex, a publicly traded company and leading provider of proprietary ingredients and products for the dietary supplement, nutraceutical, food and beverage, functional food, pharmaceutical and cosmetic markets, in exchange for 1,333,333 shares of ChromaDex common stock, at $0.75 per share. In connection with OPKO’s investment, OPKO also entered into a license, supply and distribution agreement with ChromaDex pursuant to which OPKO obtained exclusive distribution rights to certain of its products in Latin America. OPKO’s investment was part of a $3.7 million private placement. Other investors participating in the private financing included the Gamma Trust, Hsu Gamma Investment, L.P., or Hsu Gamma, and Dr. Lerner, a director. Following OPKO’s investment, OPKO owns 1.5% of ChromaDex, the Gamma Trust owns approximately 16% of ChromaDex; Hsu Gamma owns approximately 1%; and certain other of OPKO’s directors may own less than 1% of ChromaDex.

In February 2012, OPKO purchased from Biozone Pharmaceuticals, Inc., a publicly traded company engaged in the manufacture and sale of pharmaceutical and cosmetic products, or BZNE, $1.7 million of 10% secured convertible promissory notes, or the BZNE Notes, convertible into BZNE common stock at a price equal to $0.20 per common share, which BZNE Notes are due and payable on February 24, 2014, and ten year warrants to purchase 8.5 million shares of BZNE common stock at an exercise price of $0.40 per share. The BZNE Notes are secured pursuant to a security agreement by a first priority lien in the assets of BZNE, including the stock of its subsidiaries. As further consideration for the purchase of the BZNE Notes by OPKO, BZNE granted OPKO exclusive, worldwide distribution rights to its enhanced formulation of propofol, which license was terminated in September 2012. The parties also entered into a license agreement pursuant to which OPKO acquired a world-wide license for the development and commercialization of products utilizing BZNE’s proprietary drug delivery technology, including QuSomes, exclusively for OPKO in the field of ophthalmology and non-exclusive for all other therapeutic fields, subject in each case to certain excluded products.

Roberto Prego Novo is the Chairman of BZNE and presently serves as a consultant to OPKO. Dr. Frost and Mr. Prego Novo previously invested in BZNE in February and March, 2011. On May 16, 2011, BZNE acquired the assets and assumed the liabilities of Aero Pharmaceuticals, Inc., or Aero, in exchange for which BZNE issued an aggregate of 8,331,396 shares of its restricted common stock to Aero. On September 21, 2011, BZNE issued an additional 13,914 shares to Aero due to the late filing of a registration statement. Prior to the transaction, Dr. Frost, through the Gamma Trust, beneficially owned approximately 46% of Aero’s issued and outstanding capital stock; Mr. Prego Novo beneficially owned approximately 23% of Aero’s issued and outstanding capital stock through Olyrca Trust; and Dr. Hsiao beneficially owned approximately 12% of Aero’s issued and outstanding stock. Each of Drs. Frost and Hsiao and Mr. Prego Novo beneficially owned approximately 9.2%, 1.7%, and 8.2% of BZNE, respectively, following the purchase of Aero by BZNE. Each of Dr. Uppaluri and Mr. Rubin beneficially own less than 1% of BZNE as a result of their prior ownership of Aero shares. In April 2012 and June 2012, Dr. Frost, through the Gamma Trust, also made loans to BZNE in the principal amounts of $0.3 million and $0.1 million, respectively, which were initially secured by a first priority lien on particular BZNE receivables. The notes to the Gamma Trust were subsequently amended and the Gamma Trust no longer holds a security interest in the BZNE receivables.

In December 2012, OPKO entered into a five year lease with AVI Properties, LLC, an entity affiliated with Dr. Jonathan Oppenheimer, the Chief Executive Officer of OPKO’s diagnostics division. The lease is for approximately 44,000 square feet of laboratory and office space in Nashville, Tennessee, where OPKO’s laboratory business is located. The lease provides for payments of approximately $18,000 per month in the first year, which may increase subject to the negotiation of the parties if the consumer price index exceeds the prior year’s index by 5%, plus applicable sales tax. In addition to the rent, OPKO pays a portion of operating expenses, property taxes and parking.

During the year ended December 31, 2012, OPKO’s subsidiary, FineTech Pharmaceutical Ltd., recorded revenue of $0.2 million for the sale of active pharmaceutical ingredients to Teva Pharmaceutical Industries, Limited, or Teva. Dr. Frost serves as the Chairman of the Board of Directors of Teva.

On January 29, 2013, OPKO entered into note purchase agreements, dated January 25, 2013, with various purchasers, which are referred to collectively as the Purchasers, for the sale of $175.0 million aggregate principal amount of 3.00% convertible senior notes due 2033, or the Notes, to qualified institutional buyers and accredited investors in a private placement in reliance on exemptions from registration under the Securities Act. The Purchasers of the Notes include the Gamma Trust, which purchased $7,250,000 principal amount of Notes, and Hsu Gamma, which purchased $1,000,000 principal amount of Notes. The Notes were issued on January 30, 2013.

On April 23, 2013, OPKO entered into the Merger Agreement with PROLOR pursuant to which, subject to the satisfaction or waiver of the conditions contained therein, POM will merge with and into PROLOR with PROLOR continuing as the surviving entity and a wholly-owned subsidiary of OPKO. At the Effective Time, each share of PROLOR common stock will be cancelled and converted into the right to receive 0.9951 of a share of OPKO common stock. Dr. Frost is the Chairman of the Board of Directors of PROLOR and the holder of approximately         % of the outstanding shares of PROLOR common stock as of the date of this joint proxy statement/prospectus. Dr. Hsiao is a stockholder of PROLOR and a member of the Board of Directors of PROLOR. Mr. Rubin is a stockholder of PROLOR and a member of the Board of Directors of PROLOR. The foregoing directors recused themselves from all deliberations of the Board of Directors of each of OPKO and PROLOR relating to the Merger and abstained from the vote of the Board of Directors of each such company with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

OPKO’s Policies Regarding Related Party Transactions

OPKO has adopted a written statement of policy with respect to related party transactions, which is administered by its Audit Committee. Under OPKO’s related party transaction policy, a “Related Party Transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which OPKO or any of its subsidiaries was, is or will be a participant and the amount exceeds $100,000 and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is any of OPKO’s executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of OPKO’s stock or securities exchangeable for OPKO’s stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.

OPKO’s policy is to enter into or ratify Related Party Transactions only when the Audit Committee determines that the Related Party Transaction in question is in, or is not inconsistent with, the best interests of the company. In making this determination, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Pursuant to OPKO’s policy, the Audit Committee has granted standing pre-approval to certain types of Related Party Transactions that are considered to be in, or consistent with, the best interests of the company.

Pursuant to OPKO’s related party transaction policy, a Related Party Transaction may only be consummated if:

•	the Audit Committee approves or ratifies such transaction in accordance with the terms of OPKO’s policy;

•	such transaction falls within the category of transactions that have previously been granted standing pre-approval; or

•

the chair of the Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000; provided that for the Related Party Transaction to continue it must be approved by OPKO’s Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if OPKO’s Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If OPKO decides to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by OPKO without further material obligation in the event OPKO’s Audit Committee ratification is not forthcoming at the Audit Committee’s next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by OPKO’s related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

All transactions listed above were approved in accordance with OPKO’s related party transaction policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires OPKO’s directors, executive officers and holders of 10% or more of OPKO’s common stock, or the Reporting Persons, to file with the SEC initial reports of ownership and reports of changes in ownership of OPKO’s common stock and any other equity securities. Based on a review of the copies of the reports furnished to OPKO, the Reporting Persons complied with all applicable Section 16(a) filing requirements.

OPKO COMPENSATION DISCUSSION AND ANALYSIS

OPKO’s compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve OPKO’s desired business direction, strategy, and performance. The primary goals of OPKO’s compensation program for OPKO’s Named Executive Officers, as identified in OPKO’s Summary Compensation Table for 2010-2012, are (i) to attract, motivate, and retain talented executives with the skill sets and expertise OPKO needs to meet its scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. To achieve these goals, OPKO has formed a compensation committee that reviews and approves the executive compensation packages for its executive officers, including the Named Executive Officers. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although OPKO has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, OPKO maintains compensation plans that tie a substantial portion of OPKO’s executives’ overall compensation to the achievement of corporate goals and success of OPKO.

Benchmarking of Cash and Equity Compensation

OPKO’s Compensation Committee typically reviews executive compensation levels on an annual basis to ensure they remain competitive in OPKO’s industry. Data for this review is prepared and provided to the Compensation Committee by OPKO’s management and human resources department, with input from OPKO’s Chief Executive Officer, as well as other members of senior management. This data typically details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size or stage of development within OPKO’s industry.

In fiscal years 2012 and 2011, there were no changes made by the Compensation Committee, or otherwise, to executive compensation levels established in 2010. The compensation levels set in 2010 were based on relevant market rates and data referred to above, including a 2010 executive compensation survey of 113 biotech companies ranging in size from less than $20 million in revenues with less than 10 employees to over $500 million in revenue with over 1,000 employees. The data OPKO used for its analysis focused on 45 companies with less than $25 million in revenues and less than 150 employees. OPKO believes that criteria used by the executive compensation survey were effective in yielding a comprehensive survey group of companies comparable to OPKO for 2010. Utilizing the compiled information, the Compensation Committee in 2010 reviewed the various components of executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation.

In March 2013, OPKO’s management recommended and the Compensation Committee approved changes to executive compensation levels. The Compensation Committee reviewed the various components of OPKO’s executive compensation to determine base salary, annual cash incentive, long term incentive, and equity compensation. Among other considerations, the Compensation Committee reviewed an internally generated survey prepared by OPKO’s management and human resources department comparing compensation practices of eight biotech and pharmaceutical companies ranging in size from less than $48 million in revenues with less than 40 employees to over $260 million in revenue with over 380 employees. Although informal, OPKO believes the survey provided the Compensation Committee with useful comparative pay information for companies comparable to OPKO. OPKO’s Compensation Committee considered compensation practices at the peer group companies, but recognized that the actual positioning of compensation for individual executives may range above or below the median based on job content, experience and responsibilities of the roles compared to similar positions in the market.

OPKO may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although OPKO has not previously done so.

Elements of Compensation

OPKO evaluates individual executive performance with a goal of setting compensation at levels the Board of Directors and the Compensation Committee believe are comparable with executives in other companies of similar size and stage of development. At the same time, OPKO’s Board of Directors and Compensation Committee takes into account OPKO’s relative performance and OPKO’s own strategic goals. The primary elements of OPKO’s compensation plans are base salary, equity compensation, and discretionary annual bonus, each of which is described in greater detail below.

Base Salary. OPKO tries to establish and maintain competitive annual base salaries for its Named Executive Officers by utilizing available resources, which include formal and informal peer group surveys. While base salaries are not primarily performance-based, OPKO believes it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. OPKO provides fixed salary compensation to its Named Executive Officers based on their responsibilities and individual experience, OPKO’s growth and achievements, and taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical industry.

Historically, OPKO has targeted Named Executive Officer compensation and base salary to fall within the median range for equivalent or similar positions of executives at peer group companies after adjusting for size. As a result of OPKO’s growth and expansion into various medical markets in 2009 and early 2010, and taking into consideration the peer group survey noted above, as well as the fact that no salary increases had been given to the Named Executive Officers since OPKO’s inception, the Compensation Committee approved increases in April 2010 for the base salaries for OPKO’s Named Executive Officers (except for Mr. Rodriguez who joined OPKO in 2012). The base salaries for each of the Named Executive Officers (except for Mr. Rodriguez who joined OPKO in 2012), with the exception of one, were positioned at approximately the competitive median of OPKO’s peer groups. There were no changes with respect to base salaries for the Named Executive Officers in fiscal years 2011 and 2012 since they were set in April 2010.

As a result of OPKO’s significant growth and expansion into various medical markets and geographical locations since 2010, the fact that no salary increases had been given to the Named Executive Officers (except for Mr. Rodriguez who joined OPKO in 2012) since 2010, the fact that OPKO’s Named Executive Officers take on multiple roles within OPKO, including those which are typically carried out by other executive officer positions at other companies, and taking into consideration the internally generated peer group survey noted above, the Compensation Committee approved increased annual base salaries in March 2013 for three of its Named Executive Officers as follows: Dr. Frost—$500,000; Dr. Hsiao—$490,000; and Mr. Rubin—$480,000. The new base salaries for each of the three Named Executive Officers are within the range or slightly higher than the range of the base salaries of the comparable companies surveyed by management in 2013.

Discretionary Annual Bonus. In addition to base salaries, OPKO’s Compensation Committee has the authority to award discretionary annual bonuses to OPKO’s Named Executive Officers based on corporate and individual performance. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. Furthermore, as an executive’s rank increases, a greater percentage of that executive’s cash bonus is based on corporate performance, rather than individual performance. Because OPKO has generated little revenue, the Compensation Committee has not awarded any cash incentive bonuses to date, and has instead chosen to focus on other forms of compensation, such as stock options.

Equity Compensation. OPKO believes that equity compensation should be a primary component of OPKO’s executive compensation program because it aligns the interests of OPKO’s executive officers with the long term performance of OPKO. Stock options are a critical element of OPKO’s long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in OPKO’s success through stock ownership, thereby aligning the interests of such persons with those of OPKO’s stockholders. This broad-based program is a vital element of OPKO’s goal to empower and motivate outstanding long-term contributions by OPKO’s Named Executive Officers and other employees. The Compensation Committee believes that the value of stock options will reflect OPKO’s performance over the long-term. Under OPKO’s employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period, which is subject to continued employment. Consequently, employees benefit from stock options only if the market value of OPKO’s common stock increases over time. With respect to these stock options, OPKO recognizes compensation expense based on FASB ASC Topic 718.

The Compensation Committee typically grants stock options to OPKO’s Named Executive Officers under the 2007 Plan. As with base salaries, there is no set formula or performance criteria that determines the amount of the equity award for OPKO’s Named Executive Officers or other employees.

Nor does the Compensation Committee assign any relative weight to any specific factors or criteria it considers when granting stock options. Rather the Committee exercises its judgment and discretion by considering all factors it deems relevant at the time of such grants. For the Named Executive Officers, other than the Chief Executive Officer, the decisions by the Compensation Committee regarding grants of stock options are made based almost entirely upon the recommendation of OPKO’s Chief Executive Officer, and includes his subjective determination based on his assessment of the executive officer’s current position with OPKO, the executive officer’s past and expected future performance and the other factors discussed in the determination of base salaries.

In fiscal years 2011 and 2012, there were no grants of equity compensation made to the Named Executive Officers (except Mr. Rodriguez who joined in 2012).

In determining grants of stock options made in March 2013, the Compensation Committee relied primarily on the recommendations of the Chief Executive Officer for the Named Executive Officers other than the Chief Executive Officer. Historically, in making his recommendations to the Compensation Committee regarding the other executive officers, the Chief Executive Officer has tried to position the value of the stock option grants around the competitive median of the historical peer groups. In recommending stock option grants to executive officers in 2013, the Chief Executive Officer considered a number of factors, including the officers’ substantial experience in the pharmaceutical industry and the critical role they played in the significant growth, development, and expansion of OPKO in recent years, as well as the fact that no equity awards or salary increases had been awarded in the prior two years. In determining the stock option award for the Chief Executive Officer, the Compensation Committee relied heavily on OPKO’s growth and accomplishments, including its international expansion in Latin America and Europe, more than doubling of its revenues and employee base since 2010, the completion of several strategic acquisitions, investments, and capital raising transactions, as well as the fact that no equity awards or salary increase had been granted to the Chief Executive Officer in the two prior years.

OPKO has not granted to any employee any restricted stock or restricted stock awards pursuant to OPKO’s equity benefit plans. However, OPKO’s Compensation Committee, in its discretion, may in the future elect to make such grants to OPKO’s Named Executive Officers if it deems it advisable.

Advisory Vote on Executive Compensation

OPKO conducted its first advisory vote on executive compensation during its 2011 Annual Meeting. While this vote was not binding on the company, OPKO’s Board of Directors or Compensation Committee, OPKO believes that it is important for its stockholders to have an opportunity to vote on this proposal every three years as a means to express their views regarding OPKO’s executive compensation philosophy, compensation policies and programs, and decisions regarding executive compensation, all as disclosed in OPKO’s proxy statement. OPKO’s Board of Directors and Compensation Committee value the opinions of OPKO’s stockholders and, to the extent there is any significant vote against the compensation of OPKO’s Named Executive Officers as disclosed in the proxy statement, OPKO will consider its stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to OPKO’s advisory vote on executive compensation every three years, OPKO is committed to ongoing engagement with its stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving OPKO’s senior management, directors and representatives of OPKO’s stockholders.

At the 2011 Annual Meeting of OPKO’s stockholders, more than 99% of the votes cast on the advisory vote on the executive compensation proposal were in favor of OPKO’s named executive officer compensation as disclosed in the proxy statement, and as a result OPKO’s named executive officer compensation was approved. The Board of Directors and Compensation Committee reviewed these final vote results. Given the significant level of support, no changes to OPKO’s executive compensation policies and decisions were necessary at this time based on the vote results. OPKO has determined that its stockholders should vote on a say-on-pay proposal every three years, consistent with the preference expressed by OPKO’s stockholders at the 2011 Annual Meeting of OPKO’s stockholders.

Employment Agreements. OPKO has not entered into an employment agreement with any of its current executive officers.

Severance and Change-in-Control Benefits. None of OPKO’s current executive officers are entitled to severance or change of control benefits; provided however, that the 2007 Plan provides for certain accelerated vesting upon change in control events.

401(k) Profit Sharing Plan. OPKO has adopted a tax-qualified 401(k) Profit Sharing Plan, or the 401(k) Plan, covering all qualified employees. The effective date of the 401(k) Plan is January 2008. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($16,500 for employees under age 50 and an additional $5,000 for employees 50 and above in 2009). In 2008, OPKO adopted the Roth contribution for employee elections. The 401(k) Plan permits employer matching of up to 4% of a participant’s salary up to the statutory limits. In 2010, OPKO elected a safe harbor contribution at 4% of annual compensation. All of OPKO’s safe harbor contributions are immediately vested.

Other Compensation. All of OPKO’s Named Executive Officers have standard benefits that are offered to all full-time, exempt employees. These standard benefits include health, dental and life insurance, and short and long term disability. OPKO intends to continue to maintain the current benefits and perquisites for OPKO’s Named Executive Officers; however, OPKO’s Compensation Committee, in its discretion, may in the future revise, amend, or add to the benefits and perquisites of any Named Executive Officer if it deems it advisable.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to OPKO’s executive officers. This limitation on deductibility does not apply to certain compensation, including “performance based” compensation under a plan approved by OPKO’s stockholders. Equity grants under the 2007 Plan are expected to qualify for the “performance-based” exceptions from the Section 162(m) limitations. OPKO’s policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. OPKO may, however, approve compensation that may not be deductible if OPKO determines that the compensation is in its best interests as well as the best interests of OPKO’s stockholders.

Compensation Committee Interlocks and Insider Participation

The members of OPKO’s Compensation Committee are Dr. Lerner and Messrs. Baron and Paganelli. None of these individuals was at any time during fiscal year 2012 an officer or employee of OPKO’s. Mr. Paganelli served as OPKO’s Interim Chief Executive Officer and Secretary from June 29, 2005 through March 27, 2007, and as Chairman of the Board of Directors from December 2003 through March 27, 2007.

OPKO COMPENSATION COMMITTEE REPORT

The Compensation Committee of OPKO’s Board of Directors has submitted the following report for inclusion in this joint proxy statement/prospectus.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this joint proxy statement/prospectus with management. Based on its review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus for filing with the Securities and Exchange Commission.

Compensation Committee

Richard A. Lerner, M.D., Chairman

Robert Baron

John A. Paganelli

The Compensation Committee Report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that OPKO specifically incorporates it by reference into such filing.

OPKO EXECUTIVE COMPENSATION

Summary Compensation Table for 2010-2012

The following table sets forth information regarding compensation earned in or with respect to fiscal years 2012, 2011 and 2010 by:

•	OPKO’s Chief Executive Officer during fiscal year 2012;

•	Each person serving as OPKO’s Principal Financial Officer during fiscal year 2012; and

•

OPKO’s only two executive officers (other than individuals serving as OPKO’s Chief Executive Officer or OPKO’s Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year.

OPKO refers to these officers collectively as OPKO’s Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Award(s) ($)(1)		All Other Compensation ($)(2)	Total ($)
Phillip Frost, M.D.	2012	460,000	—	—	—		9,800	469,800
Chief Executive Officer and	2011	460,000	—	—	—		9,800	469,800
Chairman of the Board	2010	439,230	—	—	642,510		9,800	1,091,540
Jane H. Hsiao, Ph.D.	2012	450,000	—	—	—		9,800	459,800
Chief Technical Officer	2011	450,000	—	—	—		9,800	459,800
	2010	426,923	—	—	642,510		9,800	1,079,233
Steven D. Rubin	2012	350,000	—	—	—		9,800	359,800
Executive Vice President-	2011	350,000	—	—	—		9,800	359,800
Administration	2010	342,308	—	—	378,367		9,800	730,475
Juan F. Rodriguez(3)	2012	127,000	—	—	711,000		4,600	872,600
Senior Vice President and	2011	—	—	—	—		—	—
Chief Financial Officer	2010	—	—	—	—		—	—
Rao Uppaluri, Ph.D.(4)	2012	274,000	—	—	460,905	(5)	9,800	744,705
Former Senior Vice President and	2011	310,000	—	—	—		9,800	319,800
Chief Financial Officer	2010	304,616	—	—	335,533		9,800	649,949

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the amounts are discussed in Note 9 of OPKO’s audited financial statements for the year ended December 31, 2012 included in OPKO’s Annual Report on Form 10-K filed with the SEC on March 18, 2013.
(2)	Includes contributions made by OPKO under its 401(k) Plan during fiscal year 2012 in the amount of $9,800 for each of Drs. Frost, Hsiao, and Uppaluri and Mr. Rubin and $4,600 for Mr. Rodriguez.
(3)	Mr. Rodriguez was appointed as OPKO’s Chief Financial Officer effective July 16, 2012 upon the retirement of Dr. Uppaluri.
(4)	Dr. Uppaluri retired from his position as OPKO’s Chief Financial Officer effective July 16, 2012. OPKO has an agreement with Dr. Uppaluri pursuant to which Dr. Uppaluri provides consulting services to OPKO for a period of eighteen months from his retirement date in exchange for which he will receive approximately $310,000 payable over the consulting term. In addition, OPKO accelerated the vesting of his unvested stock option awards.
(5)	Represents the fair value computed in accordance with FASB ASC Topic 718 as a result of the acceleration of the vesting of unvested stock option awards upon retirement.

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Phillip Frost, M.D.	—	—	—	—
Jane H. Hsiao, Ph.D.	—	—	—	—
Steven D. Rubin	—	—	—	—
Juan F. Rodriguez	7/16/12	300,000	4.60	2.37	(1)
Rao Uppaluri, Ph.D.	—	—	—	—

(1)	Mr. Rodriguez was appointed as OPKO’s Chief Financial Officer effective July 16, 2012. The grant date fair value of each stock option award is calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End for 2012

The following table sets forth information with respect to equity awards outstanding as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Phillip Frost, M.D.	1,000,000	(1)	—		4.88	5/2/14	—	—
	300,000	(2)	—		1.65	4/27/15	—	—
	262,000	(3)	87,500	(3)	1.16	5/4/16	—	—
	225,000	(4)	225,000	(4)	2.36	4/13/17	—	—
Jane H. Hsiao, Ph.D.	650,000	(1)	—		4.88	5/2/14	—	—
	250,000	(2)	—		1.65	4/27/15	—	—
	225,000	(3)	75,000	(3)	1.16	5/4/16	—	—
	225,000	(4)	225,000	(4)	2.36	4/13/17	—	—
Steven D. Rubin	500,000	(1)	—		4.88	5/2/14	—	—
	200,000	(2)	—		1.65	4/27/15	—	—
	187,500	(3)	62,500	(3)	1.16	5/4/16	—	—
	132,500	(4)	132,500	(4)	2.36	4/13/17	—	—
Juan F. Rodriguez(5)	—		300,000	(6)	4.60	7/15/19	—	—
Rao Uppaluri, Ph.D.(7)	400,000	(1)(7)	—		4.88	5/2/14	—	—
	115,000	(2)(7)	—		1.65	7/15/15	—	—
	225,000	(3)(7)	—		1.16	7/15/15	—	—
	235,000	(4)(7)	—		2.36	7/15/15	—	—

(1)	Options were issued on May 3, 2007 and vest in four equal annual tranches beginning on May 3, 2008.
(2)	Options were issued on April 28, 2008 and vest in four equal annual tranches beginning April 28, 2009.
(3)	Options were issued on May 5, 2009 and vest in four equal annual tranches beginning on May 5, 2010.
(4)	Options were issued on April 14, 2010 and vest in four equal annual tranches beginning on April 14, 2011.
(5)	Mr. Rodriguez was appointed as OPKO’s Chief Financial Officer effective July 16, 2012.
(6)	Options were issued on July 16, 2012 and vest in four equal annual tranches beginning on July 16, 2013.
(7)	Dr. Uppaluri retired from OPKO effective as of July 16, 2012. In connection with Dr. Uppaluri’s retirement, the vesting of all of his stock options was accelerated upon his retirement.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Phillip Frost, M.D.	—	—	—	—
Jane H. Hsiao, Ph.D.	—	—	—	—
Steven D. Rubin	—	—	—	—
Juan F. Rodriguez	—	—	—	—
Rao Uppaluri, Ph.D.	60,000	164,400	—	—

Pension Benefits

None of OPKO’s Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Contribution and Other Nonqualified Deferred Compensation Plan

None of OPKO’s Named Executive Officers is covered by a nonqualified deferred contribution or other nonqualified deferred compensation plan.

Employment Agreements and Change in Control Arrangements

OPKO has not entered into employment agreements with any of its executive officers, and none of OPKO’s Named Executive Officers are entitled to severance or change of control benefits; provided however, that the 2007 Plan provides for accelerated vesting of all awards under the plan upon a Change in Control, as defined below. Pursuant to the plan, if there is a Change in Control of OPKO, the vesting date of each outstanding equity award under the plan shall be accelerated so that each such award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of common stock subject to such award. Upon the consummation of any Change in Control, all outstanding awards under the Plan, shall to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable award with respect to shares of common stock of such successor corporation or parent thereof. Under the 2007 Plan, a Change in Control means the occurrence of any of the following events:

(a) any person (other than (i) OPKO, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of OPKO, (iii) any subsidiaries of OPKO, (iv) any company owned, directly or indirectly, by the stockholders of OPKO in substantially the same proportions as their ownership of stock of OPKO), or (v) the Frost Group or any of its affiliates) becomes, either alone or together with such Person’s affiliates and associates, the beneficial owner, directly or indirectly, of securities of OPKO representing 50% or more of the combined voting power of OPKO’s then-outstanding securities;

(b) during any period of twenty-four months, individuals who at the beginning of such period constitute OPKO’s Board of Directors, and any new directors whose election by OPKO’s Board of Directors or nomination for election by OPKO’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only OPKO and one or more of its subsidiaries are parties) under which OPKO is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of OPKO outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of OPKO or such surviving entity outstanding immediately after such merger or consolidation; or

(d) the stockholders of OPKO approve a plan of complete liquidation of OPKO or an agreement for the sale or disposition by OPKO of all or substantially all of OPKO’s assets.

If OPKO had experienced a Change of Control on December 31, 2012, the value of the acceleration of stock options held by each of Drs. Frost and Hsiao, and Messrs. Rubin and Rodriguez would be approximately $0.3 million, $0.3 million, $0.2 million and $0.6 million, respectively.

Dr. Uppaluri, OPKO’s former Chief Financial Officer retired effective July 16, 2012. In connection with his retirement, OPKO entered into an agreement with Dr. Uppaluri pursuant to which Dr. Uppaluri provides consulting services to OPKO for a period of eighteen months from his retirement date. In exchange for such services, Dr. Uppaluri will receive approximately $310,000 payable over the consulting term, as well as the continuation of certain insurance benefits. In addition, OPKO accelerated the vesting of his unvested stock option awards upon his retirement.

Compensation Policies and Practices as Related to Risk Management

The Compensation Committee and management do not believe that OPKO maintains compensation policies or practices that are reasonably likely to have a material adverse effect on OPKO. OPKO’s employees’ base salaries are fixed in amount and thus OPKO does not believe that they encourage excessive risk-taking. A significant proportion of the compensation provided to OPKO’s employees is in the form of long-term equity-based incentives that OPKO believes are important to help further align OPKO’s employees’ interests with those of its stockholders. OPKO does not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to OPKO’s stock price.

OPKO DIRECTOR COMPENSATION

Each non-employee director of OPKO is entitled to receive an annual retainer of $10,000, payable in quarterly installments, an option to acquire 40,000 shares of OPKO’s common stock upon initial appointment to the board and an option to acquire 20,000 shares each year thereafter on the date of OPKO’s annual meeting of stockholders. The chairman of each committee of OPKO’s Board of Directors will also receive an additional annual retainer of $5,000, payable in quarterly installments. The members of the Audit Committee, excluding the Chairman, will also receive an additional annual retainer of $2,500, payable in quarterly installments.

The following table sets forth information with respect to compensation of non-employee directors of OPKO during fiscal year 2012.

Fiscal 2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Baron	17,500	—	45,000	—	—	—	62,500
Thomas E. Beier	10,000	—	45,000	—	—	—	55,000
Dmitry Kolosov	5,000	—	90,000	—	—	—	95,000
Richard A. Lerner, M.D.	15,000	—	45,000	—	—	—	60,000
John A. Paganelli	12,000	—	45,000	—	—	—	58,500
Richard C. Pfenniger, Jr.	15,000	—	45,000	—	—	—	60,000
Alice Lin-Tsing Yu, M.D., Ph.D.	10,000	—	45,000	—	—	—	55,000

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are included in Note 9 to OPKO’s audited financial statements, included in OPKO’s Annual Report on Form 10-K filed with the SEC on March 18, 2013. Each director received the annual grant of 20,000 stock options during fiscal year 2012, except for Mr. Kolosov who received a grant of 40,000 stock options upon his initial election to the board.
(2)	The table below sets forth the aggregate number of stock options of each non-employee director outstanding as of December 31, 2012:

Name	Stock Options
Robert A. Baron	195,000
Thomas E. Beier	140,000
Dmitry Kolosov	40,000
Richard A. Lerner, M.D.	165,000
John A. Paganelli	195,000
Richard C. Pfenniger, Jr.	40,000
Alice Lin-Tsing Yu, M.D., Ph.D.	100,000

OPKO SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of OPKO common stock as of June 14, 2013, held by (i) each stockholder known by OPKO to beneficially own more than 5% of the outstanding shares of any OPKO common stock; (ii) OPKO’s directors and nominees; (iii) OPKO’s Named Executive Officers in 2012 as defined in the paragraph preceding the Summary Compensation Table and OPKO’s current executive officers; and (iv) all current directors and executive officers as a group. Except where noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them. Unless otherwise noted, the address of each person listed below is c/o OPKO Health, Inc., 4400 Biscayne Blvd., Miami, FL 33137.

Name of Beneficial Owner	Amount and Nature Beneficial Ownership	Percentage of Class**
Frost Gamma Investments Trust	157,653,889(1)	44.74%
The Frost Group, LLC	20,286,704(2)	5.94%
Phillip Frost, M.D. CEO & Chairman of the Board	159,641,389(3)	45.05%
Jane H. Hsiao, Ph.D., MBA Vice Chairman of the Board & Chief Technical Officer	28,485,174(4)	8.34%
Steven D. Rubin Executive Vice President—Administration and Director	6,380,658(5)	1.88%
Rao Uppaluri, Ph.D. Former Senior Vice President and Chief Financial Officer	4,987,522(6)	1.51%
Juan F. Rodriguez Senior Vice President and Chief Financial Officer	75,000(7)	*
Robert Baron, Director	456,000(8)	*
John A. Paganelli, Director	410,000(9)	*
Richard A. Lerner, M.D., Director	254,166(10)	*
Richard C. Pfenniger, Jr., Director	190,000(11)	*
Thomas E. Beier, Director	240,000(12)	*
Alice Lin-Tsing Yu, M.D., Ph.D., Director	100,000(13)	*
Dmitry Kolosov, Director	40,000(11)	*
All Executive Officers and Directors as a group (11 persons)	196,272,387	54.19%

*	Less than 1%
**	Percentages of common stock based upon 336,742,515 shares of OPKO common stock issued and outstanding at June 14, 2013.
(1)	Includes warrants to purchase 10,831,141 shares of common stock. Also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock held by The Frost Group, LLC, of which Frost Gamma Investments Trust is a principal member. Frost Gamma Investments Trust disclaims beneficial ownership of the common stock and warrants held by The Frost Group, LLC, except to the extent of its pecuniary interest therein.
(2)	Includes warrants to purchase 4,796,158 shares of common stock.
(3)

Includes 124,905,944 shares of common stock, warrants to purchase 10,831,141 shares of common stock held by Frost Gamma Investments Trust. It also includes options to purchase 1,987,500 shares of common stock held by Dr. Frost. Dr. Frost is the trustee and Frost Gamma, Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma, Limited Partnership. The general partner of Frost Gamma, Limited Partnership is Frost Gamma Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. The number of shares included above also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock owned directly by The Frost Group, LLC. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC.

Dr. Frost and the Frost Gamma Investments Trust disclaim beneficial ownership of these shares of common stock and warrants to purchase common stock, except to the extent of any pecuniary interest therein.
(4)	Includes warrants to purchase 2,936,580 shares of common stock and options to purchase 1,537,500 shares of common stock. Also includes 1,000,000 shares of common stock held by each of The Chiin Hsiung Hsiao Family Trust A and The Chiin Hsiung Hsiao Family Trust B, for which Dr. Hsiao serves as the sole trustee of both, warrants to purchase 201,613 shares of common stock, 3,904,250 shares of common stock held by Hsu Gamma Investment, L.P., for which Dr. Hsiao serves as General Partner. Dr. Hsiao is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Hsiao disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.
(5)	Includes warrants to purchase 1,036,440 shares of common stock and options to purchase 1,148,750 shares of common stock. Mr. Rubin is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Mr. Rubin disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.
(6)	Includes options to purchase 975,000 shares of common stock. It also includes 504,000 shares held directly by Dr. Uppaluri’s wife, and 1,000,000 shares held by Uppaluri Investments LLC, or Uppaluri LLC, representing 50% of the 2,000,000 shares owned by Uppaluri LLC. Dr. Uppaluri owns a 50% membership interest in Uppaluri LLC, and the Uppaluri Family Trust, for which Dr. Uppaluri’s wife is the sole trustee, owns a 50% membership interest in Uppaluri LLC. Dr. Uppaluri disclaims ownership of the 1,504,000 shares mentioned above, except to the extent of any pecuniary interest therein. Dr. Uppaluri is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Uppaluri disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein. Dr. Uppaluri retired from OPKO effective as of July 16, 2012.
(7)	Includes options to acquire 75,000 shares of common stock exercisable within 60 days of June 14, 2013.
(8)	Includes options to acquire 195,000 shares of common stock exercisable within 60 days of June 14, 2013.
(9)	Includes options to acquire 195,000 shares of common stock exercisable within 60 days of June 14, 2013.
(10)	Includes options to acquire 156,666 shares of common stock exercisable within 60 days of June 14, 2013 and 30,000 shares of restricted stock subject to certain vesting conditions. Also includes 13,100 shares of common stock held by the Lerner Family Trust, for which Richard Lerner and Nicola Lerner are Trustees.
(11)	Includes options to acquire 40,000 shares of common stock exercisable within 60 days of June 14, 2013.
(12)	Includes options to acquire 140,000 shares of common stock exercisable within 60 days of June 14, 2013. Also includes 100,000 shares of common stock held by the Thomas E. Beier Trust, for which Thomas Beier and Evelyn Beier are trustees.
(13)	Includes options to acquire 100,000 shares of common stock exercisable within 60 days of June 14, 2013.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OPKO

Ernst & Young LLP, or Ernst & Young, has served as OPKO’s independent registered public accounting firm since 2007. The Audit Committee plans to engage Ernst & Young as OPKO’s independent registered public accounting firm to audit OPKO’s financial statements for fiscal year 2013 and to express an opinion on the effectiveness of OPKO’s internal control over financial reporting as of December 31, 2013. OPKO expects that a representative of Ernst & Young will attend the OPKO annual meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services provided by Ernst & Young for the audits of OPKO’s annual financial statements and internal control over financial reporting for fiscal years 2012 and 2011:

	FY 2012	FY 2011
Audit Fees	$834,000	$632,500
Audit-Related Fees	72,000	—
Tax Fees	—	—
All Other Fees	2,000	2,000

Total	$908,000	$634,500

Audit Fees include fees for services rendered for the audit of OPKO’s annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in OPKO’s quarterly reports on Form 10-Q, and consents and other services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees would principally include fees incurred for due diligence in connection with potential transactions and accounting consultations. During fiscal year 2012, Ernst & Young performed certain due diligence activities. There were no audit-related fees incurred during fiscal year 2011.

Tax Fees would include fees for services rendered for tax compliance, tax advice, and tax planning. There were no tax fees incurred with Ernst & Young in fiscal years 2012 and 2011.

All Other Fees would include fees for all other services rendered to OPKO that do not constitute Audit Fees, Audit-Related Fees, or Tax Fees. For 2012 and 2011, such fees related to a license associated with an accounting research tool.

Audit Committee Policy for Pre-approval of Independent Auditor Services

The Audit Committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by OPKO’s independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, and other services provided by the independent auditors, which services are periodically reviewed and revised by the Audit Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services and any proposed service exceeding the established fee level must be specifically approved by the Audit Committee. All audit and permitted non-audit services and all fees associated with such services performed by OPKO’s independent registered public accounting firm in fiscal years 2012 and 2011 were approved by the Audit Committee consistent with the policy described above.

OPKO AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference in any other filing by OPKO under the Securities Act of 1933 or Securities Exchange Act of 1934.

The members of the Audit Committee of the Board are Messrs. Pfenniger, Baron and Paganelli. The primary purpose of the Audit Committee is to assist the Board in its general oversight of OPKO’s accounting and financial reporting processes. The Audit Committee’s functions are more fully described in its charter, which the Board has adopted. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Board annually reviews the NYSE listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee is independent under that standard.

Management is responsible for the preparation, presentation and integrity of OPKO’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

OPKO’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent annual audit of OPKO’s consolidated financial statements and expressing an opinion on both the conformity of those financial statements with United States generally accepted accounting principles and on the effectiveness of OPKO’s internal control over financial reporting. The Audit Committee’s policy is that all services rendered by OPKO’s independent auditor are either specifically approved or pre-approved and are monitored both as to spending level and work content to maintain the appropriate objectivity and independence of the independent auditor. The Audit Committee’s policy provides that the Audit Committee has the ultimate authority to approve all audit engagement fees and terms and that the Audit Committee shall review, evaluate, and approve the engagement proposal of the independent auditor.

In conjunction with its activities during fiscal year 2012, the Audit Committee reviewed and discussed OPKO’s interim results, audited financial statements, and the annual integrated audit of OPKO’s financial statements and internal control over financial reporting with OPKO’s independent registered public accounting firm with and without management present, and with management. The members of the Audit Committee discussed the quarterly review procedures and annual audit procedures performed by the independent registered public accounting firm in connection with the quarterly unaudited and annual audited financial statements and discussed and agreed upon procedures related to the audit of internal control over financial reporting with management of OPKO and its independent registered public accounting firm. The members of the Audit Committee also discussed with OPKO’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee received from OPKO’s independent registered public accounting firm the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the fiscal year 2012 annual audited financial statements be included in OPKO’s Annual Report on Form 10-K for fiscal year 2012 for filing with the SEC.

Audit Committee

Richard C. Pfenniger, Jr., Chairman

Robert A. Baron

John A. Paganelli

THE 2013 ANNUAL MEETING OF OPKO STOCKHOLDERS

Date, Time and Place

The OPKO annual meeting will be held on                 , 2013, at                 , local time, at                .

The OPKO annual meeting will be held for the following purposes:

1.	To consider and vote on a proposal to elect as directors the ten nominees named in this joint proxy statement/prospectus for a term of office expiring at the 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.	To consider and vote on the OPKO Plan Amendment Proposal.

3.	To consider and vote on the OPKO Authorized Share Increase Proposal.

4.	To consider and vote on the OPKO Share Issuance Proposal.

5.	To consider and vote on the OPKO Adjournment Proposal.

6.	To conduct any other business as may properly come before the OPKO annual meeting or any adjournment or postponement thereof.

OPKO Record Date; Shares Entitled to Vote

OPKO’s Board of Directors has fixed                 , 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the OPKO annual meeting and any adjournment or postponement thereof. Only holders of record of shares of OPKO common stock at the close of business on the record date are entitled to notice of, and to vote at, the OPKO annual meeting. At the close of business on the record date, there were issued and outstanding                 shares of OPKO common stock. Each share of OPKO common stock outstanding on the OPKO record date entitles the holder thereof to one vote on each matter properly brought before the OPKO annual meeting, exercisable in person or by proxy through a properly executed and delivered proxy card.

At the close of business on                 , 2013, OPKO’s directors and executive officers and their affiliates had the right to vote approximately             million shares of the then-outstanding OPKO common stock (excluding any shares of OPKO common stock deliverable upon exercise of outstanding stock options or warrants or underlying unvested restricted stock awards) at the OPKO annual meeting. Excluding shares of OPKO common stock held by PROLOR officers and directors who are also directors and executive officers of OPKO, at the close of business on                 , 2013, PROLOR’s directors and executive officers and their affiliates had the right to vote approximately million shares of the then-outstanding OPKO common stock. At the close of business on                 2013, these shares represented approximately             % of the OPKO common stock outstanding and entitled to vote at the OPKO annual meeting. OPKO expects that its and PROLOR’s directors and executive officers will vote their shares “FOR” approval of each of the proposals to be voted on at the OPKO annual meeting, including the OPKO Share Issuance Proposal. As a result, the OPKO Share Issuance Proposal and the other proposals to be voted on at the OPKO annual meeting may be approved even if a majority of OPKO’s unaffiliated stockholders vote against such proposal.

Quorum

In order to conduct the business described above at the OPKO annual meeting, OPKO must have a quorum present. Stockholders who hold a majority of the shares of OPKO common stock outstanding as of the close of business on the record date for the OPKO annual meeting must be present in person or represented by proxy at the OPKO annual meeting in order to constitute a quorum to conduct business at the meeting. As of the OPKO record date, there were             shares of OPKO common stock outstanding and entitled to vote at the OPKO

annual meeting. Accordingly, the presence, in person or by proxy, of the holders of             shares of OPKO common stock will be required in order to establish a quorum at the OPKO annual meeting. If the shares present in person and represented by proxy at the OPKO annual meeting do not constitute the required quorum, OPKO may adjourn the OPKO annual meeting to a later date in order to obtain a quorum.

Required Vote

If a quorum is present, the following votes will be required for the approval of the proposals to be voted on at the OPKO annual meeting:

•

Election of Directors. A nominee for director will be elected to OPKO’s Board of Directors if the votes cast in favor of such nominee by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such nominee.

•

OPKO Plan Amendment Proposal. The OPKO Plan Amendment Proposal will be approved if the votes cast in favor of such proposal by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such proposal; provided that, pursuant to the NYSE’s shareholder approval policy, the total votes cast on the proposal must represent over 50% of all securities entitled to vote on the proposal.

•

OPKO Authorized Share Increase Proposal. The OPKO Authorized Share Increase Proposal will be approved if the holders of a majority of the shares of OPKO common stock outstanding and entitled to vote at the OPKO annual meeting vote in favor of the proposal.

•

OPKO Share Issuance Proposal. The OPKO Share Issuance Proposal will be approved if the votes cast in favor of such proposal by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such proposal; provided that, pursuant to the NYSE’s shareholder approval policy, the total votes cast on the proposal must represent over 50% of all securities entitled to vote on the proposal.

•

OPKO Adjournment Proposal. The OPKO Adjournment Proposal will be approved if the votes cast in favor of such proposal by the holders of shares of OPKO common stock present in person or represented by proxy and entitled to vote at the OPKO annual meeting exceed the votes cast against such proposal.

Approval of the OPKO Share Issuance Proposal is a required condition to the completion of the Merger. If the OPKO Share Issuance Proposal is not approved by the holders of OPKO common stock, the Merger will not be completed.

Counting of Votes; Treatment of Abstentions and Incomplete Proxies; Broker Non-Votes

If you are an OPKO stockholder and you do not submit a proxy card, provide proxy instructions by telephone or over the Internet or vote in person at the OPKO annual meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the OPKO annual meeting. If a quorum is present, your actions will have the same effect as a vote “AGAINST” the OPKO Authorized Share Increase Proposal but will have no effect on the outcome of any of the other proposals to be voted on at the OPKO annual meeting, except to the extent that there are insufficient shares voted at the meeting to meet the NYSE requirements applicable to the approval of the OPKO Share Issuance Proposal and the OPKO Plan Amendment Proposal.

If you are an OPKO stockholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the OPKO annual meeting and all of your shares will be voted “FOR” the election of each of the director nominees named in this joint proxy statement/prospectus and “FOR” the approval of each of the other proposals to be voted on at the OPKO annual meeting. However, if you submit a proxy card or provide proxy instructions by telephone or over the Internet and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the OPKO annual meeting, but will not be voted at the

OPKO annual meeting. Your abstention will have the same effect as a vote “AGAINST” the OPKO Authorized Share Increase Proposal. In addition, under guidance issued by the NYSE, your abstention will have the same effect as a vote “AGAINST” the OPKO Plan Amendment Proposal and the OPKO Share Issuance Proposal. Your abstention will have no effect on the outcome of any of the other proposals to be voted on at the OPKO annual meeting.

Other than the OPKO Authorized Share Increase Proposal and the OPKO Adjournment Proposal, OPKO believes that the matters presented by it in this joint proxy statement/prospectus are “non-routine” matters. For this reason, OPKO urges you to give voting instructions to your broker or other nominee. If any “routine” matters are properly brought before the OPKO annual meeting or the PROLOR special meeting, then brokers and other nominees holding shares in street name will be permitted to vote those shares in their discretion for any such routine matters.

If a broker, bank, custodian, nominee or other record holder of OPKO common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares of OPKO common stock through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted with respect to each of the proposals. Broker non-votes will not be counted for purposes of determining the presence of a quorum and will not be counted as votes cast “FOR” or “AGAINST” the election of any of the director nominees described herein the OPKO Authorized Share Increase Proposal or the OPKO Adjournment Proposal and will have no effect on the voting results for either such proposal. Broker non-votes will have the same effect as a vote “AGAINST” each of the OPKO Plan Amendment Proposal and the OPKO Share Issuance Proposal, unless holders of more than 50% of the shares of OPKO common stock outstanding and entitled to vote thereon cast votes with respect to such proposals.

Principal Share Ownership

Stockholder of Record: Shares Registered in Your Name

OPKO’s transfer agent is American Stock Transfer and Trust Company, LLC. If, as of the OPKO record date, your shares of OPKO common stock were registered directly in your name with OPKO’s transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the OPKO annual meeting or vote by proxy. Whether or not you plan to attend the meeting, OPKO urges you to fill out and return the proxy card or vote by proxy by telephone or over the Internet as instructed below to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the OPKO record date, your shares of OPKO common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, rather than in your name, then you are the beneficial owner of shares held in street name and a voting instruction card is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the OPKO annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the OPKO annual meeting. However, since you are not the stockholder of record, you may not vote your shares of OPKO common stock in person at the OPKO annual meeting unless you request and obtain a valid proxy from your broker or other agent.

Voting

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of OPKO’s Board of Directors for use at the OPKO annual meeting. Each share of OPKO common stock outstanding on the OPKO record date entitles the holder thereof to one vote on each matter properly brought before the OPKO annual meeting, exercisable in person or by proxy through a properly executed and delivered proxy card. For each matter scheduled for a vote at the OPKO annual meeting, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting. The procedures for voting are as follows.

Stockholder of Record: Shares Registered in Your Name

If you are an OPKO stockholder of record, you may vote in person at the OPKO annual meeting, vote by proxy by the telephone, vote by proxy over the Internet, or vote by completing and returning the enclosed proxy card. Whether or not you plan to attend the OPKO annual meeting, OPKO urges you to vote by proxy to ensure that your vote is counted. You may still attend the OPKO annual meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the OPKO annual meeting and OPKO will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage paid envelope provided. If your signed proxy card is received before the OPKO annual meeting, your proxy will be voted as you direct.

•

To vote by telephone, the toll-free number listed on the enclosed OPKO proxy card and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on                 , 2013 to be counted.

•

To vote over the Internet, go to the website listed on the enclosed OPKO proxy card and follow the instructions provided. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on                 , 2013 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares of OPKO common stock registered in the name of your broker, bank or other agent, i.e., in “street name”, you should have received a voting instruction card containing voting instructions from that organization rather than from OPKO. Simply follow the voting instructions in the voting instruction card to ensure your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the OPKO annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

OPKO believes that brokers or other nominees do not have discretionary authority to vote on any of the proposals to be voted on at the OPKO annual meeting, other than the OPKO Authorized Share Increase Proposal and the OPKO Adjournment Proposal. Therefore, if you are an OPKO stockholder and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee may not vote your shares on the election of the director nominees described in this joint proxy statement/prospectus, the OPKO Plan Amendment Proposal or the OPKO Share Issuance Proposal. The resulting broker non-votes will have no effect on the election of directors or the outcome of the OPKO Authorized Share Increase Proposal or the OPKO Adjournment Proposal, but will have the same effect as a vote “AGAINST” each of the OPKO Plan Amendment Proposal and the OPKO Share Issuance Proposal, unless holders of more than 50% of the shares of OPKO common stock outstanding and entitled to vote thereon cast votes with respect to such proposals.

Counting Votes

Votes will be counted by the inspector of election appointed for the OPKO annual meeting, who will separately count “FOR,” “AGAINST,” “ABSTAIN” and broker non-votes.

Revocability of Proxies and Changes to an OPKO Stockholder’s Vote

If you are an OPKO stockholder and wish to change your vote with respect to any proposal, you may do so by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the OPKO annual meeting.

If you are the record holder of your shares, you can revoke your proxy by:

•	sending a written notice stating that you would like to revoke your proxy to OPKO’s Corporate Secretary at 4400 Biscayne Boulevard, Miami, Florida 33137;

•	submitting new proxy instructions on a new proxy card with a later date;

•	granting a subsequent proxy by telephone or over the Internet; or

•	attending the OPKO annual meeting and voting in person.

If you are an OPKO stockholder of record, revocation of your proxy or voting instructions by written notice must be received by 11:59 p.m., Eastern Time, on                 , 2013, although you may also revoke your proxy by attending the OPKO annual meeting and voting in person. Simply attending the OPKO annual meeting will not, by itself, revoke your proxy. Your most current proxy card or telephone or Internet proxy is the one that will be counted. If your shares are held in street name by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

Delivery of Proxy Materials to Households Where Two or More OPKO Stockholders Reside

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single joint proxy statement/prospectus addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost-savings for companies.

In connection with the OPKO annual meeting, a number of brokers with account holders who are OPKO stockholders will be householding OPKO’s proxy materials. As a result, a single joint proxy statement/prospectus will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the applicable stockholders. Once an OPKO stockholder receives notice from its broker that they will be householding communications to such stockholder’s address, householding will continue until such stockholder is notified otherwise or until such stockholder revokes its consent. If, at any time, an OPKO stockholder no longer wishes to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, such stockholder should notify its broker or contact OPKO’s Investor Relations Department (Attn: Investor Relations Department, OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137). OPKO stockholders who currently receive multiple copies of this joint proxy statement/prospectus at their address and would like to request householding of their communications should contact their broker.

Attending the OPKO Annual Meeting

All OPKO stockholders as of the OPKO record date, or their duly appointed proxies, may attend the OPKO annual meeting. If you are a registered OPKO stockholder (that is, if you hold your stock in your own name) and you wish to attend the OPKO annual meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the OPKO annual meeting. You should also bring valid picture identification.

If your shares are held in street name in a stock brokerage account or by another nominee and you wish to attend the OPKO annual meeting, you need to bring a copy of a brokerage or bank statement to the OPKO annual meeting reflecting your stock ownership as of the OPKO record date. You should also bring valid picture identification.

Other Matters

As of the date of this joint proxy statement/prospectus, the OPKO Board of Directors does not know of any business to be presented at the OPKO annual meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the OPKO annual meeting, it is intended that the shares of OPKO common stock represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

OPKO PROPOSALS

OPKO Proposal No. 1: Election of Directors

Pursuant to the authority granted to OPKO’s Board of Directors under Article III of the OPKO bylaws, OPKO’s Board of Directors has fixed the number of directors constituting the entire Board of Directors at ten. All ten directors are to be elected at the OPKO annual meeting, each to hold office until the 2014 annual meeting of stockholders and until his successor is duly elected and qualified. Each stockholder of record on                 , 2013 is entitled to cast one vote for each share of OPKO common stock either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as a director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by OPKO’s Board of Directors, unless OPKO’s Board of Directors decides to reduce the number of directors constituting the Board of Directors.

The following sets forth information provided by the nominees as of June 14, 2013. All of the director nominees are currently serving as directors of OPKO. All of the nominees have consented to serve if elected by OPKO’s stockholders.

Name of Nominee	Age	Year First Elected/ Nominated Director	Positions and Offices with the Company
Phillip Frost, M.D.	76	2007	Chairman of the Board and Chief Executive Officer
Jane H. Hsiao, Ph.D.	66	2007	Vice Chairman of the Board and Chief Technical Officer
Steven D. Rubin	53	2007	Director and Executive Vice President-Administration
Robert A. Baron	73	2003	Director
Thomas E. Beier	67	2008	Director
Dmitry Kolosov	33	2012	Director
Richard A. Lerner, M.D.	74	2007	Director
John A. Paganelli	78	2003	Director
Richard C. Pfenniger, Jr.	57	2008	Director
Alice Lin-Tsing Yu, M.D., Ph.D.	70	2009	Director

Phillip Frost, M.D. Dr. Frost has been the CEO and Chairman of OPKO since March 2007. Dr. Frost was named the Chairman of the Board of Teva (NYSE:TEVA) in March 2010 and had previously been Vice Chairman since January 2006 when Teva acquired IVAX Corporation, or IVAX. Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX since 1987. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1986. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc., in July 2006 and has been a director of Ladenburg Thalmann from 2001 until 2002 and again since 2004. Dr. Frost also serves as Chairman of the Board of Directors of PROLOR (NYSE MKT: PBTH), a development stage biopharmaceutical company. He serves as a member of the Board of Trustees of the University of Miami and as a Trustee of each of the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. Dr. Frost is also a director of Castle Brands (NYSE MKT:ROX), a developer and marketer of premium brand spirits. Dr. Frost previously served as a director for Continucare Corporation, Northrop Grumman Corp., and Ideation Acquisition Corp., as Governor and Co-Vice-Chairman of the American Stock Exchange (now NYSE MKT), and as a member of the Board of Trustees of the Scripps Research Institute until November 2012.

Dr. Frost has successfully founded several pharmaceutical companies and overseen the development and commercialization of a multitude of pharmaceutical products. This combined with his experience as a physician and chairman and/or chief executive officer of large pharmaceutical companies has given him insight into virtually every facet of the pharmaceutical business and drug development and commercialization process. He is a demonstrated leader with keen business understanding and is uniquely positioned to help guide OPKO through its transition from a development stage company into a successful, multinational biopharmaceutical and diagnostics company.

Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of OPKO since May 2007. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006. Dr. Hsiao served as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, from 1998 to 2006. Dr. Hsiao has served as Chairman of the Board of each of Safestitch Medical, Inc. (OTCQB:SFES) and Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), both medical device companies, since September 2007 and October 2008, respectively, and was named Interim Chief Executive Officer of Non-Invasive Monitoring Systems, Inc. in February 2012. Dr. Hsiao is also a director of PROLOR (NYSE MKT: PBTH), a development stage biopharmaceutical company and Neovasc, Inc. (TSXV:NVC), a company developing and marketing medical specialty vascular devices. Dr. Hsiao previously served as a director for Sorrento Therapeutics, Inc. (OTCBB:SRNE), a development stage biopharmaceutical company.

Dr. Hsiao’s background in pharmaceutical chemistry and strong technical expertise, as well as her senior management experience, allow her to play an integral role in overseeing OPKO’s product development and regulatory affairs and in navigating the regulatory pathways for OPKO’s products and product candidates. In addition, as a result of her role as director and/or chairman of other companies in the biotechnology and life sciences space, she also has a keen understanding and appreciation of the many regulatory and development issues confronting pharmaceutical and biotechnology companies.

Steven D. Rubin. Mr. Rubin has served as Executive Vice President—Administration since May 2007 and as a director of OPKO since February 2007. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Mr. Rubin currently serves on the Board of Directors of Safestitch Medical, Inc. (OTCQB:SFES), a medical device company, Tiger Media, Inc., (NYSE MKT:IDI), a multi-platform billboard and advertising company in China, PROLOR (NYSE MKT: PBTH), a development stage biopharmaceutical company, Kidville, Inc. (OTCBB:KVIL), which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to 5 year olds, Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a medical device company, Tiger X Medical, Inc. (OTCBB:CDOM), previously an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices, Castle Brands, Inc. (NYSE MKT:ROX), a developer and marketer of premium brand spirits, and Neovasc, Inc. (TSXV:NVC), a company developing and marketing medical specialty vascular devices. Mr. Rubin previously served on the Board of Directors of Dreams, Inc., a vertically integrated sports licensing and products company (NYSE MKT: DRJ).

Mr. Rubin brings extensive leadership, business, and legal experience, as well as tremendous knowledge of OPKO’s business and the pharmaceutical industry generally, to the board. He has advised pharmaceutical companies in several aspects of business, regulatory, transactional, and legal affairs for more than 24 years. His experience as a practicing lawyer, general counsel, and board member to multiple public companies, including several pharmaceutical and life sciences companies, has given him broad understanding and expertise, particularly relating to strategic planning and acquisitions.

Robert A. Baron. Mr. Baron has served as a director of OPKO since 2003. Mr. Baron is currently a director of Green States Energy, an independent power producer focused on developing, acquiring, owning, and operating clean energy generation facilities to provide clean, reliable electric service to local governments and utilities, as well as commercial and industrial clients. Mr. Baron was President of Cash City, Inc., a payday advance and check cashing business, from 1999 to 2003. From 1997 to 1999, Mr. Baron was the President of East coast operations for CSS/TSC, Inc., a distributor of blank t-shirts, fleece and accessories and a subsidiary of Tultex, Inc. Mr. Baron previously served as a director of Andover Medical, Inc., Hemobiotech, Inc. and Nanosensors, Inc.

Mr. Baron’s history as an operating executive in a variety of industries combined with his experience as a director in other public companies, including other pharmaceutical and medical equipment manufacturers, allows him to bring strategic insight to the board with respect to OPKO’s business as well as emerging technologies and business models. Through these experiences, Mr. Baron has also developed an appreciation for audit and corporate governance related issues and, he uses these skills as a member of the Audit Committee and Corporate Governance and Nominating Committee of OPKO’s Board of Directors.

Thomas E. Beier. Mr. Beier has served as a director of OPKO since January 2008. Previously, he was Senior Vice President of Finance and Chief Financial Officer of IVAX from October 1997 until August 2006, and from December 1996 until October 1997, he served as Vice President-Finance for IVAX. Before joining IVAX, Mr. Beier served as Executive Vice President and Chief Financial Officer of Intercontinental Bank. Mr. Beier previously served as a director of Ideation Acquisition Corp.

As a result of Mr. Beier’s long tenure as a chief financial officer, he brings with him a strong financial and operational background and provides valuable business leadership and management experience and insights into many aspects of OPKO’s business. Mr. Beier also brings financial expertise to the board.

Dmitry Kolosov. Mr. Kolosov has served as a director of OPKO since June 2012. Mr. Kolosov, an attorney, presently serves as the Vice President, Chief of Staff, and Member of the Management Board of the Skolkovo Foundation, a nonprofit organization in Russia charged with creating a new science and technology city in the Moscow suburb of Skolkovo, which comprises a university, research institutions, centers of collective usage, business incubator, technology transfer and commercialization office, corporate offices and research and development centers, as well as residential space and social infrastructure. From 2002 until 2010 when he joined the Skolkovo Foundation, Mr. Kolosov served in various positions, including as Executive Secretary of the Board of Directors and Head of Shareholder Relations, and as Advisor to the Executive Chairman of the Board, of TNK-BP, a joint venture between BP plc and the Alfa-Access-Renova consortium, and among the ten largest private oil companies in the world, recently acquired by Russian state-controlled Rosneft. Mr. Kolosov currently serves on the Board of Directors of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc.

Through his tenure with a large multi-national corporation and the Skolkovo Foundation, Mr. Kolosov has significant experience with international business and cross-border transactions, particularly in emerging markets, that will assist OPKO as it expands internationally.

Richard A. Lerner, M.D. Dr. Lerner has served as a director of OPKO since March 2007. Dr. Lerner served as President of The Scripps Research Institute, a private, non-profit biomedical research organization, from 1986 until 2011 and is currently serving as an institute professor. Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences. Dr. Lerner serves as director of Sequenom, Inc. (Nasal: SQNM), a life sciences company. He is also on the Board of Directors for Intra-Cellular Therapies, a privately held biotechnology company, and the board of Teva (NYSE:TEVA). He previously served as a director of Kraft Foods, Inc. and Xencor, a privately held biotechnology company, and on the Siemens’ Advisory Board for Molecular Medicine of Siemens AG.

As a result of Dr. Lerner’s long tenure as President of a major biomedical research organization, he provides valuable business, scientific, leadership, and management expertise that helps drive strategic direction and expansion at OPKO. His experience and training as a physician and a scientist enables him to bring valuable advice to the board, including a critical perspective on drug discovery and development and providing a fundamental understanding of the potential pathways contributing to disease.

John A. Paganelli. Mr. Paganelli has served as a director of OPKO since December 2003. Mr. Paganelli served as OPKO’s Interim Chief Executive Officer and secretary from June 29, 2005 through March 27, 2007, and Chairman of OPKO’s Board of Directors from December 2003 through March 27, 2007. Mr. Paganelli served as President and Chief Executive Officer of Transamerica Life Insurance Company of New York from 1992 to 1997. Since 1987, Mr. Paganelli has been a partner in RFG Associates, a financial planning organization. Mr. Paganelli is also the Managing Partner of Pharos Systems Partners, LLC, an investment company, and he is Chairman of the Board of Pharos Systems International, a software company. He was Vice President and Executive Vice President of PEG Capital Management, an investment advisory organization, from 1987 until 2000. From 1980 to January 2003, Mr. Paganelli was an officer and director-stockholder of Mike Barnard Chevrolet, Inc., an automobile dealership. Mr. Paganelli also serves as a director of Western New York Energy, LLC and is on the Board of Trustees of Paul Smith’s College. Mr. Paganelli previously served on the Board of Managers of Bridge Financial Services, LLC.

With his significant experience in investment management and operations, Mr. Paganelli is able to add valuable expertise and insight to OPKO’s board on a wide range of operational and financial issues. As one of the longest tenured members of OPKO’s board, he also has substantial knowledge and familiarity regarding OPKO’s historical operations.

Richard C. Pfenniger, Jr. Mr. Pfenniger has served as a director of OPKO since January 2008. Currently, Mr. Pfenniger is Interim CEO of IntegraMed America, Inc., a privately held company that operates highly specialized outpatient centers in technology-based medical sectors. Mr. Pfenniger served as Chief Executive Officer and President for Continucare Corporation (NYSE:CNU), a provider of primary care physician and practice management services, from October 2003 until October 2011, and served as Chairman of the Board of Directors of Continucare Corporation from September 2002 until October 2011. Previously, Mr. Pfenniger served as the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. from 1997 through June 2003. Prior to joining Whitman, he served as the Chief Operating Officer of IVAX from 1994 to 1997, and, from 1989 to 1994, he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX. Mr. Pfenniger currently serves as a director of GP Strategies Corporation (NYSE:GPX), a corporate education and training company, Safestitch Medical, Inc. (OTCQB:SFES), a medical device company, and IntegraMed America.

As a result of Mr. Pfenniger’s multi-faceted experience as chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership, and management advice to the board in many critical areas. In addition, Mr. Pfenniger’s knowledge of the pharmaceutical and healthcare business has given him insights on many aspects of OPKO’s business and the markets in which OPKO operates. Mr. Pfenniger also brings financial expertise to the board, including through his service as Chairman of OPKO’s Audit Committee.

Alice Lin-Tsing Yu, M.D., Ph.D. Dr. Yu was appointed to OPKO’s Board of Directors in April 2009. Since 2003, Dr. Yu has served as Distinguished Research Fellow and Associate Director at the Genomics Research Center. She has also served as a Professor of Pediatrics for both the National Taiwan University and University of California in San Diego, since 2004 and 1994, respectively. Previously, she was the Chief of Pediatric Hematology Oncology at the University of California in San Diego. Dr. Yu has also served in several government-appointed positions and is a member of numerous scientific committees and associations.

Dr. Yu is an accomplished physician, professor, and researcher who brings a unique perspective to OPKO’s board on a variety of healthcare related issues. The insight and experience gained from her distinguished record of achievement at several highly respected academic medical institutions, as well as her experience as a practicing physician, are valuable to OPKO’s efforts to develop and commercialize OPKO’s pipeline of diagnostic and therapeutic products.

OPKO’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

OPKO Proposal No. 2: Approval of Amendment to the OPKO 2007 Equity Incentive Plan

General

On April 25, 2007, OPKO implemented the 2007 Plan, which was approved by OPKO’s Board of Directors on April 25, 2007 and OPKO’s stockholders on May 15, 2007, under which OPKO is authorized to grant equity-based and other awards to its employees, officers, directors and consultants.

At the OPKO annual meeting, OPKO is asking stockholders to approve an amendment to the 2007 Plan to increase the aggregate number of shares of common stock authorized for issuance pursuant to the 2007 Plan from 35 million shares to 55 million shares of OPKO common stock. As of                 , 2013, OPKO has issued awards with respect to a total of         shares of OPKO common stock and has         shares of OPKO common stock available for the issuance of awards under the 2007 Plan.

OPKO’s Board of Directors and the Compensation Committee of OPKO’s Board of Directors each approved the amendment to the 2007 Plan on                 , 2013.

A copy of the Form of Amendment to the 2007 Plan reflecting the increase in the aggregate number of shares of common stock authorized for issuance under the 2007 Plan from 35 million shares to 55 million shares is attached to this joint merger proxy statement/prospectus as Annex D. The principal features of the 2007 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2007 Plan.

Awards

Awards granted under the 2007 Plan may consist of incentive stock options, non-qualified stock options, stock appreciation rights (SAR), restricted stock grants, restricted stock units (RSU), performance shares, performance units or cash awards. Each award is subject to the terms and conditions set forth in the 2007 Plan and to those other terms and conditions specified by the Compensation Committee and memorialized in a written award agreement.

Shares Subject to the 2007 Plan

As amended and subject to adjustment in certain circumstances as discussed below, the 2007 Plan authorizes up to 55 million shares of OPKO common stock for issuance pursuant to the terms of the 2007 Plan. If and to the extent awards granted under the 2007 Plan terminate, expire, cancel, or are forfeited without being exercised and/or delivered, the shares subject to such awards again will be available for grant under the 2007 Plan. Additionally, to the extent any shares subject to an award are tendered and/or withheld in settlement of any exercise price and/or any tax withholding obligation associated with that award, those shares will again be available for grant under the 2007 Plan.

In the event of any recapitalization, reorganization, merger, stock split or combination, stock dividend or other similar event or transaction, substitutions or adjustments will be made by the Compensation Committee: (i) to the aggregate number, class and/or issuer of the securities reserved for issuance under the 2007 Plan; (ii) to the number, class and/or issuer of securities subject to outstanding awards; and (iii) to the exercise price of outstanding options or SARs, in each case in a manner that reflects equitably the effects of such event or transaction.

Administration

The 2007 Plan will be administered and interpreted by OPKO’s Board of Directors or by the Compensation Committee. OPKO’s Board of Directors will have full authority to grant awards under the 2007 Plan and determine the terms of such awards, including the persons to whom awards are to be granted, the type and number of awards to be granted and the number of shares of OPKO common stock to be covered by each award. OPKO’s Board of Directors will also have full authority to specify the time(s) which awards will be exercisable or settled.

Eligibility

Employees, directors, consultants and other service providers that provide services to OPKO are eligible to participate in the 2007 Plan; provided, however, that only employees of OPKO or OPKO’s subsidiaries are eligible to receive incentive stock options.

Per Person Limitations

Maximum Aggregate Number of Shares Underlying Stock-Based Awards Granted Under the 2007 Plan to any Single Participant. The maximum aggregate number of shares of OPKO common stock underlying all awards measured in shares of OPKO common stock (whether payable in OPKO common stock, cash or a combination of both) that may be granted to any single participant in respect of any fiscal year of OPKO shall be 2,000,000 shares.

Maximum Dollar Amount Underlying Cash-Based Awards Granted Under the 2007 Plan to Any Single Participant. The maximum dollar amount that may be paid to any single participant with respect to all awards measured in cash (whether payable in OPKO common stock, cash or a combination of both) in respect of any fiscal year of OPKO shall be $2,000,000.

Stock Options

General. The Compensation Committee may grant options qualifying as incentive stock options (ISO) within the meaning of Section 422 of the Code and/or Non-Qualified Stock Options (NQSO) in accordance with the terms and conditions set forth in the 2007 Plan.

Term, Purchase Price, Vesting and Method of Exercise of Options. The exercise price of any stock option granted under the 2007 Plan will be the fair market value of such stock on the date the option is granted.

The Compensation Committee may determine the option exercise period for each option; provided, however, that the exercise period of any option intended to be an ISO, may not exceed ten (10) years from the date of grant. Vesting for each option will also be determined by the Compensation Committee.

Generally, payment of the option price may be made (i) in cash, (ii) unless otherwise determined by the Compensation Committee, in shares subject to the option via net-share settlement whereby the cost to exercise the option is satisfied by share withholding, (iii) by such other method as the Compensation Committee may approve. The participant must pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of OPKO common stock will not be issued or transferred upon exercise of the option until the option price and the withholding obligation are fully paid.

SARs

The Compensation Committee is authorized to grant SARs pursuant to the terms of the 2007 Plan. Upon exercise of a SAR, the participant is entitled to receive an amount equal to the difference between the fair market value of the shares of the OPKO common stock underlying the SAR on the date of grant and the fair market value of the shares of OPKO common stock underlying the SAR on the date of exercise. Such amount may be paid in cash or shares of OPKO common stock as determined by the Compensation Committee.

Restricted Stock Awards

The Compensation Committee is authorized to grant awards of restricted stock. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of termination of employment in certain circumstances. The restricted period generally is established by the Compensation Committee. While the shares remain unvested, a participant may not sell, assign, transfer, pledge or otherwise dispose of the shares. Unless otherwise determined by the Compensation Committee, an award of restricted stock entitles the participant to all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends thereon.

RSUs

The Compensation Committee is authorized to issue RSUs pursuant to the terms of the 2007 Plan. A RSU is a contractual promise to issue shares and/or cash in an amount equal to the fair market value (determined at the time of distribution) of the shares of OPKO common stock subject to the award, at a specified future date, subject to the fulfillment of vesting conditions specified by the Compensation Committee. Prior to settlement, a RSU carries no voting or dividend rights or other rights associated with stock ownership. A RSU award may be settled in OPKO common stock, cash, or in any combination of OPKO common stock and/or cash; provided, however, that a determination to settle a RSU in whole or in part in cash shall be made by the Compensation Committee, in its sole discretion.

Performance Awards

In order to enable OPKO to avail itself of the tax deductibility of “qualified performance-based compensation,” within the meaning of Code Section 162(m), the 2007 Plan provides for performance based awards (as defined in the 2007 Plan), the grant or vesting of which is dependent upon attainment of objective performance targets relative to certain performance measures. The terms and conditions of any performance-based awards granted under the 2007 Plan shall be set forth in an award agreement which shall contain provisions determined by the Compensation Committee and not inconsistent with the 2007 Plan. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Compensation Committee upon the grant of the performance-based award; provided, however, that a performance period must be a minimum of 12 months and cannot be longer than five years. performance-based awards granted to persons whom the Compensation Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Compensation Committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to the limitation on tax deductibility by OPKO under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means the CEO and each named executive officer whose compensation is required to be reported by reason of being among the four highest compensated officers for the fiscal year (other than the CEO and CFO). If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance-based award intended to qualify under Section 162(m) of the Code is to be exercised by the Compensation Committee. The Compensation Committee shall use the following performance measures (either individually or in any combination) to set performance goals with respect to awards intended to qualify as performance-based awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; financial goals; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of OPKO common stock or any other publicly-traded securities of OPKO; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs.

Amendment and Termination of the 2007 Plan

OPKO’s Board of Directors may amend, alter or discontinue the 2007 Plan at any time; provided however, that any amendment that increases the aggregate number of shares of OPKO common stock that may be issued or transferred under the 2007 Plan, or changes the class of individuals eligible to participate in the 2007 Plan, will be subject to approval by OPKO’s stockholders. An ISO may not be granted after the date, which is 10 years from the effective date of the 2007 Plan (or, if stockholders approve an amendment that increases the number of shares reserved for issuance under the 2007 Plan, 10 years from the date of the amendment). Thereafter, the 2007 Plan will remain in effect for the purposes of awards other than ISOs, unless and until otherwise determined by OPKO’s Board of Directors.

Accelerated Vesting Upon a Change in Control

Notwithstanding any other provision of the 2007 Plan to the contrary, and without limiting the powers of the Compensation Committee under the 2007 Plan, if there is a Change in Control of OPKO, as defined in the 2007 Plan, the vesting date and/or payout of each outstanding award shall be accelerated so that each such award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of common stock subject to such award. Upon the consummation of any Change in Control, all outstanding awards under the 2007 Plan shall, to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable award with respect to shares of common stock of such successor corporation or parent thereof.

New Plan Benefits

Because future awards under the 2007 Plan will be granted at the discretion of the Compensation Committee, the type, number, recipients and other terms of such awards cannot be determined at this time. However, information regarding OPKO’s recent practices with respect to annual, long-term and stock-based compensation under the 2007 Plan granted to the named executive officers is presented above in the “Summary Compensation Table for 2010-2012” and “Grants of Plan-Based Awards” table and granted to the non-employee directors is presented above in the “Fiscal 2012 Director Compensation” table. Each of OPKO’s non-employee directors receives a one-time award of options to acquire 40,000 shares of OPKO common stock and an annual grant of options to acquire 20,000 shares of OPKO common stock.

Federal Income Tax Consequences under the 2007 Plan

Set forth below is a general description of the federal income tax consequences relating to awards granted under the 2007 Plan. Participants are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

NQSOs

There are no federal income tax consequences to participants or to OPKO upon the grant of a NQSO. Upon the exercise of a NQSO, participants will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO and OPKO generally will be entitled to a corresponding federal income tax deduction at that time. Upon the sale of shares acquired by exercise of a NQSO, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant’s adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the NQSO).

ISOs

Participants will not be subject to federal income taxation upon the grant or exercise of an ISO and OPKO will not be entitled to a federal income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is an item of tax preference subject to the alternative minimum tax. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the ISO generally will result in the recognition of long-term capital gain or loss equal to the difference between the amount realized on the sale and the option exercise price and OPKO will not be entitled to any tax deduction in connection therewith.

If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant, also known as a disqualifying disposition, the participant generally will recognize ordinary income equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the exercise price, or the excess of the amount realized on the sale of the shares over the exercise price. OPKO generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the participant.

SARs

The participant will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income equal to the value of the shares of OPKO common stock and/or cash received upon such exercise, and OPKO will be entitled to a corresponding deduction. Shares received in connection with the exercise of a SAR will have a tax basis equal to their fair market value on the date of transfer, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

Restricted Stock

A participant normally will not recognize taxable income upon the award of restricted stock, and OPKO will not be entitled to a deduction, until such stock is transferable by the participant or is no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the shares of OPKO common stock are either transferable or are no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the shares of OPKO common stock subject to the award at that time and the amount paid by the participant for the shares, if any. OPKO will be entitled to a deduction equal to the income recognized by the participant.

A participant may, however, elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the difference between the fair market value of the shares of OPKO common stock subject to the award at that time, determined without regard to any restrictions, and the amount paid by the participant for the shares, if any. In this event, OPKO will be entitled to a deduction equal to the amount recognized as compensation by the participant in the same year. In addition, in this event, the participant will not be required to recognize any taxable income upon vesting of the shares. Any gain or loss recognized by the participant upon subsequent disposition of the shares of OPKO common stock will be capital gain or loss (long-term or short-term, depending on how long the shares were held). If, after making the election, any shares of OPKO common stock subject to an award are forfeited, the participant will not be entitled to any tax deduction or tax refund.

RSUs

A participant will not recognize taxable income upon the grant of a RSU, and OPKO will not be entitled to a deduction, until the shares and/or cash with respect to the award are transferred to the participant, generally at the end of the vesting period. At the time of transfer, the participant will recognize ordinary income equal to the value of the shares of OPKO common stock and/or cash. OPKO will be entitled to a deduction equal to the income recognized by the participant. The subsequent disposition of shares acquired pursuant to a RSU award will result in capital gain or loss (based upon the difference between the price received upon disposition and the participant’s basis in those shares—i.e., generally, the market value of the shares at the time of their distribution).

Section 162(m)

Under the 2007 Plan, options or SARs granted with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant and other awards that are conditioned upon achievement of certain performance goals may satisfy the requirements for treatment as “qualified performance-based compensation.” OPKO intends that options granted to employees whom the Compensation Committee expects to be covered employees at the time a deduction arises in connection with such options will (and that other awards may be structured in a manner that may) qualify as such “performance-based compensation,” so that such options will not be subject to the Section 162(m) deductibility cap of $1,000,000 and that other performance-based awards under the 2007 Plan may be structured so as not to be subject to that limitation. A number of other requirements must be met, however, in order for those awards to so qualify. In order to meet the requirements of Section 162(m) and to continue to qualify for the exemption for “qualified performance-based compensation” under Section 162(m), OPKO stockholders must approve the material terms of the entire 2007 Plan every five years by majority vote. At the OPKO annual stockholders’ meeting held on June 14, 2012, OPKO stockholders approved the 2007 Plan for purposes of Code Section 162(m). As a result, the material terms and performance goals of the 2007 Plan will need to be reapproved again no later than the OPKO 2017 annual stockholders’ meeting. However, there can be no assurance that such awards under the 2007 Plan will be fully deductible under all circumstances. In addition, other awards under the 2007 Plan generally will not so qualify, so that compensation paid to certain executives in connection with those awards may, to the extent it and other non-exempt compensation exceed $1,000,000 in any given year, be subject to the deduction limitation of Section 162(m) of the Code.

Fiscal Year-End Equity Compensation Plan Information

The following table sets forth aggregated information concerning OPKO equity compensation plans outstanding at December 31, 2012.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the 1st column)
Equity Compensation Plans Approved by Stockholders	17,741,804	$2.90	6,630,600
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	17,741,804	$2.90	6,630,600

OPKO’S BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2007 PLAN.

OPKO Proposal No. 3: Approval of an Amendment to the OPKO Charter, to Increase the Authorized Number of Shares of Common Stock that OPKO May Issue from 500 Million Shares to 750 Million Shares.

OPKO’s Board of Directors has adopted and declared advisable, subject to stockholder approval, an amendment to OPKO’s Amended and Restated Certificate of Incorporation, or the OPKO charter, to increase OPKO’s number of authorized shares of common stock from 500 million shares to 750 million shares.

The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of the common stock outstanding, such as the dilutive impact to existing holders of common stock and their voting rights. The common stock has no preemptive rights. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the OPKO charter with the Secretary of the State of Delaware.

If the amendment to the OPKO charter is approved, the increased number of authorized shares of common stock will be available for issuance, from time to time, for such purposes and consideration, and on such terms, as OPKO’s Board of Directors may approve and no further vote of the stockholders of OPKO will be sought, although certain issuances of shares may require stockholder approval in accordance with the requirements of the NYSE or the DGCL. Management believes that the limited number of currently authorized but unissued and unreserved shares of common stock may restrict OPKO’s ability to respond to business needs and opportunities. The availability of additional shares of common stock for issuance will afford OPKO flexibility in the future by assuring that there will be sufficient authorized but unissued shares of common stock for possible acquisitions, financing requirements, future awards under the 2007 Plan, stock splits and other corporate purposes. OPKO has no definite plans for the use of the common stock for which authorization is sought.

The existence of additional authorized shares of common stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. OPKO is not aware of any existing or planned effort on the part of any party to accumulate material amounts of voting stock, or to acquire OPKO by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change OPKO’s management, nor is OPKO aware of any person having made any offer to acquire the voting stock or assets of OPKO.

In addition to the                 shares of common stock outstanding at the record date, OPKO’s Board of Directors has reserved an aggregate of                 additional shares for future issuance, consisting of the following: (a)                 shares reserved for issuance upon the exercise of outstanding options granted under stock option agreements entered into by OPKO with employees of OPKO and its subsidiaries; (b)                 shares reserved for future issuance of awards under the 2007 Plan; and (c)                  shares reserved for issuance upon conversion of OPKO’s outstanding convertible senior notes issued on January 30, 2013.

As a result, OPKO currently has only                 authorized but unissued shares of common stock (including treasury shares), which are unreserved and available for future issuance.

THE OPKO BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPKO CHARTER AMENDMENT PROPOSAL.

OPKO Proposal No. 4: Approval of the Issuance of OPKO Common Stock in Connection with the Merger

If the Merger is completed, each share of PROLOR common stock outstanding as of the Effective Time will be converted into the right to receive 0.9951 of a share of OPKO common stock, subject to adjustment for changes in the number of outstanding shares of OPKO common stock or PROLOR common stock by reason of stock splits, stock dividends or other similar transactions occurring prior to the completion of the Merger. Under the rules of the NYSE, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance in connection with such proposed acquisition. Additionally, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock in any transaction or series of related transactions to a director, officer or substantial securityholder of the company if the number of shares of common stock to be issued exceeds 1% of the voting power of the company outstanding before the issuance.

The aggregate number of shares of OPKO common stock to be issued in connection with the Merger, including shares of OPKO common stock issuable upon the exercise of outstanding PROLOR stock options and warrants, will exceed 20% of the shares of OPKO common stock outstanding before such issuance. Dr. Frost, OPKO’s Chairman and Chief Executive Officer and a greater than 5% stockholder of OPKO will be issued, as merger consideration for the shares of PROLOR common stock owned by Dr. Frost, shares of OPKO common stock in excess of 1% of the voting power of OPKO outstanding before the consummation of the Merger. For this reason, OPKO must obtain the approval of the OPKO stockholders, in accordance with applicable NYSE rules, for the issuance of shares of OPKO common stock to PROLOR stockholders in connection with the Merger. Accordingly, OPKO is asking its stockholders to approve the issuance of OPKO common stock in connection with the Merger.

THE OPKO BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPKO SHARE ISSUANCE PROPOSAL.

OPKO Proposal No. 5: Approval of the Adjournment of the OPKO Annual Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Foregoing Proposals.

OPKO is asking its stockholders to vote on a proposal to approve the adjournment of the OPKO annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

THE OPKO BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPKO ADJOURNMENT PROPOSAL.

THE SPECIAL MEETING OF PROLOR STOCKHOLDERS

General

The proxy is solicited on behalf of PROLOR’s Board of Directors for use at the special meeting of stockholders of PROLOR, or at any postponement or adjournment thereof, to be held on                 , 2013, at                 , local time, at                         .

The PROLOR special meeting will be held for the following purposes:

1.	To consider and vote on the PROLOR Merger Proposal.

2.	To consider and vote on the PROLOR Compensation Advisory Vote Proposal.

3.	To consider and vote on the PROLOR Adjournment Proposal.

4.	To conduct any other business as may properly come before the PROLOR special meeting or any adjournment or postponement thereof.

PROLOR Record Date and Principal Share Ownership

The PROLOR Board of Directors has fixed                 , 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the PROLOR special meeting and any adjournment or postponement thereof. Only holders of record of shares of PROLOR common stock at the close of business on the record date are entitled to notice of, and to vote at, the PROLOR special meeting. At the close of business on the record date, PROLOR had outstanding and entitled to vote                 shares of common stock. Each share of PROLOR common stock outstanding on the PROLOR record date entitles the holder thereof to one vote on each matter properly brought before the PROLOR special meeting, exercisable in person or by proxy through a properly executed and delivered proxy card.

At the close of business on                 , 2013, PROLOR’s directors and executive officers and their affiliates had the right to vote approximately                  million shares of the then-outstanding PROLOR common stock (excluding any shares of PROLOR common stock deliverable upon exercise of outstanding stock options or warrants) at the PROLOR special meeting. Excluding shares of PROLOR common stock held by OPKO officers and directors who are also directors and executive officers of PROLOR, at the close of business on                 , 2013, OPKO’s directors and executive officers and their affiliates had the right to vote approximately million shares of the then-outstanding PROLOR common stock. At the close of business on                 , 2013, these shares represented approximately     % of the PROLOR common stock outstanding and entitled to vote at the PROLOR special meeting. PROLOR expects that its and OPKO’s directors and executive officers will vote their shares “FOR” approval of each of the PROLOR Merger Proposal and the PROLOR Compensation Advisory Vote Proposal. As a result, the PROLOR Merger Proposal and the PROLOR Compensation Advisory Vote Proposal may be approved even if a majority of PROLOR’s unaffiliated stockholders vote against such proposals.

Quorum

In order to conduct the business described above at the PROLOR special meeting, PROLOR must have a quorum of stockholders present. Stockholders who hold a majority of the PROLOR common stock outstanding as of the close of business on the record date for the PROLOR special meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the PROLOR special meeting. As of the PROLOR record date, there were                 shares of PROLOR common stock outstanding and entitled to vote at the PROLOR special meeting. Accordingly, the presence, in person or by proxy, of the holders of                 shares of PROLOR common stock will be required in order to establish a quorum at the PROLOR special meeting. If the shares present, in person and by proxy, at the PROLOR special meeting do not constitute the required quorum, PROLOR may adjourn the PROLOR special meeting to a later date in order to obtain a quorum.

Required Vote

If a quorum is present, the following votes will be required for the approval of the proposals to be voted on at the PROLOR special meeting:

•

PROLOR Merger Proposal. The PROLOR Merger Proposal will be approved if the holders of a majority of the shares of PROLOR common stock outstanding and entitled to vote at the PROLOR special meeting vote in favor of the proposal.

•

PROLOR Compensation Advisory Vote Proposal. The PROLOR Compensation Advisory Vote Proposal will be approved if the holders of a majority of the shares of PROLOR common stock present in person or represented by proxy and entitled to vote at the PROLOR special meeting vote in favor of the proposal. The PROLOR Compensation Advisory Vote Proposal is advisory in nature and will not be binding on PROLOR or PROLOR’s Board of Directors and will not impact whether or not the compensation is paid.

•

PROLOR Adjournment Proposal. The PROLOR Adjournment Proposal will be approved if the holders of a majority of the shares of PROLOR common stock present in person or represented by proxy and entitled to vote at the PROLOR special meeting vote in favor of the proposal.

Approval of the PROLOR Merger Proposal is a required condition to the completion of the Merger. If the PROLOR Merger Proposal is not approved by the holders of PROLOR’s common stock, the Merger will not be completed.

Counting of Votes; Treatment of Abstentions and Incomplete Proxies; Broker Non-Votes

If you are a PROLOR stockholder and you do not submit a proxy card, provide proxy instructions by telephone or over the Internet or vote in person at the PROLOR special meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the PROLOR special meeting. If a quorum is present, your actions will have no effect on the outcomes of the PROLOR Adjournment Proposal and the PROLOR Compensation Advisory Vote Proposal. However, because the approval of the PROLOR Merger Proposal requires the affirmative vote of all shares of PROLOR common stock outstanding and entitled to vote at the PROLOR special meeting, your failure to submit a proxy card or otherwise vote your shares at the meeting will have the same effect as a vote “AGAINST” the PROLOR Merger Proposal.

If you are a PROLOR stockholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the PROLOR special meeting and all of your shares will be voted “FOR” each of the proposals to be voted on at the PROLOR special meeting. However, if you submit a proxy card or provide proxy instructions by telephone or over the Internet and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the PROLOR special meeting, but will not be voted at the PROLOR special meeting. As a result, your abstention will have the same effect as a vote “AGAINST” each of the PROLOR Merger Proposal, the PROLOR Adjournment Proposal and the PROLOR Compensation Advisory Vote Proposal.

PROLOR believes that brokers or other nominees do not have discretionary authority to vote on any of the proposals to be voted on at the PROLOR annual meeting, other than the PROLOR Adjournment Proposal. Therefore, if you are a PROLOR stockholder and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee may not vote your shares on the PROLOR Merger Proposal or the PROLOR Compensation Advisory Vote Proposal. The resulting broker non-votes will have the same effect as a vote “AGAINST” each of the PROLOR Merger Proposal and the PROLOR Compensation Advisory Vote Proposal.

Principal Share Ownership

Stockholder of Record: Shares Registered in Your Name

PROLOR’s transfer agent is American Stock Transfer and Trust Company, LLC. If, as of the PROLOR record date, your shares of PROLOR common stock were registered directly in your name with PROLOR’s transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the PROLOR special meeting or vote by proxy. Whether or not you plan to attend the meeting, PROLOR urges you to fill out and return the proxy card or vote by proxy by telephone or over the Internet as instructed below to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the PROLOR record date, your shares of PROLOR common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, rather than in your name, then you are the beneficial owner of shares held in street name and a voting instruction card is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the PROLOR special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the PROLOR special meeting. However, since you are not the stockholder of record, you may not vote your shares of PROLOR common stock in person at the PROLOR special meeting unless you request and obtain a valid proxy from your broker or other agent.

Voting

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the PROLOR Board of Directors for use at the PROLOR special meeting. Each PROLOR stockholder is entitled to one vote for each share of PROLOR common stock held as of the PROLOR record date. For each matter scheduled for a vote at the PROLOR special meeting, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting. The procedures for voting are as follows.

Stockholder of Record: Shares Registered in Your Name

If you are a PROLOR stockholder of record, you may vote in person at the PROLOR special meeting, vote by proxy by the telephone, vote by proxy over the Internet, or vote by completing and returning the enclosed proxy card. Whether or not you plan to attend the PROLOR special meeting, PROLOR urges you to vote by proxy to ensure that your vote is counted. You may still attend the PROLOR special meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the PROLOR special meeting and PROLOR will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If your signed proxy card is received before the PROLOR special meeting, your proxy will be voted as you direct.

•

To vote by telephone, dial the toll-free number listed on the enclosed PROLOR proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on                 , 2013 to be counted.

•

To vote over the Internet, go to the website listed on the enclosed PROLOR proxy card and follow the instructions provided. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on                 , 2013 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares of PROLOR common stock registered in the name of your broker, bank or other agent, you should have received a voting instruction card containing voting instructions from that organization rather than from PROLOR. Simply follow the voting instructions in the voting instruction card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the PROLOR special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Brokers or other nominees who hold shares of PROLOR common stock in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals, even when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the PROLOR special meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal.

PROLOR believes that brokers or other nominees do not have discretionary authority to vote on the PROLOR Merger Proposal or the PROLOR Compensation Advisory Vote Proposal. Therefore, if you are a PROLOR stockholder and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee may not vote your shares on the PROLOR Merger Proposal or the PROLOR Compensation Advisory Vote Proposal. The resulting broker non-vote will have the same effect as a vote “AGAINST” each of the PROLOR Merger Proposal and the PROLOR Compensation Advisory Vote Proposal.

Counting Votes

Votes will be counted by the inspector of election appointed for the PROLOR special meeting, who will separately count “FOR,” “AGAINST,” “ABSTAIN” and broker non-votes.

Revocability of Proxies

If you are a PROLOR stockholder and wish to change your vote with respect to any proposal, you may do so by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the PROLOR special meeting.

If you are the record holder of your shares, you can revoke your proxy by:

•	sending a written notice stating that you would like to revoke your proxy to PROLOR’s Finance Director at 7 Golda Meir Street, Weizmann Science Park, Nes-Ziona, Israel 74140;

•	submitting new proxy instructions on a new proxy card with a later date;

•	granting a subsequent proxy by telephone or over the Internet; or

•	attending the PROLOR special meeting and voting in person.

If you are an PROLOR stockholder of record, revocation of your proxy or voting instructions by written notice must be received by 11:59 p.m., Eastern Time, on         , 2013, although you may also revoke your proxy by attending the PROLOR special meeting and voting in person. Simply attending the PROLOR special meeting will not, by itself, revoke your proxy. Your most current proxy card or telephone or Internet proxy is the one that will be counted. If your shares are held in street name by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

Delivery of Proxy Materials to Households Where Two or More PROLOR Stockholders Reside

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single joint proxy statement/prospectus addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the PROLOR special meeting, a number of brokers with account holders who are PROLOR stockholders will be householding PROLOR’s proxy materials. As a result, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the applicable stockholders. Once a PROLOR stockholder receives notice from its broker that they will be householding communications to such stockholder’s address, householding will continue until such stockholder is notified otherwise or until such stockholder revokes its consent. If, at any time, an PROLOR stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, such stockholder should notify its broker or contact PROLOR in writing at PROLOR Biotech, Inc., Attention: Finance Director, 7 Golda Meir Street, Weizmann Science Park, Nes-Ziona, Israel 74140. PROLOR stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Attending the PROLOR Special Meeting

All PROLOR stockholders as of the PROLOR record date, or their duly appointed proxies, may attend the PROLOR special meeting. If you are a registered PROLOR stockholder (that is, if you hold your stock in your own name) and you wish to attend the PROLOR special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the PROLOR special meeting. You should also bring valid picture identification.

If your shares are held in street name in a stock brokerage account or by another nominee and you wish to attend the PROLOR special meeting, you need to bring a copy of a brokerage or bank statement to the PROLOR special meeting reflecting your stock ownership as of the PROLOR record date. You should also bring valid picture identification.

Other Matters

As of the date of this joint proxy statement/prospectus, the PROLOR Board of Directors does not know of any business to be presented at the PROLOR special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the PROLOR special meeting, it is intended that the shares of PROLOR common stock represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

If the Merger is completed, PROLOR will not have public stockholders and there will be no public participation in any future meeting of PROLOR stockholders.

PROLOR PROPOSALS

PROLOR Proposal No. 1: Approval and Adoption of the Merger Agreement and the Transactions Contemplated Thereby, Including the Merger

PROLOR is asking its stockholders to vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (referred to elsewhere in this joint proxy statement/prospectus as the PROLOR Merger Proposal). For a detailed discussion of the terms and conditions of the Merger, see the section titled “The Merger” beginning on page 45 and “The Merger Agreement” beginning on page 81. As discussed in the section titled “The Merger—Recommendation of PROLOR’s Board of Directors and its Reasons for the Merger” beginning on page 55, based upon the recommendation of the Special Committee, the PROLOR Board of Directors (with Dr. Frost, Dr. Hsiao, and Mr. Rubin, each of whom serves as a director of both PROLOR and OPKO, abstaining) determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, PROLOR and its stockholders, and approved the Merger Agreement and the Merger.

THE PROLOR BOARD OF DIRECTORS RECOMMENDS THAT THE PROLOR STOCKHOLDERS VOTE “FOR” PROLOR PROPOSAL NO. 1 TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

PROLOR Proposal No. 2: Approval, on an Advisory Basis, of the “Golden Parachute” Compensation that PROLOR Named Executive Officers May Potentially Receive in Connection With the Merger.

PROLOR is asking its stockholders to vote on a proposal to approve, on a non-binding, advisory basis, the compensation that PROLOR’s named executive officers may potentially receive in connection with the Merger, as disclosed in the section and accompanying table titled “Severance Arrangements with Executive Officers of PROLOR–PROLOR’s Named Executive Officer Golden Parachute Compensation” beginning on page 101 including the associated narrative discussion, and to approve the agreements or understandings pursuant to which such compensation may be paid or become payable.

THE PROLOR BOARD OF DIRECTORS RECOMMENDS THAT THE PROLOR STOCKHOLDERS VOTE “FOR” PROLOR PROPOSAL NO. 3 TO APPROVE, ON AN ADVISORY BASIS, THE “GOLDEN PARACHUTE” COMPENSATION THAT PROLOR’S NAMED EXECUTIVE OFFICERS MAY POTENTIALLY RECEIVE IN CONNECTION WITH THE MERGER.

PROLOR Proposal No. 3: Approval of the Adjournment of the PROLOR Special Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the PROLOR Merger Proposal

PROLOR is asking its stockholders to vote on a proposal to approve the adjournment of the PROLOR special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the PROLOR Merger Proposal.

THE PROLOR BOARD OF DIRECTORS RECOMMENDS THAT THE PROLOR STOCKHOLDERS VOTE “FOR” PROLOR PROPOSAL NO. 2 TO ADJOURN THE PROLOR SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE PROLOR MERGER PROPOSAL.

COMPARISON OF RIGHTS OF HOLDERS OF OPKO COMMON STOCK AND

PROLOR COMMON STOCK

As a result of the Merger, PROLOR common stockholders will become holders of OPKO common stock. OPKO is a Delaware corporation and PROLOR is a Nevada corporation. The rights of OPKO stockholders are currently governed by the OPKO charter, the OPKO bylaws, and the laws of the State of Delaware. The rights of PROLOR stockholders are currently governed by the Amended and Restated Articles of Incorporation of PROLOR, or the PROLOR articles, the Bylaws of PROLOR, or the PROLOR bylaws, and the laws of the State of Nevada. At the Effective Time, holders of PROLOR common stock will become holders of OPKO common stock and, as such, the rights of such holders will be governed by Delaware law, the OPKO charter and the OPKO bylaws.

The following is a summary comparison of the material similarities and differences between the rights of holders of OPKO common stock and holders of PROLOR common stock. These differences arise from differences between provisions of the OPKO charter and the PROLOR articles, OPKO’s bylaws and PROLOR’s bylaws and the DGCL and the NRS. The following discussion is only a summary of the material differences and does not purport to be a complete description of all the differences. This summary is qualified in its entirety by reference to the full text of the OPKO charter, the PROLOR articles, the OPKO bylaws, the PROLOR bylaws, the DGCL, and the NRS. Please consult the DGCL, the NRS, and the respective governing documents of OPKO and PROLOR, each as amended, restated, supplemented or otherwise amended from time to time, for a more complete understanding of the differences in the rights between the holders of OPKO common stock and holders of PROLOR common stock.

	PROLOR	OPKO
Authorized Capital Stock:	Under the PROLOR articles, PROLOR is authorized to issue 310 million shares of capital stock, consisting of 300 million shares of PROLOR common stock and 10 million shares of preferred stock. As of , 2013, there were issued and outstanding shares of PROLOR common stock and 0 shares of PROLOR preferred stock.	Under the OPKO charter, OPKO is authorized to issue 510 million shares of capital stock, consisting of 500 million shares of OPKO common stock and 10 million shares of preferred stock. As of , 2013, there were issued and outstanding shares of OPKO common stock and 0 shares of OPKO preferred stock. If the OPKO Authorized Share Increase Proposal is approved at the OPKO annual meeting, OPKO will have 750 million shares of OPKO common stock authorized.

Stockholder Actions:	PROLOR’s bylaws provide that annual meetings will be held on the third week in August of each and every year, at 1:00 p.m. (or the next business day if such day falls out on a legal holiday). However, PROLOR’s annual meetings are generally held in June of each year. PROLOR’s bylaws provide that special meetings may be called at any time by the holders of 10% of PROLOR’s voting shares, the president, or the Board of Directors. The NRS provides that notice of all meetings of stockholders must be in writing. Except for notices relating to an annual meeting, a notice of a meeting must state the purposes	Annual meetings must be held within 13 months of the previous annual meeting, as set by the Board of Directors. The DGCL provides that the Board of Directors or such person or persons authorized by the corporation’s charter or bylaws may call a special meeting of stockholders. OPKO’s bylaws provide that special meetings of stockholders may be called by the chairman of the board, the chief executive officer, or a majority of the whole Board of Directors. Special meetings may not be called by OPKO’s stockholders. Action by written consent of the stockholders is permitted.

	PROLOR	OPKO
for which the meeting is called. Notice of a meeting of PROLOR’s stockholders must be given no more than 50 and no less than 10 days prior to the meeting. Action by written consent of stockholders is permitted under PROLOR’s bylaws.

Advance Notice of Director Nominations and Other Proposals:	The NRS does not prescribe any advance notice period. The PROLOR articles and bylaws do not require PROLOR stockholders to provide any advance or special notice for director nominations or other proposals.	For an annual meeting, a stockholder must give notice of nominations or proposals to the secretary between 60 and 90 days before the one-year anniversary of the previous meeting (unless the annual meeting is more than 60 days before or after such anniversary date, in which case notice must be received between 60 and 90 days before prior to the annual meeting or the 15th day following the day on which public announcement of the date of the meeting is first made by the corporation). For a special meeting at which directors are to be elected, a stockholder must give notice of nominations to the secretary between 60 and 90 days before the meeting, or not less than 15 days after the public announcement of the special meeting is first made.

Number of Directors:	The NRS requires that a corporation have at least one director and permits the articles of incorporation or bylaws of a corporation to govern the number and term of directors. The PROLOR bylaws provide for PROLOR to have between 1 and 13 directors and gives the Board of Directors the authority to set the number of directors. There are currently 8 directors on PROLOR’s Board of Directors.	The DGCL permits the certificate of incorporation or bylaws of a corporation to govern the number and term of directors. The OPKO bylaws provide for OPKO to have between 3 and 15 directors and gives the board the authority to set the number of directors. There are currently 10 directors on OPKO’s Board of Directors.

Removal of Directors:	The NRS provides that any director may be removed by the vote of stockholders representing not less than two-thirds of the voting power of issued and outstanding stock, unless the articles of incorporation require the concurrence of more than two-thirds of the voting power of the issued and outstanding stock. The NRS does not distinguish between removal of directors with or without cause.	The DGCL, the OPKO charter and the OPKO bylaws provide that any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

	PROLOR	OPKO

Qualification of Directors:	The NRS provides that each director must be a natural person who is at least 18 years of age. There are no additional qualifications for PROLOR directors in the PROLOR articles or bylaws.	The DGCL provides that each director must be a natural person. There are no additional qualifications for OPKO directors in the OPKO charter or bylaws.

Amendment of Certificate or Articles of Incorporation:

Under the NRS, a proposed amendment to the articles of incorporation requires a resolution adopted by the Board of Directors and the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the articles of incorporation. The PROLOR articles do not provide for such greater proportion of the voting power for any amendments thereto.

The NRS provides that if any such amendment would alter or change any preference or other right given to any class or series of outstanding shares, in addition to the affirmative vote required, the vote of the holders of a majority of the voting power of each class or series adversely affected, voting as a separate class or series, is required unless the articles of incorporation specifically deny the right to vote on such an amendment.

Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the Board of Directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

The DGCL provides that if any such amendment would adversely alter or change the rights of any holders of shares of a class of stock without voting rights, the vote of the holders of a majority of all outstanding shares of the class, voting as a separate class, is nevertheless required to authorize such amendment.

Under the OPKO charter, consent of 66 2/3% of the voting power of OPKO’s voting stock is required to amend or repeal any of the provisions with respect to the exculpation and indemnification of OPKO’s officers and directors or the provisions of OPKO’s charter governing amendments.

Amendment of Bylaws:

The NRS provides that, subject to the bylaws, if any, adopted by the stockholders, the directors may make the bylaws of the corporation. Unless prohibited by any bylaw adopted by a corporation’s stockholders, a corporation’s board of directors may adopt, amend or repeal any bylaw adopted by the stockholders. In addition, the NRS provides that the articles of incorporation may grant the authority to adopt, amend or repeal the bylaws exclusively to the directors.

The PROLOR bylaws state that the bylaws can be altered, amended or repealed by majority vote of the Board of Directors or by majority stockholder vote.

Under the DGCL, the power to adopt, alter and repeal the bylaws is vested in the stockholders, unless the corporation’s certificate of incorporation vests such power in the Board of Directors. The fact that such power has been conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws. OPKO’s charter does not vest the power to amend the bylaws in OPKO’s Board of Directors.

	PROLOR	OPKO

State Anti-Takeover Statutes:	The NRS generally prohibits a Nevada corporation with 200 or more stockholders of record and with a class of voting shares registered under Section 12 of the Exchange Act from engaging in a combination, referred to as a variety of transactions, including mergers, combinations, asset sales, issuance of stock and other actions resulting in a financial benefit to the Interested Stockholder, with an “Interested Stockholder” referred to generally as a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for a period of two years following the date that such person became an Interested Stockholder unless the Board of Directors of the corporation first approved either the combination or the transaction that resulted in the stockholder’s becoming an Interested Stockholder. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a) (1) the Board of Directors of the corporation approved the combination or the purchase of the shares by the Interested Stockholder before the date that the person became an Interested Stockholder, (2) the transaction by which the person became an Interested Stockholder was approved by the Board of Directors of the corporation before the person became an interested stockholder, or (3) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the Interested Stockholder at a meeting called no earlier than two years after the date the Interested Stockholder became such; or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common stock and holders of any other class or series of shares meets the minimum requirements set forth in NRS Sections 78.441 through 78.443, and prior to the consummation of the combination, except in limited circumstances, the Interested Stockholder would not have become the

Under the Delaware business combination statute, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

•   prior to the time the stockholder became an interested stockholder, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•   at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the Board of Directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/ 3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•   mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

	PROLOR	OPKO

beneficial owner of additional voting shares of the corporation.

A Nevada corporation may adopt an amendment to its articles of incorporation expressly electing not to be governed by these sections of the NRS, if such amendment is approved by the affirmative vote of a majority of the disinterested shares entitled to vote; provided, however, such vote by disinterested shareholders is not required to the extent the Nevada corporation is not subject to such provisions. Such an amendment to the articles of incorporation does not become effective until 18 months after the vote of the disinterested stockholders and does not apply to any combination with an Interested Stockholder whose date of acquiring shares is on or before the effective date of the amendment.

Because PROLOR has not adopted a provision in its articles in which it elects not to be governed by the sections of the NRS relating to business combinations, the statute applies to combinations involving PROLOR.

•   specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•   other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

Because OPKO has not adopted any provision in its charter to “opt out” of the Delaware business combination statute, the statute is applicable to business combinations involving OPKO.

Control Share Acquisitions:

The NRS limits the acquisition of a controlling interest in a Nevada corporation with 200 or more stockholders of record, at least 100 of whom have Nevada addresses appearing on the corporation’s stock ledger, and that does business in Nevada directly or indirectly through an affiliated corporation. Pursuant to the NRS, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of

The DGCL does not contain a control share acquisition provision.

	PROLOR	OPKO

all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares.

Under the NRS, a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of the voting power of the issuing corporation in the election of directors. Outstanding voting shares of an issuing corporation that an acquiring person (i) acquires or offers to acquire in an acquisition and (ii) acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person are referred to as “control shares.”

The control share provisions of the NRS do not apply if the corporation opts out of such provisions in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person. PROLOR has opted out of these provisions of the NRS.

Inspection of Books and Records:	Under the NRS, any person who has been a stockholder of record of a Nevada corporation for at least six months immediately preceding a demand, or any person holding or authorized in writing by the holders of, at least 5% of all of its outstanding shares, upon at least 5 days’ written demand is entitled to inspect and copy the following records: a copy certified by the secretary of state of the corporation’s articles of incorporation, and all amendments thereto; a copy certified by an officer of the corporation of the corporation’s bylaws and all amendments thereto; and a stock ledger, revised annually, containing the names of all	Under the DGCL, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder’s interest as a stockholder.

	PROLOR	OPKO
persons who are stockholders of the corporation, places of residence, and number of shares held by them respectively. The inspection rights authorized by this provision of the NRS may be denied to a stockholder upon the stockholder’s refusal to furnish to the corporation an affidavit that the inspection is not desired for any other purpose other than the business of the corporation. In addition, any stockholder of a Nevada corporation owning not less than 15% of all issued and outstanding shares, or who has been authorized in writing by the holders of at least 15% of all its issued and outstanding shares, upon at least five days written demand, is entitled to inspect the books of account and all financial records of the corporation, to make extracts therefrom, and to conduct an audit of such records. This right may not be limited in the articles or bylaws of any corporation but may be denied to any stockholder upon the stockholder’s refusal to furnish the corporation an affidavit that such inspection, extracts or audit is not desired for any purpose not related to the stockholder’s interest in the corporation as a stockholder. However, the right to inspect and audit financial records does not apply to any corporation that has filed during the period of 12 months all reports required to be filed by it pursuant to Section 13 or 15(d) of the Exchange Act or to any corporation that furnishes to its stockholders a detailed, annual financial statement.

Vote Required For Mergers:	Unless otherwise provided in a corporation’s articles of incorporation or any resolutions of the board of directors establishing a class or series of stock or the board conditions its submission of a proposed merger to require a greater vote, the NRS generally requires the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote to approve a merger. The PROLOR articles and bylaws do not contain any specific provisions relating to stockholder approval of mergers.	Unless a corporation’s certificate of incorporation or its Board of Directors requires a greater vote, the DGCL generally requires the affirmative vote of the holders of a majority of the shares in each class entitled to vote to approve a merger. The OPKO charter and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

	PROLOR	OPKO

Limitation of Personal Liability of Directors:	Under the NRS, unless a corporation’s articles of incorporation provide for greater individual liability, a director or an officer of a Nevada corporation is not individually liable to the corporation, its stockholders or its creditors for damages as a result of any act or failure to act unless it is proven that the director or officer committed a breach of fiduciary duty and such breach involved intentional misconduct, fraud, or knowing violation of law. Unlike the DGCL, the NRS does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit. The PROLOR articles do not impose a higher standard for personal liability of directors.	The DGCL provides that a corporation’s charter may include a provision eliminating director liability except for cases of a breach of the director’s duty of loyalty, instances where the director has received an improper personal benefit, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and improper payment of dividends. OPKO’s charter provides for elimination of director liability to the full extent allowed by Delaware law, except in certain circumstances.

Indemnification of Directors and Officers:

PROLOR’s bylaws provide that PROLOR will indemnify its directors and officers to the maximum extent permitted by the NRS and provide for the advancement of defense costs upon receipt of an undertaking to repay such amounts in the event that it is ultimately decided by a court that the officer or director is not entitled to indemnification.

Additionally, PROLOR’s bylaws permit PROLOR to purchase insurance on behalf of its directors, officers, employees and agents against liabilities that they may incur in those capacities, whether or not PROLOR would have the power to indemnify them against such liabilities.

The OPKO charter and the OPKO bylaws provide for indemnification of OPKO’s directors and officers to the fullest extent allowed by the DGCL.

Additionally, OPKO is a party to indemnification agreements with each of its directors and certain of its officers. Consistent with OPKO’s bylaws, the indemnification agreements require OPKO, among other things, to (i) provide insurance to the extent OPKO maintains directors’ and officers’ liability insurance for each indemnitee, and (ii) indemnify each indemnitee to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of indemnitee’s service to OPKO or its subsidiaries. The indemnification agreements also provide for the advancement of such expenses to the indemnitee by OPKO.

Dividends:	The NRS is less restrictive than the DGCL regarding when dividends may be paid. Under the NRS, no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be	Under the DGCL, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL provides that a corporation may

	PROLOR	OPKO

needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders, if any.

redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

The OPKO bylaws provide that dividends upon the capital stock, subject to provisions of the OPKO charter, if any, may be declared by the Board. Furthermore, dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the OPKO charter.

Rights of Appraisal:

Under the NRS, except as otherwise provided by the NRS, stockholders have the right to demand and receive payment in cash of the fair value of their stock in the event of a merger or exchange in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares that are listed, or authorized for listing, on a national securities exchange (including the NYSE MKT LLC). In addition, no right of dissent exists for any holders of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under the NRS.

Since the PROLOR common stock is listed on the NYSE MKT, the holders of PROLOR common stock are not entitled to dissenters’ rights of appraisal under Nevada law in connection with the merger.

Under the DGCL, except as otherwise provided therein, stockholders have the right to demand and receive payment in cash of the fair value of their stock (as appraised pursuant to judicial proceedings) in the event of a merger or consolidation in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares or depository receipts that are listed on a national securities exchange or held of record by more than 2,000 stockholders and if, among other things, the consideration they receive for their shares consists of: (a) shares of stock (or depository receipts in respect thereof) of the corporation surviving or resulting from such merger or consolidation, (b) shares of stock (or depository receipts in respect thereof) of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence, or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

Under the DGCL, any corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as a result of, among other things, any merger or consolidation. The OPKO charter does not provide for such appraisal rights.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are based on the historical financial statements of OPKO and PROLOR after giving effect to the proposed Merger of the companies, and the assumptions, reclassifications and adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheets as of March 31, 2013 gives effect to the Merger of OPKO and PROLOR as if the Merger had occurred on that date. The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the three months ended March 31, 2013 and for the year ended December 31, 2012 give effect to the Merger of OPKO and PROLOR as if the Merger had occurred on January 1, 2012. In addition, the Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the three months ended March 31, 2013 and for the year ended December 31, 2012 give effect to the acquisition of the net assets of Cytochroma as if the acquisition had occurred on January 1, 2012. On March 4, 2013, OPKO completed the acquisition of the net assets of Cytochroma. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with (i) OPKO’s historical consolidated financial statements as of and for the three months ended March 31, 2013 and for the year ended December 31, 2012 and the accompanying notes thereto; (ii) PROLOR’s historical consolidated financial statements as of and for the three months ended March 31, 2013 and for the year ended December 31, 2012 and the accompanying notes thereto; and (iii) the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

OPKO will account for the Merger as a purchase of PROLOR by OPKO, using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States, or GAAP. OPKO and PROLOR expect that, upon completion of the Merger, PROLOR stockholders will receive approximately     % of the outstanding common stock of the combined company in respect of their PROLOR shares on a diluted basis and OPKO shareholders will retain approximately     % of the outstanding common stock of the combined company on a diluted basis. For the purposes of determining the acquirer for accounting purposes, OPKO considered relative voting rights, the premium to be paid by OPKO to acquire PROLOR, the composition of the governing body of the combined entity and the composition of senior management of the combined entity after the merger. Based on the weighting of these factors, OPKO has concluded that it is the accounting acquirer.

Under the acquisition method of accounting, as of the Effective Time, the assets acquired, including the identifiable intangible assets, and liabilities assumed from PROLOR will be recorded at their respective fair values and added to those of OPKO. Any excess of the purchase price for the Merger over the net fair value of PROLOR’s identified assets acquired and liabilities assumed will be recorded as goodwill and any transaction costs and restructuring expenses associated with the Merger will be expensed as incurred. The results of operations of PROLOR will be combined with the results of operations of OPKO beginning at the Effective Time. The consolidated financial statements of the combined company will not be restated retroactively to reflect the historical financial position or results of operations of PROLOR. Following the Merger, and subject to the finalization of the purchase price allocation, the earnings of OPKO will reflect the effect of any purchase accounting adjustments, including any increased depreciation and amortization associated with fair value adjustments to the assets acquired and liabilities assumed.

The unaudited pro forma financial data included in this joint proxy statement/prospectus are based on the historical financial statements of OPKO and PROLOR, and on publicly available information and certain assumptions that OPKO believes are reasonable, which are described in the notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements included in this joint proxy statement/prospectus. OPKO has not performed a detailed valuation analysis necessary to determine the fair market values of PROLOR’s assets to be acquired and liabilities to be assumed. For the purposes of the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, preliminary allocations of estimated acquisition consideration have been based on the issuance of 71,822,330 shares of OPKO common stock for 100% of the aggregate shares of PROLOR common stock and stock awards outstanding as of March 31, 2013. The preliminary acquisition consideration has been allocated to certain assets and liabilities using management assumptions as further described in the accompanying notes. After the closing of the merger, OPKO will complete their valuations of the fair value of the assets acquired and the liabilities assumed and determine the useful lives of the assets acquired.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are provided for informational purposes only. The pro forma information provided is not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the Merger been completed on the dates used to prepare these pro forma financial statements. The adjustments to fair value and the other estimates reflected in the accompanying Unaudited Pro Forma Condensed Combined Consolidated Financial Statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the Merger. In addition, the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements do not purport to project the future financial position or results of operations of the merged companies. Reclassifications and adjustments may be required if changes to the combined company’s financial presentation are needed to conform OPKO’s and PROLOR’s accounting policies.

These Unaudited Pro Forma Condensed Combined Consolidated Financial Statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the transaction. These financial statements also do not include any integration costs the companies may incur related to the Merger as part of combining the operations of the companies. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements include an estimate for transaction costs, of approximately $2.6 million.

OPKO Health, Inc. and Subsidiaries

Pro Forma Condensed Combined Consolidated Balance Sheets

As of March 31, 2013

(unaudited)

(in thousands, except share and per share data)

	OPKO Health, Inc. As reported	PROLOR Biotech, Inc. As reported	Pro Forma adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$181,596	$24,725	$—		$206,321
Marketable securities	—	5,220	—		5,220
Accounts receivable, net	21,170	—	—		21,170
Inventory, net	23,022	—	—		23,022
Prepaid expenses and other current assets	11,895	336	—		12,231

Total current assets	237,683	30,281	—		267,964
Property and equipment, net	16,750	1,106	—		17,856
Intangible assets, net	82,354	—	1,000	4d	83,354
In-process research and development	203,030	—	424,000	4d	627,030
Goodwill	82,709	—	53,331	4d	136,040
Investments, net	28,546	—	—		28,546
Other assets	2,863	336	—		3,199

TOTAL ASSETS	$653,935	$31,723	$478,331		$1,163,989

LIABILITIES, SERIES D PREFERRED STOCK AND EQUITY
Current liabilities
Accounts payable	$11,287	$373	$—		$11,660
Accrued expenses	26,673	1,438	—		28,111
Current portion of lines of credit and notes payable	20,264	—	—		20,264

Total current liabilities	58,224	1,811	—		60,035
3.00% convertible senior notes, net of discount and estimated fair value of embedded derivative	196,421	—	—		196,421
Other long-term liabilities, principally contingent consideration and deferred tax liabilities	79,512	459	—		79,971

Total long-term liabilities	275,933	459	—		276,392

Total liabilities	334,157	2,270	—		336,427
Commitments and contingencies
Series D Preferred Stock—$0.01 par value, 2,000,000 shares authorized; No shares issued or outstanding	—	—	—		—
Shareholders’ equity
Series A Preferred Stock—$0.01 par value, 4,000,000 shares authorized; No shares issued or outstanding	—	—	—		—
Series C Preferred Stock—$0.01 par value, 500,000 shares authorized; No shares issued or outstanding	—	—	—		—
Common Stock—$0.01 par value, 500,000,000 shares authorized, 338,828,976 shares issued	3,388	0	(0)	4b	4,106
			718	4a
Treasury stock—2,293,056 shares	(7,457)	—	—		(7,457)
Additional paid-in capital	739,778	102,116	(102,116)	4b	1,246,844
			507,066	4a
Accumulated other comprehensive income	8,093	—	—		8,093
Accumulated deficit	(422,985)	(72,663)	72,663	4b	(422,985)

Total shareholders’ equity	320,817	29,453	478,331		828,601

Non-controlling interest	(1,039)	—	—		(1,039)

Total equity	319,778	29,453	478,331		827,562

TOTAL LIABILITIES, SERIES D PREFERRED STOCK AND EQUITY	$653,935	$31,723	$478,331		$1,163,989

OPKO Health, Inc. and Subsidiaries

Pro Forma Condensed Combined Consolidated Statement of Operations

For the three months ended March 31, 2013

(unaudited)

(in thousands, except share and per share data)

	OPKO Health, Inc. As reported	Cytochroma Canada Inc. 4e, f	Cytochroma Canada Inc. Pro Forma Adjustments		Pro Forma Combined Including Cytochroma Canada Inc.	Prolor Biotech, Inc. As reported	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Product sales	$15,527	$—	$—		$15,527	$—	$—		$15,527
Revenue from services	3,092	—	—		3,092	—	—		3,092
Revenue from transfer of intellectual property	12,757	—	—		12,757	—	—		12,757

Total revenues	31,376	—	—		31,376	—	—		31,376
Costs and expenses:
Cost of revenues	11,757	—	—		11,757	—	—		11,757

Selling, general and administrative	12,424	464	—		12,888	1,531	—		14,419
Research and development	9,910	1,304	—		11,214	3,198	—		14,412
Contingent consideration	1,344	—	—		1,344	—	—		1,344
Other operating expenses, principally amortization of intangible assets	2,714	1,484	(1,427)	4c, g	2,771	—	25	4c	2,796

Total costs and expenses	38,149	3,252	(1,427)		39,974	4,729	25		44,728

Operating loss	(6,773)	(3,252)	1,427		(8,598)	(4,729)	(25)		(13,352)

Fair value changes of derivative instruments, net	(23,549)	—	—		(23,549)	—	—		(23,549)
Other expense, net	(507)	(7,731)	7,585	4g	(653)	(16)	—		(669)

Loss before income taxes and investment losses	(30,829)	(10,983)	9,012		(32,800)	(4,745)	(25)		(37,570)
Income tax (provision) benefit	(43)	124	—		81	—	—		81

Loss before investment losses and net loss attributable to non-controlling interests	(30,872)	(10,859)	9,012		(32,719)	(4,745)	(25)		(37,489)
Loss from investments in investees	(3,890)	—	—		(3,890)	—	—		(3,890)

Net loss before net loss from non-controlling interests	(34,762)	(10,859)	9,012		(36,609)	(4,745)	(25)		(41,379)
Less: Net loss attributable to noncontrolling interests	(547)	—	—		(547)	—	—		(547)

Net loss attributable to common shareholders before preferred stock dividend	(34,215)	(10,859)	9,012		(36,062)	(4,745)	(25)		(40,832)
Preferred stock dividend	(420)	—	—		(420)	—	—		(420)

Net loss attributable to common shareholders	$(34,635)	$(10,859)	$9,012		$(36,482)	$(4,745)	$(25)		$(41,252)

Loss per common share, basic and diluted	$(0.11)				$(0.11)				$(0.11)

Weighted average number of common shares outstanding, basic and diluted	312,932,561		14,133,954	(h)	327,066,515		71,822,330		398,888,845

OPKO Health, Inc. and Subsidiaries

Pro Forma Condensed Combined Consolidated Statement of Operations

For the year ended December 31, 2012

(unaudited)

(in thousands, except share and per share data)

	OPKO Health, Inc. As reported	Cytochroma Canada Inc. 4e	Cytochroma Canada Inc. Pro Forma Adjustments		Pro Forma Combined Including Cytochroma Canada Inc.	Prolor Biotech, Inc. As reported	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Product sales	$45,295	$—	$—		$45,295	$—	$—		$45,295
Revenue from services	1,749	—	—		1,749	—	—		1,749
Revenue from transfer of intellectual property	—	6,551	—		6,551	—	—		6,551

Total revenues	47,044	6,551	—		53,595	—	—		53,595
Costs and expenses:
Cost of revenues	27,878	—	—		27,878	—	—		27,878

Selling, general and administrative	27,795	3,442	—		31,237	3,356	—		34,593
Research and development	19,520	9,499	—		29,019	15,033	—		44,052
Contingent consideration	785	—	—		785	—	—		785
Other operating expenses, principally amortization of intangible assets	8,335	714	(383)	4c, g	8,666	—	100	4c	8,766

Total costs and expenses	84,313	13,655	(383)		97,585	18,389	100		116,074

Operating loss from continuing operations	(37,269)	(7,104)	383		(43,990)	(18,389)	(100)		(62,479)

Fair value changes of derivative instruments	1,340	—	—		1,340	—	—		1,340
Other (expense) income, net	(1,284)	(2,466)	1,595	4g	(2,155)	118	—		(2,037)

Loss from continuing operations before income taxes and investment losses	(37,213)	(9,570)	1,978		(44,805)	(18,271)	(100)		(63,176)
Income tax benefit	9,626	839	—		10,465	—	—		10,465

Loss before investment losses and net loss attributable to non-controlling interests	(27,587)	(8,731)	1,978		(34,340)	(18,271)	(100)		(52,711)
Loss from investments in investees	(2,062)	—	—		(2,062)	—	—		(2,062)

Loss from continuing operations	(29,649)	(8,731)	1,978		(36,402)	(18,271)	(100)		(54,773)
Income from discontinued operations, net of tax	109	—	—		109				109

Net loss before net loss from non-controlling interests	(29,540)	(8,731)	1,978		(36,293)	(18,271)	(100)		(54,664)
Less: Net loss attributable to noncontrolling interests	(492)	—	—		(492)	—	—		(492)

Net loss attributable to common shareholders before preferred stock dividend	(29,048)	(8,731)	1,978		(35,801)	(18,271)	(100)		(54,172)
Preferred stock dividend	(2,240)	—	—		(2,240)	—	—		(2,240)

Net loss attributable to common shareholders	$(31,288)	$(8,731)	$1,978		$(38,041)	$(18,271)	$(100)		$(56,412)

Loss per common share, basic and diluted:
Loss from continuing operations	$(0.11)				$(0.12)				$(0.15)
Income (loss) from discontinued operations	0.00				0.00				0.00

Net loss per share	$(0.11)				$(0.12)				$(0.15)

Weighted average number of common shares outstanding, basic and diluted	295,750,077		20,517,030		316,267,107		71,822,330		388,089,437

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The preceding Unaudited Pro Forma Condensed Combined Consolidated Financial Statements have been prepared by OPKO based on the historical financial statements of OPKO and PROLOR to illustrate the effects of the proposed Merger. In addition, the Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the three months ended March 31, 2013 and for the year ended December 31, 2012 give effect to the acquisition of the net assets of Cytochroma as if the acquisition had occurred on January 1, 2012. On March 4, 2013, OPKO completed the acquisition of the net assets of Cytochroma. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with (i) OPKO’s historical consolidated financial statements as of and for the three months ended March 31, 2013 and for the year ended December 31, 2012 and accompanying notes thereto; and (ii) PROLOR’s historical consolidated financial statements as of and for the three months ended March 31, 2013 and for the year ended December 31, 2012 and accompanying notes thereto. The effective date of the Merger between OPKO and PROLOR is assumed to be March 31, 2013 for purposes of preparing the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet and January 1, 2012 for purposes of preparing the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the three months ended March 31, 2013 and for the year ended December 31, 2012. The unaudited pro forma financial data included in this joint proxy statement/prospectus is based on the historical financial statements of OPKO and PROLOR, and on publicly available information and certain assumptions that OPKO believes are reasonable, which are described the notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements included in this Proxy Statement.

2. Summary of Business Operations and Significant Accounting Policies

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements have been prepared in a manner consistent with the accounting policies adopted by OPKO. The accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the Notes to Consolidated Financial Statements included in OPKO’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 18, 2013. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements do not assume any differences in accounting policies between OPKO and PROLOR. Upon consummation of the Merger, OPKO will review the accounting policies of PROLOR to ensure conformity of such accounting policies to those of OPKO and, as a result of that review, OPKO may identify differences between the accounting policies of the two companies, that when conformed, could have a material impact on the combined financial statements. At this time, OPKO is not aware of any difference that would have a material impact on the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

3. Preliminary Estimated Acquisition Consideration

On April 23, 2013, OPKO and PROLOR, entered into a definitive merger agreement pursuant to which OPKO will acquire PROLOR for stock at an estimated enterprise value of $480.0 million. OPKO is identified as the acquiring company for US GAAP accounting purposes. If the Merger is completed, PROLOR stockholders will be entitled to receive, 0.9951 shares of OPKO common stock for every share of PROLOR common stock. Based on PROLOR’s estimated shares of common stock and equity awards outstanding as of April 30, 2013 as stated in its Form 10-Q for the quarter ended March 31, 2013, filed on May 10, 2013, the latest date of public information, the preliminary estimated acquisition consideration would be allocated as indicated in the table below.

The preliminary estimated acquisition consideration, currently based on the closing price of OPKO’s common stock on June 17, 2013 of $7.07, may change significantly if the trading price of OPKO’s common stock fluctuates materially from the market value as of June 17, 2013. If the share price were to increase/decrease by 10% the impact to total consideration and goodwill generated from the transaction would be as follows (in ‘000’s):

	10% decrease in the value of OPKO common stock	Based on $7.07 closing price of OPKO common stock at June 17, 2013	10% increase in the value of OPKO common stock
Total consideration	$457,005	$507,784	$558,562
Goodwill — excess of purchase price over identifiable assets acquired and liabilities assumed	$6,157	$53,331	$101,970
Intangible assets	$425,000	$425,000	$425,000

OPKO will record the Merger as a purchase of PROLOR by OPKO, using the acquisition method of accounting in accordance with GAAP. Under the acquisition method of accounting, as of the Effective Time, the assets acquired, including the identifiable intangible assets, and liabilities assumed from PROLOR will be recorded at their respective fair values. Any excess of the purchase price for the Merger over the net fair value of PROLOR’s identified assets acquired and liabilities assumed will be recorded as goodwill.

OPKO has not performed a detailed valuation analysis necessary to determine the fair market values of PROLOR’s assets to be acquired and liabilities to be assumed. Accordingly, the pro forma financial statements include only a preliminary allocation of the purchase price for certain assets and liabilities based on assumptions and estimates. After the closing of the Merger, OPKO will complete its valuations of the fair value of the assets acquired and the liabilities assumed and determine the useful lives of the assets acquired. The adjustments to fair value and the other estimates, including amortization expense, reflected in the accompanying Unaudited Pro Forma Condensed Combined Consolidated Financial Statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the merger.

4. Preliminary Pro Forma and Acquisition Accounting Adjustments

(a)	Reflects the consideration paid at closing to PROLOR’s shareholders in OPKO Common Stock.
(b)	Reflects the elimination of PROLOR’s equity capital.
(c)	The pro forma amortization expense assumes the transaction closed on January 1, 2012.
(d)	The following table reflects the initial purchase price allocation of PROLOR, which is preliminary and subject to change:

Intangible asset	Purchase price allocation	Estimated useful life
In-process research and development	$424,000	Indefinite
Patents	1,000	10 years
Goodwill	53,331	Indefinite

TOTAL	$478,331

(e)	All amounts for Cytochroma have been translated into U.S. dollars from Canadian dollars.
(f)	Includes the activity for the period from January 1, 2013 through March 3, 2013. The acquisition of Cytochroma was on March 4, 2013, therefore the activity from that date on was recorded on OPKO’s condensed consolidated statement of operations for the period ended March 31, 2013.
(g)	OPKO purchased the net assets of Cytochroma. The adjustment is required to remove thoses assets and liabilities that relate to other entities within the consolidated Cytochroma that were not acquired, as the amortization of deferred financing costs and interest expense.
(h)	Adjusted the weighted average number of shares outstanding as if the acquisition of Cytochroma had occurred on January 1, 2013.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for OPKO by Akerman Senterfitt, Miami, Florida. As a condition to the consummation of the Merger, OPKO will have received an opinion from Akerman Senterfitt, and PROLOR will have received an opinion from DLA Piper LLP (US), in each case dated as of the Effective Time, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

EXPERTS

The consolidated financial statements of OPKO and subsidiaries appearing in OPKO and subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cytochroma, as of and for the fiscal years ended December 31, 2011, 2010 and 2009, and for the period from December 13, 1996 to December 31, 2011, incorporated by reference into this joint proxy statement/prospectus have been audited by KPMG LLP, independent chartered accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

The financial statements of PROLOR appearing in PROLOR’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of PROLOR’s internal control over financial reporting as of December 31, 2012 have been audited by Yarel + Partners, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated by reference in this joint proxy statement/prospectus and Prospectus of OPKO and PROLOR included in the registration statement on Form S-4 of OPKO, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

OPKO

Any stockholder of OPKO who wishes to present a proposal for inclusion in the proxy statement and form of proxy for action at OPKO’s 2014 annual meeting of stockholders must comply with OPKO’s Amended and Restated Bylaws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to OPKO at its offices at 4400 Biscayne Blvd., Miami, Florida 33137, attention: Secretary. Under the rules of the SEC, any stockholder proposal intended to be presented at the 2014 annual meeting must be received no later than          in order to be considered for inclusion in OPKO’s proxy statement and form of proxy relating to such meeting. Under OPKO’s Amended and Restated Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. In order to be timely, OPKO must receive notice of a stockholder’s intention to introduce a nomination or propose an item of business at our 2014 annual meeting between          and         .

If a stockholder notifies OPKO of an intent to present a proposal at OPKO’s 2014 annual meeting at any time after          (and for any reason the proposal is voted on at that meeting), it will be considered untimely and OPKO’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in OPKO’s proxy materials.

PROLOR

If the Merger is completed, PROLOR does not expect to hold a meeting of its stockholders next year. In that case, stockholder proposals must be submitted to the Corporate Secretary of OPKO in accordance with the procedure described above.

If the Merger is not completed, PROLOR will hold a 2014 annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in PROLOR’s proxy statement and form of proxy relating to its 2014 annual meeting, the proposing stockholder must file a written notice of the proposal with PROLOR’s Finance Director at 7 Golda Meir Street, Weizmann Science Park, Nes-Ziona, Israel 74140, which must be received by PROLOR no later than December 26, 2013, and must otherwise comply in all respects with the applicable rules and regulations set forth by the SEC relating to the inclusion of stockholder proposals. Stockholder proposals must include, with respect to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting, and the reasons for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing the business; (c) the number of shares of PROLOR’s common stock that the stockholder owns; and (d) any material interest of the stockholder in such business.

Any proposal submitted with respect to PROLOR’s 2014 annual meeting that is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if PROLOR receives written notice of that proposal no later than March 11, 2014. However, if the date of PROLOR’s 2014 annual meeting is changed by more than 30 days from the date of its 2013 annual meeting, then the notice and proposal will be considered untimely if it is not received at least a reasonable number of days prior to the date on which PROLOR mails the proxy statement in respect of such meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

OPKO and PROLOR file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, located at www.sec.gov, that contains reports, proxy statements and other information regarding issuers, including OPKO and PROLOR, that file electronically with the SEC. The reports and other information filed by OPKO with the SEC are also available at the Investors Relations section of OPKO’s website. The address of the site is www.opko.com. The reports and other information filed by PROLOR with the SEC are also available at PROLOR’s website. The address of the site is www.prolor-biotech.com. The web addresses of the SEC, OPKO and PROLOR have been included as inactive textual references only. The information contained on those websites is specifically not incorporated by reference into this joint proxy statement/prospectus.

OPKO has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the issuance of the shares of OPKO common stock to be issued to PROLOR’s stockholders in connection with the Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the common stock of OPKO and PROLOR. The rules and regulations of the SEC allow OPKO and PROLOR to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows OPKO and PROLOR to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that OPKO has previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about OPKO and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 18, 2013;

•	Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012, filed with the SEC on April 29, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 10, 2013;

•	Current Reports on Form 8-K filed on January 9, 2013, January 29, 2013, February 5, 2013, March 7, 2013, March 8, 2013, March 20, 2013, April 24, 2013 and June 5, 2013;

•	Amendment to Current Report on Form 8-K/A filed with the SEC on May 3, 2013; and

•

The description of OPKO common stock, which is registered under Section 12 of the Exchange Act, in OPKO’s registration statement on Form 8-A filed with the SEC on September 14, 2011, including any amendments or reports filed for the purpose of updating that description.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that PROLOR has previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about PROLOR and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 15, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 10, 2013;

•	Current Reports on Form 8-K filed on February 6, 2013, February 8, 2013, April 24, 2013, April 29, 2013, June 4, 2013, June 7, 2013, June 17, 2013 and July 3, 2013;

•	PROLOR’s definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with its 2013 annual meeting of Stockholders, filed with the SEC on April 25, 2013; and

•

The description of PROLOR common stock, which is registered under Section 12 of the Exchange Act, in PROLOR’s registration statement on Form 8-A filed with the SEC on March 26, 2010, including any amendments or reports filed for the purpose of updating that description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC by OPKO or PROLOR, such information or exhibit is specifically not incorporated by reference.

In addition, OPKO and PROLOR incorporate by reference any future filings they may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the OPKO annual meeting and the PROLOR special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents of OPKO and PROLOR listed above from the SEC, through the SEC’s website at the address described above, or from OPKO and PROLOR by requesting them in writing or by telephone from OPKO at the following address:

OPKO Health, Inc. 4400 Biscayne Boulevard Miami, Florida 33137 Attention: Secretary (305) 575-4138	PROLOR Biotech, Inc. 7 Golda Meir Street Weizmann Science Park Nes-Ziona, Israel L3 74140 Attention: Finance Director Telephone: (866) 644-7811

These documents are available from OPKO and PROLOR, without charge, excluding any exhibits to them, unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about OPKO and PROLOR at their websites at www.opko.com and www.prolor-biotech.com, respectively. Information contained on these websites is specifically not incorporated by reference into this joint proxy statement/prospectus.

This document is a prospectus of OPKO and is a joint proxy statement of OPKO and PROLOR for the OPKO annual meeting and the PROLOR special meeting. Neither OPKO nor PROLOR has authorized anyone to give any information or make any representation about the Merger or OPKO or PROLOR that is different from, or in addition to, the information or representations contained in this joint proxy statement/prospectus or in any of the materials that OPKO or PROLOR have incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this joint proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OPKO HEALTH, INC.,

POM ACQUISITION, INC.,

AND

PROLOR BIOTECH, INC.

Dated as of April 23, 2013

-ii-

-iii-

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 23, 2013, by and among OPKO HEALTH, INC., a Delaware corporation (“Parent”); POM ACQUISITION, INC., a Nevada corporation (“Sub”); and PROLOR BIOTECH, INC., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 7.1.

Recitals

WHEREAS, the board of directors of the Company (the “Board”) (other than the Common Directors, who abstained and recused themselves from all discussions relating to the Merger), based on the unanimous recommendation of a strategic alternatives committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”), has determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of the Company and its stockholders, and declared it advisable to enter into this Agreement with Parent and Sub and consummate the transactions described herein;

WHEREAS, the board of directors and audit committee of Parent (other than the Common Directors, who abstained and recused themselves from all discussions relating to the Merger) and the board of directors of Sub have determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of the Parent, Sub and their respective stockholders, and have determined that it is in the best interests of Parent and Sub and their respective stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions described herein;

WHEREAS, the Board (other than the Common Directors, who abstained and recused themselves from all discussions relating to the Merger), based on the unanimous recommendation of the Special Committee, has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Sub, has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval of this Agreement and the transactions contemplated hereby by the sole stockholder of Sub;

WHEREAS, it is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, at the Effective Time, the outstanding shares of the capital stock of the Company shall be converted into the right to receive shares of common stock from Parent (except as provided herein) and, upon the terms and subject to the conditions of this Agreement, the Company shall continue to conduct its business and operations as a wholly owned subsidiary of Parent.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Sub shall be merged with and into the Company in accordance with the provisions of the Nevada Revised Statutes (as amended, the “NRS”) and with the effects provided in the NRS (the “Merger”). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger and shall be a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Nevada. From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m., New York City time, or such other time as the Parties, acting through their authorized officers, may mutually agree, on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day following the satisfaction or waiver of the conditions (excluding the conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at Closing) set forth in Article 5, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of DLA Piper LLP (US), 500 Eighth Street, N.W., Washington, D.C. 20004 (or pursuant to the electronic or other remote exchange of documents and closing deliverables required by this Agreement), unless another place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3	Effective Time.

Concurrently with the Closing, the Company, Parent and Sub shall cause Articles of Merger relating to the Merger (the “Articles of Merger”) to be duly executed and filed with the Secretary of State of the State of Nevada as provided under the NRS. The Merger shall become effective on the date and time at which the Articles of Merger have been properly filed with the Secretary of State of the State of Nevada or at such later date and time as is agreed between the Parties and specified in the Articles of Merger, but in no event more than ninety (90) days after the date of filing the Articles of Merger with the Secretary of State of the State of Nevada, and such date and time is hereinafter referred to as the “Effective Time.” The Merger shall have the effects set forth in this Agreement and the NRS.

1.4	Charter and Bylaws.

At the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Sub in effect immediately prior to the Effective Time, and the bylaws of the Surviving Corporation shall be the bylaws of Sub in effect immediately prior to the Effective Time, in each case until thereafter amended in accordance with their respective terms and the NRS, provided that each shall be amended to change the name of the Company therein to “PROLOR Biotech, Inc.”

1.5	Directors and Officers.

The directors of Sub in office immediately prior to the Effective Time (together with such additional persons as may be appointed or elected to become directors of the Surviving Corporation effective as of the

Effective Time), shall be the directors of the Surviving Corporation at the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation and the NRS. The officers of Sub in office immediately prior to the Effective Time (together with such additional persons as may be elected to become officers of the Surviving Corporation effective as of the Effective Time) shall be the officers of the Surviving Corporation at the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation and the NRS.

1.6	Conversion of Shares.

Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions of this Article 1, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Sub or any holder of Company Common Stock:

(a) Conversion of Sub Common Stock. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Converted Shares”). The Converted Shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation at the Effective Time. From and after the Effective Time, all certificates representing shares of Sub Common Stock shall be deemed for all purposes to represent the Converted Shares until the board of directors of the Surviving Corporation issues new certificates in respect of such shares.

(b) Shares Held by the Company or Parent. Each of the shares of Company Common Stock held by any Company Entity (including shares of Company Common Stock held in treasury by the Company) or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock (excluding shares held by any Company Entity or any Parent Entity to be cancelled pursuant to Section 1.6(b)) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.9951 of a share of Parent Common Stock (the “Exchange Ratio”) the “Merger Consideration.” From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Company Certificate”) or book-entry share (a “Book-Entry Share”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Company Certificate or Book-Entry Share in accordance with Section 1.9.

(d) Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, one share of Parent Common Stock.

1.7	Anti-Dilution Provisions.

If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any adjustments or payments to be made under Section 1.6 and any other number or amount contained herein which is based upon the number of shares of

Company Common Stock shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Warrants, Company Options and other awards under the Company Option Plan, the same economic effect as contemplated by this Agreement prior to such event; provided, that with respect to Company Options and other awards made under the Company Option Plan, any such adjustments shall be made only to the extent required under the applicable Company Option Plan.

1.8	Warrants and Stock Options.

(a) Each warrant to purchase one share of Company Common Stock granted by the Company (the “Company Warrants”) that is outstanding immediately prior to the Effective Time, whether exercisable or not exercisable at such time, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Warrant, in accordance with the terms of the Company Warrant, except that from and after the Effective Time, (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash, if so provided under the terms of such Company Warrant), (ii) the number of shares of Parent Common Stock subject to such Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole share, and (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under each such Company Warrant by the Exchange Ratio and rounding up to the nearest cent. Each of Company and Parent shall adopt any and all resolutions and take any and all necessary steps to effectuate the foregoing provisions of this Section 1.8(a), including using its reasonable efforts to obtain from each holder of a Company Warrant any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 1.8(a). Anything in this Agreement to the contrary notwithstanding, Parent shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 1.8(a) to a former holder of a Company Warrant who has not delivered such Consent or Contract.

(b) Each option to purchase one share of Company Common Stock granted by the Company, whether granted pursuant to the Company Option Plan (individually, a “Company Plan Option”) or otherwise (collectively, including all Company Plan Options, the “Company Options”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the Company Option Plan and/or stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Compensation Committee shall be substituted for Company and the compensation committee of the Board (including, if applicable, the Board) administering such Company Option Plan, (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash, if so provided under the terms of such Company Option), (iii) the number of shares of Parent Common Stock subject to such Company Options shall be equal to the number of shares of Company Common Stock subject to such Company Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio and rounding up to the nearest cent. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 1.8(b), each Company Option which is an “incentive stock option” or a nonqualified stock option held by a US taxpayer shall be adjusted as required by Section 424 of the Code and Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code and the Treasury Regulations under Section 409A of the Code, or otherwise result in negative tax treatment or penalties under Section 424 of the Code or Section 409A of the Code. Each of Company and Parent shall adopt any and all resolutions and take all necessary steps to effectuate the foregoing provisions of this Section 1.8(b).

(c) The Board or a committee of non-employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Company of Company Common Stock, Company Options or other equity securities of Company pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of Parent or a committee of non-employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock or other equity securities of Parent pursuant to the Merger or the other transactions contemplated by this Agreement (to the extent such equity securities are listed in the Section 16 Information, as defined below) is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 1.8(c), the term “Company Insiders” means those officers and directors of Company who are currently subject to or will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Parent in conjunction with the Merger, and the term “Section 16 Information” means information provided by Company that is accurate in all respects regarding Company Insiders and the number of shares of Parent Common Stock or other Parent equity securities to be acquired by each such Company Insider in connection with the Merger and other transactions contemplated by this Agreement.

(d) As soon as practicable after the Effective Time, Parent shall deliver to the participants in each Company Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto and the grants subject to such Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section1.8(b) after giving effect to the Merger), and Parent shall comply with the terms of each Company Option Plan to ensure, to the extent required by, and subject to the provisions of, such Company Option Plan, that Company Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time and Company Options which qualified for exemption from application of Section 409A of the Code prior to the Effective Time continue to remain so exempt. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance sufficient shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section 1.8. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

1.9	Exchange Procedures.

(a) On the Closing Date, Parent shall make available to the Parent’s transfer agent or another exchange agent selected by Parent and which is reasonably acceptable to the Company (the “Exchange Agent”), for exchange in accordance with this Section 1.9, the shares of the Parent Common Stock issuable pursuant to this Agreement. Promptly after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of “Street” holders, deliver) to each holder of record of a Company Certificate or Book-Entry Shares immediately prior to the Effective Time, appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Company Certificates or Book-Entry Shares shall pass, only upon proper delivery of such Company Certificates or Book-Entry Shares to the Exchange Agent). Each holder of shares of Company Common Stock that have been converted into the right to receive Merger Consideration shall be entitled to receive the Merger Consideration in respect of any share of Company Common Stock represented by a Company Certificate or any Book-Entry Share upon (i) surrender to the Exchange Agent of such Company Certificate, together with a duly completed and validly executed letter of transmittal and duly endorsed as the Exchange Agent may require or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request) in the case of book-entry of Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock represented by Company Certificates or Book-Entry Shares that are not registered in the transfer records of the Company, the consideration provided in Section 1.6 may be issued to a transferee if the Company Certificates representing such shares or Book-Entry Shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any

Company Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Company Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Company Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 1.6. No interest will accrue or be paid to any holder of Company Common Stock.

(b) After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 1.6(b)) issued and outstanding immediately prior to the Effective Time shall surrender or transfer the Company Certificate or Company Certificates representing such shares or Book-Entry Shares to the Exchange Agent together with a duly completed and validly executed letter of transmittal and duly endorsed as the Exchange Agent may require and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 1.6 in one or more shares of Parent Common Stock which shall be in uncertificated book entry form unless a physical certificate is requested, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 1.7. To the extent required by Section 1.6(d), each holder of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time also shall receive, upon surrender of the Company Certificate or Company Certificates or Book-Entry Shares, a check in the amount equal to any cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders or transfers such holder’s Company Certificate or Company Certificates or Book-Entry Shares for exchange as provided in this Section 1.9.

(c) Other than with respect to Israeli withholding taxes, each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state or local Tax Law, unless they have been presented with documentation that eliminates the requirement to withhold, and to request any necessary Tax forms, as applicable, or any other proof of exemption from withholding or similar information, from the stockholders of the Company or other recipient of payments in respect of which such deduction and withholding was made. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be. Each of Parent, the Surviving Corporation and the Exchange Agent shall provide any documentation of such deduction or withholding as reasonably requested by the stockholders of the Company or other recipient of payments in respect of which such deduction and withholding was made. To the extent so required by the Israeli Income Tax Ruling, or in the absence of an Israeli Tax Law Ruling, if waived by the Company pursuant to Section 5.3, Parent shall be entitled to (i) deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options or Company Warrants to whom the Israeli Income Tax Ruling applies, and (ii) transfer such deducted and withheld shares to the Exchange Agent.

(d) Any portion of the aggregate Merger Consideration that remains unclaimed by the holders of Company Common Stock for one year after the Effective Time shall be returned to Parent (together with any dividends or earnings in respect thereof). Any holders of Company Common Stock who have not theretofore complied with this Article 1 shall thereafter be entitled to look only to Parent, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Company Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(e) Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts of consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Sub, the directors and officers of Parent and Sub shall have the authority to take all such lawful and necessary action.

1.10	Rights of Former Company Stockholders.

At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates and Book-Entry Shares representing shares of Company Common Stock are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 1. Until surrendered for exchange in accordance with the provisions of Section 1.9, each Company Certificate theretofore representing shares of Company Common Stock and each Book-Entry Share (other than shares to be canceled pursuant to Section 1.6(b)) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 1.6 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of Company shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Company Certificates or Book-Entry Shares for certificates representing Parent Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Company Certificates or Book-Entry Shares until such holder surrenders such Company Certificates or Book-Entry Shares for exchange as provided in Section 1.9. However, upon surrender of such Company Certificates or Book-Entry Shares, both the Parent Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Company Certificates or Book-Entry Shares.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

No representation or warranty of the Company contained in Article 2 shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event, unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 2 has had or is reasonably likely to have a Company Material Adverse Effect (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 2.7(b), all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to (i) the representations in Sections 2.1(a) and (b) (first sentence of each only), 2.4(a), 2.4(b)(i), 2.4(b)(ii), 2.4(c), 2.7(b), 2.15, 2.16 and 2.23, which shall be true and correct in all material respects, and (ii) the representations and warranties of the Company contained in Sections 2.3(a) (first and second sentences only), 2.3(c) (first and second sentences only) and 2.25 shall be true and correct in all respects (except, in the case of the representations and warranties contained in Section 2.3(a), for such inaccuracies as are de minimis in the aggregate). The Company represents and warrants to Parent and Sub that, except as disclosed in the Company Disclosure Schedule or as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including the exhibits thereto), as amended, or in any Company SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but without giving effect to any amendment to any such Company SEC Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein (the “Filed Company SEC Documents”):

2.1	Organization, Standing, and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary.

(b) Each Company Subsidiary is duly organized, validly existing and, if applicable in its particular jurisdiction, in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary.

2.2	Articles of Incorporation and Bylaws.

The Company has heretofore made available to Parent true, correct and complete copies of the Organizational Documents, in each case as amended to the date of this Agreement, of the Company and each Company Subsidiary (collectively, the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect. The Company and the Company Subsidiaries are in compliance with the material terms of the Company Organizational Documents.

2.3	Capitalization.

(a) The authorized capital of the Company consists of (i) 300,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. At the close of business on April 23, 2013, (i) 63,680,118 shares of Company Common Stock were issued and outstanding, (ii) 63,680,118 shares of Company Common Stock were held by the Company in its treasury, (iii) 7,863,538 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (iv) 321,335 shares of Company Common Stock were reserved for issuance pursuant to the Company Warrants, and (v) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 2.3 of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the close of business on April 23, 2013, of (i) all Company Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates and the exercise or base prices and (ii) all outstanding Company Warrants, the number of shares of Company Common Stock subject thereto, the date of issuance, expiration date and the exercise price. All shares of Company Common Stock subject to issuance pursuant to the terms of the Warrant Agreements have been duly authorized and will, upon issuance, be validly issued, fully paid, nonassessable and free of preemptive rights. With respect to the Company Options, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board, or a committee thereof, (ii) each such grant was made in accordance with the terms of the applicable Company Option Plan, the Exchange Act and all other applicable Law, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.

(b) Except for the Company Options and the Company Warrants, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”), or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the shares of Company Common Stock. Other than pursuant to the Company Option Plan, there are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and any applicable U.S. state securities and “blue sky” laws.

(c) The Company or a Company Subsidiary is the record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, free and clear of any Lien, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Company Subsidiary, (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Company Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”), or (iv) obligations of the Company or any Company Subsidiary to make any payment based on the value of any shares of any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of any Company Subsidiary. All Subsidiary Securities of any Company Subsidiary incorporated or formed in a jurisdiction located within the United States of America are duly authorized, validly issued, fully paid and nonassessable.

(d) The Company or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company Subsidiary. No capital stock (or other equity interest) of any Company Subsidiary are or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Company Subsidiary held by a Company Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien.

2.4	Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement subject to obtaining the Required Company Vote, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized and approved by the Special Committee and the Board, and except for obtaining the Required Company Vote, no other corporate action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties hereto, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger and the other transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) assuming the Required Company Vote is obtained, conflict with or violate any provision of the Company Organizational Documents or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.5 and the Required Company Vote is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.5 are made and any applicable waiting periods referred to therein have expired, conflict with or violate in any material respect any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a benefit under or give rise to any right of termination, amendment, acceleration, payment or cancellation of, any Contract to which any Company Entity is a party, or result in the creation of a Lien upon any of the properties or Assets of the Company or any Company Subsidiary other than, in the case of clause (iii), as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(c) The Board, acting upon the unanimous recommendation of the Special Committee, at a meeting duly called and held at which all directors of the Company other than the Common Directors were present, duly and unanimously adopted resolutions (i) declaring that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of the Company and its stockholders (including its disinterested stockholders), (ii) approving, adopting and authorizing this Agreement, the Merger and the other transactions contemplated hereby and thereby, (iii) directing that the approval of this Agreement and the Merger and the other transactions contemplated hereby be submitted to a vote at a meeting of the stockholders of the Company (including its disinterested stockholders), and (iv) recommending that stockholders of the Company (including its disinterested stockholders) approve this Agreement, subject to the terms and conditions hereof (the “Company Board Recommendation”).

(d) The Required Company Vote constitutes the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Merger and the other transactions contemplated hereby.

2.5	Governmental Approvals.

Except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus, the Registration Statement and other filings required under, and compliance with other applicable requirements of, the Exchange Act, the rules of the NYSE and state securities and “blue sky” laws, (ii) the filings with and receipts of any consents or exemptions from the ISA and other filings required under, and in compliance with other applicable requirements of the Israeli Securities Law, 1968 and the rules of the TASE, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada as provided under the NRS, (iv) the filing of all applications, consents, approvals, authorizations and notices, as required by the FDA or any other federal, state, local or foreign Governmental Entity or Regulatory Authority (such as the European Medicines Agency (“EMEA”)), including such entities that are concerned with or regulate the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs (each, a “Healthcare Regulatory Authority”), each as set forth on Section 2.5(iv) of the Company Disclosure Schedule, (v) filings required under, and compliance with other applicable requirements of, the Antitrust Laws, including filings required under the HSR Act and the Foreign Antitrust Filings, (vi) notice to the Office of Chief Scientist of the Israeli Ministry of Industry, Trade and Labor (the items listed in Section 2.5 of the Company Disclosure Schedule and the requirements referenced in clauses (i)-(vi) of this Section 2.5 being referred to collectively as the “Governmental Approvals”), no consents or approvals of, Permits from or filings, declarations or registrations with, any Governmental Entity or Regulatory Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby.

2.6	Company SEC Documents; Company ISA and TASE Documents; Undisclosed Liabilities.

(a) Since January 1, 2010, the Company has timely filed with or furnished to the SEC all Company SEC Documents. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Laws, including, but no limited to, the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and (ii) to the Knowledge of the Company, none of the Company

SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Company Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act. The Company is not required to file with or furnish to the ISA and the TASE any Company ISA and TASE Documents.

(b) As of their respective dates of filing with the SEC, the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and Regulation S-X), (ii) have been prepared in accordance with GAAP applied on a consistent basis for the periods presented (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, and the results of their operations and cash flows, as of the dates and for the periods shown, in conformity with GAAP.

(c) The Company and the Company Subsidiaries have implemented and maintain a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements, and such system of internal control over financial reporting is reasonably effective. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2012 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, is accurate in all material respects. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(d) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) To the Knowledge of the Company, as of the date hereof, no employee of the Company or the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or the Company Subsidiaries. Neither the Company or the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or the Company Subsidiaries has discharged, demoted or suspended an employee of the Company or the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e) Since January 1, 2010, each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.

(g) Neither the Company nor any of the Company Subsidiaries has any Liabilities, including those arising under any Law and those arising under any Contract, except for Liabilities (i) reflected or reserved against on the balance sheet of the Company and the Company Subsidiaries as of December 31, 2012 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, or (iii) as contemplated by this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby.

2.7	Absence of Certain Changes.

(a) Since the Balance Sheet Date through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and except as provided in or contemplated by this Agreement, as set forth in Section 2.7 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any of the Company Subsidiaries has taken any action since January 1, 2013, that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 4.2.

(b) Since the Balance Sheet Date, there has not been any state of facts, change, event, effect or occurrence that has had, individually or in the aggregate, a Company Material Adverse Effect.

2.8	Litigation.

As of the date hereof, there is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries or any of its or their properties. As of the date hereof, neither the Company nor the Company Subsidiaries nor any of their respective properties is subject, or, to the Knowledge of the Company, threatened to be subject, to any outstanding Order.

2.9	Compliance with Laws; Permits.

Since January 1, 2010, the Company and the Company Subsidiaries have been and currently are in compliance in all material respects with all Laws and all Orders, in each case applicable to the Company or any Company Subsidiary. Since January 1, 2010, the Company and each of the Company Subsidiaries have held and currently hold all material Permits reasonably necessary for the conduct of their respective businesses as they are now being conducted and such Permits are valid and in full force and effect. No revocation or cancellation of any such material Permit is, the Knowledge of the Company, pending, and since January 1, 2010, neither the Company nor any of the Company Subsidiaries has received any written, or to the Knowledge of the Company, oral, notice from any Governmental Entity threatening to revoke or cancel any such Permit or threatening any adverse action with respect to any such Permit. The Company and the Company Subsidiaries are in compliance with the terms of all such material Permits.

2.10	Information Supplied.

(a) None of the information to be supplied by the Company and included in the Registration Statement to be filed by Parent with the SEC and/or any filing by Parent with the ISA and TASE, in each case in connection with the Parent Common Stock, will, when the Registration Statement becomes effective, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(b) None of the information to be included in the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, and any other documents to be filed by the Company or any of its Affiliates with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby (including the Required Filings) that is supplied by the Company or any of its Affiliates for inclusion therein, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the stockholders of the Company, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Company stockholder meeting to consider the Merger, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c) All documents that the Company or its Affiliates are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

2.11	Tax Matters

With respect to Tax Matters for which the applicable statute of limitations has not expired:

(a) The Company and each Company Subsidiary have filed when due (taking into account valid extensions): (i) all material Tax Returns required by applicable law to be filed with respect to it; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all material Taxes owed by the Company and the Company Subsidiaries, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (iv) as of the date of the latest financial statements of the Company, any liability of the Company or any Company Subsidiary for accrued Taxes not yet due and payable, or which are being contested, has been provided for on the financial statements of the Company to the extent required by and in accordance with GAAP.

(b) There is no outstanding request for any extension of time to a date that is beyond the Closing Date for any of the Company or the Company Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business and there has been no waiver or extension of any applicable statute of limitations to a date that is beyond the Closing Date for the assessment or collection of any Taxes of any of the Company or the Company Subsidiaries.

(c) There are no Liens for any Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of the Company and the Company Subsidiaries.

(d) No claim has been made in writing which is currently pending by an authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that such entity may be subject to Taxes by that jurisdiction.

(e) Neither the Company nor any Company Subsidiary has received any notice in writing which is currently pending of an assessment with any material Taxes. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any material Taxes which is currently pending or agreed to a material Tax assessment or deficiency.

(f) The Company and each Company Subsidiary has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law, and their respective records contain information and documents (including properly completed IRS Forms W-9) necessary to materially comply with the applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws.

(g) Neither the Company nor any Company Subsidiary (i) is a party to any written Tax allocation or sharing agreement (other than agreements among the Company and any Company Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (iii) is liable or responsible for the Tax Liability of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which the Company is parent), or as a transferee or successor (other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

(h) During the two-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(i) Neither the Company nor any Company Subsidiary has made any payments, is or will be obligated to make any payments (whether as a result of the transactions contemplated by this Agreement or otherwise), or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code. Neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income for any Tax period (or portion thereof) beginning after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Company and the Company Subsidiaries are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the Merger and the other transactions contemplated hereby.

2.12	Labor Relations.

(a) The Company and each Company Subsidiary have complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security payments and/or Taxes. To the Knowledge of the Company, neither the Company nor any Company Subsidiary currently employs, any Person who was not permitted to work in the jurisdiction in which such Person was employed. The Company and each Company Subsidiary has complied in all material respects with all Laws that could require overtime to be paid to any current employee of the Company and/or Company Subsidiaries, no current employee has ever brought or, to the Knowledge of the Company, threatened in writing to bring a claim for unpaid compensation or employee benefits, including overtime amounts, and no former employee has any claim pending or, to the Knowledge of the Company, has threatened in writing to bring a claim for unpaid compensation or employee benefits, including, without limitation, overtime amounts.

(b) Neither the Company nor any Company Subsidiary is delinquent in payments to any of its current employees for any material wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(c) There is no unfair labor practice complaint against the Company or any Company Subsidiary pending before any Governmental Entity.

(d) There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any Company Subsidiary.

(e) No labor union represents any employees of the Company or any Company Subsidiary. To the Knowledge of the Company, no labor union has taken any material action with respect to organizing the employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is party to or bound by any collective bargaining agreement or union contract.

(f) Any individual who performs or performed services for the Company or any Company Subsidiary and who is not treated as an employee for U.S. federal income tax purposes by the Company or for income tax purposes of the relevant jurisdiction of such Company Subsidiary, is not an employee under applicable Laws.

(g) To the Knowledge of the Company, no officer or key employee presently intends to terminate their respective employment with the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have a present intention to terminate the employment of any of the foregoing.

(h) The employment of all Persons and officers currently employed by the Company and any Company Subsidiary is terminable at will, subject to any notice period required by Law. All material sums due for employee compensation and benefits and all accrued vacation time owing to any employees of the Company or any Company Subsidiary have been duly and adequately accrued on the accounting records of the Company, in each case in accordance with GAAP.

(i) Each current or former employee, officer and consultant of the Company and of each Company Subsidiary has executed a proprietary information and inventions assignment agreement or similar agreement whereby all Intellectual Property created by them in the scope of their employment or other relationship with the Company or any Company Subsidiary is assigned to the Company. To the Knowledge of the Company, none of the Company’s or any Company Subsidiaries’ current or former employees, officers or consultants are in material violation thereof. To the Knowledge of the Company, other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company, no current or former employee, officer or consultant of the Company or of any Company Subsidiary has excluded material works or inventions made prior to his or her employment or consulting relationship with the Company or Company Subsidiary (as the case may be) from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. Except as set forth in Section 2.12(i) of the Company Disclosure Schedule, each employee of the Company and of any Company Subsidiary has received full and fair compensation with respect to any such Intellectual Property, including any service invention, including according to Section 134 of the Israeli Patents Law 5727-1967. No employee of the Company or any Company Subsidiary is entitled to any further payment from the Company or any Company Subsidiary with respect to any such Intellectual Property (including “service inventions” as aforesaid).

(j) Except as set forth in Section 2.12(j) of the Company Disclosure Schedule, each former employee, officer and consultant of the Company and of each Company Subsidiary who was involved in the creation of material Owned Intellectual Property has assigned to the Company or applicable Company Subsidiary all of his or her rights in and to the material Owned Intellectual Property.

(k) Since January 1, 2012, none of the Company or any Company Subsidiary has taken any material action that would trigger notice or liability under any state, local or foreign plant closing notice Law.

(l) Notwithstanding and without limiting the foregoing sub-paragraphs of this Section 2.12, with respect to Israeli Employees:

(i) The Company’s and/or any Company Subsidiary’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law, 5723-1963 are fully funded (through insurance or otherwise) as required by applicable Law or in accordance with GAAP, or a book reserve account has been established (in each case sufficient to procure or provide for the accrued benefit obligations in accordance with GAAP)

(ii) All amounts that the Company and/or any Company Subsidiary is legally or contractually required either (x) to deduct from its Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Income Tax Ordinance [New Version] 5721-1961 (the “Tax Ordinance”) and National Insurance Law, 5754-1994 or otherwise have, in each case, been duly deducted, transferred, withheld and paid in all material respects.

(iii) Neither the Company nor any Company Subsidiary has engaged any Israeli Employee whose employment would require special licenses or permits.

(iv) There are no unwritten policies or customs which, by extension, could entitle Israeli Employees to material benefits in addition to what they are entitled by Law (including, without limitation, unwritten customs concerning the payment of statutory severance pay when it is not legally required), other than those included in the Plans.

(v) Neither the Company nor any Company Subsidiary has engaged any consultants, sub-contractors or freelancers who, according to Israeli Law, would be entitled to the rights of an employee vis-à-vis the Company or any Company Subsidiary, including rights to severance pay, vacation, recuperation pay (“dmei havra’a”) and other employee-related statutory benefits.

2.13	Employee Benefits Plans.

(a) Schedule 2.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) currently established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken and currently exists) by the Company or any Company Subsidiary on behalf of any employee, officer, director, consultant, stockholder or other individual service provider of the Company or any Company Subsidiary (in each case, whether current, former or retired) or their dependents, spouses, or beneficiaries or under which the Company or any Company Subsidiary has any liability, contingent or otherwise, other than legally mandated benefit plans or arrangements. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Plans.”

(b) With respect to each Plan, the Company has provided or made available to Parent complete and correct copies of (i) all related agreements, plan documents, trust agreements, insurance contracts or other funding arrangements, (ii) all current summary plan descriptions, (iii) the most recent audited financial statements and actuarial valuation reports, (iv) material communications received from or sent to any Governmental Entity relating to any ongoing compliance matter, and (v) all amendments and modifications to any such Plan.

(c) With respect to each Plan: (i) each Plan has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of applicable Law; (ii) there are no pending or, to the Company’s Knowledge, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such arrangements or the sponsor or the administrator, or against any fiduciary of the Plans with respect to the operation of such arrangements (other than routine benefits claims); (iii) each Plan, which under the laws of any jurisdiction, is required to be registered or approved by any Governmental Entity, has been so registered and approved and, to the Company’s Knowledge, if intended to qualify for special tax treatment, meets all requirements for such treatment in all material respects; (iv) no Plan is under audit or, to the Company’s Knowledge, investigation by any governmental entity or regulatory authority;

(v) all payments required to be made by the Company under any Plan, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each Plan, applicable Law and GAAP; (vi) there has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year; (vii) the Company may amend or terminate each Plan (other than individual arrangements or Plans required by applicable Law) at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination and administrative expenses associated with such termination; and (viii) no Plan is a self-insured arrangement and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of Plans that are fully-insured.

(d) None of the Plans that is a pension scheme has any unfunded liability. None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or the participant’s beneficiary.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, consultant or other service provider of the Company and the Company Subsidiaries or with respect to any Plan; (ii) limit or restrict the right of the Company to merge, amend or terminate any Plan; (iii) increase any benefits otherwise payable under any Plan; (iv) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise), of any such compensation or benefits; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code, any taxes required by Section 409A of the Code, or as part of severance arrangements.

(f) Notwithstanding and without limiting the foregoing sub-paragraphs of this Section 2.13 solely with respect to Israeli Employees, the Company and the Company Subsidiaries have complied in all material respects with all applicable Israeli Laws relating to employee benefit and stock incentives plans, including but not limited to the Tax Ordinance, as required to enable the grants of options under any Plan to qualify for preferable tax treatment pursuant to Section 102 of the Tax Ordinance.

2.14	Environmental Matters

(a) (i) the Company and the Company Subsidiaries comply, and have complied since January 1, 2010, with all applicable Environmental Laws; (ii) there are no Materials of Environmental Concern at any of the properties at which the Company or any Company Subsidiary owns, leases or operates under circumstances that are reasonably likely to result in liability of the Company or the Company Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor the Company Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar U.S. state statute concerning, any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Entity or otherwise; (iv) neither the Company nor the Company Subsidiaries has received any written claim, notice or complaint, or been subject to any Litigation, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and to the

Knowledge of the Company no such Litigation has been threatened; and (v) to the Company’s Knowledge, there are no current facts, circumstances or conditions arising out of or relating to the operations of the Company or the Company Subsidiaries or any currently owned, leased or operated properties of the Company or the Company Subsidiaries that would reasonably be expected to result in the Company or the Company Subsidiaries incurring liability under any applicable Environmental Law.

(b) The consummation of the Merger by the Company does not require the prior consent or pre-approval of any Governmental Entity with jurisdiction over the Company or any Company Subsidiary regarding environmental matters (including Environmental Permits).

2.15	Intellectual Property.

(a) The Company and each of the Company Subsidiaries (i) own all right, title and interest in and to the Owned Intellectual Property or (ii) are licensed or otherwise possess sufficient right to use and enforce all Owned Intellectual Property (all such Owned Intellectual Property, together with all Intellectual Property to which the Company or any Company Subsidiary has been granted any license or other rights, collectively “Company Intellectual Property”). All such Company Intellectual Property, including applications, trademarks, copyrights, patents, and registrations for the Company Intellectual Property are set forth in Section 2.15(a), (c) or (g) of the Company Disclosure Schedule. To the Knowledge of the Company, the Company Intellectual Property are valid, subsisting and enforceable (or in the case of applications, properly applied for) and held in the name of the Company or the Company Subsidiaries, and the Company is aware of no facts or circumstances which could result in a decision from a court, patent office, or other regulatory agency rendering any Company Intellectual Property invalid or unenforceable. For purposes of this Agreement, “Intellectual Property” shall mean: (i) patents, patent applications of any kind (including, without limitation, provisional, utility, divisions, continuations, continuations in part and renewal applications and foreign counterparts thereof), inventions, discoveries, inventor’s certificates, and invention disclosures (whether or not patented), and any renewals, extensions, re-examinations, supplementary protection certificates or reissues thereof, in any jurisdiction (“Patents”); (ii) rights in registered and unregistered trademarks, trade names, service marks, brand names, certification marks, trade dress, logos, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (iii) domain names, uniform resource locators and other names and locators associated with the Internet, and any and all applications or registrations therefor; (iv) all trade secrets, and other confidential information including technology, know how, data, processes, schematics, business methods, formulae, drawings, designs, compositions of matter, techniques, improvements, methods (including manufacturing methods), clinical and regulatory strategies, formulations, manufacturing data and processes specifications, manuals, research and development/clinical proposals and proprietary customer and supplier lists, and all documentation relating to any of the foregoing (“Trade Secrets”); (v) copyrighted and copyrightable writings, published and unpublished writings and other works, whether copyrightable or not, in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, designs, schematics and specifications, derivative works in any jurisdiction for the foregoing, and any renewals or extensions thereof or moral rights related thereto; (vi) rights under all agreements, including agreements with any Person, relating to the foregoing; (vii) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing; and (viii) any and all other intellectual property or proprietary rights relating to any of the foregoing.

(b) To the Knowledge of the Company, there is no material unauthorized use, disclosure, infringement or misappropriation by any third party of any of the Company Intellectual Property, including by any employee or former employee of any of the Company or its Affiliates. To the Knowledge of the Company, neither the Company Intellectual Property nor the Company’s use, development, manufacture, marketing, license, or sale of any Company Product currently licensed, utilized, sold, provided or furnished by the Company or its Affiliates pursuant to the Company Intellectual Property nor the conduct of the business of the Company or its Affiliates as currently conducted materially violates or materially conflicts with any license or other agreement between the

Company and any third party, or materially infringes or misappropriates any right, title, interest, or goodwill in or to any Intellectual Property or other proprietary right of any third Person. To the Knowledge of the Company, the manufacture, sale, offer for sale, use, or importation of any Company Product, following any FDA approval of the same and as contemplated by this Agreement, would not materially violate or materially conflict with any license or other agreement between the Company and any third party, or materially infringe or misappropriate any right, title, interest, or goodwill in or to any Intellectual Property or other proprietary right of any third Person. There is no pending or, to the Knowledge of the Company, threatened, material claim or litigation contesting the validity, enforceability or ownership of the Patents or right of the Company or its Affiliates to exercise the rights therein nor, to the Knowledge of the Company, is there any specific facts that would form any reasonable basis for any such claim. There is no material claim or proceeding pending against the Company, or to the Knowledge of the Company threatened, alleging that the Company or its Affiliates by the use or sale of the Company Product have infringed or misappropriated any Intellectual Property of any third party.

(c) Other than agreements between and the Company and its Affiliates and their respective employees and consultants, non-disclosure agreements entered into in the ordinary course of business, and support and maintenance agreements entered into in the ordinary course of business, Section 2.15(c) of the Company Disclosure Schedule sets forth a complete list of all (i) material licenses, sublicenses and other agreements in which the Company or its Affiliates have granted to any Person the right to make, use, sell, offer for sale, have made or import the Company Intellectual Property, (ii) each material agreement, contract or license under which any of the Company or its Affiliates is obligated to pay fees or royalties to any Person in connection with the use of any Company Intellectual Property, and (iii) all other material consents, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which the Company or its Affiliates is a party relating to the Company Intellectual Property.

(d) To the Knowledge of the Company, none of the Patents or inventions disclosed therein have been used, divulged, disclosed or appropriated to the material detriment of the Company for the benefit of any Person other than the Company or its Affiliates (for clarity, excluding pursuant to standard non-disclosure provisions entered into in the ordinary course of business). To the Knowledge of the Company, no employee, independent contractor, consultant or agent of the Company or its Affiliates has misappropriated any Trade Secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of the Company or its Affiliates.

(e) Each employee of, or consultant to, the Company or its Affiliates, that has performed services relevant to the Company Intellectual Property has assigned to the Company any and all rights, title and interest in and to any ideas, inventions or other Intellectual Property comprising or relating to such Company Intellectual Property, including any moral rights the Company may have in the Company Intellectual Property.

(f) The Company has taken reasonable precautions customary in the territory and industry in which the Company operates to protect the secrecy, confidentiality, and value of its material Trade Secrets, that it intends to maintain as a Trade Secret. Such Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Company, have not been used, divulged, or appropriated for the benefit of any Person (other than the Company), except pursuant to a properly executed standard confidentiality and non-disclosure agreement and, to the Knowledge of the Company, no Person has materially breached such agreement. No third party has challenged any of the Company’s Trade Secrets in any action or proceeding or, to the Knowledge of the Company, threatened to do so.

(g) All Company Intellectual Property that is related to any hGH-CTP product or that is required to make, use, sell, offer for sale any hGH-CTP product is set forth in Section 2.15(g) to the Company Disclosure Schedule (the “hGH-CTP Intellectual Property”). To the Knowledge of the Company, the patents covering the hGH-CTP Intellectual Property are valid, subsisting and enforceable (or in the case of applications, properly applied for) and held in the name of the Company or the Company Subsidiaries, and the Company is aware of no material facts or circumstances which could result in a decision from a court, patent office, or other regulatory agency rendering any patents covering the hGH-CTP Intellectual Property invalid or unenforceable. To the Knowledge of the Company, the Company has taken no action, and is aware of no facts or circumstances, that would affect the validity or enforceability of the hGH-CTP Intellectual Property or impair or constitute an Encumbrance on the Company’s ability to transfer the hGH-CTP Intellectual Property.

(h) No Company Intellectual Property right will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement.

(i) Except for Company Intellectual Property developed from funds by the Office of the Chief Scientist of the State of Israel, the Company Intellectual Property was not developed using any federal or university funding, resources or staff, no government entity or university has any rights to any of the Company Intellectual Property, and the Company Intellectual Property is not subject to any consortia agreement.

(j) The Company, any Company Subsidiary, and any respective sublicensee thereof are in compliance with their respective obligations under any Contract pursuant to which the Company or any Company Subsidiary has been granted a license or other rights to Intellectual Property.

2.16	FDA and Related Matters.

(a) The Company and the Company Subsidiaries are and have been, since January 1, 2010, in compliance in all respects with (i) all Laws (including all rules, regulations and policies) of the FDA, Drug Enforcement Administration (“DEA”), EMEA and other Healthcare Regulatory Authorities and (ii) all Healthcare Regulatory Authorizations, including all requirements of the FDA, DEA, the EMEA and all other Healthcare Regulatory Authorities, that are applicable to the Company and the Company Subsidiaries, or by which any property, product, or other asset of the Company and the Company Subsidiaries (including, without limitation, any Product Candidate (as defined below)) is bound or affected. As of the date of this Agreement, neither the Company nor the Company Subsidiaries has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Healthcare Regulatory Authority.

(b) Since January 1, 2010, the Company and the Company Subsidiaries have held all Healthcare Regulatory Authorizations required for the conduct of their respective businesses, and all such Healthcare Regulatory Authorizations are in full force and effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization.

(c) Section 2.16(c) of the Company Disclosure Schedule contains a complete and accurate list of all of the Product Candidates of the Company Entities, listing, where applicable, those Product Candidates for which the Company Entities have applied for or have authorization or clearance through inaction to test the product in human subjects (“Human Testing Authorization”) according to applicable regulations and listing the type of application made. For those Product Candidates listed in Section 2.16(c) of the Company Disclosure Schedule as having Human Testing Authorization, such Human Testing Authorization has not been revoked or rescinded. No notification has been received by any Company Entity from any Regulatory Authority that would reasonably be expected to preclude the Company from continuing to test such Product Candidates. No applications made or other materials submitted by the Company Entities to any Regulatory Authority contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading on a material matter. For the purposes of this Agreement, “Product Candidates” means biologics, compounds or other products under development, current, active or otherwise, or consideration by the Company or any Company Subsidiary or any of their respective licensees.

(d) There are no facts or circumstances that the Company has concluded are reasonably likely to have a material adverse effect on the continued supply (either for clinical or commercial purposes) of the active ingredients or raw materials necessary to produce the Product Candidates currently used in clinical trials.

(e) Section 2.16(e) of the Company Disclosure Schedule contains a complete and accurate list of all of the Company Entities’ research programs relating to any Product Candidates, including, but not limited to, the hGH-CTP Intellectual Property, ongoing immediately prior to the date of this Agreement in one or more specific therapeutic areas or one or more specific biological pathways or targets.

(f) Neither the Company nor any of the Company Subsidiaries has received any material written information since January 1, 2010 from any Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of Company Products which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority.

(g) The Company has made available to Parent all reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between the Company and any of the Company Subsidiaries, on the one hand, and any Healthcare Regulatory Authority, on the other hand, since January 1, 2010, including, but not limited to, any such information in connection with or related to any hGH-CTP Intellectual Property.

(h) All material reports, documents, claims, applicable product registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company and the Company Subsidiaries since January 1, 2010 have been so filed, maintained or furnished and, to the Knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(i) The Company and the Company Subsidiaries have not since January 1, 2010 voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Product Candidate Product Candidate being administered in a human clinical trial sponsored by the Company or the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received any written notice since January 1, 2010 that the FDA or any other Governmental Entity or Regulatory Authority has (i) commenced, or threatened to initiate, any action to request the recall of any Product Candidate, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Product Candidate, or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Product Candidate produced at any facility where any Product Candidate is manufactured, tested, processed, packaged or held for sale.

(j) All clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Company or the Company Subsidiaries, or in which the Company and the Company Subsidiaries or their products or Product Candidates have participated were and, if still pending, are being conducted in accordance with all internal health, safety and environmental guidelines and standards of the Company or the Company Subsidiaries, any and all applicable trial protocols, standard medical and scientific research procedures and all applicable Laws, including, but not limited to, compliance with the requirements of Good Laboratory Practice (21 C.F.R. pt. 58) and FDA regulations relating to Good Clinical Practice and Clinical Trials (including 21 C.F.R. pt. 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. pts. 50, 54, and 56), any relevant current International Conference on Harmonisation (ICH) guidance documents, and all similar local, state, federal, EU and other foreign Laws or Regulatory Authorities’ requirements, and any adverse event reporting requirements of any of the foregoing. The Company and the Company Subsidiaries have not received since January 1, 2010 any written notices, correspondence or other communication from any Regulatory Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or any Company Subsidiary, or in which the Company or the any of the Company Subsidiaries have participated.

(k) All clinical trials conducted by or on behalf of the Company Entities and relied on for marketing authority conform to the characteristics of “adequate and well-controlled studies” set forth in 21 C.F.R. § 314.126.

(l) All manufacturing operations conducted by or for the benefit of the Company Entities, whether domestic or foreign, have been, and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, the relevant current International Conference on Harmonization (ICH) guidance documents (including, without limitation, the ICH Guidance Q7A Good Manufacturing Practices Guidance for Active Pharmaceutical Ingredients), 21 C.F.R. Parts 210, 211, 606 and 610, and all similar local, state, federal, EU and other foreign Laws or Regulatory Authorities’ requirements.

(m) Neither the Company nor any of the Company Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from any Healthcare Regulatory Authority, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company or the Company Subsidiaries.

(n) Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company, the Company Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or otherwise. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion of the Company is pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.

(o) The Company has made available to Parent all information Known to the Company with respect to the safety or efficacy of the Product Candidates (including, without limitation, the hGH-CTP Intellectual Property).

(p) No clinical hold or termination of a clinical study has been ordered by FDA under 21 C.F.R. § 312.42 or § 312.44, or by any other Regulatory Authority on any clinical trial of a product of the Company Entities, and no such clinical trial has otherwise has been suspended or terminated by any person (including the Company or the Company Subsidiaries) prior to completion.

(q) No Company Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that the Company believes is reasonably likely to materially impede or delay receipt of any Governmental Approvals or any other Consents necessary to consummate the Merger or the other transactions contemplated by this Agreement.

2.17	Real Property.

The Company has no Owned Real Property and the Company or a Company Subsidiary has a valid leasehold interest in all of its Leased Real Properties, free and clear of all Liens and Encumbrances (other than Permitted Encumbrances). The Real Property is sufficient to conduct the Company’s and the Company’s

Subsidiaries’ respective businesses as currently conducted in all material respects. The Company has delivered to Parent a true and complete copy of each agreement creating a Lease to each material Leased Real Property, and each amendment thereto. Except as may be limited by the Bankruptcy and Equity Exception, all Leases for Leased Real Property are valid and in full force and effect against the Company or any Company Subsidiary and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, to the Company’s Knowledge, under any of such Leases, any existing default by the Company or any Company Subsidiary which, with notice or lapse of time or both, would result in the termination such Leases. With respect to each Lease, (i) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein and (ii) there are no Liens or Encumbrances (other than Permitted Encumbrances) on the estate or interest created by such Lease. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

2.18	Material Contracts.

Each Company Material Contract is valid and binding on the Company and any of the Company Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms (and not as a result of a default by the Company). The Company and each Company Subsidiary, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract. There is no Default under any Company Material Contract by the Company or any Company Subsidiary, or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a Default thereunder by the Company or any Company Subsidiary or to the Knowledge of the Company, by any other party thereto.

2.19	Insurance.

The Company maintains for itself and the Company Subsidiaries insurance policies covering the Company’s property and equipment, D&O liability and clinical trials in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Company and the Company Subsidiaries. All of such insurance policies are in full force and effect, and neither the Company nor any Company Subsidiary is in material default with respect to its obligations under any of such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date hereof, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any insurance policy of the Company and the Company Subsidiaries during the period of one year prior to the date hereof.

2.20	Related Party Transactions.

No current officer, director or Affiliate of the Company is a party to any material agreement, contract, commitment or transaction with the Company or the Company Subsidiaries or has any material interest in any material property used by the Company or the Company Subsidiaries or is a Person that is a party to any Contract that would be required to be disclosed under Item 404 of regulation S-K of the Securities Act.

2.21	U.S. Export and Import Controls.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries are and, to the Knowledge of the Company, since January 1, 2010, have been, in compliance in all material respects with applicable United States export control and import laws, and with United States Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Export

Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, and the laws administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection (collectively, the “U.S. Export Control and Import Laws”).

(b) Since January 1, 2010, neither the Company nor any of the Company Subsidiaries has received any written communication from any Governmental Authority that alleges that the Company or any Company Subsidiary or any agent or employee thereof has materially violated, is not in material compliance with, or has any material liability under, any U.S. Export Control and Import Laws.

(c) Neither the Company nor any Company Subsidiaries has, since January 1, 2010, made, or currently intends to make, any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any material potential violation or liability of the Company or any Company Subsidiary arising under or relating to any U.S. Export Control and Import Laws.

(d) To the Knowledge of the Company, since January 1, 2010, there have been no investigations or administrative enforcement actions, pending or closed by any Governmental Authority with respect to any potential material violation or liability of the Company or any Company Subsidiary arising under or relating to any U.S. Export Control and Import Laws.

2.22	Questionable Payments.

Neither the Company nor any of Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.23	Anti-Takeover Provisions.

There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound. The Company has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, and inapplicable to Parent, Sub and the Company’s capital stock in connection with this Agreement and the transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar laws of the State of Nevada or any other state or jurisdiction, including the “Acquisition of Controlling Interest” statutes set forth in NRS 78.378 - 78.3793, inclusive, and the “Combinations With Interested Stockholders” statutes set forth in NRS 78.411 - 78.444, inclusive (collectively, the “Anti-takeover Laws”), and no such Anti-takeover Laws apply or will apply to this Agreement and the transactions contemplated hereby, including the Merger.

2.24	Opinion of Financial Advisor.

The Special Committee has received the opinion of Oppenheimer & Co., Inc. (the “Committee Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Exchange Ratio to be received in the Merger by holders of Company Common Stock is fair, from a financial point of view, to such holders (other than any Parent Entity or any of their respective Affiliates), and such opinion has not been modified or withdrawn as of the date of this Agreement.

2.25	Brokers and Finders.

Except for the Committee Financial Advisor and Jefferies LLC, the fees of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary or Affiliates. The Company has made available to Parent a true and complete copy of the engagement letter (including any amendments thereto) with the Committee Financial Advisor, which engagement letter (as so amended, if applicable) sets forth all of the fees of the Committee Financial Advisor payable by the Company in connection with the Merger and the other transactions contemplated hereby.

2.26	Israeli Anti-Trust Provisions.

The Company is not, and does not, directly or indirectly, control (as defined in the Israeli Restrictive Trade Practices Law, 5748-1988 (and the regulations promulgated thereunder) (the “Israeli Restrictive Practices Law”)) an entity which is a “monopoly” (as defined in the Israeli Restrictive Practices Law). The Company’s revenue from any sales or other activities in Israel during year 2012 is less than ten million New Israeli Shekels (NIS 10,000,000).

2.27	Tax and Regulatory Matters.

No Company Entity or, to the Knowledge of Company, any Affiliate thereof has taken or agreed to take any action, and Company does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) materially impede or delay receipt of any of the Governmental Approvals.

2.28	Government Grants.

Section 2.28 of the Company Disclosure Schedule identifies each Governmental Grant to the Company or any Company Subsidiary. The Company and each Company subsidiary is in compliance with the terms, conditions, and requirements of all Governmental Grants, except for any noncompliance with such Governmental Grants that would not cause the Company or a Company Subsidiary to lose a material benefit or incur any material liability. Except as set forth in Section 2.28 of the Company Disclosure Schedule, no Governmental Entity: (i) has provided any support to the Company or any Company Subsidiary; or (ii) is or may become entitled to receive any royalties or other payments from the Company or any Company Subsidiary in consideration of such participation or support.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

No representation or warranty of Parent and Sub contained in Article 3 shall be deemed untrue or incorrect, and Parent and Sub shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event, unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 3 has had or is reasonably likely to have a Parent Material Adverse Effect; provided, that the foregoing shall not apply to (i) the representations and warranties of Parent and Sub contained in Sections 3.1(a) and (b) (first sentence of each only) 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.5 (second sentence only) and 3.8(a) which shall be true and correct in all material respects and (ii) the representations and warranties of Parent and Sub contained in Sections 3.4(a) (first and second sentences only), 3.4 (b) (first sentence only), 3.5 (first and second sentences only) and 3.17 shall be true and correct in all respects (except, in the case of the representations and warranties contained in Section 3.4(a) (first and second sentences only), for such inaccuracies as are de minimis in the aggregate). Parent and Sub represent and warrant to the Company that, except as disclosed in the Parent Disclosure Schedule or as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including the exhibits thereto) or in any Parent SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but without giving effect to any amendment to any such Parent SEC Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein:

3.1	Organization, Standing, and Power.

(a) Parent is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary.

(b) Sub is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Sub is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary.

3.2	Authority; Noncontravention; Voting Requirements

(a) Each of Parent and Sub has all necessary corporate right, power and authority to execute and deliver this Agreement and, subject to obtaining the Required Parent Vote in connection with the issuance of Parent Common Stock to be issued as Merger Consideration as contemplated by this Agreement, and the adoption of this Agreement by Parent as the sole stockholder of Sub, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Sub have been duly and validly authorized by its board of directors (other than the Common Directors who abstained and recused themselves from all discussions relating to this Agreement, the Merger and the transactions contemplated hereby) and Parent’s audit committee and, other than the Required Parent Vote, and Parent’s adoption of this Agreement in its capacity as the sole stockholder of Sub, no other corporate proceedings or approvals on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by each of Parent and Sub of this Agreement or the consummation by Parent and Sub of the transactions contemplated hereby (other than, with respect to the Merger, the filing of the Articles of Merger). Each of Parent and Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other parties thereto, such agreements constitute valid and binding obligations of each of Parent and Sub, as applicable, enforceable against each of them in accordance with their respective terms, subject, in each case, to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Sub nor the consummation of the Merger and the other transactions contemplated hereby by Parent and Sub, as applicable, nor compliance by each of Parent and Sub, as applicable, with any of the terms or provisions hereof or thereof, as applicable, will (i) conflict with or violate any provision of the Organizational Documents of Parent or Sub, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.5, Section 3.3, the Required Parent Vote and the Required Company Vote is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.5 and Section 3.3 are made and any applicable waiting periods referred to therein have expired, conflict with or violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Parent or Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a benefit under or give rise to any right of termination, amendment, acceleration, payment or cancellation of any Contract to which any Parent Entity is a party, or result in the creation of a Lien on any of the properties or Assets of Parent or Sub, other than, in the case of clause (iii), as would not, individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect.

3.3	Required Filings and Consents.

Except for the Governmental Approvals, no consents or approvals of, Permits from or filings, declarations or registrations with, any Governmental Entity or Regulatory Authority are necessary for the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby, other than as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect or materially delay or materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby.

3.4	Capital Stock.

(a) The authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock, of which 339,030,591 shares were issued and 336,737,265 shares were outstanding at the close of business on April 22, 2013, and (ii) 10,000,000 shares of preferred stock of Parent, of which no shares were issued and outstanding at the close of business on April 22, 2013. As of the date of this Agreement, no more than 20,456,054 shares of Parent Common Stock are subject to Parent Options in respect of Parent Common Stock, and no more than 3,483,100 shares of Parent Common Stock are reserved for future grants under the Parent Stock Plan. Upon any issuance of any shares of Parent Common Stock in accordance with the terms of the Parent Stock Plan, such shares will be duly and validly issued and fully paid and nonassessable. As of the date of this Agreement, no more than 24,562,516 shares of Parent Common Stock are issuable upon the exercise of Parent Warrants. As of the date of this Agreement, no more than 29,711,098 shares of Parent Common Stock are issuable upon the conversion of Parent’s 3.00% convertible senior notes due 2033 (the “Parent Notes”). Except for Parent Options, Parent Warrants and the Parent Notes, there are on the date hereof no outstanding (i) securities of Parent convertible into, exercisable or exchangeable for shares of capital stock or voting securities or ownership interests in Parent, (ii) agreements or commitments requiring Parent to issue, or other obligations of Parent to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) Parent (or, in each case, the economic equivalent thereof). No Parent Entity owns any capital stock of Parent.

(b) All of the issued and outstanding shares of Parent Common Stock are, and all of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon obtaining the Required Parent Vote and consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights.

3.5	Parent Subsidiaries.

Parent or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Parent Subsidiary. No capital stock (or other equity interest) of any Parent Subsidiary are or may become required to be issued (other than to another Parent Entity) by reason of any Equity Rights, and there are no Contracts by which any Parent Subsidiary is bound to issue (other than to another Parent Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Parent Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Parent Subsidiary (other than to another Parent Entity). There are no Contracts relating to the rights of any Parent Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Parent Subsidiary. All of the shares of capital stock (or other equity interests) of each Parent Subsidiary held by a Parent Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Parent Entity free and clear of any Lien.

3.6	SEC Filings; Financial Statements.

(a) Parent has timely filed all SEC Documents required to be filed by Parent since January 1, 2010 (the “Parent SEC Reports”). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except to the extent updated, amended, restated or corrected by a subsequent SEC Document filed or furnished to the SEC by Parent and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the mailing of such proxy statement) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any SEC Documents.

(b) Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis for the periods presented (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X), and presented fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

(c) Since January 1, 2010, Parent and each Parent Entity has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the Parent SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(d) Parent has designed and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

3.7	Absence of Undisclosed Liabilities.

Since December 31, 2012, no Parent Entity has incurred any Liability, except (i) such Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012, (ii) in connection with this Agreement and the transactions contemplated hereby, (iii) such Liabilities that are accrued or reserved against in the consolidated balance sheets of Parent as of December 31, 2012, included in the Parent SEC Reports, or (iv) as is not reasonably likely to have a Parent Material Adverse Effect.

3.8	Absence of Certain Changes or Events.

(a) Since December 31, 2012, there has not been any state of facts, change, event, effect or occurrence that has had, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since December 31, 2012, Parent has carried on its businesses only in the ordinary course consistent with past practices.

3.9	Tax Matters.

(a) The Parent Entities have timely filed with the appropriate taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. The Parent Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Parent Entities (whether or not shown on any Tax Return) if required to have been paid, have been paid (except for Taxes which are being contested in good faith). There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the Parent Entities. No claim has ever been made in writing which is currently pending by an authority in a jurisdiction where any Parent Entity does not file a Tax Return that such Parent Entity may be subject to Taxes by that jurisdiction.

(b) None of the Parent Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes which is currently pending, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Parent Entity. None of the Parent Entities has waived any statute of limitations in respect of any Taxes which are currently pending.

(c) Each Parent Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

3.10	Environmental Matters.

(a) To the Knowledge of Parent, each Parent Entity, is and has been since January 1, 2010, in material compliance with all Environmental Laws with respect to all real property owned, leased or operated by it.

(b) There is no Litigation pending or, to the Knowledge of Parent, threatened before any Governmental Entity in which any Parent Entity is reasonably expected to incur material Liability (i) under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material.

3.11	Compliance with Laws.

Since January 1, 2010, Parent Entities have been and currently are in compliance in all material respects with all Laws and all Orders, in each case applicable to any Parent Entity. Since January 1, 2010, each Parent

Entity has held and currently holds all material Permits reasonably necessary for the conduct of their respective businesses as they are now being conducted and such Permits are valid and in full force and effect. No revocation or cancellation of any such material Permit is, to the Knowledge of Parent, pending, and since January 1, 2010, no Parent Entity has received any written, or to the Knowledge of the Company, oral, notice from any Governmental Entity threatening to revoke or cancel any such Permit or threatening any adverse action with respect to any such Permit. Each Parent Entity is in compliance with the terms of all such material Permits.

3.12	Material Contracts.

No Parent Entity is a party to any Contract or amendment thereto that would be required to be, and has not been, filed as an exhibit to a SEC Report filed by Parent with the SEC as of the date of this Agreement. With respect to any Contract or amendment thereto required to be filed as an exhibit to a SEC Report filed by Parent with the SEC: (i) the Contract is in full force and effect, except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms (and not as a result of a Default by Parent) and subject to the Bankruptcy and Equity Exception; (ii) no Parent Entity is in Default thereunder; and (iii) no other party to any such Contract is, to the Knowledge of Parent, in Default in any respect or has repudiated or waived any material provision thereunder.

3.13	Tax and Regulatory Matters.

No Parent Entity or, to the Knowledge of Parent, any Affiliate thereof has taken or agreed to take any action, and Parent does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any of the Governmental Approvals.

3.15	Litigation.

As of the date hereof, there is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against Parent or its properties. As of the date hereof, neither Parent nor Sub nor any of their respective properties is subject, or, to the Knowledge of Parent, threatened to be subject, to any outstanding Order.

3.16	Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of Parent or Sub and included or incorporated by reference in the Registration Statement to be filed by Parent with the SEC and any similar or equivalent filing with the ISA and/or the TASE will, when the Registration Statement becomes effective, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) None of the information supplied or to be supplied by or on behalf of Parent or Sub and included or incorporated by reference in (i) the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders and the Parent’s stockholders including any amendment or supplement thereto or (ii) any other documents to be filed by Parent or any of its Affiliates with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby (including the Required Filings) will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed, distributed or disseminated to the stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting to consider the Merger and the Parent Stockholders’ Meeting contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) All documents that Parent is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law, including the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

3.17	Brokers and Finders.

Except for Barrington Research Associates, Inc., the fees of which will be paid by the Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Parent in connection with this Agreement or the transactions contemplated hereby.

3.18	Ownership and Operations of Sub.

Parent, directly or indirectly, owns all of the outstanding capital stock of Sub. Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated hereby and has engaged in no other business activities or conducted any other operations other than those relating to the Merger and the transactions contemplated hereby.

3.19	Ownership of Company Common Stock.

Except for shares of Company Common Stock beneficially owned by the Interested Stockholders, neither Parent, Sub nor any Affiliate of Parent or Sub, which group, solely for purposes of this Section 3.19, expressly does not include any of the Interested Stockholders, beneficially owns (within the meaning of either Section 13 of the Exchange Act and the rules and regulations promulgated thereunder or NRS 78.414), or will prior to the Effective Time beneficially own any shares of Company Common Stock, or is, or will be prior to the Effective Time, a party to any contract, arrangement or understanding (other than this Agreement and the other agreements contemplated herein) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

3.20	Israeli Antitrust Provisions.

The Parent is not, and does not, directly or indirectly, control (as defined in the Israeli Restrictive Trade Practices Law), an entity which is a “monopoly” (as defined in the Israeli Restrictive Practices Law).

ARTICLE 4

CONDUCT OF BUSINESS PENDING CONSUMMATION

4.1	Affirmative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the Company Disclosure Schedule, as required by applicable Law or regulation or unless the prior written consent of Parent shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein, the Company shall, and shall cause each Company Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of the Company and the Company Subsidiaries; (c) notify Parent promptly (i) after receipt of any material communication (written or oral) between the Company or any the Company Subsidiaries, on the one hand, and the FDA (or any similar foreign Regulatory Authority), on the other hand, or inspections of any manufacturing facility or clinical trial site and before giving any material submission to the FDA (or any similar foreign Regulatory Authority), and (ii) prior to making any material change to a study protocol, adding any new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its Product Candidates or programs; and (d) take no action that would reasonably be likely to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

4.2	Negative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of Parent shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.2 of the Company Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Organizational Documents of any Company Entity;

(b) incur any debt obligation or other obligation for borrowed money (other than (i) indebtedness of one wholly owned Company Entity to another wholly owned Company Entity and (ii) trade payables incurred in the ordinary course of business) (for the Company Entities on a consolidated basis), or impose, or suffer the imposition, on any material Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Schedule);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the Company Option Plans or in connection with the Warrant Agreements), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity;

(d) (i) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock (other than the issuance of Company Common Stock issued upon the exercise of Company Options outstanding on the date hereof in accordance with the Company Option Plan, upon the exercise of the Warrant Agreements or in connection with the replacement of certificates evidencing Company Common Stock, which certificates were lost or destroyed) or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, (ii) except pursuant to Section 1.7, accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of Company Common Stock or any other capital stock of any Company Entity or

(iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of any Company Entity (other than any dividend or distribution payable by any Company Subsidiary to another Company Subsidiary or to the Company);

(e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned Company Entity) or (ii) any Asset having a book value in excess of $150,000 other than in the ordinary course of business consistent with past practice;

(f) (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person or (ii) merge, consolidate or adopt a plan of liquidation;

(g) (i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $150,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, except pursuant to confidentiality obligations or requirements of Law, other than to Representatives of Parent, any material Trade Secret;

(h) (i) except as required by the terms of any Plan or Contract (as in effect on the date hereof) or pursuant to requirements of Law, (A) increase the benefits available to any current or former executive officer or director; (B) increase the base salary, wages or bonus opportunity of any current or former executive officer or director of the Company, except for an increase in bonus of not more than 10% of the target bonus set forth in any employment agreement or established by the Board or any committee thereof for any current employee, executive officer or director in the ordinary course of business consistent with past practice; or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of the Company other than as required by any employment agreement or pursuant to any Plan established prior to the date of this Agreement; (ii) establish, adopt, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law; (iii) terminate without “cause” any executive officer; (iv) except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $50,000, hire or engage any employee or individual independent contractor of the Company; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of the Company;

(i) (i) make or change any material Tax election, (ii) file any materially amended Tax Return, (iii) settle any material Tax claim or assessment relating to the Company Entities, or (iv) surrender any right to claim a refund of material Taxes;

(j) make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(k) except to the extent expressly permitted by Section 4.7, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 5 not being satisfied;

(l) except in the ordinary course of business, enter into, modify, amend or terminate any Company Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Company Material Contract;

(m) commence, settle or compromise any pending or threatened Litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $50,000 individually or $100,000 in the aggregate;

(n) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations, in the ordinary course of business consistent with past practice;

(o) terminate or allow to lapse, or modify in any material respect, any material insurance policy;

(p) enter into any agreement, take any action or fail to any action that would affect the validity or enforceability of the hGH-CTP Intellectual Property or impair or constitute an Encumbrance (other than a Permitted Encumbrance) on the Company’s ability to transfer the hGH-CTP Intellectual Property;

(q) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(r) agree or commit to do any of the foregoing.

4.3	Covenants of Parent.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of Company shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein or as set forth in Parent’s Disclosure Schedule, Parent covenants and agrees that it shall and shall cause each of the Parent Subsidiaries to (x) operate its business only in the ordinary course, and (y) use its reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises; provided, that the foregoing shall not prevent any Parent Entity from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and the Parent Subsidiaries. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, Parent further covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise contemplated herein or in the Parent Disclosure Schedule:

(a) amend the Organizational Documents of Parent or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Company or the holders of Company Common Stock relative to other holders of Parent Common Stock;

(b) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under all “employee benefit plans” (as defined in ERISA) of any Parent Entity), directly or indirectly, more than twenty percent (20%) of the current outstanding shares, or any securities convertible into any shares, of the capital stock of any Parent Entity, or declare or pay any dividend or make any other distribution in respect of Parent’s capital stock; provided, that Parent may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay cash dividends on the shares of Parent Common Stock at a rate not in excess of $0.10 per share;

(c) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(d) except for and excluding issuances anticipated by this Agreement, agreements disclosed in the Parent SEC Reports or pursuant to the exercise of stock options or other Equity Rights outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding shares or Equity Rights representing more than twenty percent (20%) of the current outstanding shares of Parent Common Stock or any other capital stock of any Parent Entity (on an as-converted basis) whether by sale, transfer, merger, tender offer, share exchange, business combination, reorganization, recapitalization or otherwise;

(e) take any action that would reasonably be expected to result in any of the conditions to the merger set forth in Article 5 not being satisfied; or

(f) agree to take, make any commitment to take, or adopt any resolutions of Parent’s board of directors in support of, any of the actions prohibited by this Section 4.3.

4.4	Notification of Certain Matters.

(a) Each Party agrees to promptly notify the other Party upon becoming aware of (i) any notice or other communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity or Regulatory Authority in connection with the transactions contemplated by this Agreement, and (iii) any Litigation instituted or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against such Party or any its directors, officers or Affiliates, including by any stockholder of such Party, before any Governmental Entity, relating to or involving or otherwise affecting such Party or any of the Company Subsidiaries, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Parent shall have the right to be consulted with respect to the defense of any such Litigation; provided, that subject to Section 4.15, the Company shall retain the sole right and complete discretion to determine its own course of conduct with respect to any such Litigation.

(b) The Company agrees to promptly notify Parent upon becoming aware of (i) any facts or circumstances which could result in a decision from a court, patent office, or other regulatory agency rendering any hGH Intellectual Property invalid or unenforceable or (ii) any facts or circumstances, that would, or would reasonably be expected to, affect the validity or enforceability of the hGH-CTP Intellectual Property or impair or constitute an Encumbrance on the Company’s ability to transfer the hGH-CTP Intellectual Property.

4.5	No Control of Other Party’s Business; Other Actions.

Nothing contained in this Agreement is intended to give Parent the right to control or direct any of the Company Entities’ operations prior to the Effective Time. Prior to the Effective Time, the Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

4.6	Preparation of Joint Proxy Statement/Prospectus and Registration Statement; Stockholder Meetings.

(a) Subject to Section 4.7, as promptly as practicable after the execution of this Agreement, the Company, in cooperation with and subject to the approval of the Special Committee, and Parent shall cooperate in preparing and causing to be filed with the SEC the Proxy Statement and the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock as Merger Consideration (including any amendments or supplements, the “Prospectus”, and when filed with the Proxy Statement as a single filing, the “Joint Proxy Statement/Prospectus”) relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, and Parent shall prepare, together with the Company, and file with the SEC the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which the Parent Common Stock issuable in the Merger will be registered with the SEC (as amended or supplemented, the “Registration Statement”) (in which the Joint Proxy Statement/Prospectus will be included) and each of the Company and Parent shall prepare and file with the SEC, ISA and TASE any other document, schedule or statement required to be filed by such Party (a “Required Filing”). Each of Parent and the Company shall promptly provide to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus, Registration Statement and any Required Filing pursuant to this Section 4.6, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus, Registration Statement and any Required Filing. Each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus and Registration Statement to be filed with the SEC not later than the date that is sixty (60) calendar days after the date hereof. Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders as promptly as practicable after the Registration Statement becomes effective (but in no event prior to or on the Solicitation Period End-Date or, if applicable, the Cut-Off Date). The Parties shall promptly provide copies, consult with each other and cooperate in the preparation of written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus, the Registration Statement or any Required Filing and promptly advise one another of any oral comments received from the SEC. The Registration Statement, the Joint Proxy Statement/Prospectus and any Required Filing shall, at the time of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The Company shall retain a proxy solicitor on terms reasonably acceptable to Parent in connection with the solicitation of the Required Company Vote.

(b) Parent and the Company shall make all required filings with respect to the Merger and the transactions contemplated hereby under the Securities Act and the Exchange Act, the rules of any stock exchange on which Parent’s securities or the Company’s securities are listed, applicable state securities and “blue sky” laws and the rules and regulations thereunder and any applicable foreign securities Laws or with any foreign securities authorities. Each Party will advise the other, promptly (but in any event within one (1) Business Day) after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Joint Proxy Statement/Prospectus, the Registration Statement or any Required Filing or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any Required Filing shall be filed without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Joint Proxy Statement/Prospectus, the Registration Statement or any Required Filing, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operation. If at any time prior to the Effective Time, any information relating to Parent, Sub or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any Required Filing, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly (but in any event within one (1) Business Day) notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

(c) The Company shall cause the Company Stockholders’ Meeting to be duly called and held as soon as reasonably practicable after the SEC declares the Registration Statement effective (but in no event prior to or on the Solicitation Period End-Date or, if applicable, the Cut-Off Date) for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will (i) except in the event of a Change of Recommendation pursuant to Section 4.7, use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

(d) Parent shall cause the Parent Stockholders’ Meeting to be duly called and held as soon as reasonably practicable after the SEC declares the Registration Statement effective (but in no event prior to or on the Solicitation Period End-Date or, if applicable, the Cut-Off Date) for the purpose of obtaining the Required Parent Vote. In connection with such meeting, Parent will (i) use its reasonable best efforts to obtain the Required Parent Vote and recommend that the stockholders of Parent approve the issuance of Parent Company Stock to be issued as Merger Consideration under the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

(e) Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in the Registration Statement, at the time the Registration Statement is declared effective by the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party to the Company specifically for inclusion in the Joint Proxy Statement/Prospectus, on the date the Joint Proxy Statement/Prospectus is first mailed to the shareholders of the Company and the stockholders of Parent, at the time of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting and at the Effective Time, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in any Required Filing, at the time any such Required Filing is filed with the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(f) The Company and Parent shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement in connection with the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained.

4.7	Solicitation; Change in Recommendation.

(a) Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is forty (40) days following the date of this Agreement (the “Solicitation Period End Date”), the Company, the Company Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to, directly or indirectly: (i) solicit, initiate, facilitate and encourage any Company Acquisition Proposal from any third party, including by way of providing access to information pursuant to one or more confidentiality agreements containing terms at least as restrictive with respect to such Person as the terms contained in the Confidentiality Agreement are with respect to Parent (provided that such confidentiality agreements may provide that any standstill provisions shall terminate if there is a public announcement that a third party other than Parent has entered into an agreement with the Company with respect to an Acquisition Proposal or such third party has publicly announced that it intends to commence a tender offer with respect to the

Company’s equity securities) (an “Acceptable NDA”), provided, that any material non-public information concerning the Company or the Company Subsidiaries provided to any third party given such access shall, to the extent not previously provided to Parent or Sub, be provided to Parent simultaneously or as promptly as reasonably practicable after it is provided to such third party; and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Company Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Company Acquisition Proposal.

(b) Except as expressly permitted by this Section 4.7, the Company shall, and the Company shall instruct the Company Subsidiaries and the Company’s Representatives to, immediately after the Solicitation Period End Date, or, if applicable, the Cut-Off Date: (A) cease all discussions and negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal; and (B) until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 6.1 hereof, not, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly induce or take any other action reasonably expected to lead to, any inquiry, proposal or offer from any Person (other than Parent) that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal; (ii) provide any material non-public information concerning the Company or the Company Subsidiaries to any Person in connection with a Company Acquisition Proposal; or (iii) engage in any discussions or negotiations with any third party concerning a Company Acquisition Proposal. For the avoidance of doubt, after the Solicitation Period End Date, the Company may continue to engage in the activities described in this Section 4.7(b) with respect to any Company Acquisition Proposal submitted by a Continuing Party on or before the Solicitation Period End Date until 11:59 p.m. (New York City time) on the twentieth (20th) day following the Solicitation Period End Date (the “Cut-Off Date”), including with respect to any amended or revised Company Acquisition Proposal submitted by such Continuing Party on or before the Cut-Off Date.

(c) Notwithstanding anything to the contrary contained in Section 4.7(b), in the event that, prior to the receipt of the Required Company Vote, the Company receives an written Company Acquisition Proposal, then the Company may take the following actions:

(i) contact the Person who has made such Company Acquisition Proposal to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such Company Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal;

(ii) furnish information concerning the Company and the Company Subsidiaries to the Person making such Company Acquisition Proposal (and its respective Representatives) pursuant to an Acceptable NDA; and

(iii) engage in discussions or negotiations (including, as a part thereof, making counterproposals) with such Person (and its Representatives) with respect to such Company Acquisition Proposal; provided, that prior to taking any action described in Section 4.7(c)(ii) or Section 4.7(c)(iii) above, the Special Committee shall have determined in good faith (i) (after consultation with the Company’s outside financial advisors) that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (ii) (after consultation with the Company’s outside legal advisors) that failing to take any such actions would likely be inconsistent with the Special Committee’s exercise of its fiduciary duties under applicable Law.

(d) The Company shall notify Parent promptly (but in any event within twenty-four (24) hours) of (i) any Company Acquisition Proposal, (ii) any initial request for non-public information concerning the Company or any Company Subsidiary related to, or from any Person or group who would reasonably be expected to make a Company Acquisition Proposal or (iii) any initial request for discussions or negotiations related to any Company Acquisition Proposal. The Company will provide Parent promptly (but in any event within twenty-four (24) hours), the identity of the Person making such proposal, offer or inquiry or other contact and the material terms and conditions of any proposals or offers and thereafter shall promptly keep Parent informed of the status and all material developments of any such proposals, offers, inquiries or requests.

(e) Except as otherwise provided in this Agreement, the Board shall not (i) (A) withdraw (or modify in a manner adverse to Parent and Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent and Sub), the Company Board Recommendation, (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Acquisition Proposal (any action in this clause (i) being referred to as a “Change of Recommendation”) or (ii) adopt, approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any merger agreement, letter of intent, agreement in principle, share purchase agreement, option purchase agreement, asset purchase agreement, share exchange agreement or other similar agreement relating to a Company Acquisition Proposal (other than an Acceptable NDA) or (C) if a tender offer or exchange offer for shares of Company Common Stock that constitutes a Company Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer (other than a communication that is in compliance with Rule 14d-9 and Rule 14e-2 which communication also complies with Section 4.7(g)). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Required Company Vote, (x) if the Special Committee determines in good faith (after consultation with the Company’s outside legal advisors) that the failure to do so would likely be inconsistent with its fiduciary duties under applicable Law, then the Board, acting upon the recommendation of the Special Committee, may make a Change of Recommendation; or (y) if the Board determines in good faith (after consultation with the Company’s outside financial and legal advisors) that a Company Acquisition Proposal constitutes a Superior Proposal, then the Company may enter into a definitive written agreement with respect to such Superior Proposal and/or adopt, approve, endorse or recommend such tender offer or exchange offer for shares of Company Common Stock.

(f) The Company shall not be entitled to effect a Change of Recommendation or enter into a definitive agreement with respect to a Superior Proposal as permitted under Section 4.7(e) unless (i) the Company has provided written notice (a “Notice of Change”) at least three (3) Business Days in advance to Parent and Sub advising Parent that the Board intends to make a Change of Recommendation or enter into a definitive written agreement with respect to such Superior Proposal, as applicable, and specifying the reasons therefor, including in the case of a Superior Proposal the material terms and conditions of such Superior Proposal that is the basis of the proposed action by the Board (including the identity of the third party making the Superior Proposal and any financing materials related thereto, if any), (ii) during the three (3) Business Day period following Parent’s and Sub’s receipt of the Notice of Change, the Company shall, and shall cause its Representatives to, in the case of a Superior Proposal only, negotiate with Parent and Sub in good faith (to the extent Parent and Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (iii) in the case of a Superior Proposal only, following the end of the three (3) Business Day period, the Board and the Special Committee shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Parent and Sub in response to the Notice of Change or otherwise, that the Superior Proposal giving rise to the Notice of Change continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Change and the Company shall be required to comply again with the requirements of this Section 4.7(f); provided, that references above in this Section 4.7(f) to three (3) Business Days shall be changed to references to two (2) Business Days.

(g) Nothing contained in this Section 4.7 shall prohibit the Company, the Board or the Special Committee from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Company Acquisition Proposal or (ii) making any disclosure to the stockholders of the Company or taking any other action required to comply with applicable Law (including their fiduciary duties thereunder). Any public disclosure by the Company relating to a Company Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Board and Special Committee expressly publicly reaffirms its approval or recommendation of this Agreement and the Merger in such disclosure, or in the case of a “stop, look and listen” or similar communication, in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) business day period under Rule 14d-9(f) under the Exchange Act and (ii) two (2) Business Days before the Company Stockholders’ Meeting.

(h) For purposes of this Agreement, (i) “Company Acquisition Proposal” means any offer or proposal made by a Person or group at any time after the date hereof that is structured to result in such Person or group acquiring, directly or indirectly, beneficial ownership of at least fifteen percent (15%) of the Assets of, equity interest in, or business of, the Company and the Company Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, license, share exchange, business combination, tender offer, sale of shares of capital stock, sale of assets or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, (ii) “Superior Proposal” means any Company Acquisition Proposal that if consummated would result in a Person or group owning, directly or indirectly, (a) fifty percent (50%) or more of all classes of outstanding equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (b) fifty percent (50%) or more (based on the fair market value thereof) of the Assets of the Company and the Company Subsidiaries (including capital stock of the Company Subsidiaries), taken as a whole, that the Board or the Special Committee determined (after consultation with its outside legal counsel and financial advisor) are superior, from a financial point of view, to this Agreement, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including the relative risks of non-consummation and any changes to the terms of this Agreement proposed by Parent to the Company), and (iii) “Continuing Party” shall mean any Person or group (other than Parent or Sub) (i) from whom the Company has received, after the date of this Agreement and prior to the Solicitation Period End Date, a written Company Acquisition Proposal that the Company Board and Special Committee determines, as of the Solicitation Period End Date, in good faith (after consultation with its independent financial advisor and outside legal counsel) would reasonably be expected to result in a Superior Proposal and (ii) is engaged in good faith discussions with the Company with respect to such Company Acquisition Proposal immediately prior to the Solicitation Period End Date.

4.8	Access to Information.

(a) Upon reasonable notice, Company shall (and shall cause the Company Subsidiaries to) afford to Parent and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, the Company shall (and shall cause its respective Subsidiaries to) furnish promptly to Parent and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request.

(b) Each party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain confidentiality agreement, dated April 11, 2013 (the “Confidentiality Agreement”), between the Company and Parent. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

4.9	Antitrust Notification; Consents; Reasonable Best Efforts.

(a) Each Party hereto shall file or cause to be filed with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and (ii) to the extent required, the appropriate Governmental Entity all filings required to be filed under the Israeli Restrictive Practices Law or any other foreign Antitrust Law (“Foreign Antitrust Filings”), in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby. Each Party hereto will use reasonable best efforts to make the filing under the HSR Act and any additional Foreign Antitrust Filings as promptly as reasonably practicable after the date hereof. Each Party hereto will use reasonable best efforts to respond on a timely basis to any requests (formal or informal) for additional information made by any such agency. The administrative filing fee of $125,000 payable under the HSR Act for acquisitions valued at $141.1 million or more, but less than $709.1 million shall be borne 50% by Parent and 50% by the Company.

(b) The Company and Parent shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary undertakings, notices, reports and other filings and to obtain as soon as practicable all Governmental Approvals, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity, Regulatory Authority or other third party in order to consummate the Merger or any of the other transactions contemplated hereby, including with or from the OCS, any works council, labor union or similar entity or governing body. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege (collectively, “Legal Privilege”), Parent and the Company shall use reasonable best efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in (i) any filing made with, (ii) written materials submitted to, or (iii) oral statements made to, any Governmental Entity, Regulatory Authority or other third party in connection with the Merger and the other transactions contemplated hereby. In connection with such collaboration, each of the Company and Parent shall act reasonably and as promptly as practicable. Parent and the Company will communicate with any governmental antitrust authority in respect of the transactions contemplated by this Agreement (other than communications that are not material or relate only to administrative matters) only after having consulted with the other’s advisors in advance and having taken into account any reasonable comments and requests of the other Party and its advisors. Where permitted by the governmental antitrust authority, Parent and Company will allow the other’s advisers to attend all meetings with any governmental antitrust authority or participate in any telephone calls or other such communications (other than meetings, telephone calls or communications that are not material or relate only to administrative matters).

(c) Subject to applicable Laws and the preservation of any applicable Legal Privilege, the Company and Parent each shall, upon request by the other, use reasonable best efforts to cooperate in obtaining, and furnish the other with all information concerning itself, the Company Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any Divestiture, the Joint Proxy Statement/Prospectus, the Registration Statement, any Required Filing or any other statements, filings, Governmental Approvals, notices or applications made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any Governmental Entity, Regulatory Authority or other third party in connection with the Merger and the other transactions contemplated hereby.

(d) Subject to any confidentiality obligations and the preservation of any Legal Privilege, the Company and Parent each shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of the Company Subsidiaries, from any Governmental Entity, Regulatory Authority or other third party with respect to the Merger and the other transactions contemplated hereby.

(e) Subject to the provisions of Sections 4.7, 4.9(b) and 4.9(f), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity, Regulatory Authority or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Sub and the Company shall cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) In furtherance and not in limitation of the covenants of the Parties contained in paragraphs (a)-(e) of this Section 4.9, if any objections are asserted with respect to the transactions contemplated hereby under any

Antitrust Law (as defined below) or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity, Regulatory Authority or other third party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Sub and the Company shall take all actions necessary to resolve any such objections or suits (or threatened suits) so as to permit consummation of the transactions contemplated by this Agreement to close as soon as reasonably practicable and in any event no later than the Termination Date, including, without limitation, (i) selling, holding separate or otherwise disposing of or conducting its business in a manner that would resolve such objections or suits, (ii) agreeing to sell, hold separate, divest or otherwise dispose of or conduct its business in a manner that would resolve such objections or suits, or (iii) permitting the sale, holding separate, divestiture or other disposition of, any of its assets or the assets of the Company Subsidiaries or the conducting of its business in a manner that would resolve such objections or suits (or threatened suits) (collectively, “Divestitures”); provided, that any obligation to make or agree to make a Divestiture by the Parent, Company or any of their respective Subsidiaries may, at Parent’s or the Company’s option, as applicable, be conditioned upon and effective as of the Effective Time and shall not affect the other terms or conditions hereunder. Without limitation to the terms of Sections 4.9(b) and 4.9(c), to the extent not prohibited by applicable Law, Parent shall keep the Company apprised of material communications regarding proposed remedies to any objections that may be expressed by the Federal Trade Commission, the Department of Justice or comparable foreign Governmental Entities or Regulatory Authorities and will consult with the Company and give due consideration to its views with respect to any possible Divestiture plans; provided, that following the date hereof, Parent shall have the sole and exclusive right to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of Parent, the Company or their respective Subsidiaries or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) any action as may be required to resolve such objections or suits provided, that any such Divestiture involving assets of the Company or the Company Subsidiaries shall be conditioned upon and effective as of the Effective Time and shall not affect the other terms or conditions hereunder. “Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Israeli Restrictive Practices Law, and all other state, foreign, national, multinational, and supra-national Laws, if any, that are designed or intended to control mergers and acquisitions or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

4.10	Filing with State Office.

Upon the terms and subject to the conditions of this Agreement, Sub and the Company shall execute and file the Articles of Merger with the Secretary of State of the State of Nevada in connection with the Closing.

4.11	Directors’ and Officers’ Indemnification and Insurance.

(a) For purposes of this Section 4.11, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise , and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall (i) indemnify and hold harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and the Company Organizational Documents, and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Organizational Documents immediately prior to the Effective Time and ensure that the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and the Company Subsidiaries than are presently set forth in the Company Organizational Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 4.11(b) shall not be amended, repealed or otherwise modified at any time until six (6) years from the Effective Time in a manner that would adversely affect the rights of such Indemnified Person as provided herein except as required by applicable Law. Without limiting the foregoing, in any case in which approval by Parent or the Surviving Corporation is required to effectuate any indemnification or advancement of expenses, Parent or the Surviving Corporation, as applicable, shall direct, at the election of the Indemnified Person, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Person.

(c) For a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Person on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Person; provided further, that in satisfying their obligation under this Section 4.11(c), Parent shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 200% of the amount (“Annual Amount”) payable by the Company for 12 months of coverage under its existing directors’ and officers’ liability insurance policies, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for 200% of the Annual Amount. Parent will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In lieu of maintaining such policies, the Surviving Corporation may purchase, at the Effective Time, tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 200% of the Annual Amount, it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for 200% of the Annual Amount.

(d) Subject to applicable Law, the rights of any Indemnified Person under this Section 4.11 shall be in addition to any other rights such Indemnified Person may have under the articles of incorporation or bylaws of the Surviving Corporation or any of the Company Subsidiaries under the NRS or otherwise. The provisions of this Section 4.11 shall survive the consummation of the Merger for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, that in the event that any claim or claims for indemnification set forth in Section 4.11 are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. If Parent and/or Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or Surviving Corporation, as the case may be, shall assume the obligations of Parent and Surviving Corporation set forth in this Section 4.11.

4.12	Press Releases.

The initial press release concerning the Agreement and the Merger shall be a joint release and, thereafter, so long as this Agreement is in effect, none of Parent, Sub or the Company will disseminate any press release or other public disclosure materially related to this Agreement, the Merger or any other transaction contemplated hereby, without the prior consent of the other Parties hereto; provided, that nothing in this Section 4.12 shall be deemed to prohibit any Party from making any disclosure that its outside legal counsel deems required by Law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance provided, further, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other Parties. Notwithstanding the foregoing, the Company may disseminate press releases or other public disclosure regarding a Change of Recommendation in accordance with Section 4.7 without the prior written consent of Parent or Sub.

4.13	State Takeover Laws; Charter Provisions; No Rights Plan.

(a) The Company and the Board shall take all actions as may be necessary to ensure that no Anti-takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(b) The Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Company Organizational Documents or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company that may be directly or indirectly acquired or controlled by them.

(c) From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve or agree to adopt, a rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

4.14	Employee Benefits and Contracts.

As of the Effective Time (and for at least six months thereafter), Parent shall provide, and cause the Surviving Corporation to provide, pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) to the employees of the Company and the Company Subsidiaries which when taken as a whole are substantially similar to the pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are provided to such employees pursuant to Plans on the date of this Agreement. Nothing herein shall require Parent to continue any particular Plan or benefit or prevent the Parent from terminating (or causing the termination of) the employment of any employee of the Company or any Company Subsidiary at any time after the Closing Date for any reason (or no reason). The provisions of this Section 4.14 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to constitute an amendment to any Plan or create any right or cause of action in or on behalf of any Person (including, for the avoidance of doubt, any current or former employees, officers, directors or consultants of the Company or any of the Company Subsidiaries), other than the parties hereto.

4.15	Stockholder Litigation.

Each of the Company and Parent shall keep the other Party hereto informed of, and cooperate with such Party in connection with, any stockholder litigation or claim against such Party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, that, notwithstanding any contrary provision of Section 4.3, no settlement in connection with such stockholder litigation shall be agreed to without Parent’s prior written consent, except for, after consultation with Parent, any settlement or offer to settle that involves solely additional disclosure with respect to the Company and the Company Subsidiaries.

4.16	Warrant Agreements.

Promptly following the date hereof, the Company shall contact the Persons (the “Warrant Holders”) that are parties to each Warrant Agreement and shall adopt any and all resolutions and take all reasonable actions that are necessary (including such actions as are reasonably necessary to receive consent (except as agreed by Parent in its sole discretion, without the payment of any consideration) from the Warrant Holders to amend the Warrant Agreements as provided herein) to amend the Warrant Agreements to effectuate the provisions of Section 1.8(a) at the Effective Time. To the extent that notice of the transactions contemplated by this Agreement or their terms are required under the applicable Warrant Agreement, the Company shall provide such notice within the required time period. Each of the Company and Parent shall use its respective reasonable efforts to amend, as of the Effective Time, each Warrant Agreement (such amendment in effect as of the Effective Time) to effectuate the provisions of Section 1.8(a) at the Effective Time.

4.17	TASE; NYSE; Post-Closing SEC Reports.

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the TASE and the NYSE MKT to enable the delisting by the Surviving Corporation of the Company Common Stock from the TASE and, promptly thereafter, from the NYSE MKT and the deregistration of the Company Common Stock under the Exchange Act, in each case, promptly after the Effective Time. Parent will use reasonable efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date, or as soon as reasonably practicable thereafter, following the Closing and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 4.17 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

4.18	FIRPTA Company Certificate.

Prior to the Effective Time, the Company shall execute and deliver to Parent and Sub a certificate (in a form reasonably acceptable to Parent and Sub) conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h).

4.19	Conduct of Parent and Sub.

Subject to applicable Law, neither Parent nor Sub will take any action that, or fail to take any reasonable action, for which the failure to take such action, is intended to, or would reasonably be expected to, individually or in the aggregate, result in any condition to the Merger not being satisfied or prevent, delay or impede the ability of Parent and Sub or the Company to consummate the Merger or the other transactions contemplated by this Agreement.

4.20	Section 16 Matters.

Prior to the Effective Time, the Company shall take all such reasonable steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.21	Governance Matters.

The Company shall take all reasonable action to cause, effective at the Effective Time, if requested by Parent, the resignations of such directors and officers of the Company and/or the Company Subsidiaries as Parent may request.

4.22	SEC and ISA Reports.

During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC, ISA and TASE required to be filed or furnished pursuant to the Exchange Act or other federal or applicable foreign securities Laws.

4.23	Israeli Income Tax Ruling.

As soon as reasonably practicable after the execution of this Agreement, the Company shall cause its Israeli counsel and accountants to prepare and file with the Israeli Income Tax Commissioner an application for rulings in respect of the matters set forth on Schedule 4.23 of the Company Disclosure Schedule in such form and on such conditions as may be reasonably acceptable to the Company (the “Israeli Income Tax Ruling”). The Parties shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable in order to obtain the Israeli Income Tax Rulings. Subject to the terms and conditions hereof, the Parties shall use their best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Rulings as promptly as practicable. Notwithstanding any provisions contained in Section 4.1 hereof to the contrary, but subject to this Section 4.23, the Company shall be allowed to comply with any condition contained in the Israeli Income Tax Rulings, or reasonably requested by the Israeli Income Tax Commissioner in connection with its delivery of such rulings. Without limitation on or derogation from the right of the Company to waive the request for the Israeli Income Tax Ruling pursuant to Section 5.3, the Parties hereby agree, that to the extent so required under the relevant Israeli Income Tax Ruling, the Merger Consideration payable to Israeli equity holders of the Company at the Closing in accordance with this Agreement, shall be deposited with ESOP Management and Trust Services Ltd. or a similar service provider as shall be determined by the Parent and the Company, who shall act as a paying or escrow agent, subject to the terms of the Israeli Income Tax Ruling and an appropriate agreement to be executed prior to the Closing by and between such service provider, the Parent and the Company. In carrying out the provisions of Section 1.8(b) above, the Parent shall comply with the relevant Israeli Income Tax Ruling. Following the Effective Time, the Parent shall comply with all Laws and requirements as may be applicable in order to protect, and shall not take any action which may adversely affect, the tax-free nature of the transactions contemplated hereby, in accordance with the Tax Ordinance and the Israeli Income Tax Rulings.

4.24	Post-Closing Restructuring.

(a) As promptly as practicable after the Effective Time, the Surviving Corporation shall merge with and into a Delaware limited liability company wholly owned by Parent (the “LLC”), in accordance with the provisions of the NRS and the Delaware Limited Liability Act, as amended (the “DELLC Act”), and with the effects provided in the NRS and the DELLC Act. At the effective time of such merger, the separate corporate existence of the Surviving Corporation shall cease, and the LLC shall continue as the surviving entity in such merger (the “Surviving Entity”) and shall be a wholly owned Subsidiary of Parent and shall governed by the Laws of the State of Delaware. From and after the effective time of such merger, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Surviving Corporation, and all of the claims, obligations, liabilities, debts and duties of the Surviving Corporation and the LLC shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

(b) As promptly as practicable after the Effective Time, Modigene, Inc., a Delaware corporation and direct, wholly owned Subsidiary of the Company, shall be converted into a Delaware limited liability company in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) and the DELLC Act, with the effects provided in the DGCL and the DELLC Act.

4.25	Application for Israeli Prospectus Exemption

As promptly as practicable after the execution of this Agreement, the Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable to obtain (i) a letter from the ISA confirming that it will not take action against the Parent due to its not publishing a prospectus in connection with the offering of the Parent Common Stock and other securities offered by Parent in Israel pursuant to this Agreement; or (ii) a valid exemption issued by the ISA from publishing a prospectus pursuant to the Israeli Securities Law, 1968 in connection with the offering of the Parent Common Stock and other securities offered by Parent in Israel pursuant to this Agreement (either (i) or (ii), the “ISA Clearance”). The Parties shall cooperate with each other to assist the Parent as necessary in complying with its obligation under this Section.

4.26	Amendment of Certain Israeli Employee Employment Agreements.

Prior to the Effective Time, the Company shall use reasonable best efforts to amend the employment agreement of each Israeli Employee engaged in the development of Intellectual Property for the Company to provide in all material respects that such Israeli Employee: (i) waives any right to receive royalties of any sort in connection with the Intellectual Property, including, but not limited to, royalties arising under Article 134 of the Patent Law, 5727-1967, (ii) confirms that the salary paid to such Israeli Employee pursuant to such Israeli Employee’s employment agreement with the Company, along with any options or other benefits such Israeli Employee have received and/or will receive from the Company in connection with employment, are such Israeli Employee’s sole and exclusive compensation in respect of the Intellectual Property; and (iii) will not be entitled to demand or receive any payment for any action taken by such Israeli Employee in connection with the Intellectual Property.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1	Conditions to Obligations of Each Party.

The obligations of the Company, Parent and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver (other than the Required Company Vote, which may not be waived in any circumstance) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby; provided, that the provisions of this Section 5.1(b) shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 4.9 shall have been the cause of, or shall have resulted in, such order or injunction.

(c) Antitrust and Competition Laws. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated pursuant to this Agreement under the HSR Act shall have been terminated or shall have expired, and all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable under other Antitrust Laws of other jurisdictions as set forth on Section 5.1(c) of the Company Disclosure Schedule and Section 5.1(c) of the Parent Disclosure Schedule, shall have been obtained.

(d) Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity or Regulatory Authority required in connection with the execution, delivery and performance of this Agreement and the other transactions contemplated hereby set forth on Section 5.1(d) of the Company Disclosure Schedule and Section 5.1(d) of the Parent Disclosure Schedule shall have been duly obtained and shall be in full force and effect on the Closing Date.

(e) Listing. The Parent Common Stock to be issued in the Merger shall have been approved for quotation or listing, as the case may be, on the New York Stock Exchange (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(f) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

(g) Parent Stockholder Approval. Parent shall have obtained the Required Parent Vote in connection with the issuance of Parent Common Stock to be issued as Merger Consideration as contemplated by this Agreement.

(h) ISA Clearance. Parent shall have received the ISA Clearance.

5.2	Conditions to Obligations of Parent and Sub.

The obligations of Parent and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 2.3(a) (first and second sentences only), 2.3(c) (first and second sentences only), and 2.25 shall be true and correct in all respects (except, in the case of the representations and warranties contained in Section 2.3(a), for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company contained in Sections 2.1(a) and (b) (first sentence of each only) , 2.4(a), 2.4(b)(i), 2.4(b)(ii), 2.4(c), 2.7(b), 2.15, 2.16 and 2.23 shall be true and correct in all material respects, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) subject to the standard set forth in the first sentence of Article 2, all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received a certificate of an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to such effect.

(c) Parent Tax Opinion. Parent shall have received a written opinion of counsel from Akerman Senterfitt, in form reasonably satisfactory to Parent (the “Parent Tax Opinion” and together with the Company Tax Opinion, the “Tax Opinions”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such Parent Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Company and Parent reasonably satisfactory in form and substance to such counsel. If Akerman Senterfitt does not render such opinion, this condition may be satisfied if DLA Piper LLP (US) renders such opinion, relying upon representations of officers of the Company and Parent reasonably satisfactory in form and substance to DLA Piper LLP (US).

(d) Warrants. The outstanding Warrant Agreements shall have been amended in accordance with Section 4.16.

(e) Israeli Income Tax Ruling. Subject to the right of the Company to waive the condition relating to the Israeli Income Tax Ruling pursuant to Section 5.3(d), the Israeli Income Tax Ruling issued by the Israeli Income Tax Commissioner shall not impose any material restriction (i) on any Person that is a stockholder of Parent as of, immediately prior to or following the Closing, or (ii) the transfer of assets, business or operations of Parent, any Parent Entity or the Company, in each case pursuant to Section 103(k) to the Tax Ordinance.

5.3	Conditions to Obligations of the Company.

The obligations of the Company to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Sub contained in in Sections 3.1(a) and (b) (first sentence of each only), 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.5 (second sentence only) and 3.8(a) which shall be true and correct in all material respects; (ii) , in each case both when made and at and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case shall be true and correct in all respects as of such date, (ii) the representations and warranties of Parent and Sub contained in 3.4(a) (first and second sentences only), 3.4 (b) (first sentence only), 3.5 (first sentence only) and 3.17 shall be true and correct in all respects (except, in the case of the representations and warranties contained in Section 3.4(a) (first and second sentences only), for such inaccuracies as are de minimis in the aggregate) in each case both when made and at and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case shall be true and correct in all respects as of such date and (iii) subject to the standard set forth in the first sentence of Article 3, all other representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

(c) Company Tax Opinion. Company shall have received a written opinion of counsel from DLA Piper LLP (US), in form reasonably satisfactory to Company (the “Company Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such Company Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Company and Parent reasonably satisfactory in form and substance to such counsel. If DLA Piper LLP (US) does not render such opinion, this condition may be satisfied if Akerman Senterfitt renders such opinion, relying upon representations of officers of the Company and Parent reasonably satisfactory in form and substance to Akerman Senterfitt.

(d) Israeli Income Tax Ruling. The Parties shall have been issued the Israeli Income Tax Ruling by the Israeli Income Tax Commissioner.

ARTICLE 6

TERMINATION

6.1	Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote (except as otherwise expressly noted):

(a) by mutual written consent of Parent and the Company, by action of their respective boards of directors (in the case of the Company, acting upon the recommendation of the Special Committee);

(b) by either the Company (acting upon the recommendation of the Special Committee) or Parent if:

(i) the Effective Time shall not have occurred on or before February 23, 2014 (the “Termination Date”); provided that the Termination Date shall be automatically extended for a period of sixty (60) days in the event that the failure of the Closing to have occurred by the initial Termination Date results primarily by the failure of either of the conditions set forth in Section 5.1(d) or 5.1(f); and provided further, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to Section 6.1(b)(ii) shall have used its reasonable best efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party whose material breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted; or

(iii) if the Required Company Vote shall not have been obtained at the Company Stockholders’ Meeting or any adjournment or postponement thereof; provided, that the right to terminate the Agreement pursuant to this Section 6.1(b)(iii) shall not be available to the Company or Parent, as applicable, if such Party has not complied in all material respects with its obligations under Section 4.6(b);

(c) by Parent, if:

(i) the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not cured by the Company within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if earlier the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.2; provided that Parent’s right to terminate this Agreement pursuant to this Section 6.1(c)(i) shall not be available if Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.3 not being satisfied;

(ii) (A) the Board fails to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or a Change of Recommendation shall have occurred; (B) the Board shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Company Acquisition Proposal within five (5) Business Days after Parent so requests in writing; provided, that Parent may make such request only once in any thirty (30) day period; (C) the Company enters into a written agreement with respect to a Company Acquisition Proposal; or (D) the Company, the Board or the Special Committee shall have publicly announced its intention to do any of the foregoing; or

(d) by the Company (acting upon the recommendation of the Special Committee), if

(i) Parent or Sub shall have breached or failed to perform in any respect any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not cured within thirty (30) days following receipt by Parent of written notice of such breach or failure to perform from the Company (or, if earlier, the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.3; provided, that the Company’s right to terminate this Agreement pursuant to this Section 6.1(d)(i) shall not be available if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.2 not being satisfied;

(ii) there is a Change of Recommendation;

(iii) the Company enters into a written agreement with respect to a Superior Proposal after complying with the requirements of Section 4.7 and concurrently with such termination the Company pays to Parent the Termination Fee or Alternative Termination Fee, as applicable, pursuant to Section 6.2(b);

(iv) if (x) all of the conditions contained in Section 5.1 and Section 5.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by Parent at the Closing)) and (y) Parent and Sub fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.2;

(v) if between the date of this Agreement and the Closing Date, there has been a Senior Management Change (it being noted that, for purposes of this Section 6.1(d)(v), “Senior Management Change” means any termination of the employment of, or change in, the individual who is the chief executive officer of Parent as of the date of this Agreement); or

(vi) if (A) the board of directors of Parent fails to recommend or changes its recommendation that the Parent’s stockholders approve the issuance of Parent Company Stock to be issued as Merger Consideration under the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement, or (B) the Required Parent Vote shall not have been obtained at the Parent Stockholders’ Meeting or any adjournment or postponement thereof; provided, that the right to terminate the Agreement pursuant to this Section 6.1(d)(vi) shall not be available to the Company if it has not complied in all material respects with its obligations under Section 4.6(b).

6.2	Effect of Termination.

(a) Except as provided in this Section 6.2, in the event of termination of this Agreement by either the Company or Parent as provided in Section 6.1, this Agreement (other than Section 4.8(b), 4.12, 6.2, 6.3 and Article 7) shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Representatives; provided, that the termination of this Agreement shall not relieve any Party from any liability for any fraud or intentional and material breach of this Agreement.

(b) If (x) Parent shall terminate this Agreement pursuant to Section 6.1(c)(ii)(B) or (y) Parent or the Company shall terminate this Agreement pursuant to Sections 6.1(b)(i) or 6.1(b)(iii), and at any time after the date of this Agreement and prior to the termination of this Agreement a Company Acquisition Proposal shall have been publicly disclosed and not publicly withdrawn, and within nine months after such termination, the Company enters into an agreement in respect of any Company Acquisition Proposal or a transaction in respect of a Company Acquisition Proposal is consummated, then the Company shall pay to Parent an amount equal to $14,400,000 (the “Termination Fee”) by wire transfer of same day funds on the date of entry into the agreement in respect of the Company Acquisition Proposal.

(c) If (x) Parent shall terminate this Agreement pursuant to Sections 6.1(c)(ii)(A), (C) or (D) or (y) the Company shall terminate this Agreement pursuant to Section 6.1(d)(ii) then the Company shall pay to Parent, not later than two (2) Business Days following such termination, an amount equal to the Termination Fee; provided, that if Parent terminates this Agreement pursuant to Section 6.1(c)(ii)(C) and the Company has entered into a written agreement with respect to a Company Acquisition Proposal with a Continuing Party prior to the Solicitation Period End Date or, if applicable, the Cut-Off Date, then the Company shall pay to Parent, not later than two (2) Business Days following such termination, an amount equal to $9,600,000 (the “Alternative Termination Fee”).

(d) If the Company shall terminate this Agreement pursuant to Section 6.1(d)(iii), then the Company shall pay to Parent the Termination Fee concurrently with such termination; provided, that if the Company terminates this Agreement pursuant to Section 6.1(d)(iii) to enter into a written agreement with respect to a Superior Proposal with a Continuing Party prior to the Solicitation Period End Date or, if applicable, the Cut-Off Date, then the Company shall pay to Parent the Alternative Termination Fee concurrently with such termination.

(e) If the Company shall terminate this Agreement pursuant to Section 6.1(d)(vi)(A) or (B), then the Parent shall pay to the Company not later than two (2) Business Days following such termination, an amount equal to $9,600,000.

(f) For purposes of this Section 6.2, (i) the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 4.7(h), except that the reference to “fifteen percent (15%)” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “fifty percent (50%).”

(g) All payments under this Section 6.2 shall be made by wire transfer of immediately available funds to an account or accounts designated by Parent.

(h) Each of the Parties acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the other Party would not enter into this Agreement. Nothing contained in this Section 6.2 shall constitute or shall be deemed to constitute liquidated damages for the intentional breach by the Company or Parent, as applicable, of the terms of this Agreement or otherwise limit the rights of Parent. If a Party fails to pay promptly any fees or expenses due pursuant to this Section 6.2, such Party will also pay to the other Party the other Party’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fees or expenses under this Section 6.2, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. Under no circumstances shall the Company be obligated to pay more than one (1) Termination Fee or one (1) Alternative Termination Fee, as applicable, and in no event shall the Company be obligated to pay a Termination Fee and an Alternative Termination Fee. If Parent receives a fee pursuant to Sections 6.2(b), 6.2(c) or 6.2(d), the collection of such fee will be the sole and exclusive remedy of Parent and Sub in respect of any breach of, or inaccuracy contained in the Company’s covenants, agreements, representations or warranties in this Agreement.

6.3    Expenses. Except as otherwise provided herein, including as set forth in Section 6.2, all Expenses shall be borne by the Party incurring such Expenses, it being understood and agreed that Expenses associated with the printing, filing and mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and the solicitation of stockholder approvals shall be borne equally by Parent and the Company, the $125,000 payable under the HSR Act for acquisitions valued at $141.1 million or more, but less than $709.1 million shall be borne equally by Parent and the Company, and each of the Company and Parent shall pay half of any administrative filing fees required to be paid in connection with any filing made under any Foreign Antitrust Filing in connection with the transactions contemplated hereby.

ARTICLE 7

MISCELLANEOUS

7.1	Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” the volume weighted average price (rounded to four decimal places) of the daily sales prices for the Parent Common Stock for the ten (10) consecutive trading days on which shares are actually traded and reported on the NYSE MKT ending on the close of trading on the fifth trading day immediately preceding the Closing Date (the “Determination Date”) (as reported by The Wall Street Journal or any other authoritative source agreed to by Parent and the Company).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Israel are authorized or required by Law to be closed.

“Common Directors” means Phillip Frost, M.D., Jane Hsiao, Ph.D. and Steven D. Rubin.

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Disclosure Schedule” means the written information set forth in a disclosure letter delivered as of the date of this Agreement to Parent and attached hereto describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, referencing each Section of this Agreement under which such disclosure is being made. Unless reasonably apparent, information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Company Entities” means, collectively, the Company and the Company Subsidiaries.

“Company ISA and TASE Documents” means the ISA and TASE Documents of the Company.

“Company Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the Company Entities, taken as a whole; provided, that “Company Material Adverse Effect” shall be deemed to exclude the impact of (A) changes in Laws (or interpretations thereof) of general applicability or interpretations thereof by courts or governmental or Regulatory Authorities, (B) changes or modifications in GAAP or regulatory accounting requirements, (C) actions and omissions of any Company Entity taken with the prior written consent of Parent, (D) the public announcement of this Agreement, including, without limitation, any stockholder litigation related to this Agreement, (E) changes in the market price or trading volume of Company Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by Israel or the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Israel or the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (G) any failure by the Company to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur, unless such cause is otherwise excluded); provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B) and (F) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Company and the Company Subsidiaries, as compared to other companies operating in the industry or territory in which the Company and the Company Subsidiaries operate or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Company Material Contract” means any Contract which is binding upon the Company or any Company Subsidiary and that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act

(ii) contains covenants that limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or Parent or any of their Affiliates) to compete in any business or with any Person or in any geographic area;

(iii) involves the payment to or from any Company Entity of $100,000 or more;

(iv) relates to Company Intellectual Property (excluding contracts for the use of commercially available software);

(v) relates to indebtedness for borrowed money or any third-party financial guaranty, in each case in excess of $500,000;

(vi) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract;

(vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated; or

(viii) contains a “standstill” or similar provision that restricts the ability of the Company, the Company Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

“Company Option Plan” means the Company’s 2005 Stock Incentive Plan, the 2007 Equity Incentive Plan and the 2007 Israeli Sub Plan for the 2007 Equity Incentive Plan.

“Company Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company.

“Company Products” means all marketed products, and all compounds and Product Candidates that are being evaluated by the Company or any Company Subsidiary, whether in clinical trials as to which the Company or any Company Subsidiary holds the applicable investigational new drug applications or in earlier stages of development.

“Company SEC Documents” means the SEC Documents of the Company.

“Company Stockholders’ Meeting” means the meeting of the stockholders of the Company to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, including any adjournment or adjournments thereof.

“Company Subsidiaries” means the Subsidiaries of the Company, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business (excluding leases and subleases).

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Encumbrances” means any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature whatsoever, other than Permitted Encumbrances. For purposes of this definition, “Permitted Encumbrances” means easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property, and (iii) (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, orders, judgments, codes, decrees or other legal requirements protecting the environment, including the ambient air, soil, surface water or groundwater or natural resources, pollution or human exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“Equity Rights” means all binding arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever in each case by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights, including securities or rights convertible into or exchangeable for shares of the capital stock of that Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Expenses” of a Person means all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Confidentiality Agreement and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing, as the case may be, of the Joint Proxy Statement/Prospectus, the Registration Statement and the other Required Filings and any amendments or supplements thereto, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Entity” shall mean any foreign, multinational, supra-national, or domestic arbitrator, court, nation, governmental or quasi-governmental agency, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the OCS, the Investment Center, any bi- or multi-national grant programs for research and development, or the Fund for Encouragement of Overseas Marketing Activities of the Israeli Government (Keren L’Idud Hashivuk L’chul).

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Interested Stockholders” means the Common Directors, together with their respective Affiliates.

“Investment Center” means the Investment Center of the Israeli Ministry of Economics (formerly known as the Investment Center of the Israeli Ministry of Industry, Trade and Labor) established under the Israel Law for the Encouragement of Capital Investments, 5719 -1959.

“IRS” means the United States Internal Revenue Service.

“ISA” means the Israeli Securities Authority.

“Israeli Employees” means employees of the Company or Company Subsidiaries residing in Israel, as well as employees of the Company or Company Subsidiaries who spend (or spent) a majority of their working time in Israel on the business of the Company and/or Company Subsidiaries.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal knowledge after reasonable inquiry of the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, regulation or other requirement.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any charge of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens reflected (or with respect to liabilities reflected) in the most recent audited financial statements of the Company or any Company Subsidiary or Parent or any of its Subsidiaries, as applicable, (ii) mechanics’, materialmen’s, workmen’s or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Company and the Company Subsidiaries or Parent and its Subsidiaries, as applicable, as presently conducted; (iv) Liens for Taxes and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable or are being contested in good faith; (v) liens and other encumbrances that would not reasonably be expected to have a Company Material Adverse Effect; (vi) with respect to Article 4 hereof, all matters created or caused by or on behalf of, or with the written consent of, Parent; and (vii) restrictions on transfers arising under applicable securities laws.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors and review or examination of a patent or patent application by a patent office), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“made available”, with respect to a particular document, means that such document was included in the virtual data room assembled by the Company and its Representatives and made accessible to Parent and its Representatives and included in such virtual data room prior to the date hereof and was accessible to Parent and its Representatives and included therein as of 5:00 p.m., New York City time, on the date that is two Business Days prior to the date hereof.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Materials of Environmental Concern” means any pollutants or contaminants or any hazardous, acutely hazardous, radioactive or toxic substance, material or waste defined and regulated as such under Environmental Laws.

“NYSE” means New York Stock Exchange, Inc.

“NYSE Market” means the New York Stock Exchange.

“NYSE MKT” means the NYSE MKT (f/k/a NYSE Amex LLC).

“OCS” means the Office of the Chief Scientist of the Israeli Ministry of Economics (formerly known as the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor).

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative award, settlement, decree, injunction, judgment, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Organizational Documents” means with respect to any entity, the certificate or articles of incorporation and bylaws of such entity or any similar charter or other organizational documents of such entity.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or any Company Subsidiary (whether solely or jointly with a third party).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Parent Common Stock” means the common stock, par value $0.01 per share, of the Parent.

“Parent Disclosure Schedule” means the written information set forth in the disclosure letter delivered prior to the date of this Agreement to the Company.

“Parent Entities” means, collectively, Parent and all material Parent Subsidiaries.

“Parent Financial Statements” means the consolidated balance sheets (including related notes and schedules, if any) of Parent as of December 31, 2012 and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2012, 2011 and 2010, as filed by Parent in SEC Documents.

“Parent Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the Parent Entities, taken as a whole; provided, that “Parent Material Adverse Effect” shall be deemed to exclude the impact of (A) changes in Laws (or interpretations thereof) of general applicability or interpretations thereof by courts or governmental or Regulatory Authorities, (B) changes or modifications in GAAP or regulatory accounting requirements, (C) actions and omissions of any Parent Entity taken with the prior written consent of the Company, (D) the public announcement of this Agreement, including, without limitation, any stockholder litigation related to this Agreement, (E) changes in the market price or trading volume of Parent Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (G) any failure by Parent to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur, unless such cause is otherwise excluded); provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B) and (F) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Parent and the Parent Subsidiaries, as compared to other companies operating in the industry or territory in which the Parent and the Parent Subsidiaries operate or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Parent Option” means an option to purchase one share of Parent Common Stock granted by Parent.

“Parent SEC Documents” means the SEC Documents of Parent.

“Parent Stock Plan” means Parent’s 2007 Equity Incentive Plan.

“Parent Stockholders’ Meeting” means the meeting of the stockholders of the Parent, convened to obtain affirmative votes required by the rules of the New York Stock Exchange to approve the issuance of Parent Common Stock to be issued as Merger Consideration as contemplated by this Agreement, including any adjournment or adjournments thereof.

“Parent Subsidiaries” means the Subsidiaries of Parent, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Parent Warrant” means a warrant to purchase one share of Parent Common Stock granted by Parent.

“Party” means any of Parent, Sub or the Company, and “Parties” means Parent, Sub and the Company.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means (a) with respect to the Company, the proxy statement on Schedule 14A to be prepared and filed with the SEC by the Company relating to the approval and adoption by the Company’s stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement and (b) with respect to Parent, the proxy statement on Schedule 14A to be prepared and filed with the SEC by Parent relating to the Required Parent Vote.

“Real Property” means the Leased Real Property.

“Regulatory Authorities” means, collectively, the SEC, the New York Stock Exchange, the NYSE MKT, the ISA, the TASE, the Federal Trade Commission, the Department of Justice, the U.S. Bureau of Customs & Border Protection, any Healthcare Regulatory Authority and all other foreign, federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities (whether domestic or foreign) having jurisdiction over the Parties and their respective Subsidiaries.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

“Representative” means any director, officer, employee, Affiliate, investment banker, financial advisor, attorney, accountant, consultant or other representative or agent engaged by a Person.

“Required Company Vote” means the affirmative vote at an annual or special meeting of the stockholders of the Company, at which a quorum is present in accordance with the NRS and the bylaws of the Company, of holders of the Company Common Stock representing at least a majority of the voting power of the stockholders.

“Required Parent Vote” means the stockholder approval required by the rules of the New York Stock Exchange to approve the issuance of Parent Common Stock to be issued as Merger Consideration as contemplated by this Agreement, which approval is in accordance with Parent’s Certificate of Incorporation and Bylaws.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, forms, schedules, agreements (oral or written), registration statements, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) filed, or required to be filed, by a Party or any of the Company Subsidiaries with the SEC pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Sub Common Stock” means the common stock, par value $0.01 per share, of Sub.

“Subsidiaries” means all those corporations, associations or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Corporation” means the Company as the surviving corporation in the Merger.

“TASE” means the Tel Aviv Stock Exchange Ltd.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties and additions imposed thereon or with respect thereto.

“Tax Laws” means any Laws relating to Taxes.

“Tax Liability” means any Liability in respect of Taxes.

“Tax Return” means any report, return, information return or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or the Company Subsidiaries, and any schedule, attachment or amendment to any Tax Return.

“Warrant Agreements” mean each Contract evidencing a warrant to purchase shares of Company Common Stock.

The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Term	Page
Acceptable NDA	A-39
Agreement	A-1
Alternative Termination Fee	A-54
Annual Amount	A-44
Anti-takeover Laws	A-25
Antitrust Laws	A-43
Articles of Merger	A-2
Balance Sheet Date	A-13
Bankruptcy and Equity Exception	A-10
Board	A-1
Book-Entry Share	A-3
Change of Recommendation	A-40
Closing	A-2
Closing Date	A-2
Code	A-1
Committee Financial Advisor	A-25
Company	A-1
Company Acquisition Proposal	A-41, A-54
Company Board Recommendation	A-11
Company Certificate	A-3
Company Insiders	A-5
Company Intellectual Property	A-19
Company Options	A-4
Company Organizational Documents	A-8
Company Plan Option	A-4
Company Securities	A-9

Term	Page
Company Tax Opinion	A-51
Company Warrants	A-4
Confidentiality Agreement	A-41
Continuing Party	A-41
Converted Shares	A-3
Cut-Off Date	A-39
DEA	A-21
Determination Date	A-55
Divestitures	A-43
Effective Time	A-2
EMEA	A-11
ERISA	A-17
Exchange Agent	A-5
FCPA	A-25
Filed Company SEC Documents	A-8
Foreign Antitrust Filings	A-41
Governmental Approvals	A-11
Grant Date	A-9
Healthcare Regulatory Authority	A-11
Human Testing Authorization	A-21
Indemnified Person	A-43
Intellectual Property	A-19
Israeli Income Tax Ruling	A-47
Israeli Restrictive Practices Law	A-26
Legal Privilege	A-42
Merger	A-2

Term	Page
Merger Consideration	A-3
Notice of Change	A-40
NRS	A-2
Parent	A-1
Parent Tax Opinion	A-50
Patents	A-19
Plans	A-17
Proceeding	A-43
Product Candidates	A-21
Sarbanes-Oxley Act	A-11
Section 16 Information	A-5

Term	Page
Solicitation Period End Date	A-38
Special Committee	A-1
Sub	A-1
Subsidiary Securities	A-9
Superior Proposal	A-41
Tax Opinions	A-50
Tax Ordinance	A-17
Termination Fee	A-53
Trade Secrets	A-19
U.S. Export Control and Import Laws	A-25

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender.

7.2	Non-Survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 4.11 and those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 7.

7.3	Disclosure Schedules.

The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any party or the conduct of the business of any party.

7.4	Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply or mandatory principles of law require the application of the NRS. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof and any United States District Court for the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.13 of this Agreement; provided, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

7.5    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6	Severability; Construction.

(a) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

7.7	Specific Performance.

The Parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such obligations. Accordingly, the Parties agree that, if for any reason any of Parent, Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. The Parties agree that (x) by seeking the remedies provided for in this Section 7.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under the terms of this Agreement in the event that the remedies provided for in this Section 7.7 are not available or otherwise are not granted and (y) nothing contained in this Section 7.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.7 before exercising any termination right under Article 6 (and, if applicable, pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 7.7 or anything contained in this Section 7.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter.

7.8	Entire Agreement.

This Agreement and the Confidentiality Agreement contain the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

7.9	Amendments.

This Agreement may be amended by the Parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Required Company Vote, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

7.10	Extension; Waivers.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting upon the recommendation of the Special Committee, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

7.11	Parties in Interest.

Except for (i) the rights of the Company stockholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement (of which the stockholders are the intended beneficiaries following the Effective Time) and (ii) the rights to continued indemnification and insurance pursuant to Section 4.11 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

7.12	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

7.13	Notices.

All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon confirmation of receipt when transmitted via facsimile (but only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day), (c) on receipt after dispatch by registered or certified mail (return receipt requested), postage prepaid or (d) on the next Business Day if delivered by an national overnight courier (with confirmation), addressed, in each case, as follows:

If to the Company:

7 Golda Meir Street

Weizmann Science Park

Nes-Ziona, Israel 74140

Attention: Shai Novik

Facsimile: (866) 644-7811

Email:shai@prolor.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

200 South Biscayne Boulevard

Suite 2500

Miami, Florida 33131-5341

Attention: Jacqueline Hodes and Michael P. Reed

Facsimile: 305.675.6207

Email: jacqueline.hodes@dlapiper.com

    michael.p.reed@dlapiper.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 Avenue of the Americas

(333 S.E. 2nd Ave)

Miami, Florida 33131

Attention: Robert L. Grossman

Facsimile: 305.961.5756

Email: GrossmanB@gtlaw.com

If to Parent or Sub:

4400 Biscayne Boulevard

Miami, Florida 33137

Attention: Kate Inman

Facsimile: 305-575-4140

Email: KInman@opko.com

with a copy to (which shall not constitute notice):

Akerman Senterfitt

One Southeast Third Avenue,

25th Floor

Miami, Florida 33151

Attention: Mary V. Carroll

     Teddy D. Klinghoffer

Facsimile: (305) 399.4769

Email: mary.carroll@akerman.com

    teddy.klinghoffer@akerman.com

7.14	Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.15	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

7.16	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto. This Agreement shall be interpreted and applied in a manner which is consistent with the classification of the Merger as a reorganization under Code section 368(a).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

OPKO HEALTH, INC.

By:	/s/ Juan F. Rodriguez
Name: Juan F. Rodriguez
Title: Senior Vice President, CFO

POM ACQUISITION, INC.

By:	/s/ Adam Logal
Name: Adam Logal
Title: Treasurer

PROLOR BIOTECH, INC.

By:	/s/ Shai Novik
Name: Shai Novik
Title: President

[Signature Page to Merger Agreement]

ANNEX B

April 23, 2013 (as amended)

Board of Directors

OPKO Health, Inc.

4400 Biscayne Blvd.

Suite 1180

Miami, Florida 33137

Dear Members of the Board of Directors:

We understand that PROLOR Biotech, Inc., a Nevada corporation (the “Company”), OPKO Health, Inc., a Delaware corporation (“Parent”), and a newly-formed Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 23, 2013 (the “Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”), other than shares (i) held by the Company as treasury stock, (ii) owned by any wholly-owned subsidiary of the Company, (iii) owned by Parent or any wholly-owned subsidiary of Parent, or (iv) as to which dissenters’ rights have been properly exercised, will be converted into the right to receive 0.9951 shares (the “Consideration”) of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Agreement. The transactions pursuant to the Agreement, including the Merger together with all contemplated related transactions, are referred to collectively herein as the “Transaction.”

You have asked for our opinion as to whether the Consideration to be paid by Parent pursuant to the Agreement is fair, from a financial point of view, to Parent. This opinion does not address the Parent’s underlying business decision to effect the Transaction.

For the purposes of the opinion set forth herein, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	Discussed the Transaction with members of Parent’s Board of Directors (the “Board of Directors”);

2.	Discussed with certain members of the senior management of Parent and the Company the past and current operations and financial condition and the prospects of Parent and the Company, respectively, including information relating to certain strategic, financial, and operational benefits anticipated from the Transaction and projected operations and performance of Parent and the Company, respectively;

3.	Reviewed certain financial projections relating to the Company that were based on a composite of financial forecasts included in certain publicly available equity analyst reports regarding the Company, as adjusted for assumptions, input, and guidance provided to us by management for the Company and Parent, all as reviewed and approved as reasonable by management for the Company and Parent;

Board of Directors

OPKO Health, Inc.

April 23, 2013 (as amended)

4.	Reviewed information relating to certain strategic, financial, and operational benefits anticipated from the Transaction, prepared by the managements of Parent and the Company, respectively;

5.	Reviewed certain publicly available financial statements and other business and financial information of Parent and the Company, respectively;

6.	Reviewed certain internal financial statements and other financial and operating data concerning Parent and the Company, respectively;

7.	Reviewed the Agreement and certain related documents;

8.	Reviewed the reported prices and trading activity of shares of Company Common Stock and the Parent Common Stock;

9.	Compared the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly-traded companies comparable with Parent and the Company, respectively, and their securities;

10.	Reviewed the pro forma impact of the Transaction on Parent’s earnings, cash flow, consolidated capitalization, and financial ratios; and

11.	Conducted such other studies, analyses, and inquiries, reviewed such other information, and considered such other factors as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Parent and the Company, and formed a substantial basis for this opinion. In addition, we have not conducted any physical inspection of the properties or facilities of Parent or the Company. With your consent, we have assumed that the market value of the Parent Common Stock reflects the fair value of the Parent Common Stock, and we express no view with respect to the reasonableness of such assumption or value. With respect to the financial projections relating to the Company, including information relating to certain strategic, financial, and operational benefits anticipated from the Transaction, we have relied upon the forecasts included in certain publicly available equity analyst reports regarding the Company and the assumptions, input, and guidance provided to us by senior management for the Company and for Parent with respect to such forecasts, and we have assumed that such projections, forecasts, assumptions, input, and guidance are reasonable and reflect the best currently available estimates and judgments of such management and that the management of Parent and of the Company are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no view as to any such analyses, projections, or forecasts, or the assumptions on which they were based, and we expressly disclaim any responsibility for the accuracy or reasonableness of such analyses, projections, forecasts, and assumptions and of any reliance placed thereon. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

We have relied upon and assumed, without independent verification, the assessment by the managements of Parent and the Company of: (i) the strategic, financial, and other benefits expected to result from the Transaction; (ii) the timing and risks associated with the integration of Parent and the Company; (iii) their ability to retain key employees of Parent and the Company, respectively, and (iv) the validity of, and risks associated with, Parent’s and the Company’s existing and future technologies, intellectual property, products, services, and business models. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment, or delay of any terms or conditions, including, among other things, that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of Parent and the Company. We have assumed that, in connection with the

Board of Directors

OPKO Health, Inc.

April 23, 2013 (as amended)

receipt of all necessary governmental, regulatory, or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions, or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Common Stock in the Transaction. We have not made any independent valuation or appraisal of the assets or liabilities of Parent or the Company, nor have we been furnished with any such valuations or appraisals.

Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims, or other contingent liabilities to which any of Parent, the Company, or any of their respective affiliates is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes, or damages arising out of any such matter.

With respect to financial statements and other business and financial information, we have relied upon and assumed, without independent verification, that there has been no material change in the assets, financial condition, business, or prospects of Parent or the Company since the date of the most recent financial statements or information made available to us. Our opinion is necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors in connection with the Transaction and will receive a fee for our services, no portion of which is contingent upon the closing of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that in the two years prior to the date hereof, neither we nor any of our affiliates had any material financial advisory or other material commercial or investment banking relationships with either Parent or the Company.

Please note that we are a financial services firm engaged in the securities, investment management, advisory, brokerage, and wealth management businesses. As such, in the ordinary course of our business, we may, and our affiliates, directors, and officers may, at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Parent, the Company, any of their affiliates, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. We also may provide investment banking, advisory, brokerage, or other services to clients that may be competitors or suppliers to, or customers or security holders of, Parent, the Company, or any of their affiliates, or that may otherwise participate or be involved in the same or similar business or industry as Parent or the Company.

This opinion has been approved by a committee of Barrington Research Associates, Inc. in accordance with our customary practice. This letter is for the information of the Board of Directors for the purpose of its evaluation of the financial terms of the Transaction, and may not be used, disclosed, referred to, or reproduced for any other purpose without our prior written consent, except that a copy of this letter may be included in its entirety in any filing Parent is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law. In addition, this opinion does not

Board of Directors

OPKO Health, Inc.

April 23, 2013 (as amended)

in any manner address the merits of the underlying decision by Parent to engage in the Transaction or the prices at which the Parent Common Stock or the Company Common Stock will trade at any time. We express no opinion or recommendation as to whether the Board of Directors should approve the Transaction or as to how the shareholders of Parent or the Company should vote at any shareholders’ meetings to be held in connection with the Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion on the date hereof that the Consideration to be paid by Parent pursuant to the Agreement is fair, from a financial point of view, to Parent.

Sincerely,

/s/ BARRINGTON RESEARCH ASSOCIATES, INC.

BARRINGTON RESEARCH ASSOCIATES, INC.

ANNEX C

April 23, 2013

Special Committee of the Board of Directors

PROLOR Biotech, Inc.

7 Golda Meir Street

Weizmann Science Park,

Nes Ziona, Israel 74140

Members of the Special Committee:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Special Committee of the Board of Directors of PROLOR Biotech, Inc. (“PROLOR”) as to the fairness, from a financial point of view, to the holders of PROLOR Common Stock (as defined below) (excluding OPKO, its subsidiaries and any of their respective affiliates), of the Exchange Ratio (as defined below), provided for in an Agreement and Plan of Merger (the “Agreement”), proposed to be entered into among OPKO Health, Inc. (“OPKO”), POM Acquisition, Inc. (the “Merger Sub”), and PROLOR. The Agreement provides for, among other things, the merger of the Merger Sub with and into PROLOR (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.00001 per share, of PROLOR (“PROLOR Common Stock”), will be converted into the right to receive 0.9951 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of OPKO (the “OPKO Common Stock”), subject to adjustment as set forth in the Agreement.

In arriving at our Opinion, we:

(a)	reviewed the draft, dated April 22, 2013, of the Agreement;

(b)	reviewed (i) publicly available audited financial statements of PROLOR for the fiscal years ended December 31, 2011 and 2012; and (ii) unaudited draft interim financial statements of PROLOR for the three months ended March 31, 2013;

(c)	reviewed publicly available audited financial statements of OPKO for the fiscal years ended December 31, 2011 and 2012;

(d)	reviewed financial forecasts and estimates relating to PROLOR prepared by the management of PROLOR;

(e)	reviewed financial forecasts and estimates relating to OPKO prepared by the management of PROLOR with review and input from OPKO;

(f)	held discussions with the senior managements of PROLOR and OPKO with respect to the businesses and prospects of PROLOR and OPKO, respectively;

(g)	reviewed the historical market prices and trading volumes of PROLOR Common Stock and OPKO Common Stock;

(h)	analyzed the estimated present value of the future cash flows of certain product candidates in development by PROLOR identified by the management of PROLOR based on financial forecasts and estimates prepared by the management of PROLOR;

(i)	analyzed the estimated present value of the future cash flows of OPKO based on financial forecasts and estimates prepared by the management of PROLOR with review and input from OPKO;

(j)	reviewed other public information concerning PROLOR and OPKO; and

(k)	performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by

Special Committee of the Board of Directors

PROLOR Biotech, Inc.

PROLOR, OPKO and their respective employees, representatives and affiliates or publicly available to or otherwise reviewed by us. With respect to the respective financial forecasts and estimates relating to PROLOR and OPKO referred to above, we have assumed, at the direction of the respective managements of each of PROLOR and OPKO and with your consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the respective managements of PROLOR and OPKO as to the future financial condition and operating results of PROLOR and OPKO and the other matters covered thereby and that the financial results reflected in such forecasts and estimates will be achieved at the times and in the amounts projected. We express no opinion or views as to any such forecasts or estimates or the assumptions on which they were based. At the direction of representatives of PROLOR, we also assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have assumed, with your consent, that the Merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with your consent, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PROLOR, OPKO or the contemplated benefits of the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of PROLOR or OPKO.

Our Opinion, as set forth herein, relates to the relative values of PROLOR and OPKO. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of PROLOR or OPKO, the actual value of OPKO Common Stock when issued in the Merger or the price at which PROLOR Common Stock or OPKO Common Stock will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the treatment of restricted stock, stock options or warrants of PROLOR under the Agreement or the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of PROLOR, or class of such persons, relative to the Exchange Ratio.

In addition, we express no view as to, and our Opinion does not address, the underlying business decision of PROLOR to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for PROLOR or the effect of any other transaction in which PROLOR might engage. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of PROLOR. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

We are not legal, tax, regulatory or accounting advisors and have relied on the assessments made by PROLOR and its advisors with respect to such issues. This Opinion does not address any legal, tax, regulatory or accounting matters. In addition, this Opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of PROLOR under any federal or state laws relating to bankruptcy, insolvency or similar matters.

Special Committee of the Board of Directors

PROLOR Biotech, Inc.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to the Special Committee of the Board of Directors of PROLOR in connection with the Merger and will receive a fee for our services, a significant portion of which will be payable upon delivery of this Opinion. PROLOR has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We in the past have performed investment banking services for PROLOR unrelated to the Merger, for which services we have received compensation, including acting as co-manager of a public offering of shares of PROLOR Common Stock in 2012. In the ordinary course of business, we and our affiliates may actively trade securities of PROLOR or OPKO for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We may also seek to provide financial advisory services to PROLOR or OPKO in the future, for which we would expect to receive compensation.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Agreement is fair, from a financial point of view, to the holders of PROLOR Common Stock (excluding OPKO, its subsidiaries and any of their respective affiliates). This Opinion is for the use of the Special Committee of the Board of Directors of PROLOR in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

This Opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval, unless pursuant to applicable law or regulations or required by other regulatory authority or by the order or ruling of a court or administrative body, except that this Opinion may be included in its entirety in any filing relating to the Merger to be filed with the Securities and Exchange Commission and the proxy statement to be mailed to the stockholders of PROLOR. PROLOR may also include references to us and summarize this Opinion (in each case in such form as we shall provide or pre-approve, such approval not to be unreasonably withheld or delayed) in any such document.

Very truly yours,

/s/ OPPENHEIMER & CO. INC.

OPPENHEIMER & CO. INC.

ANNEX D

FORM OF

AMENDMENT TO THE

OPKO HEALTH, INC.

2007 EQUITY INCENTIVE PLAN

This Amendment (this “Amendment”) to the 2007 Equity Incentive Plan (the “2007 Plan”) of OPKO Health, Inc., a Delaware corporation (the “Company”), is made effective as of [—], 2013. Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning afforded such term under the 2007 Plan.

WHEREAS, at a duly noticed meeting of the Board of Directors of the Company (the “Board of Directors”) held on June 14, 2013, the Board of Directors determined it to be in the best interests of the Company to amend the 2007 Plan to increase the aggregate number of shares of common stock, par value $0.01 per share, of the Company authorized for issuance thereunder from thirty-five million (35,000,000) shares of Company common stock to fifty-five million (55,000,000) shares of Company common stock; and

WHEREAS, at the Company’s 2013 annual meeting of stockholders held on [—], 2013, the Company’s stockholders approved the increase in the number of shares of Company common stock authorized for issuance under the 2007 Plan from thirty-five million (35,000,000) shares of Company common stock to fifty-five million (55,000,000) shares of Company common stock.

NOW, THEREFORE, be it resolved that the 2007 Plan is hereby amended as follows:

Stock Subject to Plan. Section 5.1 of the 2007 Plan shall be amended to authorize fifty-five million (55,000,000) shares of Company common stock for issuance as awards under the 2007 Plan.

Date of Amendment. To record the adoption of this Amendment to the 2007 Plan by the Board of Directors as of June 14, 2013, and the approval by the Company’s stockholders of this Amendment effective as of [—], 2013, the Company has caused its authorized officer to execute the same as of the date first set forth above.

OPKO HEALTH, INC.

By:
Steven D. Rubin Executive Vice President - Administration

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The following is a summary of the statutes, certificate of incorporation, and bylaw provisions or other arrangements under which the registrant’s directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of the registrants are covered by insurance policies maintained and held in effect by OPKO against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Section 145 of Delaware General Corporation Law.

OPKO is incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

A Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Certificate of Incorporation Provisions on Exculpation and Indemnification.

OPKO’s Amended and Restated Certificate of Incorporation provides that a director of OPKO shall not be personally liable to either OPKO or any of its stockholders for monetary damages for a breach of fiduciary duty except for: (i) breaches of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (iii) as required by Section 174 of the DGCL; or (iv) a transaction resulting in an improper personal benefit. In addition the corporation has the power to indemnify any person serving as a director, officer or agent of the corporation to the fullest extent permitted by law.

Bylaws Provisions on Indemnification.

OPKO’s Amended and Restated Bylaws provide generally that OPKO shall indemnify its directors, officers, employees, and agents who are or were a party, or threatened to be made a party, to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was the director, officer, employee, or agent of the corporation, or is or was serving in such a position at its request of any other corporation, partnership, joint venture, trust, or other enterprise.

Other Provisions on Indemnification.

OPKO is also a party to indemnification agreements with each of OPKO’s directors and certain officers. Consistent with OPKO’s Amended and Restated Bylaws, the indemnification agreements require OPKO, among other things, to (i) maintain directors’ and officers’ liability insurance for each indemnitee, and (ii) indemnify each indemnitee to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of indemnitee’s service to OPKO or its subsidiaries. The indemnification agreements also provide for the advancement of such expenses to the indemnitee by OPKO.

The above discussion of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the registrant and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and indemnification agreements.

Item 21.	Exhibits and Financial Statement Schedules.

(a)         See the Exhibit Index of this registration statement, which is incorporated herein by reference.

Item 22.	Undertakings.

(a)        (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)         The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 10, 2013.

OPKO HEALTH, INC.

By:	/s/ Dr. Phillip Frost, M.D.
Name: Dr. Phillip Frost, M.D. Title: Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment no. 1 to the registration statement has been signed by the following persons in the capacities indicated on July 10, 2013.

Signature	Title
* Dr. Phillip Frost, M.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* Dr. Jane H. Hsiao	Vice Chairman and Chief Technical Officer

/s/ Steven D. Rubin Steven D. Rubin	Director and Executive Vice President – Administration

* Juan F. Rodriguez	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Adam Logal	Vice President of Finance, Chief Accounting Officer and Treasurer (Principal Accounting Officer)

* Robert Baron	Director

* Thomas E. Beier	Director

* Dmitry Kolosov	Director

Signature	Title

* Richard A. Lerner, M.D.	Director

* John A. Paganelli	Director

* Richard C. Pfenniger, Jr.	Director

* Alice Lin-Tsing Yu, M.D., Ph.D.	Director

* Signed by Steven D. Rubin as attorney in fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among OPKO Health, Inc., POM Acquisition, Inc. and PROLOR Biotech, Inc. dated as of April 23, 2013 (included as Annex A to the joint proxy statement/prospectus that is a part of this registration statement). (1)

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to OPKO’s Registration Statement on Form 8-A filed with the SEC on June 11, 2007).

3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 2.2 to OPKO’s Quarterly Report on Form 10-Q filed with the SEC on March 31, 2008).

3.3	Certificate of Designation of Series D Preferred Stock (incorporated by reference to Exhibit 3.1 to OPKO’s Current Report on Form 8-K filed with the SEC on September 24, 2009).

5.1	Opinion of Akerman Senterfitt regarding the validity of the OPKO common stock being registered herein. (2)

8.1	Opinion of Akerman Senterfitt regarding tax matters. (2)

8.2	Opinion of DLA Piper LLP (US) regarding tax matters. (2)

23.1	Consent of Ernst & Young LLP (previously filed as Exhibit 23.1 to the initial registration statement on Form S-4 filed with the Securities and Exchange Commission on June 27, 2013).

23.2	Consent of KPMG LLP (previously filed as Exhibit 23.2 to the initial registration statement on Form S-4 filed with the Securities and Exchange Commission on June 27, 2013).

23.3	Consent of Yarel + Partners (previously filed as Exhibit 23.3 to the initial registration statement on Form S-4 filed with the Securities and Exchange Commission on June 27, 2013).

23.4	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.5	Consent of Akerman Senterfitt (included in Exhibit 8.1).

23.6	Consent of DLA Piper (USA) LLP (included in Exhibit 8.2).

24.1	Power of Attorney of directors and certain executive officers of OPKO (included on the signature page to the initial registration statement on Form S-4 filed with the Securities and Exchange Commission on June 27, 2013).

99.1	Form of Proxy Card for the OPKO Annual Meeting. (2)

99.2	Form of Proxy Card for the PROLOR Special Meeting. (2)

99.3	Consent of Barrington Research Associates, Inc. (2)

99.4	Consent of Oppenheimer & Co. (2)

(1)	The exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. OPKO will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.
(2)	Filed herewith.